As filed with the Securities and Exchange Commission on September 16, 2010

Registration No. 333-168504

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HORIZON PHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	27-2179987
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1033 Skokie Boulevard, Suite 355 Northbrook, Illinois 60062

(224) 383-3000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Timothy P. Walbert

Chairman, President and Chief Executive Officer

Horizon Pharma, Inc.

1033 Skokie Boulevard, Suite 355 Northbrook, Illinois 60062

(224) 383-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lynda Kay Chandler, Esq. Barbara L. Borden, Esq. Cooley LLP 4401 Eastgate Mall San Diego, California 92121 (858) 550-6000	Cheston J. Larson, Esq. Divakar Gupta, Esq. Matthew T. Bush, Esq. Latham & Watkins LLP 12636 High Bluff Drive Suite 400 San Diego, California 92130 (858) 523-5400

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock, $0.0001 par value per share	$86,250,000	$6,149.63	(2)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended. Includes the offering price of shares that the underwriters have the option to purchase to cover overallotments, if any.
(2)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 16, 2010

Preliminary Prospectus

             Shares

Common Stock

We are offering              shares of our common stock. This is our initial public offering, and no public market currently exists for our common stock. We expect the initial public offering price to be between $             and $             per common share. We have applied to list our common stock on The NASDAQ Global Market under the symbol “HZNP.”

Investing in our common stock involves a high degree of risk. Please read “Risk Factors” beginning on page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	PER SHARE	TOTAL
Public Offering Price	$	$
Underwriting Discounts and Commissions	$	$
Proceeds to Horizon (Before Expenses)	$	$

Delivery of the shares of common stock is expected to be made on or about                     , 2010. We have granted the underwriters an option for a period of 30 days to purchase, on the same terms and conditions set forth above, up to an additional              shares of our common stock to cover overallotments, if any. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $             and the total proceeds to us, before expenses, will be $            .

Jefferies & Company	Piper Jaffray

JMP Securities	Lazard Capital Markets

Prospectus dated                     , 2010

Pain and inflammation know no boundaries

HORIZON
PHARMA

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus is only accurate on the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock.

Until                     , 2010 (25 days after the date of this prospectus), all dealers that buy, sell, or trade in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to unsold allotments or subscriptions.

For investors outside the United States: We have not and the underwriters have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States.

Prospectus Summary

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors” as well as our consolidated financial statements and the related notes appearing at the end of this prospectus, before making an investment decision.

Our Company

We are a biopharmaceutical company that is developing and commercializing innovative medicines to target unmet therapeutic needs in arthritis, pain and inflammatory diseases. We have two lead product candidates, HZT-501 and LODOTRA®, which have both successfully completed multiple Phase 3 clinical trials. In 2006, we reached agreement with the U.S. Food and Drug Administration, or FDA, on a special protocol assessment, or SPA, with respect to the clinical development plan for HZT-501. We submitted a new drug application, or NDA, for HZT-501, a novel tablet formulation containing a fixed-dose combination of ibuprofen and high-dose famotidine in a single pill, to the FDA in March 2010. We intend to submit a Marketing Authorization Application, or MAA, for HZT-501 in the United Kingdom, the Reference Member State, through the Decentralized Procedure in the fourth quarter of 2010. LODOTRA is a proprietary programmed release formulation of low-dose prednisone that is currently marketed in Europe by our distribution partners, Merck Serono GmbH, or Merck Serono, and Mundipharma International Corporation Limited, or Mundipharma. We intend to submit an NDA for LODOTRA to the FDA in the fourth quarter of 2010. We have worldwide marketing rights for HZT-501 and have retained exclusive marketing rights for all of our products in the U.S.

HZT-501 is a novel combination of 800 mg ibuprofen and 26.6 mg famotidine in a single pill. Ibuprofen is one of the most widely prescribed non-steroidal anti-inflammatory drugs, or NSAIDs, worldwide and famotidine is a well-established gastrointestinal, or GI, agent used to treat dyspepsia, gastroesophageal reflux disease, or GERD, and active ulcers, and to reduce the risk of NSAID-induced upper GI ulcers. We have completed two pivotal Phase 3 clinical trials of HZT-501 under an SPA with the FDA in a total of over 1,500 patients with mild to moderate pain or arthritis that demonstrated a statistically significant reduction in the incidence of NSAID-induced upper GI ulcers when treated with HZT-501 versus ibuprofen alone. Based on these results, we submitted an NDA to the FDA in March 2010 requesting approval to market HZT-501 for reducing the risk of developing NSAID-induced upper GI ulcers in patients with mild to moderate pain and arthritis that require use of an NSAID. The FDA notified us in May 2010 that it had accepted the NDA for review and subsequently assigned a Prescription Drug User Fee Act, or PDUFA, goal date of January 21, 2011 for its review of the NDA.

LODOTRA, a proprietary programmed release formulation of low-dose prednisone, has received regulatory approval in Europe for the reduction of morning stiffness associated with rheumatoid arthritis, or RA. Prednisone is a drug used to inhibit the production of various pro-inflammatory cytokines, which are proteins associated with joint inflammation in RA. We have completed two pivotal Phase 3 clinical trials of LODOTRA in a total of over 600 patients with RA. The first pivotal Phase 3 trial supported the approval of LODOTRA in Europe in March 2009 where it is currently approved for marketing in 13 European countries. The second pivotal Phase 3 clinical trial was designed to support an NDA submission for U.S. marketing approval. LODOTRA achieved statistically significant results and met the primary endpoint in each of the two pivotal Phase 3 clinical trials.

We are focusing our efforts and capital resources on obtaining approval for and commercializing HZT-501 and LODOTRA. In addition to those product candidates, we have a pipeline of earlier stage product candidates to treat pain-related diseases and chronic inflammation. We are currently evaluating the development pathway for these product candidates, but do not intend to develop them further until such time as we generate sufficient cash from our operations or other sources.

Our Product and Product Candidates

Our current product portfolio consists of the following:

Product	Disease	Phase of Development	Marketing Rights	Territory
HZT-501	Mild to moderate pain, osteoarthritis and rheumatoid arthritis	NDA submitted March 2010; PDUFA goal date January 21, 2011; MAA submission planned for Q4 2010	Horizon	Worldwide

LODOTRA	Rheumatoid arthritis	Approved and marketed in Europe; NDA submission planned for Q4 2010	Horizon Merck Serono Mundipharma	Worldwide, excluding Europe Germany and Austria Europe, excluding Germany and Austria

	Severe asthma	Phase 2a	Horizon	Worldwide, excluding Europe

TRUNOC™	Pain-related diseases	Phase 1	Horizon	Worldwide

HZN-602	Mild to moderate pain and arthritis	Phase 1	Horizon	Worldwide

Our Markets

Pain is a serious and costly public health concern affecting more people in the U.S. than diabetes, heart disease and cancer combined. In 2006, the U.S. National Center for Health Statistics reported that an estimated 76.5 million people 20 years of age or over in the U.S. have experienced pain that persisted for more than 24 hours. Some of the most common and debilitating chronic inflammation and pain-related diseases are osteoarthritis, or OA, RA and acute and chronic pain. According to the Arthritis Foundation, a leading non-profit arthritis research advocacy group, arthritis affects nearly 46 million people in the U.S. With the aging of the U.S. population, the prevalence of arthritis is expected to rise by approximately 40% by 2030, impacting 67 million people in the U.S. We believe that the large and growing population afflicted with pain and arthritis and the limitations of current treatment options create a growing market opportunity for us.

NSAIDs are very effective at providing pain relief, including pain associated with OA and RA; however, there are significant upper GI-associated adverse events which can result from such treatments. According to a 2004 article published in Aliment Pharmacology & Therapeutics, significant GI side effects, including serious ulcers, afflict up to approximately 25% of all chronic arthritis patients treated with NSAIDs for three months, and OA and RA patients are two to five times more likely than the general population to be hospitalized for NSAID-related GI complications. It is estimated that NSAID-induced GI toxicity causes over 16,500 related deaths in OA and RA patients alone, and over 107,000 hospitalizations for serious GI complications each year in the U.S. We believe that there is a serious need for a drug that provides the proven benefits of an NSAID with increased GI protection.

Common agents for the treatment of RA include NSAIDs, disease modifying antirheumatic drugs, or DMARDs, biologic agents and corticosteroids, a class of drugs based on hormones formed in the adrenal gland used to reduce inflammation. Physicians are increasingly supportive of prescribing combination therapy as some RA patients are able to achieve a clinical remission with a combination of treatments. A Medical Marketing Economics May 2008 study of 150 RA patients in the U.S., which we sponsored, showed that despite the use of a combination of currently available treatments for RA, over 90% of the patients reported suffering from morning stiffness.

According to Datamonitor, approximately 50% of RA patients in the U.S., Japan, France, Italy, Spain, Germany and the United Kingdom are prescribed combination therapy which often includes corticosteroids, with prednisone being one of the most common. While corticosteroids are potent and effective agents to treat patients with RA, they are usually used at high doses which can lead to long-term adverse side effects. An additional limitation of existing RA treatment with corticosteroids is related to the time of their administration in the morning hours (approximately 8:00 am), which does not synchronize with patients’ pro-inflammatory cytokines achieving peak levels in the early morning hours (approximately 2:00 am). It is impractical to expect patients to wake up every night at that hour to take prednisone. Therefore, we believe an optimal treatment would provide prednisone in the early morning hours without awakening a patient to reduce cytokine levels when they are at their peak.

Our Products

We believe that our product and product candidates address unmet therapeutic needs in arthritis, pain and inflammatory diseases. We have developed HZT-501 and LODOTRA to provide significant advantages over existing therapies.

HZT-501

HZT-501 is a novel combination of 800 mg ibuprofen and 26.6 mg famotidine in a single pill. We believe that by combining ibuprofen and famotidine in a single pill, HZT-501 provides effective pain relief while decreasing stomach acidity, thus reducing the risk of NSAID-induced upper GI ulcers. According to IMS Health, in the U.S. alone, there were over 30 million prescriptions written for ibuprofen in 2009, and the high-dose prescriptions, 600 mg and 800 mg doses, accounted for approximately 90% of these prescriptions. In addition, ibuprofen’s flexible three times daily dosing allows it to be used for both chronic conditions such as OA, RA and chronic back pain as well as acute conditions such as sprains and strains. Famotidine, a potent antacid, was chosen as the ideal GI protectant to be combined with ibuprofen as it is a well studied drug with over 20 million patients treated worldwide.

Fixed-dose combination therapy can reduce the number of pills that each patient is taking, thereby increasing compliance and ensuring that the correct dosage of each component is taken at the correct time, and is often associated with better treatment outcomes. HZT-501 has been formulated to provide an optimal dosing regimen of ibuprofen and famotidine together in the convenience of a single pill.

LODOTRA

LODOTRA is a proprietary programmed release formulation of low-dose prednisone, a well-established drug used to inhibit the production of various pro-inflammatory cytokines, which are proteins associated with joint inflammation in RA. Prednisone is a corticosteroid that effectively reduces joint swelling and inflammation, but at high doses has the potential to cause significant long-term adverse side effects, such as osteoporosis, cardiovascular disease and weight gain. In addition, we believe current formulations, which are administered in the morning hours, are suboptimal because they fail to deliver prednisone at the time of most need to RA patients.

LODOTRA was developed utilizing a proprietary formulation technology enabling a programmed release of low-dose prednisone and is comprised of an active core containing prednisone, which is encapsulated by an inactive porous shell. The inactive shell acts as a barrier between the product’s active core and a patient’s GI fluids. At approximately four hours following bedtime administration of LODOTRA, water in the digestive tract diffuses through the shell, causing the active core to expand, which leads to a weakening and breakage of the shell and allows the release of prednisone from the active core. By synchronizing the prednisone delivery time with the patient’s peak cytokine levels in the early morning hours, LODOTRA exerts its effect at a physiologically optimal point to inhibit cytokine production and thus significantly reduces the signs and symptoms of RA. We believe that being able to deliver safe, low-dose prednisone at the time during which patients can recognize the greatest benefit represents a significant competitive advantage over existing therapies.

Our Strategy

Our strategy is to build a fully-integrated U.S.-focused biopharmaceutical company to successfully execute the commercial launches of HZT-501 and LODOTRA in the U.S. market following FDA approval. We retain all U.S.

commercialization rights for our products and plan to build internally or retain through a third party a sales and marketing organization to market these products in the U.S. to key specialists, such as rheumatologists, orthopedic surgeons and pain specialists, and top prescribing primary care physicians. Over time, we plan to expand this sales force and/or establish relationships with companies that have appropriate commercial platforms in our key markets. We intend to enter into partnering, co-promotion or other distribution arrangements for commercialization of our products outside the U.S., such as our relationships with Merck Serono and Mundipharma for the commercialization of LODOTRA in Europe. As part of our longer-term strategy, we anticipate we will further develop our product candidates and selectively in-license or acquire additional products and/or late stage product candidates that are synergistic with our commercial strategy.

Our Strategic Partnerships

We have entered into several strategic partnerships with respect to the manufacturing, distribution and marketing of LODOTRA. We entered into a transfer, license and supply agreement with Merck Serono for the commercialization of LODOTRA in Germany and Austria. We also entered into a distribution agreement with Mundipharma for the exclusive distribution and marketing rights pertaining to LODOTRA for Europe, excluding Germany and Austria, and a manufacturing and supply agreement with Mundipharma Medical Company, pursuant to which we supply LODOTRA to Mundipharma. We have also entered into a manufacturing and supply agreement with Jagotec AG, an affiliate of SkyePharma AG, from whom we purchase LODOTRA.

Risks Associated with Our Business

Our business is subject to numerous risks, as more fully described in the section entitled “Risk Factors” immediately following this prospectus summary, beginning on page 9. You should read these risks before you invest in our common stock. We may be unable, for many reasons, including those that are beyond our control, to implement our business strategy. In particular, risks associated with our business include:

•

We are highly dependent on the success of HZT-501 and LODOTRA, which are subject to extensive regulation, and we may not be able to successfully obtain marketing approval in the U.S. or successfully commercialize these product candidates.

•

Even if we obtain regulatory approval to commercialize our product candidates, our ability to generate revenues from any resulting products will be subject to attaining significant market acceptance among physicians, patients and healthcare payors.

•

Our current business plan is highly dependent upon our ability to successfully execute on our sales and marketing strategy for the commercialization of HZT-501 and LODOTRA. If we are unable to execute on our sales and marketing strategy, we may not be able to generate significant product revenues or execute on our business plan.

•

We face significant competition from other biotechnology and pharmaceutical companies, including those marketing generic products, and our operating results will suffer if we fail to compete effectively.

•	Our limited operating history makes evaluating our business and future prospects difficult, and may increase the risk of your investment.

•

Reimbursement may not be available, or may be available at only limited levels, for HZT-501, LODOTRA or any other product candidates that we develop, which could make it difficult for us to sell our products profitably.

•

We have incurred significant operating losses since our inception, including an accumulated deficit of $85.8 million as of June 30, 2010, and anticipate that we will continue to incur losses for the foreseeable future.

•

We may not be able to successfully obtain or protect intellectual property rights related to our product and product candidates, and we may be subject to claims that we infringe the intellectual property of third parties.

•

We rely on third parties to manufacture commercial supplies of LODOTRA, and we intend to rely on third parties to manufacture commercial supplies of any approved product candidates. Our commercialization of any of our product candidates could be stopped, delayed or made less profitable if those third parties fail to provide us with sufficient quantities of drug product or fail to do so at acceptable quality levels or prices.

Recapitalization and Nitec Acquisition

Prior to April 1, 2010, we operated as Horizon Therapeutics, Inc. On April 1, 2010, we effected a recapitalization pursuant to which we formed a holding company, Horizon Pharma Inc., and all of the shares of capital stock of Horizon Therapeutics, Inc. were converted into shares of Horizon Pharma, Inc. Horizon Therapeutics, Inc. survived as our wholly-owned subsidiary and changed its name to Horizon Pharma USA, Inc. Also on April 1, 2010, we acquired all of the shares of Nitec Pharma AG, or Nitec, in exchange for newly-issued shares of our capital stock. As a result of the acquisition, Nitec became our wholly-owned subsidiary and changed its name to Horizon Pharma AG. Following the recapitalization and acquisition of Nitec, we are organized as a holding company that operates through our wholly-owned subsidiaries, Horizon Pharma USA, Inc. (formerly Horizon Therapeutics, Inc.) and Horizon Pharma AG (formerly Nitec).

Corporate Information

We were incorporated as Horizon Pharma, Inc. in Delaware on March 23, 2010. As described above, on April 1, 2010, we became a holding company that operates primarily through our two wholly-owned subsidiaries, Horizon Pharma USA, Inc., a Delaware corporation, and Horizon Pharma AG, a company organized under the laws of Switzerland. Horizon Pharma AG owns all of the outstanding share capital of its wholly-owned subsidiary, Horizon Pharma GmbH, a company organized under the laws of Germany and formerly known as Nitec Pharma GmbH, through which Horizon Pharma AG conducts most of its European operations.

Our principal executive offices are located at 1033 Skokie Boulevard, Suite 355, Northbrook, Illinois 60062, and our telephone number is (224) 383-3000. Our website address is www.horizonpharma.com. The information contained in or that can be accessed through our website is not part of this prospectus.

Unless the context indicates otherwise, as used in this prospectus, the terms “Horizon,” “Horizon Pharma,” “we,” “us” and “our” refer to Horizon Pharma, Inc., a Delaware corporation, and its subsidiaries taken as a whole. Also, unless the context indicates otherwise, for historical periods prior to April 1, 2010, the terms “Horizon,” “Horizon Pharma USA,” “we,” “us” and “our” refer to Horizon Therapeutics, Inc.

“Horizon Therapeutics,” a stylized letter “H,” and “LODOTRA” are registered trademarks in the U.S. and certain other countries. We have applied for registration of the trademark “Horizon Pharma” with the U.S. Patent and Trademark Office. This prospectus also includes references to trademarks and service marks of other entities, and those trademarks and service marks are the property of their respective owners.

The Offering

Common stock offered by us	shares

Overallotment option	We have granted the underwriters an option for a period of 30 days to purchase up to an additional shares of common stock.

Common stock to be outstanding after this offering	shares

Use of proceeds	We intend to use the net proceeds from this offering to fund the development, regulatory approval and U.S. commercialization of HZT-501 and LODOTRA and for working capital, capital expenditures and general corporate purposes. Please read “Use of Proceeds” on page 39.

Risk factors	You should read the “Risk Factors” section of this prospectus beginning on page 9 and all of the other information set forth in this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Proposed NASDAQ Global Market symbol	We have applied for listing of our common stock on The NASDAQ Global Market under the symbol “HZNP.”

The number of shares of our common stock that will be outstanding after this offering is based on 29,771,443 shares outstanding as of June 30, 2010, and excludes:

•	3,115,855 shares of common stock issuable upon the exercise of outstanding options under our 2005 stock plan as of June 30, 2010, having a weighted average exercise price of $5.82 per share;

•

                     shares of common stock reserved for future issuance under our 2010 equity incentive plan and 2010 employee stock purchase plan, each of which will become effective upon the signing of the underwriting agreement for this offering (including                      shares of common stock reserved for future issuance under our 2005 stock plan which will be added to the shares reserved under our 2010 equity incentive plan upon its effectiveness); and

•	821,564 shares of common stock issuable upon the exercise of outstanding warrants as of June 30, 2010, having a weighted average exercise price of $3.92 per share.

Unless otherwise noted, the information in this prospectus assumes:

•	a 1-for- reverse stock split of our common stock to be effected prior to the completion of this offering;

•

the issuance by us of 1,271,520 shares of common stock upon the completion of this offering upon an assumed conversion of outstanding convertible promissory notes in the aggregate principal amount of $10.0 million (plus interest accrued thereon) that we issued in July 2010, or the 2010 notes, assuming a conversion price of $7.968 per share and assuming a conversion date of August 29, 2010;

•	the conversion of all of our outstanding shares of preferred stock into an aggregate of 24,961,340 shares of common stock upon the completion of this offering;

•	the filing of our amended and restated certificate of incorporation and the adoption of our amended and restated bylaws upon the completion of this offering; and

•	no exercise of the underwriters’ overallotment option.

Summary Consolidated Financial Information

The following tables summarize our consolidated financial data. We have derived the following summary of our statement of operations data for the years ended December 31, 2007, 2008 and 2009 from our audited financial statements appearing elsewhere in this prospectus. The statement of operations data for the six months ended June 30, 2009 and 2010 and the balance sheet data as of June 30, 2010 have been derived from our unaudited financial statements appearing elsewhere in this prospectus. The unaudited interim financial statements have been prepared on the same basis as the audited financial statements and reflect all adjustments necessary to fairly state our financial position as of June 30, 2010 and results of operations for the six months ended June 30, 2009 and 2010. Our historical results are not necessarily indicative of the results that may be expected in the future. The summary of our financial data set forth below should be read together with our financial statements and the related notes to those statements, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Unaudited Pro Forma Condensed Consolidated Financial Information” appearing elsewhere in this prospectus.

	Actual			Pro Forma	Actual		Pro Forma
	Year Ended December 31,				Six Months Ended June 30,
	2007	2008	2009	2009	2009	2010	2010
	(in thousands, except share and per share data)
Statement of Operations Data:
Revenues
Sales of goods	$—	$—	$—	$2,694	$—	$1,694	$1,972
Contract revenue	—	—	—	429	—	—	175

Total revenues	—	—	—	3,123	—	1,694	2,147
Cost of goods sold	—	—	—	8,333	—	2,519	4,082

Gross profit (loss)	—	—	—	(5,210)	—	(825)	(1,935)
Operating expenses
Research and development	24,483	22,295	10,894	22,710	5,085	7,159	9,203
Sales and marketing	617	1,337	2,072	5,789	969	1,668	3,904
General and administrative	1,640	3,235	5,823	11,197	2,905	9,893	15,513

Total operating expenses	26,740	26,867	18,789	39,696	8,959	18,720	28,620

Loss from operations	(26,740)	(26,867)	(18,789)	(44,906)	(8,959)	(19,545)	(30,555)
Interest income	934	340	25	1,837	23	13	303
Interest expense	(6)	(869)	(2,214)	(4,693)	(1,048)	(814)	(1,667)
Other income (expense), net	(35)	(503)	478	468	209	14,481	14,481
Foreign exchange gain	—	—	—	—	—	40	40

Loss before income tax	(25,847)	(27,899)	(20,500)	(47,294)	(9,775)	(5,825)	(17,398)
Income tax expense	—	—	—	(57)	—	(14)	(31)

Net loss	$(25,847)	$(27,899)	$(20,500)	$(47,351)	$(9,775)	$(5,839)	$(17,429)

Capital contribution	—	—	3,489	3,489	—	—	—

Net loss attributed to common stockholders	$(25,847)	$(27,899)	$(17,011)	$(43,862)	$(9,775)	$(5,839)	$(17,429)

Net loss per share, basic and diluted	$(27.92)	$(28.51)	$(17.12)	$(12.40)	$(9.85)	$(2.31)	$(4.93)

Weighted average number of shares outstanding	925,685	978,439	993,569	3,538,583	992,169	2,526,459	3,538,583

Pro forma net loss per share, basic and diluted (unaudited)(1)			$(2.15)			$(0.28)

Weighted average pro forma shares outstanding, basic and diluted (unaudited)(1)			8,148,259			20,787,563

(1)	Please see Note 2 to our consolidated financial statements for an explanation of the method used to calculate the pro forma basic and diluted net loss per share and the number of shares used in the computation of the per share amounts.

	As of June 30, 2010
	Actual	Pro Forma	Pro Forma as Adjusted
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$13,266	$23,266
Working capital	1,703	11,703
Total assets	170,822	180,822
Long-term debt, net of current portion	7,576	7,576
Accumulated deficit	(85,826)	(85,826)
Total stockholders’ equity	118,966	128,966

The summary unaudited pro forma condensed consolidated statement of operations data for the year ended December 31, 2009 and the six months ended June 30, 2010 are based on the historical statements of operations of Horizon Pharma USA and Nitec, giving effect to our acquisition of Nitec in April 2010 as if the acquisition and related transactions had occurred on January 1, 2009. The unaudited pro forma condensed consolidated statement of operations data for the six months ended June 30, 2010 include the results of operations for Nitec for the three months ended March 31, 2010. The summary unaudited pro forma condensed consolidated balance sheet data as of June 30, 2010 give effect to our issuance of the 2010 notes and accrued interest thereon as well as 1,271,520 shares of common stock upon the completion of this offering upon an assumed conversion of the 2010 notes and accrued interest, assuming a conversion price of $7.968 per share and assuming a conversion date of August 29, 2010. The unaudited pro forma condensed consolidated statement of operations data are based on the estimates and assumptions set forth in the notes to the unaudited pro forma condensed consolidated financial information. See “Unaudited Pro Forma Condensed Consolidated Financial Information” beginning on page 44 of this prospectus. These estimates and assumptions are preliminary and subject to change, and have been made solely for the purposes of developing this pro forma information. The summary unaudited pro forma condensed consolidated statement of operations data are presented for illustrative purposes only and are not necessarily indicative of the combined results of operations to be expected in any future period or the results that actually would have been realized had the entities been a single entity during these periods.

The June 30, 2010 pro forma as adjusted balance sheet reflects the pro forma balance sheet data at June 30, 2010, as adjusted for the sale by us of                      shares of common stock in this offering at an assumed initial public offering price of $                     per share, the mid-point of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Risk Factors

Investing in our common stock involves a high degree of risk. Before you decide to invest in our common stock, you should consider carefully the risks described below, together with the other information contained in this prospectus, including our financial statements and the related notes thereto. We believe the risks described below are the risks that are material to us as of the date of this prospectus. If any of the following risks comes to fruition, our business, financial condition, results of operations and future growth prospects would likely be materially and adversely affected. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

We are highly dependent on the success of our HZT-501 and LODOTRA product candidates, and we may not be able to successfully obtain marketing approval in the U.S. or successfully commercialize these product candidates.

To date, we have expended significant time, resources, and effort on the development of HZT-501 and LODOTRA, and a substantial majority of our resources are now focused on seeking marketing approval for and planning for potential commercialization of these product candidates in the U.S. Our ability to generate significant product revenues in the near term will depend almost entirely on our ability to successfully obtain U.S. marketing approval for and commercialize these product candidates. HZT-501 is not approved for marketing in any jurisdiction and therefore, unless it obtains regulatory approval, it may never be commercialized. Although LODOTRA is approved for marketing in 13 European countries, to date it has only been marketed in Belgium, Denmark, Finland, Germany and Norway. While we anticipate that LODOTRA will be marketed in additional European countries as our distribution partners formulate their reimbursement strategy, the ability to market LODOTRA in additional European countries will depend on our distribution partners’ ability to obtain regulatory and reimbursement approvals in these countries. Even if we obtain additional marketing and reimbursement approvals, our product revenues in Europe are entirely dependent upon the marketing efforts of our exclusive distribution partners, over which we have no control. LODOTRA is not approved for marketing in the U.S., which we believe represents its largest commercial opportunity. Before we can market and sell these product candidates in a particular jurisdiction, we will need to obtain necessary regulatory approvals (from the Food and Drug Administration, or FDA, in the U.S. and from similar foreign regulatory agencies in other jurisdictions) and in some jurisdictions, reimbursement authorization. There are no guarantees that we will obtain the required regulatory approvals we are seeking for these product candidates. Because we believe the U.S. represents the largest market opportunity for our product candidates, if we are unable to obtain FDA approval to market our product candidates in the U.S., we will likely not be able to generate significant revenues from commercial sales of our product candidates. Even if we obtain the required regulatory approvals, we may never generate significant revenues from any commercial sales of these product candidates. If we fail to successfully commercialize either of these product candidates, we may be unable to generate sufficient revenues to sustain and grow our business, and our business, financial condition and results of operations will be adversely affected.

Our product candidates are subject to extensive regulation, and we may not obtain required regulatory approvals for HZT-501 or obtain additional regulatory approvals for LODOTRA.

The clinical development, manufacturing, labeling, packaging, storage, recordkeeping, advertising, promotion, export, marketing and distribution, and other possible activities relating to our product candidates are, and any resulting drugs will be, subject to extensive regulation by the FDA and other regulatory agencies. Failure to comply with FDA and other applicable regulatory requirements may, either before or after product approval, subject us to administrative or judicially imposed sanctions.

We are not permitted to market HZT-501, LODOTRA or any of our other product candidates in the U.S. until we obtain regulatory approval from the FDA. To market a new drug in the U.S., we must submit to the FDA and obtain FDA approval of a new drug application, or NDA. To market a new drug in Europe, we must submit to the applicable regulatory authority in the designated Reference Member State and obtain approval of, a Marketing Authorization Application, or MAA. An NDA or MAA must be supported by extensive clinical and preclinical data, as well as extensive information regarding chemistry, manufacturing and controls, or CMC, to demonstrate the safety and effectiveness of the applicable product candidate.

Regulatory approval of an NDA or an MAA is not guaranteed. The number and types of preclinical studies and clinical trials that will be required for NDA or MAA approval varies depending on the product candidate, the disease or the condition that the product candidate is designed to target and the regulations applicable to any particular product candidate. Despite the time and expense associated with preclinical and clinical studies, failure can occur at any stage, and we could encounter problems that cause us to repeat or perform additional preclinical studies, CMC studies or clinical trials. The FDA and similar foreign authorities could delay, limit or deny approval of a product candidate for many reasons, including because they:

•	may not deem a product candidate to be adequately safe and effective;

•	may not find the data from preclinical studies, CMC studies and clinical trials to be sufficient to support a claim of safety and efficacy;

•	may interpret data from preclinical studies, CMC studies and clinical trials significantly differently than we do;

•	may not approve the manufacturing processes or facilities associated with our product candidates;

•	may conclude that we have not sufficiently demonstrated long-term stability of the formulation for which we are seeking marketing approval;

•	may change approval policies (including with respect to our product candidates’ class of drugs) or adopt new regulations; or

•	may not accept a submission due to, among other reasons, the content or formatting of the submission.

Obtaining approval of an NDA can be a lengthy, expensive and uncertain process. As part of the U.S. Prescription Drug User Fee Act, or PDUFA, the FDA has a goal to review and act on a percentage of all submissions in a given time frame. The general review goal for a drug application is 10 months for a standard application and six months for a priority review application. The FDA’s review goals are subject to change, and it is unknown whether the review of our NDA filing for HZT-501, or an NDA filing for any of our other product candidates, will be completed within the FDA’s review goals or will be delayed. Moreover, the duration of the FDA’s review may depend on the number and types of other NDAs that are submitted to the FDA around the same time period.

We submitted an NDA to the FDA in March 2010 requesting approval to market HZT-501 for reducing the risk of developing non-steroidal anti-inflammatory drug-, or NSAID-, induced upper gastrointestinal, or GI, ulcers in patients with mild to moderate pain and arthritis that require use of an NSAID. In connection with our NDA for HZT-501, we are requesting the FDA to, and intend to request the Medicines and Healthcare products Regulatory Agency in the United Kingdom in connection with the HZT-501 MAA to, approve a formulation that is different from the formulation used in our Phase 3 clinical trials, which we determined had inadequate stability characteristics to be suitable for commercialization. As a result, we were required to demonstrate the bioequivalence of famotidine between the new and old formulations in addition to the other NDA and MAA requirements. We successfully completed this bioequivalence study prior to submitting the NDA for HZT-501. We also demonstrated the bioequivalence of ibuprofen between the two formulations of HZT-501 and the reference labeled drug (RLD) ibuprofen as part of the NDA submission. We continue to complete CMC studies with the new formulation, and we cannot assure you that we will not have additional formulation issues related to HZT-501 or any of our other product candidates. As part of the ongoing review of our NDA for HZT-501, the FDA has asked for data from incremental lots of manufactured material. We expect to submit this requested data to the FDA in the fourth quarter of 2010. The FDA notified us in May 2010 that it had accepted the NDA for review and subsequently assigned a PDUFA goal date of January 21, 2011 for its review of the NDA. There can be no assurance that the FDA will meet this goal date. We anticipate submitting an NDA to the FDA for LODOTRA for the treatment of rheumatoid arthritis, or RA, in the fourth quarter of 2010. We also anticipate submitting an MAA for HZT-501 in the United Kingdom, the Reference Member State, through the Decentralized Procedure in the fourth quarter of 2010. There are no guarantees that any of these future events will take place on our anticipated timeline, if at all.

With the exception of our recently submitted HZT-501 NDA, we have not previously submitted NDAs to the FDA. In addition, we have never obtained FDA approval for any drug. This lack of experience may impede our ability to obtain FDA approval in a timely manner, if at all, for HZT-501, LODOTRA or our other product candidates. Even if we believe that data collected from our preclinical studies, CMC studies and clinical trials of our product candidates are promising and that our information and procedures regarding CMC are sufficient, our data may not be sufficient to support marketing approval by the FDA or any other U.S. or foreign regulatory authority, or regulatory interpretation of these data and procedures may be unfavorable. In addition, the FDA’s regulatory review of NDAs for product candidates intended for widespread use by a large proportion of the general population is becoming increasingly focused on safety. Even if approved, product candidates may not be approved for all indications requested and such approval may be subject to limitations on the indicated uses for which the drug may be marketed, restricted distribution methods or other limitations. Our business and reputation may be harmed by any failure or significant delay in obtaining regulatory approval for the sale of any of our product candidates. As a result, we cannot predict when or whether regulatory approval will be obtained for any product candidate we develop.

To market any drugs outside of the U.S., we and current or future collaborators must comply with numerous and varying regulatory requirements of other countries. Approval procedures vary among countries and can involve additional product testing and additional administrative review periods, including obtaining reimbursement approval in select markets. The time required to obtain approval in other countries might differ from that required to obtain FDA approval. The regulatory approval process in other countries may include all of the risks associated with FDA approval as well as additional, presently unanticipated, risks. Regulatory approval in one country does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country may negatively impact the regulatory process in others, including the risk that our product candidates may not be approved for all indications requested and that such approval may be subject to limitations on the indicated uses for which the drug may be marketed. While we anticipate that LODOTRA will be marketed in additional European Union countries as our distribution partners formulate their reimbursement strategy, the ability to market LODOTRA in additional European Union countries will depend on our distribution partners’ ability to obtain regulatory and reimbursement approvals in these countries.

Even if we obtain regulatory approval to commercialize our product candidates, our ability to generate revenues from any resulting products will be subject to attaining significant market acceptance among physicians, patients and healthcare payors.

HZT-501, LODOTRA and our other product candidates, if approved, may not attain market acceptance among physicians, patients, healthcare payors or the medical community. To date, LODOTRA has only been sold in a limited number of European countries. Sales in these markets have been limited to date and sales in Europe may not grow to expected levels, in part because we depend on our distribution partners, Merck Serono GmbH, or Merck Serono, and Mundipharma International Corporation Limited, or Mundipharma, for commercialization of LODOTRA in these markets. We believe that the degree of market acceptance and our ability to generate revenues from any products for which we obtain marketing approval will depend on a number of factors, including:

•	timing of market introduction of our products as well as competitive drugs;

•	efficacy and safety of our products;

•	continued projected growth of the arthritis, pain and inflammation markets;

•	prevalence and severity of any side effects;

•	acceptance by patients, primary care physicians and key specialists, including rheumatologists, orthopedic surgeons and pain specialists;

•	potential or perceived advantages or disadvantages of our products over alternative treatments, including cost of treatment and relative convenience and ease of administration;

•	strength of sales, marketing and distribution support;

•	the price of our products, both in absolute terms and relative to alternative treatments;

•	the effect of current and future healthcare laws;

•	availability of coverage and adequate reimbursement and pricing from government and other third-party payors; and

•	product labeling or product insert requirements of the FDA or other regulatory authorities.

With respect to HZT-501, studies indicate that physicians do not commonly co-prescribe GI protective agents to high-risk patients taking NSAIDs. We believe this is due in part to a lack of awareness among physicians prescribing NSAIDs of the risk of NSAID-induced upper GI ulcers, in addition to the inconvenience of prescribing two separate medications and patient compliance issues associated with multiple prescriptions. If physicians remain unaware of, or do not otherwise believe in, the benefits of combining GI protective agents with NSAIDs, our market opportunity for HZT-501 will be limited. Some physicians may also be reluctant to prescribe HZT-501 due to the inability to vary the dose of ibuprofen or if they believe treatment with NSAIDs or GI protectants other than ibuprofen and famotidine, including those of our competitors, would be more effective for their patients. With respect to both HZT-501 and LODOTRA, their higher cost compared to the generic forms of their active ingredients alone may limit adoption by physicians, patients and healthcare payors. If our product candidates are approved and fail to attain market acceptance, we may not be able to generate significant revenue to achieve or sustain profitability, which would have a material adverse effect on our business, results of operations, financial condition and prospects.

Our current business plan is highly dependent upon our ability to successfully execute on our sales and marketing strategy for the commercialization of HZT-501 and LODOTRA. If we are unable to successfully execute on our sales and marketing strategy, we may not be able to generate significant product revenues or execute on our business plan.

Our strategy is to build a fully-integrated U.S.-focused biopharmaceutical company to successfully execute the commercial launches of HZT-501 and LODOTRA in the U.S. market following FDA approval. Even if we are able to obtain U.S. regulatory approval for HZT-501 and LODOTRA, we may not be able to successfully commercialize either product candidate in the U.S. We currently do not have a commercial organization for the sales, marketing and distribution of pharmaceutical products, and as a company, we do not have any experience commercializing pharmaceutical products on our own. LODOTRA, our only currently marketed product, was commercially launched in Europe by our exclusive distribution partners Merck Serono and Mundipharma. In order to commercialize any approved products, we must build our sales, marketing, distribution, managerial and other non-technical capabilities or make arrangements with third parties to perform these services. We currently have limited resources and the establishment and development of our own commercial organization to market these products and any additional products we may develop will be expensive and time-consuming and could delay any product launch, and we cannot be certain that we will be able to successfully develop this capability. We will also have to compete with other pharmaceutical and biotechnology companies to recruit, hire, train and retain sales and marketing personnel. We also face competition in our search for collaborators and potential co-promoters of our products. To the extent we rely on additional third parties to commercialize any approved products, we are likely to receive less revenues than if we commercialized these products ourselves. In addition, we may have little or no control over the sales efforts of any third parties involved in our commercialization efforts. In the event we are unable to develop our own commercial organization or collaborate with a third-party sales and marketing organization, we would not be able to commercialize our product candidates and execute on our business plan. If we are unable to successfully implement our commercial plans and drive adoption by patients and physicians of any approved products through our sales, marketing and commercialization efforts, or if our partners fail to successfully commercialize our products, then we will not be able to generate sustainable revenues from product sales which will have a material adverse effect on our business and prospects.

Our limited operating history makes evaluating our business and future prospects difficult, and may increase the risk of your investment.

We were recently incorporated as Horizon Pharma, Inc. on March 23, 2010. On April 1, 2010, we effected a recapitalization and acquisition pursuant to which we became a holding company that operates through our two wholly-owned subsidiaries, Horizon Pharma USA, Inc. (formerly known as Horizon Therapeutics, Inc.) and Horizon Pharma AG (formerly known as Nitec Pharma AG, or Nitec). Horizon Pharma USA began its operations in 2005 and Nitec began its operations in 2004. We face considerable risks and difficulties as a recently formed holding company with limited operating history, particularly as a consolidated entity with operating subsidiaries that also have limited operating history. If we do not successfully address these risks, our business, prospects, operating results and financial condition will be materially and adversely harmed. Our limited operating history makes it particularly difficult for us to predict our future operating results and appropriately budget for our expenses. In the event that actual results differ from our estimates or we adjust our estimates in future periods, our operating results and financial position could be materially affected. Moreover, we have only one product, LODOTRA, approved for commercial sale and only in select countries within Europe, and for which our distribution partners have only recently commenced marketing. We have no products approved for sale in the U.S., which we believe represents the largest commercial opportunity for our product candidates. To date, we have been primarily focused on the development of our product candidates and have only recently increased our commercialization activities to include product sales. This limited history of commercial sales also makes evaluating our business and future prospects difficult, and may increase the risk of your investment. We have limited experience as a consolidated operating entity, particularly with commercialization activities, and have not yet demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by companies in new and rapidly evolving fields, particularly in the pharmaceutical or biotechnology areas.

We may not realize the benefits we expected from our recapitalization and acquisition of Nitec.

We recently completed our recapitalization and acquisition of Nitec pursuant to which Horizon Pharma USA and Horizon Pharma AG became our wholly-owned subsidiaries. The integration of the businesses of our subsidiaries will be complex, time-consuming and expensive and may cause disruptions in the combined business. We will need to overcome significant challenges in order to realize any benefits or synergies from the acquisition of Nitec. These challenges include the timely, efficient and successful execution of a number of tasks, including the following:

•	integrating the business, operations and technologies of the companies;

•	retaining and assimilating the key personnel of each company;

•

managing the regulatory and reimbursement approval processes, intellectual property protection strategies and commercialization activities of the companies, including compliance with the laws of a number of different jurisdictions;

•	retaining strategic partners of each company and attracting new strategic partners;

•	creating uniform standards, controls, procedures, policies and information systems, including with respect to disclosure controls and procedures and internal control over financial reporting;

•	managing international operations; and

•

meeting the challenges inherent in efficiently managing an increased number of employees over large geographic distances, including the need to implement appropriate systems, policies, benefits and compliance programs.

Many of these challenges are exacerbated by the fact that Horizon Pharma USA is a U.S.-based company and Horizon Pharma AG is a company based in Switzerland, with most of its European operations occurring through its subsidiary, Horizon Pharma GmbH, in Germany.

We may encounter difficulties successfully managing a substantially larger and internationally diverse organization and may encounter significant delays in achieving successful management of our organization. Integration of our subsidiaries’ operations will involve considerable risks and may not be successful. These risks include the following:

•	the potential disruption of ongoing business and distraction of our management;

•	the potential strain on our financial and managerial controls and reporting systems and procedures;

•	our inability to manage the research and development, regulatory and reimbursement approval, both in the U.S. and in Europe, and commercialization activities of our subsidiaries;

•	unanticipated expenses and potential delays related to integration of the operations, technology and other resources of two subsidiaries;

•	the impairment of relationships with employees and suppliers as a result of any integration of new management personnel or other activities;

•	greater than anticipated costs and expenses related to the integration of our subsidiaries’ businesses; and

•	potential unknown liabilities associated with the strategic combination and the combined operations.

We may not succeed in addressing these risks or any other problems encountered in connection with the integration of our subsidiaries’ businesses. The inability to integrate successfully the operations, technology and personnel of our businesses, or any significant delay in achieving integration, could have a material adverse effect on our business, results of operations and prospects, and on the market price of our common stock.

We have experienced recent growth and expect to continue to grow the size of our organization, and we may experience difficulties in managing this growth.

As of December 31, 2009, we employed 12 full-time employees as Horizon Therapeutics, Inc., and our subsidiary Horizon Pharma AG employed 23 full-time employees as Nitec. As of September 15, 2010, we employed 41 full-time employees as a combined entity.

We expect this growth to continue and accelerate in the near term. As our commercialization plans and strategies develop, and as we transition into operating as a public company, we will need to recruit and train a substantial number of sales and marketing personnel and expect to need to expand the size of our employee base for managerial, operational, financial and other resources. Our ability to manage our planned growth effectively will require us to do, among other things, the following:

•	manage the FDA review process for HZT-501 and submission and review process for LODOTRA;

•	build or retain through a third party an appropriate commercial organization and manage the sales and marketing efforts for HZT-501 and LODOTRA, subject to receipt of applicable regulatory approvals;

•	enhance our operational, financial and management controls, reporting systems and procedures;

•	expand our international resources;

•	successfully identify, recruit, hire, train, maintain, motivate and integrate additional employees;

•	establish and increase our access to commercial supplies of our product candidates;

•	expand our facilities and equipment; and

•	manage our internal development efforts effectively while complying with our contractual obligations to licensors, licensees, contractors, collaborators, distributors and other third parties.

Our management may also have to divert a disproportionate amount of its attention away from day-to-day activities and towards managing these growth activities. Our future financial performance and our ability to execute on our business plan will depend, in part, on our ability to effectively manage any future growth and our failure to effectively manage growth could have a material adverse effect on our business, results of operations, financial condition and prospects.

We face significant competition from other biotechnology and pharmaceutical companies, including those marketing generic products, and our operating results will suffer if we fail to compete effectively.

The biotechnology and pharmaceutical industries are intensely competitive. We have competitors both in the U.S. and international markets, including major multinational pharmaceutical companies, biotechnology companies and universities and other research institutions. Many of our competitors have substantially greater financial, technical and other resources, such as larger research and development staff, experienced marketing and manufacturing organizations and well-established sales forces. Additional mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated in our competitors. Competition may increase further as a result of advances in the commercial applicability of technologies and greater availability of capital for investment in these industries. Our competitors may succeed in developing, acquiring or in-licensing on an exclusive basis products that are more effective and/or less costly than HZT-501 and LODOTRA or any product candidates that we are currently developing or that we may develop.

If approved, HZT-501 would face competition from Celebrex®, marketed by Pfizer Inc., Vimovo®, developed by Pozen Inc. and marketed by AstraZeneca AB, and Arthrotec®, marketed by Pfizer. In addition, HZT-501 would face significant competition from the separate use of NSAIDs for pain relief and GI protective medications to reduce the risk of NSAID-induced upper GI ulcers. Both NSAIDs and GI protective medications are available in generic form and will be less expensive to use separately than HZT-501. In addition, other product candidates that contain ibuprofen and famotidine in combination, while not currently known to us, may be developed and compete with HZT-501 in the future.

We expect LODOTRA will compete with a number of pharmaceuticals on the market to treat RA, including corticosteriods, such as prednisone, disease modifying antirheumatic drugs, or DMARDs, such as methotrexate, and biologic agents such as HUMIRA® , marketed by Abbott Laboratories, and Enbrel®, marketed by Amgen Inc. and Pfizer.

It is typical for an RA patient to take a combination of a DMARD, an oral glucocorticoid, an NSAID and/or a biologic agent. Therefore, we expect that LODOTRA’s principal competition will be prednisone, the active pharmaceutical ingredient in LODOTRA, or other oral corticosteriods, which, while they may be suboptimal, are or are expected to be less expensive than LODOTRA. In addition, other product candidates that contain prednisone or other oral corticosteriods in alternative delayed release forms, while not currently known to us, may be developed and compete with LODOTRA in the future.

The availability and price of our competitors’ products could limit the demand, and the price we are able to charge, for HZT-501 and LODOTRA. We will not successfully execute on our business objectives if the market acceptance of HZT-501 or LODOTRA is inhibited by price competition, if physicians are reluctant to switch from existing products to HZT-501 or LODOTRA, or if physicians switch to other new products or choose to reserve HZT-501 or LODOTRA for use in limited patient populations.

In addition, established pharmaceutical companies may invest heavily to accelerate discovery and development of novel compounds or to in-license and develop novel compounds that could make our products obsolete. Our ability to compete successfully with these companies and other potential competitors will depend largely on our ability to leverage our experience in drug discovery and development to:

•	discover and develop medicines that are superior to other products in the market;

•	attract qualified scientific, product development and sales and marketing personnel;

•	obtain patent and/or other proprietary protection for our products and technologies;

•	obtain required regulatory approvals; and

•	successfully collaborate with pharmaceutical companies in the discovery, development and commercialization of new product candidates.

In addition, any new product that competes with an approved product must demonstrate compelling advantages in efficacy, convenience, tolerability and safety in order to be approved and overcome price competition and to be commercially successful. Accordingly, our competitors may succeed in obtaining patent protection, obtaining FDA approval or discovering, developing and commercializing medicines before we do, which would have a material adverse impact on our business. The inability to compete with existing products or subsequently introduced products would have a material adverse impact on our business, financial condition and prospects.

A variety of risks associated with operating our business and marketing our product candidates internationally could materially adversely affect our business.

In addition to our U.S. operations, we have operations in Switzerland and Germany. Moreover, LODOTRA is currently being marketed in a limited number of European countries, and our distribution partners are in the process of obtaining pricing and reimbursement approval for, and preparing to market, LODOTRA in other European countries. We face risks associated with our international operations, including possible unfavorable regulatory, pricing and reimbursement, political, tax and labor conditions, which could harm our business. We are subject to numerous risks associated with international business activities, including:

•	compliance with differing or unexpected regulatory requirements for our products;

•	difficulties in staffing and managing foreign operations;

•	in certain circumstances, including with respect to the commercialization of LODOTRA in Europe, increased dependence on the commercialization efforts of our distributors or strategic partners;

•

compliance with Swiss laws with respect to our Horizon Pharma AG subsidiary, including laws requiring maintenance of cash in the subsidiary to avoid overindebtedness, which requires Horizon Pharma AG to maintain assets in excess of its liabilities;

•	compliance with German laws with respect to our Horizon Pharma GmbH subsidiary through which Horizon Pharma AG conducts most of its European operations;

•	foreign government taxes, regulations and permit requirements;

•	U.S. and foreign government tariffs, trade restrictions, price and exchange controls and other regulatory requirements;

•	economic weakness, including inflation, natural disasters, war, events of terrorism or political instability in particular foreign countries;

•	fluctuations in currency exchange rates, which could result in increased operating expenses and reduced revenues, and other obligations related to doing business in another country;

•	compliance with tax, employment, immigration and labor laws, regulations and restrictions for employees living or traveling abroad;

•	workforce uncertainty in countries where labor unrest is more common than in the U.S.;

•	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad;

•	changes in diplomatic and trade relationships; and

•

challenges in enforcing our contractual and intellectual property rights, especially in those foreign countries that do not respect and protect intellectual property rights to the same extent as the U.S.

These and other risks associated with our international operations may materially adversely affect our business, financial condition and results of operations.

If we are not successful in attracting and retaining highly qualified personnel, we may not be able to successfully implement our business strategy.

Our ability to compete in the highly competitive biotechnology and pharmaceuticals industries depends upon our ability to attract and retain highly qualified managerial, scientific and medical personnel. We are highly dependent on our management, scientific and medical personnel, including our Chairman, President and Chief Executive Officer, Timothy P. Walbert, our Executive Vice President and Chief Financial Officer, Robert J. De Vaere, and our Executive Vice President, Development, Regulatory Affairs and Chief Medical Officer, Dr. Jeffrey W. Sherman. In order to retain valuable employees at our company, in addition to salary and cash incentives, we provide incentive stock options that vest over time. The value to employees of stock options that vest over time will be significantly affected by movements in our stock price that are beyond our control, and may at any time be insufficient to counteract more lucrative offers from other companies.

Our scientific team in particular has expertise in many different aspects of drug discovery, development and commercialization, and may be difficult to retain or replace. We conduct our operations at our facilities in Northbrook, Illinois, Reinach, Switzerland and Mannheim, Germany, and may face challenges recruiting personnel to these geographic locales. Moreover, these regions are headquarters to many other biopharmaceutical companies and many academic and research institutions, and therefore we face increased competition for personnel in those geographies. Competition for skilled personnel in our markets is very intense and competition for experienced scientists may limit our ability to hire and retain highly qualified personnel on acceptable terms.

Despite our efforts to retain valuable employees, members of our management and scientific and development teams may terminate their employment with us on short notice. Although we have written employment arrangements with all of our employees, these employment arrangements generally provide for at-will employment, which means that our employees can leave our employment at any time, with or without notice. The loss of the services of any of our executive officers or other key employees and our inability to find suitable replacements could potentially harm our business, financial condition and prospects. We do not maintain “key man” insurance policies on the lives of these individuals or the lives of any of our other employees. Our success also depends on our ability to continue to attract, retain and motivate highly skilled junior, mid-level, and senior managers as well as junior, mid-level, and senior scientific and medical personnel.

Many of the other biotechnology and pharmaceutical companies with whom we compete for qualified personnel have greater financial and other resources, different risk profiles and longer histories in the industry than we do. They also may provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to high quality candidates than that which we have to offer. If we are unable to continue to attract and retain high quality personnel, the rate and success at which we can develop and commercialize product candidates will be limited.

If we fail to obtain and maintain approval from regulatory authorities in international markets for HZT-501 and LODOTRA and any future product candidates for which we have rights in international markets, our market opportunities will be limited and our business will be adversely impacted.

Sales of our product candidates outside of the U.S. will be subject to foreign regulatory requirements governing clinical trials and marketing approval. Even if the FDA grants marketing approval for a product candidate, comparable regulatory authorities of foreign countries must also approve the manufacturing and marketing of our product candidates in those countries. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from, and greater than, those in the U.S., including additional preclinical studies or clinical trials. In many countries outside the U.S., a product candidate must be approved for reimbursement before it can be approved for sale in that country. In some cases, the price that we intend to charge for our product is also subject to approval. Obtaining foreign regulatory approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties and costs for us and could delay or prevent the introduction of our products in certain countries. Further, clinical trials conducted in one country may not be accepted by regulatory authorities in other countries, and regulatory approval in one country does not ensure approval in any other country, while a failure or delay in obtaining regulatory approval in one country may have a negative effect on the regulatory approval process in others.

Even if we obtain regulatory approval for any of our product candidates, we will be subject to ongoing FDA obligations and continued regulatory review, which may result in significant additional expense. Additionally, our product candidates, if approved, could be subject to labeling and other restrictions and market withdrawal, and we may be subject to penalties if we fail to comply with regulatory requirements or experience unanticipated problems with our products.

Any regulatory approvals that we obtain for our product candidates may also be subject to limitations on the approved indicated uses for which the product may be marketed or to the conditions of approval, or contain requirements for potentially costly post-marketing testing, including Phase 4 clinical trials, and surveillance to monitor the safety and efficacy of the product candidate. In addition, if the FDA approves any of our product candidates, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion and recordkeeping for the product will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as continued compliance with current good manufacturing practices, or cGMPs, good clinical practices, or GCPs, and good laboratory practices, which are regulations and guidelines enforced by the FDA for all of our products in clinical development, for any clinical trials that we conduct post-approval. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with our third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:

•	restrictions on the marketing or manufacturing of the product, withdrawal of the product from the market, or voluntary or mandatory product recalls;

•	fines, Warning Letters or holds on clinical trials;

•	refusal by the FDA to approve pending applications or supplements to approved applications filed by us or our strategic partners, or suspension or revocation of product license approvals;

•	product seizure or detention, or refusal to permit the import or export of products; and

•	injunctions or the imposition of civil or criminal penalties.

If we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained and we may not achieve or sustain profitability, which would have a material adverse effect on our business, results of operations, financial condition and prospects.

Reimbursement may not be available, or may be available at only limited levels, for HZT-501, LODOTRA or any other product candidates that we develop, which could make it difficult for us to sell our products profitably.

Market acceptance and sales of HZT-501, LODOTRA or any other product candidates that we may develop will depend in large part on global reimbursement policies and may be affected by future healthcare reform measures, both in the U.S. and other key international markets. Successful commercialization of our products will depend in part on the availability of governmental and third-party payor reimbursement for the cost of our products. Government health administration authorities, private health insurers and other organizations generally provide reimbursement. In particular, in the U.S., private health insurers and other third-party payors often provide reimbursement for treatments based on the level at which the government (through the Medicare or Medicaid programs) provides reimbursement for such treatments. In the U.S., the European Union and other significant or potentially significant markets for our product candidates, government authorities and third-party payors are increasingly attempting to limit or regulate the price of medical products and services, particularly for new and innovative products and therapies, which has resulted in lower average selling prices. Further, the increased emphasis on managed healthcare in the U.S. and on country and regional pricing and reimbursement controls in the European Union will put additional pressure on product pricing, reimbursement and usage, which may adversely affect our product sales and results of operations. These pressures can arise from rules and practices of managed care groups, judicial decisions and governmental laws and regulations related to Medicare, Medicaid and healthcare reform, pharmaceutical reimbursement policies and pricing in general.

In Europe, the success of our commercialized products, including LODOTRA, will depend largely on obtaining and maintaining government reimbursement, because in many European countries patients are unlikely to use prescription drugs that are not reimbursed by their governments. To date, Merck Serono has obtained reimbursement for LODOTRA in Germany and is in the process of seeking reimbursement in Austria. Mundipharma is seeking reimbursement in a number of countries in Europe and currently sells LODOTRA without reimbursed pricing in a limited number of European countries. Negotiating prices with governmental authorities can delay commercialization by 12 months or more. Reimbursement policies may adversely affect our ability to sell our products on a profitable basis. In many international markets, governments control the prices of prescription pharmaceuticals, including through the implementation of reference pricing, price cuts, rebates, revenue-related taxes and profit control, and expect prices of prescription pharmaceuticals to decline over the life of the product or as volumes increase. Recently, many countries in the European Union have increased the amount of discounts required on pharmaceutical products, which we believe has impacted the reimbursement rates and timing to launch for LODOTRA to date, and we expect these discounts to continue as countries attempt to manage healthcare expenditures, especially in light of the global economic downturn. For example, legislation was recently enacted in Germany that will increase the rebate on prescription pharmaceuticals and likely lower the revenues from the sale of LODOTRA in Germany that we would otherwise receive. As a result of these pricing practices, it may become difficult to achieve profitability or expected rates of growth in revenue or results of operations. Any shortfalls in revenue could adversely affect our business, financial condition and results of operations.

In light of such policies and the uncertainty surrounding proposed regulations and changes in the reimbursement policies of governments and third-party payors, we cannot be sure that reimbursement will be available for HZT-501, for LODOTRA in any additional markets or for any other product candidates that we may develop. Also, we cannot be sure that reimbursement amounts will not reduce the demand for, or the price of, our products. If reimbursement is not available or is available only to limited levels, we may not be able to successfully commercialize HZT-501, LODOTRA or any other product candidates that we may develop.

The U.S. and some foreign jurisdictions are considering or have enacted a number of legislative and regulatory proposals to change the healthcare system in ways that could affect our ability to sell our products profitably. Among policy makers and payors in the U.S. and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access. In the U.S., the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives.

In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, or collectively, PPACA, became law in the U.S. PPACA substantially changes the way healthcare is financed by both governmental and private insurers and significantly affects the pharmaceutical industry. Among the provisions of PPACA of greatest importance to the pharmaceutical industry are the following:

•

an annual, nondeductible fee on any entity that manufactures or imports certain branded prescription drugs and biologic agents, apportioned among these entities according to their market share in certain government healthcare programs, beginning in 2011;

•

an increase in the rebates a manufacturer must pay under the Medicaid Drug Rebate Program, retroactive to January 1, 2010, to 23.1% and 13% of the average manufacturer price for branded and generic drugs, respectively;

•

a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D, beginning in 2011;

•	extension of manufacturers’ Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations, effective March 23, 2010;

•

expansion of eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals beginning in April 2010 and by adding new mandatory eligibility categories for certain individuals with income at or below 133% of the Federal Poverty Level beginning in 2014, thereby potentially increasing manufacturers’ Medicaid rebate liability;

•	expansion of the entities eligible for discounts under the Public Health Service pharmaceutical pricing program, effective in January 2010;

•

new requirements to report certain financial arrangements with physicians, including reporting any “transfer of value” made or distributed to prescribers and other healthcare providers, effective March 30, 2013, and reporting any investment interests held by physicians and their immediate family members during the preceding calendar year;

•	a new requirement to annually report drug samples that manufacturers and distributors provide to physicians, effective April 1, 2012;

•	a licensure framework for follow-on biologic products; and

•	a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research.

We anticipate that the PPACA, as well as other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and in additional downward pressure on the price that we receive for any approved product, and could seriously harm our business. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors.

We expect to experience pricing pressures in connection with the sale of HZT-501, LODOTRA and any other products that we may develop, due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative proposals. There may be additional pressure by payors and healthcare providers to use generic drugs that contain the active ingredients found in HZT-501 and LODOTRA or any other product candidates that we may develop. If we fail to successfully secure and maintain adequate coverage and reimbursement for our products or are significantly delayed in doing so, we will have difficulty achieving market acceptance of our products and expected revenue and profitability which would have a material adverse effect on our business, results of operations, financial condition and prospects.

We may be subject, directly or indirectly, to federal and state healthcare fraud and abuse and false claims laws and regulations. Prosecutions under such laws have increased in recent years and we may become subject to such litigation. If we are unable to comply, or have not fully complied, with such laws, we could face substantial penalties.

If we obtain FDA approval for any of our product candidates and begin commercializing those products in the U.S., our operations may be directly, or indirectly through our customers, subject to various state and federal fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute and federal False Claims Act. These laws may impact, among other things, our proposed sales, marketing and education programs.

The federal Anti-Kickback Statute prohibits persons from knowingly and willingly soliciting, offering, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual, or the furnishing or arranging for a good or service, for which payment may be made under a federal healthcare program such as the Medicare and Medicaid programs. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the statute has been violated. The Anti-Kickback Statute is broad and, despite a series of narrow safe harbors, prohibits many arrangements and practices that are lawful in businesses outside of the healthcare industry. Penalties for violations of the federal Anti-Kickback Statute include criminal penalties and civil sanctions such as fines, imprisonment and possible exclusion from Medicare, Medicaid and other federal healthcare programs. Many states have also adopted laws similar to the federal Anti-Kickback Statute, some of which apply to the referral of patients for healthcare items or services reimbursed by any source, not only the Medicare and Medicaid programs.

The federal False Claims Act prohibits persons from knowingly filing, or causing to be filed, a false claim to, or the knowing use of false statements to obtain payment from the federal government. Suits filed under the False Claims Act, known as “qui tam” actions, can be brought by any individual on behalf of the government and such individuals, commonly known as “whistleblowers,” may share in any amounts paid by the entity to the government in fines or settlement. The frequency of filing qui tam actions has increased significantly in recent years, causing greater numbers of pharmaceutical, medical device and other healthcare companies to have to defend a False Claims Act action. When an entity is determined to have violated the False Claims Act, it may be required to pay up to three times the actual damages sustained by the government, plus civil penalties for each separate false claim. Various states have also enacted laws modeled after the federal False Claims Act.

We are unable to predict whether we could be subject to actions under any of these or other fraud and abuse laws, or the impact of such actions. If we are found to be in violation of any of the laws described above and other applicable state and federal fraud and abuse laws, we may be subject to penalties, including civil and criminal penalties, damages, fines, exclusion from government healthcare reimbursement programs and the curtailment or restructuring of our operations, all of which could have a material adverse effect on our business and results of operations.

We rely on third parties to manufacture commercial supplies of LODOTRA, and we intend to rely on third parties to manufacture commercial supplies of any approved product candidates. The commercialization of any of our product candidates could be stopped, delayed or made less profitable if those third parties fail to provide us with sufficient quantities of product or fail to do so at acceptable quality levels or prices.

The facilities used by our third-party manufacturers to manufacture our product candidates must be approved by the applicable regulatory authorities. We do not control the manufacturing processes of third-party manufacturers and are currently completely dependent on our third-party manufacturing partner Pharmaceutics International, Inc., located in Hunt Valley, Maryland, for production of HZT-501, and Jagotec AG, a wholly-owned subsidiary of SkyePharma PLC and operating through its affiliate SkyePharma SAS, located in Lyon, France, for production of LODOTRA. We purchase the primary active ingredients for HZT-501 from BASF in Bishop, Texas and Dr. Reddy’s Laboratories in India. If any of our third-party manufacturers cannot successfully manufacture material that conforms to our specifications and the applicable regulatory authorities’ strict regulatory requirements, they will not be able to secure or maintain regulatory approval for the manufacturing facilities. In addition, we have no control over the ability of third-party manufacturers to maintain adequate quality control, quality assurance and qualified personnel. If the FDA or any other applicable regulatory authorities do not approve these facilities for the manufacture of our product candidates or if they withdraw any such approval in the future, we may need to find alternative manufacturing facilities, which would significantly impact our ability to develop, obtain regulatory approval for or market our product candidates.

We currently do not have any long-term agreement for the manufacture of HZT-501. Our agreement with Pharmaceutics International is a master services agreement under which we submit work orders for specific manufacturing services. Pharmaceutics International is not obligated to accept any work orders that we submit in the future and we cannot be certain that Pharmaceutics International will continue to be willing to perform manufacturing services related to HZT-501 on acceptable terms to us or at all. While it is our intention to establish and qualify sanofi-aventis U.S. LLC with the FDA as a long-term source of supply for HZT-501, we may not be able to reach mutually agreeable terms on a long-term supply agreement, or sanofi-aventis may be unable or unwilling to complete manufacturing scale-up and validation work necessary to supply HZT-501 in sufficient commercial quantities. If we are unable to establish a long-term supply arrangement for the commercial supply of HZT-501, if approved for marketing, our ability to successfully and timely launch and commercialize HZT-501 would be subject to a substantial risk of supply failure.

Regardless of whether we have long-term supply agreements, our manufacturers may not perform as agreed or may terminate their agreements with us. Under our manufacturing and supply agreement with Jagotec, either we or Jagotec may terminate the agreement in the event of an insolvency, liquidation or bankruptcy of the other party or upon an uncured breach by the other party. While we have the right to receive a continuing supply of LODOTRA from Jagotec for a period of 24 months after termination, we cannot assure you that we would be able to establish another commercial supply of LODOTRA in that time-frame, or qualify any new supplier with the applicable regulatory authorities on a timely basis or at all.

In addition, we do not have the capability to package HZT-501, LODOTRA or any other product candidates for distribution. Consequently, we have entered into an agreement with Catalent Pharma Solutions for packaging of LODOTRA, in Schorndorf, Germany, and if HZT-501 and LODOTRA are approved by the FDA, for packaging of HZT-501 and LODOTRA at facilities in the U.S. If we obtain marketing approval from the applicable regulatory authorities including the FDA, we intend to sell drug product finished and packaged by either Catalent or an alternate packager.

The manufacture of pharmaceutical products requires significant expertise and capital investment, including the development of advanced manufacturing techniques and process controls. Manufacturers of pharmaceutical products often encounter difficulties in production, particularly in scaling up and validating initial production. These problems include difficulties with production costs and yields, quality control, including stability of the product, quality assurance testing, shortages of qualified personnel, as well as compliance with strictly enforced federal, state and foreign regulations. Though we believe we have resolved any stability issues with respect to the commercial formulation of HZT-501, we cannot assure you that any other stability or other issues relating to the manufacture of any of our products will not occur in the future. Additionally, our manufacturers may experience manufacturing difficulties due to resource constraints or as a result of labor disputes or unstable political environments. If our manufacturers were to encounter any of these difficulties, or otherwise fail to comply with their contractual obligations, our ability to launch HZT-501 and LODOTRA in the U.S. or provide any product candidates to patients in clinical trials would be jeopardized. Any delay or interruption in our ability to meet commercial demand for HZT-501 or LODOTRA will result in the loss of potential revenues and could adversely affect our ability to gain market acceptance for these products. In addition, any delay or interruption in the supply of clinical trial supplies could delay the completion of clinical trials, increase the costs associated with maintaining clinical trial programs and, depending upon the period of delay, require us to commence new clinical trials at additional expense or terminate clinical trials completely.

Failures or difficulties faced at any level of our supply chain could materially adversely affect our business and delay or impede the development and commercialization of any of our product candidates and could have a material adverse effect on our business, results of operations, financial condition and prospects.

We are dependent on third parties to commercialize certain of our product candidates in certain foreign countries. Failure of these or any other third parties to successfully commercialize our product candidates in the applicable jurisdictions could have a material adverse effect on our business.

We rely on Merck Serono for commercialization of LODOTRA in Germany and Austria, and on Mundipharma for commercialization of LODOTRA in Albania, Belgium, Bosnia-Herzegovina, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Greece, Hungary, Iceland, Ireland, Italy, Israel, Latvia, Lithuania, Lichtenstein, Luxemburg, Macedonia, Malta, Montenegro, Netherlands, Norway, Poland, Portugal, Romania, Serbia, Former Soviet Union Countries, Slovakia, Slovenia, Spain, Sweden, Switzerland, Turkey and the United Kingdom. We have limited contractual rights to force either distribution partner to invest significantly in commercialization of LODOTRA in their respective markets. In the event that Merck Serono or Mundipharma or any other third party with any future commercialization rights to any of our product candidates fails to adequately commercialize those product candidates because it lacks adequate financial or other resources, decides to focus on other initiatives or otherwise, our ability to successfully commercialize our product candidates in the applicable jurisdictions would be limited, which would adversely affect our business, financial condition, results of operations and prospects. In addition, our agreements with Merck Serono and Mundipharma may be terminated by either party in the event of a bankruptcy of the other party or upon an uncured material breach by the other party. If Merck Serono or Mundipharma terminated their agreement with us, we may not be able to secure an alternative distributor in the applicable territory in Europe on a timely basis or at all, in which case our ability to generate revenues from the sale of LODOTRA in Europe would be materially harmed.

HZT-501, LODOTRA or any other product candidate that we develop may cause undesirable side effects or have other properties that could delay or prevent their regulatory approval or commercialization.

Undesirable side effects caused by any product candidate that we develop could result in the denial of regulatory approval by the FDA or other regulatory authorities for any or all targeted indications, or cause us to evaluate the future of our development programs. In addition, the FDA or other regulatory authorities may require, or we may undertake, additional clinical trials to support the safety profile of our product candidates.

In addition, if HZT-501, LODOTRA or any other product candidate that we may develop receives marketing approval and we or others later identify undesirable side effects caused by the product, or there is a perception that the product is associated with undesirable side effects:

•	regulatory authorities may require the addition of labeling statements, such as a “black box” warning or a contraindication;

•	regulatory authorities may withdraw their approval of the product or place restrictions on the way it is prescribed; and

•	we may be required to change the way the product is administered, conduct additional clinical trials or change the labeling of the product or implement a risk evaluation and mitigation strategy.

If any of these events occurred with respect to HZT-501 or LODOTRA, our ability to generate significant revenues from the sale of these products would be significantly harmed.

We rely on third parties to conduct our preclinical and clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize our product candidates and our business could be substantially harmed.

We have agreements with third-party contract research organizations, or CROs, to conduct our clinical programs, including ongoing smaller safety studies of HZT-501 and LODOTRA, and anticipate that we may enter into other such agreements in the future regarding our other product candidates. We rely heavily on these parties for the execution of our clinical studies, and control only certain aspects of their activities. Nevertheless, we are responsible for ensuring that each of our studies is conducted in accordance with the applicable protocol. We and our CROs are required to comply with current GCPs. The FDA enforces these GCP regulations through periodic inspections of trial sponsors, principal investigators and trial sites. If we or our CROs fail to comply with applicable GCP regulations, the data generated in our clinical trials may be deemed unreliable and the FDA may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that, upon inspection, the FDA will determine that any of our clinical trials comply or complied with GCP regulations. In addition, our clinical trials must be conducted with product produced under cGMP regulations, and require a large number of test subjects. Our failure to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process.

If any of our relationships with these third-party CROs terminate, we may not be able to enter into arrangements with alternative CROs on commercially reasonable terms, or at all. If CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements or for other reasons, our clinical trials may be extended, delayed or terminated and we may not be able to obtain regulatory approval for or successfully commercialize our product candidates. As a result, our results of operations and the commercial prospects for our product candidates would be harmed, our costs could increase and our ability to generate revenues could be delayed.

Switching or adding additional CROs can involve substantial cost and require extensive management time and focus. In addition, there is a natural transition period when a new CRO commences work. As a result, delays may occur, which can materially impact our ability to meet our desired clinical development timelines. Though we carefully manage our relationships with our CROs, there can be no assurance that we will not encounter similar challenges or delays in the future or that these delays or challenges will not have a material adverse impact on our business, financial condition or prospects.

Clinical drug development involves a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results.

Clinical testing is expensive and can take many years to complete, and its outcome is uncertain. Failure can occur at any time during the clinical trial process. The results of preclinical studies and early clinical trials of our product candidates may not be predictive of the results of later-stage clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through preclinical studies and initial clinical testing.

To the extent that we are required to conduct additional clinical development of HZT-501 or LODOTRA or we conduct clinical development of our earlier stage product candidates or additional indications for LODOTRA, we may experience delays in these clinical trials. In the future we intend to further investigate LODOTRA for the treatment of severe asthma and polymyalgia rheumatica. We also have a pipeline of earlier stage product candidates to treat pain-related diseases, and plan to investigate TRUNOC (tarenflurbil) for the treatment of pain-related diseases and HZN-602, a single pill combination of naproxen and famotidine, for reducing the risk of NSAID-induced upper GI ulcers in patients with mild to moderate pain and arthritis who require the use of naproxen. We do not know whether any additional clinical trials will be initiated, begin on time, need to be redesigned, enroll patients on time or be completed on schedule, if at all. Clinical trials can be delayed for a variety of reasons, including delays related to:

•	obtaining regulatory approval to commence a trial;

•	reaching agreement with the FDA on any special protocol assessments, or SPAs, we submit;

•

reaching agreement on acceptable terms with prospective CROs and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•	obtaining institutional review board or ethics committee approval at each site;

•	recruiting suitable patients to participate in a trial;

•	having patients complete a trial or return for post-treatment follow-up;

•	clinical sites dropping out of a trial;

•	adding new sites; or

•	manufacturing sufficient quantities of product candidates for use in clinical trials.

Patient enrollment, a significant factor in the timing of clinical trials, is affected by many factors including the size and nature of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, the design of the clinical trial, competing clinical trials and clinicians’ and patients’ perceptions as to the potential advantages of the product candidate being studied in relation to other available therapies, including any new drugs that may be approved for the indications we are investigating. Furthermore, we expect to rely on CROs and clinical trial sites to ensure the proper and timely conduct of our future clinical trials and while we intend to have agreements governing their committed activities, we will have limited influence over their actual performance.

We could encounter delays if prescribing physicians encounter unresolved ethical issues associated with enrolling patients in clinical trials of our product candidates in lieu of prescribing existing treatments that have established safety and efficacy profiles. Further, a clinical trial may be suspended or terminated by us, our collaborators, the FDA or other regulatory authorities due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a drug, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. If we experience delays in the completion of, or if we terminate, any clinical trial of our product candidates, the commercial prospects of our product candidates will be harmed, and our ability to generate product revenues from any of these product candidates will be delayed. In addition, any delays in completing our clinical trials will increase our costs, slow down our product development and approval process and jeopardize our ability to commence product sales and generate revenues. Any of these occurrences may harm our business, financial condition, results of operations and prospects significantly. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates.

The FDA may not ultimately approve our proposed trade names for our product candidates.

Any trade names that we intend to use for our product candidates must be approved by the FDA irrespective of whether we have secured a formal trademark registration from the U.S. Patent and Trademark Office, or PTO. The FDA conducts a rigorous review of proposed product names and may reject a proposed product name for a variety of reasons, including if it believes that the name inappropriately implies medical claims or if it poses the potential for confusion with other product names. Although we utilize the name “LODOTRA” in Europe, the FDA has rejected our usage of this product name in the U.S. and, if approved, LODOTRA will be sold under another name in the U.S., losing in the U.S. market the benefit of any brand equity it may develop in Europe. In addition, if the FDA determines that the trade names of other product candidates that are approved prior to the approval of our product candidates may present a risk of confusion with any of our proposed trade names, the FDA may not ultimately approve those proposed trade names. If the FDA does not approve any of our proposed product names prior to their applicable NDA approval dates, we may be required to launch commercial sales of such products without brand names, and our efforts to build successful brand identities for, and commercialize, such products may consequently be adversely impacted.

If we fail to develop and commercialize other product candidates or products, our business and prospects would be limited.

A key element of our strategy is to develop and commercialize a portfolio of other product candidates in addition to HZT-501 and LODOTRA. Since we do not have proprietary drug discovery technology, the success of this strategy depends in large part upon the combination of our regulatory, development and commercial capabilities and expertise and our ability to identify, select and acquire or in-license clinically enabled product candidates for the treatment of pain-related diseases or that otherwise fit into our development plans on terms that are acceptable to us. Identifying, selecting and acquiring or licensing promising product candidates requires substantial technical, financial and human resources and technical expertise. Efforts to do so may not result in the actual acquisition or license of a particular product candidate, potentially resulting in a diversion of our management’s time and the expenditure of our resources with no resulting benefit. If we are unable to identify, select and acquire or license suitable product candidates from third parties on terms acceptable to us, our business and prospects will be limited.

Moreover, any product candidate we identify, select and acquire or license will require additional, time-consuming development efforts prior to commercial sale, including preclinical studies if applicable, and extensive clinical testing and approval by the FDA and applicable foreign regulatory authorities. All product candidates are prone to the risk of failure that are inherent in pharmaceutical product development, including the possibility that the product candidate will not be shown to be sufficiently safe and/or effective for approval by regulatory authorities. In addition, we cannot assure you that any such products that are approved will be manufactured or produced economically, successfully commercialized or widely accepted in the marketplace or be more effective or desired than other commercially available alternatives.

In addition, if we fail to successfully develop and commercialize HZT-501 and LODOTRA, there is a greater likelihood that we will fail to successfully develop a pipeline of other product candidates to follow these lead product candidates, and our business and prospects would therefore be harmed.

We may seek to engage in strategic transactions that could have a variety of negative consequences, and we may not realize the benefits of such transactions or attempts to engage in such transactions.

From time to time, we may seek to engage in strategic transactions with third parties, such as acquisitions of companies or divisions of companies, asset purchases, or in-licensing of product candidates or technologies that we believe will complement or augment our existing business. We may also consider a variety of other business arrangements, including spin-offs, strategic partnerships, joint ventures, restructurings, divestitures, business combinations and other investments. Any such transaction may require us to incur non-recurring and other charges, increase our near and long-term expenditures, pose significant integration challenges, require additional expertise, result in dilution to our existing stockholders and disrupt our management and business, which could harm our operations and financial results. Moreover, we face significant competition in seeking appropriate strategic partners and transactions, and the negotiation process for any strategic transaction can be time-consuming and complex. In addition, we may not be successful in our efforts to engage in certain strategic transactions because our research and development pipeline may be insufficient, our product candidates and programs may be deemed to be at too early of a stage of development for collaborative effort and/or third parties may not view our product candidates and programs as having the requisite potential. There is no assurance that, following the consummation of a strategic transaction, we will achieve the revenues or specific net income that justifies such transaction. Any failures or delays in entering into strategic transactions could also delay or negatively impact the development and commercialization of our product candidates and reduce their competitiveness even if they reach the market. In addition, any failures or delays in entering into strategic transactions anticipated by analysts or the investment community could result in a decline in our stock price.

Business interruptions could seriously harm our future revenue and financial condition and increase our costs and expenses.

Our operations could be subject to earthquakes, power shortages, telecommunications failures, water shortages, floods, hurricanes, typhoons, fires, extreme weather conditions, medical epidemics and other natural or man-made disasters or business interruptions. While we carry insurance for certain of these events, the occurrence of any of these business interruptions could seriously harm our business and financial condition and increase our costs and expenses. A majority of our management operates in our principal executive offices located in Northbrook, Illinois. If our Northbrook offices were affected by a natural or man-made disaster or other business interruption, our ability to manage our domestic and foreign operations could be impaired, which could materially and adversely affect our results of operations and financial condition. We rely on third-party manufacturers, located in Hunt Valley, Maryland and Lyon, France, to produce our product candidates. Our ability to obtain commercial supplies of our product candidates could be disrupted, and our results of operations and financial condition could be materially and adversely affected if the operations of these suppliers were affected by a man-made or natural disaster or other business interruption. The ultimate impact of such events on us, our significant suppliers and our general infrastructure is unknown.

If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit commercialization of our product candidates.

We face an inherent risk of product liability as a result of the commercial sales of LODOTRA and the clinical testing of our product candidates, and will face an even greater risk if we commercialize HZT-501 and LODOTRA in the U.S. or other additional jurisdictions or if we engage in the clinical testing of new product candidates or commercialize any additional products. For example, we may be sued if any product we develop allegedly causes injury or is found to be otherwise unsuitable during clinical testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability or a breach of warranties. Claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our product candidates. Even successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

•	decreased demand for our product candidates or products that we may develop;

•	injury to our reputation;

•	withdrawal of clinical trial participants;

•	initiation of investigations by regulators;

•	costs to defend the related litigation;

•	a diversion of management’s time and our resources;

•	substantial monetary awards to trial participants or patients;

•	product recalls, withdrawals or labeling, marketing or promotional restrictions;

•	loss of revenue;

•	exhaustion of any available insurance and our capital resources;

•	the inability to commercialize our product candidates; and

•	a decline in our stock price.

Our inability to obtain and retain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of products we develop. We currently carry product liability insurance covering our clinical studies and commercial product sales in the amount of $10 million in the aggregate. Although we maintain such insurance, any claim that may be brought against us could result in a court judgment or settlement in an amount that is not covered, in whole or in part, by our insurance or that is in excess of the limits of our insurance coverage. If we determine that it is prudent to increase our product liability coverage due to the commercial launch of HZT-501 and/or the commercial launch of LODOTRA in additional markets, we may be unable to obtain such increased coverage on acceptable terms or at all. Our insurance policies also have various exclusions, and we may be subject to a product liability claim for which we have no coverage. We will have to pay any amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts.

Our business involves the use of hazardous materials, and we and our third-party manufacturers must comply with environmental laws and regulations, which can be expensive and restrict how we do business.

Our third-party manufacturers’ activities involve the controlled storage, use and disposal of hazardous materials owned by us, including the components of our product candidates and other hazardous compounds. We and our manufacturers are subject to federal, state and local as well as foreign laws and regulations governing the use, manufacture, storage, handling and disposal of these hazardous materials. Although we believe that the safety procedures utilized by our third-party manufacturers for handling and disposing of these materials comply with the standards prescribed by these laws and regulations, we cannot eliminate the risk of accidental contamination or injury from these materials. In the event of an accident, state, federal or foreign authorities may curtail the use of these materials and interrupt our business operations. We do not currently maintain hazardous materials insurance coverage. If we are subject to any liability as a result of our third-party manufacturers’ activities involving hazardous materials, our business and financial condition may be adversely affected. In the future we may seek to establish longer term third-party manufacturing arrangements, pursuant to which we would seek to obtain contractual indemnification protection from such third-party manufacturers potentially limiting this liability exposure.

Our employees may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements and insider trading.

We are exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with FDA regulations, provide accurate information to the FDA, comply with manufacturing standards we have established, comply with federal and state healthcare fraud and abuse laws and regulations, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. We have adopted a Code of Business Conduct and Ethics, but it is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions.

Risks Related to Our Financial Position and Capital Requirements

We have incurred significant operating losses since our inception and anticipate that we will continue to incur losses for the foreseeable future.

We have a limited operating history. We have financed our operations primarily through private placements of preferred stock and debt financing and have incurred significant operating losses since our inception. We had a net loss of $5.8 million for the six months ended June 30, 2010 and net losses of $20.5 million, $27.9 million and $25.8 million for the years ended December 31, 2009, 2008 and 2007, respectively. Nitec had a net loss of CHF 25.9 million ($24.8 million) for the nine months ended March 31, 2010, and a net loss of CHF 22.1 million ($19.7 million) for the year ended June 30, 2009. On a pro forma basis giving effect to the acquisition of Nitec, we would have had net losses of $47.4 million and $17.4 million for the year ended December 31, 2009 and the six months ended June 30, 2010, respectively. As of June 30, 2010, we had an accumulated deficit of $85.8 million. Before our acquisition of Nitec, as of March 31, 2010, we had an accumulated deficit of $87.9 million and Nitec had an accumulated deficit of CHF 65.8 million ($61.7 million). We do not know whether or when we will become profitable. Our prior losses, combined with expected future losses, have had and will continue to have an adverse effect on our stockholders’ deficit and working capital. Our losses have resulted principally from costs incurred in our development activities for our product candidates. We anticipate that our operating losses will substantially increase over the next several years as we execute our plan to expand our development and commercialization activities, including the planned commercialization of HZT-501 and LODOTRA, and as we transition into operating as a public company.

Our independent registered public accounting firm has included an explanatory paragraph relating to our ability to continue as a going concern in its report on our audited financial statements included in this prospectus.

Our report from our independent registered public accounting firm for the year ended December 31, 2009 includes an explanatory paragraph stating that our recurring losses from operations and negative cash flows raise substantial doubt about our ability to continue as a going concern. If we are unable to obtain sufficient funding, our business, financial condition and results of operations will be materially and adversely affected and we may be unable to continue as a going concern. If we are unable to continue as a going concern, we may have to liquidate our assets and may receive less than the value at which those assets are carried on our consolidated financial statements, and it is likely that investors will lose all or a part of their investment. After this offering, future reports from our independent registered public accounting firm may also contain statements expressing doubt about our ability to continue as a going concern. If we seek additional financing to fund our business activities in the future and there remains doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding on commercially reasonable terms or at all.

We have limited product revenues and other sources of revenues. We may never achieve or sustain profitability, which would depress the market price of our common stock, and could cause you to lose all or a part of your investment.

Our ability to become profitable depends upon our ability to generate revenues from sales of our products. To date, only LODOTRA is approved for marketing in Europe, and we have no other products approved for commercial sale and have generated only limited revenues from sales of LODOTRA. We may never be able to develop or commercialize other products or sell LODOTRA in the U.S., which we believe represents its most significant commercial opportunity. We do not anticipate generating revenues, if any, from sales of HZT-501 until at least the second half of 2011, and will never generate revenues from HZT-501 if we do not obtain regulatory approval. Our ability to generate future revenues depends heavily on our success in:

•	developing and securing U.S. and/or foreign regulatory approvals for HZT-501 and LODOTRA;

•	commercializing HZT-501 and LODOTRA and any other product candidates for which we obtain approval; and

•	developing and commercializing a portfolio of other product candidates in addition to HZT-501 and LODOTRA.

Even if we do generate additional product sales, we may never achieve or sustain profitability on a quarterly or annual basis. Our failure to become and remain profitable would depress the market price of our common stock and could impair our ability to raise capital, expand our business, diversify our product offerings or continue our operations.

The terms of our debt facilities place restrictions on our operating and financial flexibility, and if we raise additional capital through debt financing, the terms of any new debt could further restrict our ability to operate our business.

In April 2010, we entered into a $12.0 million debt facility with Kreos Capital III (UK) Limited, or Kreos, and Silicon Valley Bank, which we refer to as the Kreos-SVB facility, and concurrently borrowed $7.0 million under this facility. In September 2010, we borrowed the remaining $5.0 million available under the Kreos-SVB facility. Each drawdown is payable in equal monthly installments over 36 months, at a fixed interest rate of 12.9% per annum. The Kreos-SVB facility is secured by a lien on substantially all of our assets, including intellectual property. Upon completion of this offering, assuming we receive gross proceeds of not less than $50.0 million, the lien on our intellectual property securing the Kreos-SVB facility will be released. In addition, after December 31, 2012, if the FDA has approved HZT-501 and we achieve cumulative gross revenues of not less than $50.0 million from product sales, or if we meet certain liquidity requirements, the lien on the assets of Horizon Pharma AG may be released with the consent of the lenders, provided we are not in default under the Kreos-SVB facility. In April 2010, we also amended an existing credit facility between Kreos and Nitec, which we refer to as the Kreos facility, to permit us to acquire Nitec and to enter into the Kreos-SVB facility. As of June 30, 2010, the outstanding principal balance of the Kreos facility was approximately $5.5 million. The loans under this facility require interest only payments through December 2010 and thereafter are payable in equal monthly installments of principal and interest through November 2013. The Kreos facility is secured by a lien on trade receivables and intellectual property. Upon completion of this offering, assuming we receive gross proceeds of not less than $50.0 million, the lien on the intellectual property securing the Kreos facility will be released.

The Kreos-SVB facility and the Kreos facility restrict our ability to incur additional indebtedness, incur liens, pay dividends and engage in significant business transactions, such as a change of control, so long as we owe any amounts to the lenders under the related loan agreements. Any of these restrictions could significantly limit our operating and financial flexibility and ability to respond to changes in our business or competitive activities. In addition, if we default under our debt facilities, our lenders may accelerate all of our repayment obligations and take control of our pledged assets, potentially requiring us to renegotiate our agreement on terms less favorable to us or to immediately cease operations. Further, if we are liquidated, our lenders’ right to repayment would be senior to the rights of the holders of our common stock to receive any proceeds from the liquidation. Our lenders could declare a default under our debt facilities upon the occurrence of any event that the lenders interpret as having a material adverse effect upon us as defined under the loan agreements, thereby requiring us to repay the loans immediately or to attempt to reverse the lenders’ declaration through negotiation or litigation. Any declaration by the lenders of an event of default could significantly harm our business and prospects and could cause the price of our common stock to decline. If we raise any additional debt financing, the terms of such additional debt could further restrict our operating and financial flexibility.

If we fail to obtain additional financing, we may be unable to complete the development and commercialization of HZT-501, LODOTRA or other product candidates, or continue our other research and development programs.

Our operations have consumed substantial amounts of cash since inception. We expect to continue to spend substantial amounts to:

•	complete the regulatory approval process, and any future required clinical development related thereto, for HZT-501 and LODOTRA;

•	launch and commercialize any product candidates for which we obtain regulatory approval, including building our own sales force in the U.S.; and

•	continue our research and development programs to advance our product pipeline in the future.

We believe that the net proceeds from this offering and our existing cash and cash equivalents, together with interest thereon, will be sufficient to fund our operations for at least the next 12 months. We may need to raise additional funds sooner if we choose to expand our commercialization efforts more rapidly than we presently anticipate. We will also require additional capital if the FDA requires us to conduct additional clinical trials with respect to either HZT-501 or LODOTRA.

We cannot be certain that additional funding will be available on acceptable terms, or at all. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us we may have to significantly delay, scale back or discontinue the development or commercialization of one or more of our product candidates or one or more of our other research and development initiatives. We also could be required to:

•

seek collaborators for one or more of our current or future product candidates at an earlier stage than otherwise would be desirable or on terms that are less favorable than might otherwise be available; or

•	relinquish or license on unfavorable terms our rights to technologies or product candidates that we otherwise would seek to develop or commercialize ourselves.

Our report from our independent registered public accounting firm for the year ended December 31, 2009 includes an explanatory paragraph stating that our recurring losses from operations and negative cash flows raise substantial doubt about our ability to continue as a going concern. If we are unable to obtain additional financing on commercially reasonable terms, our business, financial condition and results of operations will be materially and adversely affected and we may be unable to continue as a going concern. If we are unable to continue as a going concern, we may have to liquidate our assets and may receive less than the value at which those assets are carried on our financial statements, and it is likely that investors will lose all or a part of their investment.

Any of the above events could significantly harm our business, financial condition and prospects and cause the price of our common stock to decline.

Raising additional capital may cause dilution to our existing stockholders, restrict our operations or require us to relinquish intellectual property rights to our product candidates.

We may seek additional capital through a combination of private and public equity offerings, debt financings, receivables or royalty financings, strategic partnerships and alliances and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a stockholder. Debt, receivables and royalty financings may be coupled with an equity component, such as warrants to purchase stock, which could also result in dilution of our existing stockholders’ ownership. The incurrence of indebtedness would result in increased fixed payment obligations and could also result in certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. If we raise additional funds through strategic partnerships and alliances and licensing arrangements with third parties, we may have to relinquish valuable rights to our product candidates, or grant licenses on terms that are not favorable to us.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. Our management may not apply our net proceeds in ways that ultimately increase the value of your investment. We expect to use the net proceeds from this offering to fund the regulatory approval and commercialization of HZT-501 and LODOTRA and for working capital, capital expenditures and general corporate purposes. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause the price of our common stock to decline.

Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be limited.

Under Section 382 of the Internal Revenue Code of 1986, as amended, if a corporation undergoes an “ownership change” (generally defined as a greater than 50% change (by value) in its equity ownership over a three year period), the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes to offset its post-change income may be limited. We have concluded that as a result of our acquisition of Nitec and related transactions occurring on April 1, 2010, we have triggered an “ownership change” limitation and that we will be subject to annual limits on our ability to utilize net operating loss carryforwards. We estimate that these annual limits will be $13.7 million, $18.1 million, $18.1 million, $18.1 million and $16.9 million for 2010, 2011, 2012, 2013 and 2014, respectively, and will be cumulative such that any use of the carryforwards below the limitation in one year will result in a corresponding increase in the limitation for the subsequent tax year. We may also experience ownership changes in the future as a result of subsequent shifts in our stock ownership, including as a result of the completion of this offering.

Unstable market and economic conditions may have serious adverse consequences on our business, financial condition and stock price.

As widely reported, global credit and financial markets have been experiencing extreme disruptions in the past several years, including severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates, and uncertainty about economic stability. There can be no assurance that further deterioration in credit and financial markets and confidence in economic conditions will not occur. Our general business strategy may be adversely affected by the recent economic downturn and volatile business environment and continued unpredictable and unstable market conditions. If the current equity and credit markets deteriorate further, or do not improve, it may make any necessary debt or equity financing more difficult to complete, more costly, and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance and stock price and could require us to delay or abandon commercialization or development plans. In addition, there is a risk that one or more of our current service providers, manufacturers and other partners may not survive these difficult economic times, which could directly affect our ability to attain our operating goals on schedule and on budget.

At June 30, 2010, we had $13.3 million of cash and cash equivalents consisting of cash and money market funds. While as of the date of this prospectus, we are not aware of any downgrades, material losses, or other significant deterioration in the fair value of our cash equivalents or marketable securities since June 30, 2010, no assurance can be given that further deterioration in conditions of the global credit and financial markets would not negatively impact our current portfolio of cash equivalents or marketable securities or our ability to meet our financing objectives. Further dislocations in the credit market may adversely impact the value and/or liquidity of marketable securities owned by us.

Changes in accounting rules or policies may affect our financial position and results of operations.

U.S. generally accepted accounting principles and related implementation guidelines and interpretations can be highly complex and involve subjective judgments. Changes in these rules or their interpretation, the adoption of new guidance or the application of existing guidance to changes in our business could significantly affect our financial position and results of operations. In addition, the consolidation of Horizon Pharma AG and Horizon Pharma USA adds additional complexity to the application of U.S. generally accepted accounting principles. Changes in the application of existing rules or guidance applicable to us or our wholly-owned subsidiaries could significantly affect our consolidated financial position and results of operations.

Risks Related to Our Intellectual Property

If we are unable to obtain or protect intellectual property rights related to our products and product candidates, we may not be able to compete effectively in our market.

We rely upon a combination of patents, trade secret protection and confidentiality agreements to protect the intellectual property related to our products and product candidates. The strength of patents in the biotechnology and pharmaceutical field involves complex legal and scientific questions and can be uncertain. The patent applications that we own or in-license may fail to result in issued patents with claims that cover the products in the U.S. or in other foreign countries. If this were to occur, early generic competition could be expected against HZT-501, LODOTRA and other product candidates in development. There is no assurance that all of the potentially relevant prior art relating to our patents and patent applications has been found, which can invalidate a patent or prevent a patent from issuing based on a pending patent application. In particular, because the active pharmaceutical ingredients in HZT-501 and LODOTRA have been on the market as separate products for many years, it is possible that these products have previously been used off-label in such a manner that such prior usage would affect the validity of our patents or our ability to obtain patents based on our patent applications. Even if patents do successfully issue, third parties may challenge their validity, enforceability or scope, which may result in such patents being narrowed or invalidated. Furthermore, even if they are unchallenged, our patents and patent applications, may not adequately protect our intellectual property or prevent others from designing around our claims. If the patent applications we hold with respect to HZT-501 and LODOTRA fail to issue or if their breadth or strength of protection is threatened, it could dissuade companies from collaborating with us to develop them, and threaten our ability to commercialize, our product candidates. We cannot offer any assurances about which, if any, patents will issue or whether any issued patents will be found not invalid and not unenforceable or will go unthreatened by third parties. Further, if we encounter delays in regulatory approvals, the period of time during which we could market HZT-501 and LODOTRA under patent protection could be reduced. Since patent applications in the U.S. and most other countries are confidential for a period of time after filing, and some remain so until issued, we cannot be certain that we were the first to file any patent application related to HZT-501 and LODOTRA or our other product candidates. Furthermore, if third parties have filed such patent applications, an interference proceeding in the U.S. can be provoked by a third party or instituted by us to determine who was the first to invent any of the subject matter covered by the patent claims of our applications.

In addition to the protection afforded by patents, we rely on trade secret protection and confidentiality agreements to protect proprietary know-how that is not patentable, processes for which patents are difficult to enforce and any other elements of our drug discovery and development processes that involve proprietary know-how, information or technology that is not covered by patents. Although we expect all of our employees to assign their inventions to us, and all of our employees, consultants, advisors and any third parties who have access to our proprietary know-how, information or technology to enter into confidentiality agreements, we cannot provide any assurances that all such agreements have been duly executed or that our trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. Further, the laws of some foreign countries do not protect proprietary rights to the same extent or in the same manner as the laws of the U.S. and Canada. As a result, we may encounter significant problems in protecting and defending our intellectual property both in the U.S. and abroad. If we are unable to prevent material disclosure of the non-patented intellectual property related to our technologies to third parties, and there is no guarantee that we will have any such enforceable trade secret protection, we may not be able to establish or maintain a competitive advantage in our market, which could materially adversely affect our business, results of operations and financial condition.

Third-party claims of intellectual property infringement may prevent or delay our development and commercialization efforts.

Our commercial success depends in part on our avoiding infringement of the patents and proprietary rights of third parties. There is a substantial amount of litigation, both within and outside the U.S., involving patent and other intellectual property rights in the biotechnology and pharmaceutical industries, including patent infringement lawsuits, interferences, oppositions and inter party reexamination proceedings before the U.S. PTO. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we and our collaborators are developing product candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that our product candidates may be subject to claims of infringement of the patent rights of third parties.

Third parties may assert that we are employing their proprietary technology without authorization. There may be third-party patents or patent applications with claims to materials, formulations, methods of manufacture or methods for treatment related to the use or manufacture of HZT-501 and LODOTRA and/or our other product candidates. Because patent applications can take many years to issue, there may be currently pending patent applications which may later result in issued patents that our product candidates may infringe. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents. If any third-party patents were held by a court of competent jurisdiction to cover the manufacturing process of any of our product candidates, any molecules formed during the manufacturing process or any final product itself, the holders of any such patents may be able to block our ability to commercialize such product candidate unless we obtained a license under the applicable patents, or until such patents expire. Similarly, if any third-party patent were held by a court of competent jurisdiction to cover aspects of our formulations, processes for manufacture or methods of use, including combination therapy, the holders of any such patent may be able to block our ability to develop and commercialize the applicable product candidate unless we obtained a license or until such patent expires. In either case, such a license may not be available on commercially reasonable terms or at all.

Parties making claims against us may obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize one or more of our product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, pay royalties or redesign our infringing products, which may be impossible or require substantial time and monetary expenditure. We cannot predict whether any such license would be available at all or whether it would be available on commercially reasonable terms. Furthermore, even in the absence of litigation, we may need to obtain licenses from third parties to advance our research or allow commercialization of our product candidates, and we have done so from time to time. We may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. In that event, we would be unable to further develop and commercialize one or more of our product candidates, which could harm our business significantly. We cannot provide any assurances that third-party patents do not exist which might be enforced against our products, resulting in either an injunction prohibiting our sales, or, with respect to our sales, an obligation on our part to pay royalties and/or other forms of compensation to third parties.

If we fail to comply with our obligations in the agreements under which we license rights to technology from third parties, we could lose license rights that are important to our business.

We are a party to a number of technology licenses that are important to our business and expect to enter into additional licenses in the future. For example, we hold an exclusive license to SkyePharma’s proprietary technology and know-how covering the delayed release of corticosteroids relating to LODOTRA. If we fail to comply with our obligations under our agreement with SkyePharma or our other license agreements, or we are subject to a bankruptcy, the licensor may have the right to terminate the license, in which event we would not be able to market products covered by the license, including LODOTRA.

We may be involved in lawsuits to protect or enforce our patents or the patents of our licensors, which could be expensive, time consuming and unsuccessful.

Competitors may infringe our patents or the patents of our licensors. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming. In addition, in an infringement proceeding, a court may decide that a patent of ours or our licensors is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation or defense proceedings could put one or more of our patents at risk of being invalidated or interpreted narrowly and could put our patent applications at risk of not issuing.

Interference proceedings provoked by third parties or brought by us may be necessary to determine the priority of inventions with respect to our patents or patent applications or those of our collaborators or licensors. An unfavorable outcome could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. Our defense of litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distract our management and other employees. We may not be able to prevent, alone or with our licensors, misappropriation of our intellectual property rights, particularly in countries where the laws may not protect those rights as fully as in the U.S.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of our common stock.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees on any issued patent are due to be paid to the U.S. PTO and foreign patent agencies in several stages over the lifetime of the patent. The U.S. PTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. If we or our licensors that control the prosecution and maintenance of our licensed patents fail to maintain the patents and patent applications covering our product candidates, our competitors might be able to enter the market, which would have a material adverse effect on our business.

We may be subject to claims that our employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties.

We employ individuals who were previously employed at other biotechnology or pharmaceutical companies. We may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed confidential information of our employees’ former employers or other third parties. We may also be subject to claims that former employers or other third parties have an ownership interest in our patents. Litigation may be necessary to defend against these claims. There is no guarantee of success in defending these claims, and if we are successful, litigation could result in substantial cost and be a distraction to our management and other employees.

Risks Related to this Offering and Ownership of our Common Stock

We do not know whether an active, liquid and orderly trading market will develop for our common stock or what the market price of our common stock will be and as a result it may be difficult for you to sell your shares of our common stock.

Prior to this offering there has been no market for shares of our common stock. Although we expect that our common stock will be approved for listing on The NASDAQ Global Market, an active trading market for our shares may never develop or be sustained following this offering. The initial public offering price for our common stock was determined through negotiations with the underwriters, and the negotiated price may not be indicative of the market price of the common stock after the offering, which may vary. As a result of these and other factors, you may be unable to resell your shares of our common stock at or above the initial public offering price. Further, an inactive market may also impair our ability to raise capital by selling shares of our common stock and may impair our ability to enter into strategic partnerships or acquire companies or products by using our shares of common stock as consideration.

The price of our stock is likely to be highly volatile, and you could lose all or part of your investment.

The trading price of our common stock following the completion of this offering is likely to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. In addition to the factors discussed in this “Risk Factors” section and elsewhere in this prospectus, these factors include:

•	any adverse development or perceived adverse development with respect to the FDA’s review of the NDA for HZT-501 currently under FDA review, including a request for additional information;

•

any delay in filing our NDA for LODOTRA or delay in filing our MAA for HZT-501 in the European Union through the Decentralized Procedure, and any adverse development or perceived adverse development with respect to the FDA’s review of the NDA or the Medicines and Healthcare products Regulatory Agency’s review of an MAA, including without limitation the FDA’s issuance of a “refusal to file” letter or a request for additional information;

•	our failure to successfully execute our commercialization strategy with respect to our approved products;

•

disputes or other developments relating to intellectual property and other proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our products and product candidates;

•	unanticipated serious safety concerns related to the use of HZT-501, LODOTRA or any of our other product candidates;

•	adverse regulatory decisions;

•	changes in laws or regulations applicable to our products or product candidates, including but not limited to clinical trial requirements for approvals;

•	inability to obtain adequate commercial supply for any approved product or inability to do so at acceptable prices;

•	developments concerning our commercial partners, including but not limited to those with our sources of manufacturing supply;

•	our decision to initiate a clinical trial, not to initiate a clinical trial or to terminate an existing clinical trial;

•	adverse results or delays in clinical trials;

•	our failure to successfully develop additional product candidates;

•	introduction of new products or services offered by us or our competitors;

•	our inability to effectively manage our growth;

•	overall performance of the equity markets and general political and economic conditions;

•	failure to meet or exceed revenue and financial projections we provide to the public;

•	actual or anticipated variations in quarterly operating results;

•	failure to meet or exceed the estimates and projections of the investment community;

•	publication of research reports about us or our industry or positive or negative recommendations or withdrawal of research coverage by securities analysts;

•	our inability to successfully enter new markets;

•	the termination of a collaboration or the inability to establish additional collaborations;

•	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

•	our inability to maintain an adequate rate of growth;

•	ineffectiveness of our internal controls;

•	additions or departures of key scientific or management personnel;

•	issuances of debt or equity securities;

•	significant lawsuits, including patent or stockholder litigation;

•	changes in the market valuations of similar companies;

•	sales of our common stock by us or our stockholders in the future;

•	trading volume of our common stock;

•	effects of natural or man-made catastrophic events or other business interruptions; and

•	other events or factors, many of which are beyond our control.

In addition, the stock market in general, and The NASDAQ Global Market and the stocks of biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may adversely affect the market price of our common stock, regardless of our actual operating performance.

We do not intend to pay dividends on our common stock so any returns will be limited to the value of our stock.

We have never declared or paid any cash dividends on our common stock. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. In addition, our ability to pay cash dividends is currently prohibited by the terms of our debt facilities, and any future debt financing arrangement may contain terms prohibiting or limiting the amount of dividends that may be declared or paid on our common stock. Any return to stockholders will therefore be limited to the increase, if any, of our stock price.

Our directors and principal stockholders own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

Prior to this offering, our directors, five percent or greater stockholders and their respective affiliates owned in the aggregate approximately 80.5% of our outstanding voting stock and, upon completion of this offering, that same group will hold in the aggregate approximately     % of our outstanding voting stock (assuming no exercise of the underwriters’ overallotment option). Therefore, even after this offering these stockholders will have the ability to influence us through this ownership position. These stockholders may be able to determine all matters requiring stockholder approval. For example, these stockholders may be able to control elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets, or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may feel are in your best interest as one of our stockholders.

If you purchase our common stock in this offering, you will incur immediate and substantial dilution in the book value of your shares.

The initial public offering price is substantially higher than the net tangible book value per share of our common stock. Investors purchasing common stock in this offering will pay a price per share that substantially exceeds the book value of our tangible assets after subtracting our liabilities. As a result, investors purchasing common stock in this offering will incur immediate dilution of $             per share, based on an assumed initial public offering price of $             per share, the mid-point of the price range set forth on the cover of this prospectus. Further, investors purchasing common stock in this offering will contribute approximately     % of the total amount invested by stockholders since our inception, but will own only approximately     % of the shares of common stock outstanding after giving effect to this offering.

This dilution is due to our investors who purchased shares prior to this offering having paid substantially less than the price offered to the public in this offering when they purchased their shares and the exercise of stock options granted to our employees. As of June 30, 2010, there were 3,115,855 shares of our common stock issuable upon the exercise of outstanding options having a weighted average exercise price of $5.82 per share and 821,564 shares of our common stock issuable upon the exercise of outstanding warrants to purchase preferred stock (assuming the conversion of all such preferred stock to common stock), having a weighted average exercise price of $3.92 per share. The exercise of any of these options or warrants would result in additional dilution. Additionally, in July 2010, we sold $10.0 million in aggregate principal amount of subordinated convertible promissory notes, or the 2010 notes, in a private placement to certain of our existing investors. The 2010 notes may convert into shares of our Series B preferred stock prior to the closing of this offering or our common stock in connection with or after this offering at the lesser of the price offered to the public in this offering or $7.968 per share. Assuming the price offered to the public in this offering is greater than $7.968 per share, the conversion of the 2010 notes into our common stock would result in additional dilution. As a result of the dilution to investors purchasing shares in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of our liquidation. For a further description of the dilution that you will experience immediately after this offering, see “Dilution.”

We will incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, as well as rules subsequently implemented by the Securities and Exchange Commission, or the SEC, and the NASDAQ Stock Market, Inc., or NASDAQ, impose significant requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. We expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. If these requirements divert the attention of our management and personnel from other business concerns, they could have a material adverse effect on our business, financial condition and results of operations. The increased costs will decrease our net income or increase our net loss, and may require us to reduce costs in other areas of our business or increase the prices of our products or services. For example, we expect these rules and regulations will make it more difficult and more expensive for us to obtain and maintain director and officer liability insurance. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure controls and procedures. In particular, we will be required to perform system and process evaluation and testing of our internal controls over financial reporting to allow management to report, commencing in our annual report on Form 10-K for the year ending December 31, 2011, on the effectiveness of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act, or Section 404. Unless we qualify for an exemption as a non-accelerated filer under the Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted on July 21, 2010, our independent registered public accounting firm will also be required to deliver an attestation report on the effectiveness of our internal control over financial reporting. Our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses. Our compliance with Section 404 will require that we incur substantial accounting expense and expend significant management efforts, particularly because of our holding company structure and international operations. We currently do not have an internal audit group, and we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner or if we or our independent registered public accounting firm identify deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses, the market price of our common stock could decline and we could be subject to sanctions or investigations by NASDAQ, the SEC or other regulatory authorities, which would require additional financial and management resources.

New laws and regulations as well as changes to existing laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act and rules adopted by the SEC and by NASDAQ, would likely result in increased costs to us as we respond to their requirements.

Sales of a substantial number of shares of our common stock in the public market could cause our stock price to decline.

If our existing stockholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market after the lock-up and other legal restrictions on resale discussed in this prospectus lapse, the trading price of our common stock could decline. Based on shares of common stock outstanding as of June 30, 2010, upon completion of this offering, we will have outstanding a total of              shares of common stock, assuming no exercise of the underwriters’ overallotment option and no exercise of outstanding options and warrants. Of these shares, only the shares of common stock sold by us in this offering, plus any shares sold upon exercise of the underwriters’ overallotment option, will be freely tradable, without restriction, in the public market immediately following this offering. Our underwriters, however, may, in their sole discretion, permit our officers, directors and other stockholders who are subject to these lock-up agreements to sell shares prior to the expiration of the lock-up agreements.

We expect that the lock-up agreements pertaining to this offering will expire 180 days from the date of this prospectus (subject to extension upon the occurrence of specified events). After the lock-up agreements expire, up to an additional 29,771,443 shares of common stock will be eligible for sale in the public market, subject to volume limitations under Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, with respect to shares held by directors, executive officers and other affiliates. In addition, shares of common stock that are either subject to outstanding options or reserved for future issuance under our employee benefit plans will become eligible for sale in the public market to the extent permitted by the provisions of various vesting schedules, the lock-up agreements and Rule 144 and Rule 701 under the Securities Act. If these additional shares of common stock are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline.

Certain holders of shares of our common stock are entitled to rights with respect to the registration of their shares under the Securities Act, subject to the 180-day lock-up agreements described above. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock.

Future sales and issuances of our common stock or rights to purchase common stock, including pursuant to our equity incentive plans, could result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to decline.

We expect that significant additional capital will be needed in the future to continue our planned operations. To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution. We may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities or other equity securities in subsequent transactions, investors may be materially diluted. New investors in such subsequent transactions could gain rights, preferences and privileges senior to those of holders of our common stock, including shares of common stock sold in this offering.

Pursuant to our 2010 equity incentive plan, our management is authorized to grant stock options to our employees, directors and consultants. The number of shares available for future grant under our 2010 equity incentive plan will automatically increase each year by an amount equal to the lesser of 5% of our capital stock outstanding as of January 1 of each year or              shares, subject to the ability of our board of directors to take action to reduce the size of such increase in any given year.

Some provisions of our charter documents and Delaware law may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our amended and restated certificate of incorporation and amended and restated bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us or increase the cost of acquiring us, even if doing so would benefit our stockholders or remove our current management. These provisions include:

•	authorizing the issuance of “blank check” preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;

•	limiting the removal of directors by the stockholders;

•	creating a staggered board of directors;

•	prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of stockholders;

•	eliminating the ability of stockholders to call a special meeting of stockholders;

•	permitting our board of directors to accelerate the vesting of outstanding option grants upon certain transactions that result in a change of control; and

•	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. We are also subject to certain anti-takeover provisions under Delaware law which may discourage, delay or prevent someone from acquiring us or merging with us whether or not it is desired by or beneficial to our stockholders. Under Delaware law, a corporation may not, in general, engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other things, the board of directors has approved the transaction. Any provision of our certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on our company. If no securities or industry analysts commence coverage of our company, the trading price for our stock would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover us downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

We may become involved in securities class action litigation that could divert management’s attention and harm our business and could subject us to significant liabilities.

The stock markets have from time to time experienced significant price and volume fluctuations that have affected the market prices for the common stock of pharmaceutical companies. These broad market fluctuations may cause the market price of our common stock to decline. In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because biotechnology and biopharmaceutical companies have experienced significant stock price volatility in recent years. We may become involved in this type of litigation in the future. Even if we are successful in defending against any such claims, litigation could result in substantial costs and be a distraction to management, and may result in unfavorable results that could adversely impact our financial condition and prospects.

Special Note Regarding Forward-Looking Statements

Some of the statements under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus contain forward-looking statements. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. Many important factors affect our ability to achieve our objectives, including:

•	our ability to obtain and maintain regulatory approvals for HZT-501 and LODOTRA;

•	our ability to successfully execute our sales and marketing strategy, including the development of our sales and marketing capabilities in the U.S.;

•	the rate and degree of market acceptance of, and our ability and our distribution and marketing partners’ ability to obtain reimbursement for, any products for which we obtain regulatory approval;

•	our ability to obtain additional financing;

•	the accuracy of our estimates regarding expenses, future revenues and capital requirements;

•	our ability to successfully integrate the operations of Horizon Pharma USA, Inc. and Horizon Pharma AG and realize any expected benefits of our acquisition of Nitec Pharma AG;

•	our ability to manage our anticipated future growth;

•

the ability of our products to compete with generic products, especially those representing the active pharmaceutical ingredients in HZT-501 and LODOTRA, as well as new products that may be developed by our competitors;

•	our ability and our distribution and marketing partners’ ability to comply with regulatory requirements regarding the sales, marketing and manufacturing of our products and product candidates;

•	the performance of our third-party distribution partners and manufacturers, over which we have limited control;

•	our ability to obtain and maintain intellectual property protection for our products and our product candidates;

•	our ability to operate our business without infringing the intellectual property rights of others;

•	the success and timing of our preclinical and clinical development efforts;

•	the loss of key scientific or management personnel;

•	regulatory developments in the U.S. and foreign countries;

•	our ability to develop and commercialize other product candidates in addition to HZT-501 and LODOTRA; and

•	our use of the net proceeds from this offering.

In addition, you should refer to the “Risk Factors” section of this prospectus for a discussion of other important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified timeframe, or at all. The Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933, as amended, do not protect any forward-looking statements that we make in connection with this offering.

We are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Use of Proceeds

We estimate that the net proceeds from the sale of the shares of common stock we are offering will be approximately $             million, based upon an assumed initial public offering price of $             per share, the mid-point of the price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Each $1.00 increase or decrease in the assumed initial public offering price of $             per share, the mid-point of the price range set forth on the cover page of this prospectus, would increase or decrease, respectively, the net proceeds to us from this offering by approximately $             million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters fully exercise their overallotment option, we estimate that the net proceeds to us from this offering will be approximately $             million.

The principal purposes of this offering are to obtain additional capital to support our operations, to create a public market for our common stock and to facilitate our future access to the public equity markets.

We intend to use the net proceeds of this offering as follows:

•	approximately $ million to fund development and regulatory approval for HZT-501 and LODOTRA;

•	approximately $ million to fund U.S. commercialization activities for HZT-501 and LODOTRA; and

•	the remainder for working capital, capital expenditures and general corporate purposes.

Pending their use, we plan to invest the net proceeds from this offering in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

We believe that the net proceeds from this offering and our existing cash and cash equivalents, together with interest thereon, will be sufficient to fund our operations for at least the next 12 months, including our initial commercial launch activities in the U.S., assuming we receive marketing approval.

Dividend Policy

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business. We do not intend to pay cash dividends on our common stock for the foreseeable future. Any future determination related to dividend policy will be made at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant. In addition, unless waived, the terms of our existing debt facilities prohibit us from paying dividends on our common stock.

Industry and Market Data

We obtained the industry, market and competitive position data in this prospectus from our own internal estimates and research as well as from industry and general publications and research surveys and studies conducted by third parties. While we believe that each of these studies and publications is reliable, we have not independently verified market and industry data from third-party sources. In addition, while we believe our internal company research is reliable and the market definitions we use are appropriate, neither our internal research nor these definitions have been verified by any independent source.

Capitalization

The following table sets forth our cash, cash equivalents and capitalization as of June 30, 2010:

•	on an actual basis;

•	on a pro forma basis to give effect to:

(1)	our issuance in July 2010 of convertible promissory notes in the aggregate principal amount of $10.0 million, or the 2010 notes, and our issuance of 1,271,520 shares of common stock upon the completion of this offering upon an assumed conversion of the 2010 notes (plus interest accrued thereon), assuming a conversion price of $7.968 per share and assuming a conversion date of August 29, 2010; and

(2)	the conversion of all of our outstanding shares of convertible preferred stock into an aggregate of 24,961,340 shares of common stock upon the completion of this offering (and the adjustment of our outstanding warrants to purchase convertible preferred stock into warrants to purchase common stock); and

•

on a pro forma as adjusted basis to additionally give effect to the sale of              shares of common stock in this offering, assuming an initial public offering price of $             per share, the mid-point of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

You should read the information in this table together with our consolidated financial statements, and accompanying notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Condensed Consolidated Financial Information” appearing elsewhere in this prospectus.

	As of June 30, 2010
	Actual	Pro Forma	Pro Forma as Adjusted
	(in thousands, except share and per share data)
	(unaudited)
Cash and cash equivalents	$13,266	$23,266	$—

Long-term debt, less current portion	7,576	7,576	—

Stockholders’ equity (deficit):
Convertible preferred stock, $0.0001 par value; 27,400,000 shares authorized, 24,961,340 shares issued and outstanding, actual; no shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	2	—	—
Preferred stock, $0.0001 par value; no shares authorized, no shares issued and outstanding, actual; shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	—	—	—
Common stock, $0.0001 par value; 35,400,000, shares authorized, 3,538,583 shares issued and outstanding, actual; shares authorized, 29,771,443 shares issued and outstanding, pro forma; shares authorized, shares issued and outstanding, pro forma as adjusted	—	3	—
Additional paid-in-capital	204,420	214,419	—
Accumulated other comprehensive income	370	370
Accumulated deficit	(85,826)	(85,826)	—

Total stockholders’ equity	118,966	128,966	—

Total capitalization	$126,542	$136,542	$—

The number of shares of our common stock to be outstanding after this offering is based on 3,538,583, shares of common stock outstanding as of June 30, 2010 on an actual basis, and excludes:

•	3,115,855 shares of common stock issuable upon the exercise of outstanding options under our 2005 Stock Plan, as of June 30, 2010, having a weighted average exercise price of $5.82 per share;

•

             shares of common stock reserved for future issuance under our 2010 equity incentive plan and 2010 employee stock purchase plan, each of which will become effective upon the signing of the underwriting agreement for this offering (including              shares of common stock reserved for future issuance under our 2005 stock plan which will be added to the shares reserved under our 2010 equity incentive plan upon its effectiveness); and

•	821,564 shares of common stock issuable upon the exercise of outstanding warrants, as of June 30, 2010, having a weighted average exercise price of $3.92 per share.

Dilution

If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock upon completion of this offering.

Our historical net tangible book value (deficit) of our common stock as of June 30, 2010 was approximately $(34.2) million, or approximately $(9.67) per share, based on the number of shares of common stock outstanding as of June 30, 2010. Historical net tangible book value (deficit) per share is determined by dividing the number of shares of common stock outstanding as of June 30, 2010 into our total tangible assets (total assets less intangible assets) less total liabilities.

After giving effect to (1) our issuance in July 2010 of convertible promissory notes in the aggregate principal amount of $10.0 million, or the 2010 notes, and our issuance of 1,271,520 shares of common stock upon the completion of this offering upon an assumed conversion of the 2010 notes (plus interest accrued thereon), assuming a conversion price of $7.968 per share and assuming a conversion date of August 29, 2010 and (2) the conversion of all of our outstanding shares of convertible preferred stock into an aggregate of 24,961,340 shares of common stock upon the completion of this offering, our pro forma net tangible book value (deficit) per share as of June 30, 2010 would have been approximately $(24.2) million, or approximately $(0.81) per share.

Investors participating in this offering will incur immediate, substantial dilution. After giving effect to the sale of common stock by us in this offering at an assumed initial public offering price of $             per share, the mid-point of the price range set forth on the cover page of this prospectus, net of estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of June 30, 2010 would have been approximately $             million, or approximately $             per share. This represents an immediate increase in pro forma as adjusted net tangible book value of $             per share to existing stockholders, and an immediate dilution of $             per share to investors participating in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share
Historical net tangible book value (deficit) per share as of June 30, 2010	$(9.67)
Pro forma increase in net tangible book value per share attributable to the issuance and assumed conversion of the 2010 notes and the conversion of convertible preferred stock	$8.86
Pro forma net tangible book value (deficit) per share as of June 30, 2010	$(0.81)
Pro forma increase in net tangible book value per share attributable to investors participating in this offering
Pro forma as adjusted net tangible book value per share after this offering
Dilution per share to investors participating in this offering

A $1.00 increase or decrease in the assumed initial public offering price of $             per share, the mid-point of the price range set forth on the cover page of this prospectus, would increase or decrease, respectively, our pro forma as adjusted net tangible book value as of June 30, 2010 by approximately $             million, the pro forma as adjusted net tangible book value per share after this offering by $             and the dilution in pro forma as adjusted net tangible book value to new investors in this offering by $             per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters exercise their overallotment option in full to purchase              additional shares of common stock in this offering, the pro forma as adjusted net tangible book value per share after the offering would be $             per share, the increase in the pro forma as adjusted net tangible book value per share to existing stockholders would be $             per share and the dilution to new investors purchasing common stock in this offering would be $             per share.

The following table summarizes, on a pro forma as adjusted basis as of June 30, 2010, the differences between the number of shares of common stock purchased from us, the total consideration and the average price per share paid to us by existing stockholders and by investors participating in this offering, before deducting estimated underwriting discounts and commissions and estimated offering expenses, at an assumed initial public offering price of $             per share, the mid-point of the price range set forth on the cover page of this prospectus:

	Shares purchased			Total consideration			Average price
	Number	Percent		Amount	Percent		per share
Existing stockholders before this offering			%	$		%	$
Investors participating in this offering						%

Total				$		%	$

A $1.00 increase or decrease in the assumed initial public offering price of $              per share, the mid-point of the price range set forth on the cover page of this prospectus, would increase or decrease, respectively, the total consideration paid to us by investors participating in this offering by approximately $             million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Except as otherwise indicated, the discussion and tables above assume no exercise of the underwriters’ overallotment option or any outstanding options or warrants. If the underwriters’ overallotment option is exercised in full, the number of shares of common stock held by existing stockholders will be reduced to         % of the total number of shares of common stock to be outstanding after this offering, and the number of shares of common stock held by investors participating in this offering will be further increased to             , or             % of the total number of shares of common stock to be outstanding after this offering.

The number of shares of common stock outstanding as of June 30, 2010 on an actual basis excludes:

•	3,115,855 shares of common stock issuable upon the exercise of outstanding options under our 2005 stock plan, as of June 30, 2010, having a weighted average exercise price of $5.82 per share;

•

             shares of common stock reserved for future issuance under our 2010 equity incentive plan and 2010 employee stock purchase plan, each of which will become effective upon the signing of the underwriting agreement for this offering (including              shares of common stock reserved for future issuance under our 2005 stock plan which will be added to the shares reserved under our 2010 equity incentive plan upon its effectiveness); and

•	821,564 shares of common stock issuable upon the exercise of outstanding warrants, as of June 30, 2010, having a weighted average exercise price of $3.92 per share.

Effective immediately upon the signing of the underwriting agreement for this offering, an aggregate of              shares of our common stock will be reserved for issuance under our 2010 equity incentive plan and 2010 employee stock purchase plan, which includes              shares of common stock reserved for future issuance under our 2005 stock plan that will be allocated to our 2010 equity incentive plan, and these share reserves will also be subject to automatic annual increases in accordance with the terms of the plans. Furthermore, we may choose to raise additional capital through the sale of equity or convertible debt securities due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that any of these options or warrants are exercised, new options are issued under our equity incentive plans or we issue additional shares of common stock or other equity securities in the future, there will be further dilution to investors participating in this offering.

Unaudited Pro Forma Condensed Consolidated Financial Information

Introductory Note

Prior to April 1, 2010, we operated as Horizon Therapeutics, Inc. On April 1, 2010, we effected a recapitalization pursuant to which we formed a holding company, Horizon Pharma Inc., and all of the shares of capital stock of Horizon Therapeutics, Inc. were converted into shares of Horizon Pharma, Inc. Horizon Therapeutics, Inc. survived as our wholly-owned subsidiary and changed its name to Horizon Pharma USA, Inc. Also on April 1, 2010, we acquired all of the shares of Nitec Pharma AG, or Nitec, in exchange for newly-issued shares of our capital stock. As a result of the acquisition, Nitec became our wholly-owned subsidiary and changed its name to Horizon Pharma AG. Following the recapitalization and acquisition of Nitec, we are organized as a holding company that operates through our wholly-owned subsidiaries, Horizon Pharma USA, Inc. (formerly Horizon Therapeutics, Inc.) and Horizon Pharma AG (formerly Nitec). Immediately following the acquisition, the former shareholders of Horizon Therapeutics, Inc. and Nitec own 51% and 49%, respectively, of Horizon Pharma, Inc. on a fully diluted basis. The preliminary total purchase price we paid for Nitec was approximately $119.3 million ($112.9 million, net of cash received of $6.4 million) and consisted of the following: 2.0 million shares of our common stock valued at $11.1 million, 11.2 million shares of our Series A convertible preferred stock valued at $88.9 million, a discount of $2.0 million on the sale of 1.2 million shares of Series B convertible preferred stock, warrants to purchase 0.1 million shares of Series A convertible preferred stock valued at $0.9 million, options to purchase 0.8 million shares of our common stock valued at $2.1 million, and $14.3 million in assumed current liabilities and long-term debt (including $6.8 million of debt under a credit facility between Nitec and Kreos Capital III (UK) Limited). The financial position and results of operations of Horizon Pharma AG have been included in our financial position and results of operations from the date of the acquisition. Concurrently with our recapitalization and acquisition of Nitec, we issued 2.5 million shares of our Series B convertible preferred stock for gross proceeds of $20.0 million.

Basis of Presentation

The following unaudited pro forma condensed consolidated financial information were prepared in accordance with Securities and Exchange Commission Regulation S-X, Article 11, giving effect to the acquisition of Nitec through the exchange of all of Nitec’s outstanding shares of capital stock for shares our capital stock, as well as certain reclassifications and pro forma adjustments, all of which are described in the notes accompanying this unaudited pro forma condensed consolidated financial information.

The determination of the accounting acquirer was based on a review of all pertinent facts and circumstances. The identification of the acquiring entity in this instance is subjective and was based on a number of factors outlined in ASC Topic 805-10-55-12, which are as follows:

•	the relative voting rights in the combined entity after the business combination;

•	the existence of a large minority voting interest in the combined entity if no other owner or organized group of owners has a significant voting interest;

•	the composition of the governing Board of the combined entity;

•	the composition of the senior management of the combined entity;

•	the terms of the exchange of equity interests;

•	relative size of each entity; and

•	which party initiated the transaction and other qualitative factors.

After consideration of the factors outlined above, it was determined that Horizon Therapeutics, Inc. was the accounting acquirer in this transaction based on the following:

•

immediately following the consummation of the recapitalization and acquisition transaction, Horizon Therapeutics, Inc. security holders had a 51% stake on a fully-diluted basis in the combined company, and had a greater than 50% ownership in the combined entity after giving consideration to the exercise of vested, in-the-money options, leading to the conclusion that this criterion favored Horizon Therapeutics, Inc.;

•

immediately following the consummation of the recapitalization and acquisition transaction, no significant minority stockholder could exert influence over the combined company’s operations in a manner that influences the accounting acquirer analysis, leading to the conclusion that this was a neutral criterion;

•

immediately following the consummation of the recapitalization and acquisition transaction former Horizon Therapeutics, Inc. board members comprised four of the seven board seats on the combined company’s board, leading to the conclusion that this criterion favored Horizon Therapeutics, Inc.;

•

immediately following the consummation of the acquisition, Horizon Therapeutics, Inc. management team members comprised seven out of eight senior management positions of the combined company, leading to the conclusion that this criterion favored Horizon Therapeutics, Inc.;

•

ownership interests received by the parties in the combined company were the result of a value-for-value exchange, and given both companies were private, any valuation would have been inherently subjective and may not have provided a clear indication as to a premium being paid by either party, leading to the conclusion that this was a neutral criterion;

•

while certain current financial criteria such as income statement and book value of assets may have indicated that Nitec was more significant, others such as business enterprise value indicated Horizon Therapeutics, Inc., leading to the conclusion that this was a neutral criterion; and

•

Horizon Therapeutics, Inc. initiated the transaction discussions, led the transaction negotiations, and the combined company’s operations were anticipated to be headquartered at Horizon Therapeutics, Inc.’s U.S. location going forward, leading to the conclusion that this criterion favored Horizon Therapeutics, Inc.

The Nitec acquisition was accounted for using the “acquisition method” of accounting. Under the acquisition method of accounting, the purchase price is required to be allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair market values. Any purchase price in excess of the fair market value of the acquired tangible and intangible assets is required to be allocated to goodwill in our condensed consolidated balance sheet as of the end of the period in which the acquisition closed. Conversely, to the extent the fair market value of the acquired tangible and intangible assets exceeds the purchase price, the excess is required to be reflected as a bargain purchase gain in other income in our condensed consolidated statement of operations during the period in which the acquisition closed. The bargain purchase gain resulting from the Nitec acquisition is reflected within other income (expense), net, in our statement of operations for the six months ended June 30, 2010. We performed appraisals necessary to derive preliminary fair values of the tangible and intangible assets acquired and liabilities assumed, the amounts of assets and liabilities arising from contingencies, and the amount of goodwill or bargain purchase gain to be recognized as of the acquisition date, and the related preliminary allocation of the purchase price. We believe the bargain purchase resulted in part from the unprecedented credit crisis and constrained capital markets which made it extremely difficult for small private, pre-commercial biotechnology companies, particularly those located in Europe such as Nitec, to access capital to execute their business plans. We believe these economic circumstances, along with limited other potential acquirers of Nitec due to the financial crisis, the opportunity to diversify Nitec’s product portfolio with our product candidates to enable the combined company to better access the capital markets, and gaining access to our management team with significant commercial experience in the arthritis, pain and inflammatory diseases therapeutic areas provided motivation for Nitec to sell to Horizon Therapeutics, Inc.

The unaudited pro forma condensed consolidated statement of operations information for the year ended December 31, 2009, and for the six months ended June 30, 2010, is based on the historical consolidated statements of operations of Horizon Pharma, Inc. and Nitec, giving effect to our acquisition of Nitec as if it had occurred on January 1, 2009. The unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 2010 includes the results of operations for Nitec for the three months ended March 31, 2010.

The historical profit and loss accounts of Nitec have been prepared in accordance with International Financial Reporting Standards, or IFRS, as prescribed by the International Accounting Standards Board. For the purpose of presenting the unaudited pro forma condensed consolidated financial information, the profit and loss accounts relating to Nitec have been adjusted to conform with accounting principles generally accepted in the U.S., or U.S. GAAP, as described in Note 2 to this unaudited pro forma condensed consolidated financial information. In addition, certain adjustments have been made to the historical financial statements of Nitec to reflect reclassifications to conform with the presentation under U.S. GAAP. The historical financial statements of Nitec are presented in Swiss Francs (CHF). For the purposes of presenting the unaudited pro forma consolidated financial information, the adjusted statements of operations of Nitec for the year ended December 31, 2009 and for the three months ended March 31, 2010 have been translated into U.S. Dollars at the average rate of one Swiss Franc to 0.9236 and 0.9465 U.S. Dollars, respectively.

The unaudited pro forma condensed consolidated financial information was prepared using (1) the audited consolidated financial statements of Horizon Pharma, Inc. for the year ended December 31, 2009 and the unaudited consolidated financial statements of Horizon Pharma, Inc. for the six months ended June 30, 2010 included elsewhere in this prospectus, (2) the audited consolidated financial statements of Nitec for the fiscal year ended June 30, 2009 and the unaudited consolidated financial statements of Nitec for the six months ended December 31, 2009 included elsewhere in this prospectus and the unaudited consolidated financial statements of Nitec for the three months ended March 31, 2010 which are not required to be included in this prospectus, (3) the preliminary purchase price allocation of the Nitec acquisition, a summary of which is included in Note 1 to this unaudited pro forma condensed consolidated financial information and (4) the assumptions and adjustments described in the notes accompanying this unaudited pro forma condensed consolidated financial information.

The unaudited pro forma condensed consolidated financial information is preliminary and subject to change, is provided for illustrative purposes only and is not necessarily indicative of the results that would have been achieved had the acquisition of Nitec been completed as of the dates indicated or that may be achieved in future periods. The unaudited pro forma condensed consolidated statement of operations does not include the effects of any non-recurring costs or income/gains resulting from (1) professional fees and other direct or indirect costs incurred in relation to the acquisition, (2) restructuring or integration activities that we may implement during the 12 months subsequent to the closing of the acquisition and (3) the realization of any cost savings from operating efficiencies, synergies or other restructurings that may result from the acquisition.

This unaudited pro forma condensed consolidated financial information should be read in conjunction with the historical consolidated audited and unaudited financial statements of Horizon Pharma, Inc. and Nitec and the related audited and unaudited notes thereto included elsewhere in this prospectus.

HORIZON PHARMA, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS INFORMATION

SIX MONTHS ENDED JUNE 30, 2010

(in thousands, except share and per share data)

	Horizon Pharma, Inc. Six Months Ended June 30, 2010	Nitec Pharma AG Three Months Ended March 31, 2010	Pro Forma Adjustments		Pro Forma Combined
Revenues
Sales of goods	$1,694	$278	$—		$1,972
Contract revenue	—	175	—		175

Total revenues	1,694	453	—		2,147
Cost of goods sold	2,519	355	1,208	(A)	4,082

Gross profit (loss)	(825)	98	(1,208)		(1,935)
Operating expenses
Research and development	7,159	2,044	—		9,203
Selling and marketing	1,668	2,236	—		3,904
General and administrative	9,893	5,620	—		15,513

Total operating expenses	18,720	9,900	—		28,620

Loss from operations	(19,545)	(9,802)	(1,208)		(30,555)
Interest income	13	290	—		303
Interest expense	(814)	(853)	—		(1,667)
Other income (expense), net	14,481	—	—		14,481
Foreign exchange gain	40	—	—		40

Loss before income tax	(5,825)	(10,365)	(1,208)		(17,398)
Income tax expense	(14)	(17)	—		(31)

Net loss	$(5,839)	$(10,382)	$(1,208)		$(17,429)

Net loss per share-basic and diluted	$(2.31)				$(4.93)

Weighted average common shares outstanding, basic and diluted	2,526,459				3,538,583

The accompanying notes are an integral part of this unaudited pro forma condensed consolidated financial information.

(A) To record amortization associated with the estimated identifiable intangible assets acquired over a nine-year useful life.

The 3,538,583 pro forma weighted average common shares outstanding as of June 30, 2010 gives effect to the acquisition of Nitec and our recapitalization on April 1, 2010, as if they had occurred on January 1, 2009, including the issuance of 2,035,494 shares of our common stock in connection with the acquisition of Nitec, and the conversion of 510,920 shares of special convertible preferred stock into common stock and the conversion of 1,999,999 shares of common stock into 992,169 shares of common stock, each in connection with the recapitalization.

HORIZON PHARMA, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS INFORMATION

FISCAL YEAR ENDED DECEMBER 31, 2009

(in thousands, except share and per share data)

	Horizon Pharma, Inc.	Nitec Pharma AG	Pro Forma Adjustments		Pro Forma Combined
Revenues
Sales of goods	$—	$2,694	$—		$2,694
Contract revenue	—	429	—		429

Total revenues	—	3,123	—		3,123
Cost of goods sold	—	3,500	4,833	(A)	8,333

Gross profit (loss)	—	(377)	(4,833)		(5,210)
Operating expenses
Research and development	10,894	11,816	—		22,710
Selling and marketing	2,072	3,717	—		5,789
General and administrative	5,823	5,374	—		11,197

Total operating expenses	18,789	20,907	—		39,696

Loss from operations	(18,789)	(21,284)	(4,833)		(44,906)
Interest income	25	1,812			1,837
Interest expense	(2,214)	(2,479)	—		(4,693)
Other income (expense), net	478	(10)	—		468

Loss before income tax	(20,500)	(21,961)	(4,833)		(47,294)
Income tax expense	—	(57)	—		(57)

Net loss	$(20,500)	$(22,018)	$(4,833)		$(47,351)

Capital contribution	3,489	—	—		3,489

Net loss attributable to common stockholders	$(17,011)	$(22,018)	$(4,833)		$(43,862)

Net loss per share, basic and diluted	$(17.12)				$(12.40)

Weighted average common shares outstanding, basic and diluted	993,569				3,538,583

The accompanying notes are an integral part of this unaudited pro forma condensed consolidated financial information.

(A) To record amortization associated with the estimated identifiable intangible assets acquired over a nine-year useful life.

The 3,538,583 pro forma weighted average common shares outstanding as of December 31, 2009 gives effect to the acquisition of Nitec and our recapitalization on April 1, 2010, as if they had occurred on January 1, 2009, including the issuance of 2,035,494 shares of our common stock in connection with the acquisition of Nitec, and the conversion of 510,920 shares of special convertible preferred stock into common stock and the conversion of 1,999,999 shares of common stock into 992,169 shares of common stock, each in connection with the recapitalization.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

NOTE 1 – PRELIMINARY PURCHASE PRICE—NITEC PHARMA AG

The unaudited pro forma condensed consolidated financial information reflects a preliminary total purchase price of approximately $119.3 million consisting of the following (in millions):

Horizon Common Stock	$11.1
Horizon Convertible Preferred Stock (including sale at discount from fair value)	90.9
Estimated Fair Value of Warrants	0.9
Estimated Fair Value of Options	2.1
Current Liabilities	8.3
Long-Term Debt	6.0

Preliminary Total Purchase Price	$119.3

We engaged consultants to assist management in determining the fair value of our common stock and our Series A and B convertible preferred stock using an income approach.

The initial estimated purchase price resulted in a fair value of assets and liabilities which exceed the purchase price by approximately $14.5 million. This amount was recorded as a bargain purchase gain in other income (expense), net in our unaudited consolidated statements of operations for the six months ended June 30, 2010.

Under the acquisition method of accounting, the total purchase price is allocated to net tangible and intangible assets acquired and liabilities assumed based upon their respective estimated fair values as of the acquisition date. The preliminary total purchase price of approximately $119.3 million was allocated ($112.9 million, net of cash acquired of $6.4 million) over the fair value of the assets acquired and liabilities assumed as follows (in millions):

Net Tangible Assets (including cash acquired)	$9.6
Developed Technology	43.5
In-Process Research and Development (IPR&D)	110.9
Property, Plant and Equipment	0.6
Deferred Tax Liabilities	(30.8)
Bargain Purchase Gain	(14.5)

Preliminary Total Purchase Price	$119.3

Developed Technology. The valuation of the developed technology acquired, an identifiable intangible asset, was based on management’s estimates, currently available information and reasonable and supportable assumptions. The allocation was generally based on our estimated fair value of the rights to payments with respect to our developed product LODOTRA in Europe which were acquired in the acquisition of Nitec. This estimated fair value was determined using the income approach under the discounted cash flow method. Significant assumptions used in valuing the developed technology included revenue projections through 2026 based on existing partnerships in Europe and assumptions relating to pricing and reimbursement rates and market size and market penetration rates, cost of goods sold based on current manufacturing experience, allocated general and administrative expense without any sales and marketing expense as the product was fully out licensed in Europe, research and development expenses for clinical and regulatory support for obtaining reimbursement approval in Europe through 2010, a 39.3% blended tax rate, a 100% probability of cash flows as the product was already marketed in Europe, and a discount rate of 16%. Of the preliminary total purchase price, $43.5 million was allocated to developed technology, which is being amortized to cost of goods sold using a straight-line method over an estimated useful life of nine years.

In-process research and development. We also recorded $110.9 million for acquired in-process research and development, or IPR&D, related to the U.S. rights to LODOTRA which were acquired from Nitec. The value of acquired IPR&D was determined using an income approach. Significant assumptions used in valuing the IPR&D included revenue projections from 2012 through 2026 based on our experience with products in the same category and the overall market size, cost of goods sold based on then-current manufacturing experience with the product in Europe, allocated general and administrative expense and sales and marketing expense based on our intention to market the product directly in the U.S., estimated research and development expenses to complete submissions and approvals and for ongoing clinical and regulatory maintenance costs, a 39.3% blended tax rate, our estimated probability of cash flows based on similar products that have completed Phase 3 trials, and a discount rate of 17%. IPR&D assets are initially recognized at fair value and are classified as indefinite-lived assets until the successful completion or abandonment of the associated research and development efforts. We may not be able to successfully obtain FDA approval for LODOTRA. As a result of this uncertainty, we are unable to amortize IPR&D at this time.

Deferred tax liabilities. The deferred tax liability is primarily associated with the valuation of the IPR&D related to LODOTRA, recorded at the Swiss statutory tax rate of 27.5% as the intellectual property related to LODOTRA has been developed and is located in Switzerland.

Bargain purchase gain. After a preliminary reassessment of (1) whether all of the assets acquired and liabilities assumed had been identified and recognized and (2) the consideration transferred in the Nitec acquisition, we have recognized a bargain purchase gain within other income (expense), net, in our statement of operations for the six months ended June 30, 2010, representing the amount by which the fair value of the identifiable net assets exceeds the purchase price, of approximately $14.5 million. We believe the bargain purchase resulted in part from the unprecedented credit crisis and constrained capital markets which made it extremely difficult for small private, pre-commercial biotechnology companies, particularly those located in Europe such as Nitec, to access capital to execute their business plans. We believe these economic circumstances, along with limited other potential acquirers of Nitec due to the financial crisis, the opportunity to diversify Nitec’s product portfolio with our product candidates to enable the combined company to better access the capital markets, and gaining access to our management team with significant commercial experience in the arthritis, pain and inflammatory diseases therapeutic areas provided motivation for Nitec to sell to Horizon Therapeutics, Inc.

NOTE 2 – IFRS TO U.S. GAAP ADJUSTMENTS

The following tables show a reconciliation of the historical unaudited profit and loss accounts of Nitec for the year ended December 31, 2009 and the three months ended March 31, 2010, prepared in accordance with IFRS and in Swiss Francs, to the unaudited statements of operations of Nitec under U.S. GAAP and in U.S. Dollars included in the unaudited pro forma condensed consolidated statement of operations information.

The IFRS to U.S. GAAP adjustments represent the significant adjustments that are required to present the statement of operations of Nitec under U.S. GAAP. These adjustments and the descriptions of the nature of each adjustment are as follows (in thousands):

	For the Three Month Period Ended March 31, 2010 (unaudited)
	Nitec Pharma AG IFRS	IFRS to U.S. GAAP Presentation Adjustments (1)	U.S. GAAP Presentation	IFRS to U.S. GAAP Adjustments		Nitec Pharma AG U.S. GAAP	Nitec Pharma AG US GAAP (2)
Sales of goods	CHF 294	CHF —	CHF 294	CHF —		CHF 294	$278
Contract revenue	125	—	125	60	(3)	185	175

Revenue	419	—	419	60		479	453
Raw material and consumables used	—	—	—	—		—	—
Toll manufacturing and other supply chain cost	6	(6)	—	—		—	—
Change in inventories of finished goods and work in progress	—	—	—	—		—	—
Cost of goods sold	678	(303)	375	—		375	355
Write down of inventories	(350)	350	—	—		—	—
Royalties for goods sold	73	(73)	—	—		—	—
Royalties related to contract revenue	(32)	32	—	—		—	—

Cost of sales	375	—	375	—		375	355

Gross profit	44	—	44	60		104	98

Other income	—	—	—	—		—	—
Employee benefit expense	5,971	(5,971)	—	—		—	—
Other operating expense
Development expense	1,785	1,230	3,015	(856	) (4)	2,159	2,044
Administrative expense	3,471	2,722	6,193	(255	) (4)	5,938	5,620
Marketing expense	362	2,071	2,433	(71	) (4)	2,362	2,236

Operating result before depreciation and amortization	(11,545)	(52)	(11,597)	1,242		(10,355)	(9,802)

Depreciation and amortization	(52)	52	—	—		—	—

Operating result	(11,597)	—	(11,597)	1,242		(10,355)	(9,802)

Financial income	306	—	306	—		306	290
Financial expenses	(901)	—	(901)	—		(901)	(853)

Result before taxes	(12,192)	—	(12,192)	1,242		(10,950)	(10,365)

Income tax expense	(18)	—	(18)	—		(18)	(17)

Net loss for the period	CHF (12,210)	CHF —	CHF (12,210)	CHF 1,242		CHF (10,968)	$(10,382)

	For the Twelve Month Period Ended December 31, 2009 (unaudited)
	Nitec Pharma AG IFRS	IFRS to U.S. GAAP Presentation Adjustments (1)	U.S. GAAP Presentation	Total IFRS to U.S. GAAP Adjustments		Nitec Pharma AG U.S. GAAP	Nitec Pharma AG U.S. GAAP (2)
Sales of goods	CHF 2,917	CHF —	CHF 2,917	CHF —		CHF 2,917	$2,694
Contract revenue	3,900	—	3,900	(3,195	)(3)	705	429

Revenue	6,817	—	6,817	(3,195)		3,622	3,123

Raw material and consumables used	348	(348)	—	—		—	—
Toll manufacturing and other supply chain cost	2,571	(2,571)	—	—		—	—
Change in inventories of finished goods and work in progress	(142)	142	—	—		—	—
Cost of goods sold	—	3,789	3,789	—		3,789	3,500
Write down of inventories	353	(353)	—	—		—	—
Royalties for goods sold	184	(184)	—	—		—	—
Royalties related to contract revenue	475	(475)	—	—		—	—

Cost of sales	3,789	—	3,789	—		3,789	3,500

Gross profit	3,028	—	3,028	(3,195)		(167)	(377)

Other income	20	—	20	—		20	18
Employee benefit expense	6,882	(6,882)	—	—		—	—
Other operating expense
Development expense	11,435	1,499	12,934	(141	)(4)	12,793	11,816
Administrative expense	3,089	3,276	6,365	(547	)(4)	5,818	5,374
Marketing expense	1,642	2,429	4,071	(47	)(4)	4,024	3,717

Operating result before depreciation and amortization	(20,000)	(322)	(20,322)	(2,460)		(22,782)	(21,266)

Depreciation and amortization	322	(322)	—	—		—	—

Operating result	(20,322)	—	(20,322)	(2,460)		(22,782)	(21,266)

Financial income	1,962	—	1,962	—		1,962	1,812
Financial expenses	(2,684)	—	(2,684)	—		(2,684)	(2,479)
Foreign exchange loss	(30)	—	(30)	—		(30)	(28)

Result before taxes	(21,074)	—	(21,074)	(2,460)		(23,534)	(21,961)

Income tax expense	(62)		(62)			(62)	(57)

Net loss for the period	CHF (21,136)	CHF —	CHF (21,136)	CHF (2,460)		CHF (23,596)	$(22,018)

(1)	Reclassification of Nitec’s profit and loss account presentation under IFRS to statement of operations presentation under U.S. GAAP. These reclassifications include conforming adjustments to make the presentation for cost of sales, employee benefit expense and depreciation and amortization consistent with the presentation of Horizon Pharma, Inc.’s financial statement line items.
(2)	Results are converted to U.S. Dollars using the average exchange rate for the period presented. The exchange rate used for the year ended December 31, 2009 was one Swiss Franc to 0.92362 U.S. Dollars and for the three months ended March 31, 2010 was one Swiss Franc to 0.94652 U.S. Dollars.
(3)	Adjustment to defer the milestone payments received from Mundipharma related to achieving regulatory milestones in specific European Union countries. Under IFRS, revenue was recognized upon receipt of milestone payments. Under U.S. GAAP, milestone payments (which are considered to be additional upfront license fees) are recognized over the expected relationship period, which is 15 years.
(4)	Adjustment to record stock-based compensation expense under U.S. GAAP. Under IFRS, an entity treats each installment of a graded vesting award as a separate share option grant. This means that each installment is separately measured and attributed to expense, resulting in accelerated recognition of total expense. Under U.S. GAAP, in accordance with ASC Topic 718 Compensation-Stock Compensation, stock-based compensation expense is accounted for under the straight-line method for allocating compensation costs and the fair value of each stock option is recognized on a straight-line basis over the requisite service period.

Selected Consolidated Financial Data

The following tables set forth selected consolidated financial data for the periods and as of the dates indicated. The selected financial data should be read in conjunction with, and are qualified by reference to, our financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Condensed Consolidated Financial Information” appearing elsewhere in this prospectus. The selected financial data in this section is not intended to replace our consolidated financial statements and the accompanying notes. Our historical results are not necessarily indicative of our future results.

The selected balance sheet data as of December 31, 2008 and 2009 and the selected statement of operations data for the years ended December 31, 2007, 2008 and 2009 are derived from our audited financial statements appearing elsewhere in this prospectus. The selected balance sheet data as of December 31, 2005, 2006 and 2007 and the selected statement of operations from June 22, 2005 (date of inception) to December 31, 2005 and the year ended December 31, 2006 are derived from our audited financial statements which are not included in this prospectus. The selected statement of operations data for the six months ended June 30, 2009 and 2010, for the period from June 22, 2005 (date of inception) to June 30, 2010 and the selected balance sheet data as of June 30, 2010 have been derived from our unaudited consolidated financial statements appearing elsewhere in this prospectus. The unaudited financial statements have been prepared on a basis consistent with our audited financial statements included in this prospectus and include, in our opinion, all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial information in those statements.

	Period from June 22, 2005 (inception) to December 31, 2005	Actual				Pro Forma	Actual		Pro Forma	Cumulative Period from June 22, 2005 (inception) to June 30, 2010
		Year Ended December 31,					Six Months Ended June 30,
		2006	2007	2008	2009	2009	2009	2010	2010
	(in thousands, except share per share data)
Statement of Operations Data:
Sales of goods	$—	$—	$—	$—	$—	$2,694	$—	$1,694	$1,972	$1,694
Contract revenue	—	—	—	—	—	429	—	—	175	—

Total revenues	—	—	—	—	—	3,123	—	1,694	2,147	1,694
Cost of goods sold	—	—	—	—	—	8,333	—	2,519	4,082	2,519

Gross profit (loss)	—	—	—	—	—	(5,210)	—	(825)	(1,935)	(825)
Operating expenses:
Research and development	123	4,368	24,483	22,295	10,894	22,710	5,085	7,159	9,203	69,322
Sales and marketing	53	409	617	1,337	2,072	5,789	969	1,668	3,904	6,156
General and administrative	144	984	1,640	3,235	5,823	11,197	2,905	9,893	15,513	21,719

Total operating expenses	320	5,761	26,740	26,867	18,789	39,696	8,959	18,720	28,620	97,197

Loss from operations	(320)	(5,761)	(26,740)	(26,867)	(18,789)	(44,906)	(8,959)	(19,545)	(30,555)	(98,022)
Interest income	45	300	934	340	25	1,837	23	13	303	1,657
Interest expense	—	—	(6)	(869)	(2,214)	(4,693)	(1,048)	(814)	(1,667)	(3,903)
Other income (expense), net	—	(5)	(35)	(503)	478	468	209	14,481	14,481	14,416
Foreign exchange gain	—	—	—	—	—	—	—	40	40	40

Loss before income tax	(275)	(5,466)	(25,847)	(27,899)	(20,500)	(47,294)	(9,775)	(5,825)	(17,398)	$(85,812)
Income tax expense	—	—	—	—	—	(57)	—	(14)	(31)	(14)

Net loss	$(275)	$(5,466)	$(25,847)	$(27,899)	$(20,500)	$(47,351)	$(9,775)	$(5,839)	$(17,429)	$(85,826)

Capital contribution	—	—	—	—	3,489	3,489	—	—	—

Net loss attributable to common stockholders	$(275)	$(5,466)	$(25,847)	$(27,899)	$(17,011)	$(43,862)	$(9,775)	$(5,839)	$(17,429)

Net loss per share, basic and diluted	$(0.33)	$(6.28)	$(27.92)	$(28.51)	$(17.12)	$(12.40)	$(9.85)	$(2.31)	$(4.93)

Weighted average number of shares outstanding	831,401	870,564	925,685	978,439	993,569	3,538,583	992,169	2,526,459	3,538,583

Pro forma net loss per share, basic and diluted (unaudited)(1)					$(2.15)			$(0.28)

Weighted average pro forma shares outstanding, basic and diluted (unaudited)(1)					8,148,259			20,787,563

(1)	Please see Note 2 to our consolidated financial statements for an explanation of the method used to calculate the pro forma basic and diluted net loss per share and the number of shares used in the computation of the per share amounts.

	Actual						Pro Forma
	As of Year Ended December 31,					As of June 30, 2010	As of June 30, 2010
	2005	2006	2007	2008	2009
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$5,742	$16,317	$20,824	$14,067	$7,160	$13,266	$23,266
Working capital (deficit)	5,778	16,112	21,044	(628)	(905)	1,703	11,703
Total assets	5,790	16,403	23,404	14,955	8,213	170,822	180,822
Long-term debt, net of current portion	—	—	1,604	7,749	3,133	7,576	7,576
Convertible preferred stock warrant liabilities	—	—	181	657	—	—	—
Accumulated deficit	(275)	(5,741)	(31,588)	(59,487)	(79,987)	(85,826)	(85,826)
Total stockholder's equity (deficit)	5,729	15,229	19,275	(8,454)	(3,177)	118,966	128,966

The selected unaudited pro forma condensed consolidated statement of operations data for the year ended December 31, 2009 and the six months ended June 30, 2010 are based on the historical statements of operations of Horizon Pharma USA, Inc. and Nitec Pharma AG, giving effect to our acquisition of Nitec Pharma AG as if the acquisition and related transactions had occurred on January 1, 2009. The unaudited pro forma condensed consolidated statement of operations data for the six months ended June 30, 2010 include the results of operations for Nitec for the three months ended March 31, 2010. The selected unaudited pro forma condensed consolidated balance sheet data as of June 30, 2010 give effect to our issuance of the 2010 notes and accrued interest thereon as well as 1,271,520 shares of common stock upon the completion of this offering upon an assumed conversion of the 2010 notes and accrued interest, assuming a conversion price of $7.968 per share and assuming a conversion date of August 29, 2010. The unaudited pro forma condensed consolidated statement of operations data are based on the estimates and assumptions set forth in the notes to the unaudited pro forma condensed consolidated financial information. See “Unaudited Pro Forma Condensed Consolidated Financial Information” beginning on page 44 of this prospectus. These estimates and assumptions are preliminary and subject to change, and have been made solely for the purposes of developing such pro forma information. The selected unaudited pro forma condensed consolidated statement of operations data are presented for illustrative purposes only and are not necessarily indicative of the combined results of operations to be expected in any future period or the results that actually would have been realized had the entities been a single entity during these periods.

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read together with our consolidated financial statements and the other financial information appearing elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of various factors, including those discussed below and those discussed in the section entitled “Risk Factors” included elsewhere in this prospectus.

Overview

We are a biopharmaceutical company that is developing and commercializing innovative medicines to target unmet therapeutic needs in arthritis, pain and inflammatory diseases. We have two lead product candidates, HZT-501 and LODOTRA, which have both successfully completed multiple Phase 3 clinical trials. We submitted a new drug application, or NDA, for HZT-501, a novel tablet formulation containing a fixed-dose combination of ibuprofen and high-dose famotidine in a single pill, to the U.S. Food and Drug Administration, or FDA, in March 2010. The FDA notified us in May 2010 that it had accepted the NDA for HZT-501 for review and subsequently assigned a Prescription Drug User Fee Act goal date of January 21, 2011 for its review of the NDA. We intend to submit a Marketing Authorization Application, or MAA, for HZT-501 to the Medicines and Healthcare products Regulatory Agency in the United Kingdom, the Reference Member State, through the Decentralized Procedure in the fourth quarter of 2010. LODOTRA is a proprietary programmed release formulation of low-dose prednisone that is currently marketed in Europe by Merck Serono GmbH, or Merck Serono, and Mundipharma International Corporation Limited, or Mundipharma. We intend to submit an NDA for LODOTRA to the FDA in the fourth quarter of 2010. We have worldwide marketing rights for HZT-501 and have retained exclusive marketing rights for all of our products in the U.S.

On April 1, 2010, we effected a recapitalization and acquisition pursuant to which Horizon Pharma, Inc. became a holding company that operates through its wholly-owned subsidiaries Horizon Pharma USA, Inc. (formerly Horizon Therapeutics, Inc.) and Horizon Pharma AG (formerly Nitec Pharma AG, or Nitec). Our LODOTRA product was developed and is owned by Horizon Pharma AG, and our historical financial statements and results of operations do not reflect the results of operations of Nitec for any period prior to the recapitalization and acquisition in April 2010. As a result of the acquisition of Nitec, our organization has grown from 12 full-time employees as of March 31, 2010 to 41 full-time employees as of September 15, 2010 and our development efforts have expanded significantly through the acquisition of LODOTRA. Consequently, we expect our expenses to increase from prior periods. As a result of the recapitalization and acquisition, our future operations will be impacted by both the operations of our U.S. subsidiary Horizon Pharma USA and our Swiss subsidiary Horizon Pharma AG.

We market LODOTRA in Europe through two separate agreements. Merck Serono has exclusive rights to distribute and market LODOTRA in Germany and Austria, and Mundipharma has exclusive rights to distribute and market LODOTRA in the rest of Europe. We also have a manufacturing and supply agreement with Jagotec AG, or Jagotec, under which Jagotec or its affiliates manufacture and supply LODOTRA exclusively to us as bulk tablets. We have committed to certain minimum orders under the agreement, and we also supply the active ingredient to Jagotec for use in the manufacture of LODOTRA.

We are focusing our efforts and capital resources on obtaining approval for and commercializing HZT-501 and LODOTRA. In addition to these product candidates, we have a pipeline of earlier stage product candidates to treat pain-related diseases and chronic inflammation. We are currently evaluating the development pathway for these product candidates, but do not intend to develop them further until such time as we generate sufficient cash from our operations or other sources.

We are subject to risks common to biopharmaceutical companies in the development stage, including, but not limited to, obtaining regulatory approval for our product candidates, dependence upon market acceptance of our products, risks associated with intellectual property, pricing and reimbursement, intense competition, development of markets and distribution channels and dependence on key personnel. We have a limited operating history and have yet to generate significant revenues. To date, we have been funded predominantly by convertible preferred stock and debt financings.

Our ultimate success is dependent upon our ability to successfully develop, obtain approval for and market our products. We anticipate we will continue to incur net losses for at least the next several years as we:

•	incur expenses for the regulatory approval of our two lead product candidates, HZT-501 and LODOTRA;

•	establish sales and marketing capabilities for the anticipated U.S. commercial launches of HZT-501 and LODOTRA;

•	expand our corporate infrastructure to support our growth and our commercialization activities;

•	evaluate the potential use of LODOTRA for the treatment of other diseases and conduct additional clinical trials with respect to the same; and

•	advance the clinical development of other product candidates either currently in our pipeline or that we may in-license or acquire in the future.

As of June 30, 2010, we had cash and cash equivalents of $13.3 million. We borrowed an additional $5.0 million under a debt facility in September 2010.

We believe that the net proceeds from this offering and our existing cash and cash equivalents, together with interest thereon, will be sufficient to fund our operations for at least the next 12 months. However, we may need additional financing in the event that we do not obtain regulatory approval for our product candidates when expected, or if approved, the future sales of our product candidates do not generate sufficient revenues to fund our operations. Our failure to raise capital if and when needed would have a negative impact on our financial condition and our ability to pursue our business strategies. In its report on our financial statements for the year ended December 31, 2009, our independent registered public accounting firm included an explanatory paragraph regarding our ability to continue as a going concern.

Unless otherwise indicated, historical amounts presented with respect to Nitec are presented under U.S. GAAP. With respect to certain amounts that are set forth in Swiss francs, we have included a corresponding amount in U.S. Dollars. Where the amounts relate to a specific date, the exchange rate between the Swiss franc and U.S. Dollar on such date was used to effect the conversion. Where the amounts relate to a period, the average exchange rate between the Swiss franc and U.S. Dollar during such period was used to effect the conversion.

Financial Overview

Prior to our acquisition of Nitec we had no revenues and incurred significant operating losses since inception. Before our acquisition of Nitec, as of March 31, 2010, we had an accumulated deficit of $87.9 million. After our acquisition of Nitec, as of June 30, 2010, we had an accumulated deficit of $85.8 million, after giving effect to the $14.5 million bargain purchase gain we recognized in connection with the Nitec acquisition.

Revenue

As of April 1, 2010, as a result of our acquisition of Nitec, we began recognizing revenues from the sale of LODOTRA. We anticipate recognizing revenues from out-licensing marketing and distribution rights to third parties and the sale of products. We expect these revenues to take the form of upfront fees, milestone payments and product sales. Upfront fees and payments for non-substantive milestones are recorded as deferred revenue when paid and recognized over the remaining life of the marketing and distribution agreement or manufacturing and supply agreement, as applicable. Milestone payments are considered non-substantive if any portion of the associated milestone payment is determined to not relate solely to past performance or if a portion of the consideration earned from achieving the milestone may be refunded. During the three months ended June 30, 2010, all revenues recognized were related to the sale of LODOTRA to our distribution partners. Cost of goods sold consists of raw materials, manufacturing and other supply chain costs for the manufacture of LODOTRA, and royalty amounts payable to SkyePharma AG on LODOTRA sales and upon receipt of certain milestone payments. In addition, cost of goods sold includes amortization of developed technology relating to our acquisition of Nitec. The use of material is charged applying the “first-in first-out” (FIFO) method on capitalized inventory stock.

The process of obtaining FDA approval and commercializing products is costly and time consuming. The probability of success may be affected by a variety of factors, including, among others, competition, pricing and reimbursement, manufacturing capabilities and commercial viability. As a result of these uncertainties, we are unable to determine when, or to what extent, we will generate significant revenues from the commercialization and sale of any of our product candidates. We are currently focused on obtaining U.S. regulatory approval of our most advanced product candidates, HZT-501 and LODOTRA. However, we will need to raise substantial additional capital in the future in order to complete the process of obtaining regulatory approval for and commercializing HZT-501 and LODOTRA, and to fund the development and commercialization of our other product candidates.

Research and Development Expenses

Research and development expenses consist of: (1) expenses incurred under agreements with contract research organizations, or CROs, and investigative sites, which conduct our clinical trials and our preclinical studies; (2) the cost of manufacturing clinical trial materials; (3) payments to consultants; (4) employee-related expenses, which include salaries and benefits and (5) stock-based compensation expense. All research and development expenses are expensed as incurred.

Conducting a significant amount of research and development has been central to our business model, which in the past had focused primarily on clinical research and trials and more recently has focused on development work, including regulatory approval and manufacturing activities. We expect that this trend will continue through 2011 as the result of our acquisition of Nitec. Through June 30, 2010, we had incurred approximately $69.3 million in research and development expenses since our inception in 2005. Through December 31, 2009, Nitec had incurred approximately CHF 44.2 million ($39.2 million) of research and development expenses. Our research and development expenses were $5.1 million and $7.2 million for the six months ended June 30, 2009 and 2010, respectively. The following table summarizes our research and development expenses for 2007, 2008, 2009, the six months ended June 30, 2009 and 2010, and since inception to June 30, 2010:

	Year Ended December 31,			Six Months Ended June 30,		Cumulative Period from June 22, 2005 (date of inception) to June 30, 2010
	2007	2008	2009	2009	2010
	(in thousands)
External Research and Development Expenses
LODOTRA-RA	$—	$—	$—	$—	$1,761	$1,761
LODOTRA-Asthma	—	—	—	—	173	173
HZT-501	23,907	21,736	9,581	4,575	3,918	63,371
HZN-602	305	278	116	84	—	727

Total External Research and Development Expenses	24,212	22,014	9,697	4,659	5,852	66,032
Total Internal Research and Development Expenses	271	281	1,197	426	1,307	3,290

Total Research and Development Expenses	$24,483	$22,295	$10,894	$5,085	$7,159	$69,322

Substantially all of our research and development expenses prior to our acquisition of Nitec were attributable to development of HZT-501. A portion of our internal costs, including indirect costs relating to our product candidates, are not tracked on a project basis and are allocated based on management estimates of where the benefit accrues, or as a percentage of direct project costs. Following our acquisition of Nitec, we expect our research and development expenses during the next 12 months to increase and be primarily attributable to the development of HZT-501 and LODOTRA, including expenses related to obtaining regulatory approval for these product candidates.

We generally consider our development of a product to be complete when we receive approval from regulatory authorities to market the product in the applicable jurisdiction. As a result, we are unable to reasonably estimate our additional research and development costs to complete our development work with respect to HZT-501 and LODOTRA, including our regulatory approval and manufacturing activities. Such estimates depend on numerous factors that are outside of our control, such as whether regulatory authorities will change their approval criteria for products in the same class as HZT-501 or LODOTRA, whether our applications for marketing approval will be accepted for review by regulatory authorities, whether regulatory authorities will require that we complete additional studies before or after granting marketing approval, and when, if ever, regulatory authorities will approve any applications for marketing approval that we submit. For similar reasons, we are unable to reasonably estimate when, if ever, our development work with respect to HZT-501 and LODOTRA will be complete or when we may receive material net cash inflows related to our on-going development work with respect to HZT-501 and LODOTRA. While the FDA has assigned a PDUFA goal date of January 21, 2011 for its review of our NDA for HZT-501, there can be no assurance that the FDA will meet this goal or will grant marketing approval for HZT-501 following its review of the NDA. Similarly, while we anticipate submitting additional marketing applications for our products in the European Union and the U.S. in the fourth quarter of 2010, we cannot estimate when, if ever, the applicable regulatory authorities will grant marketing approvals based on these submissions.

If we experience delays in receiving approval of our marketing applications for HZT-501 or LODOTRA, our ability to generate significant revenues from these product candidates will also be delayed, which will negatively affect our financial position and liquidity. If the FDA or other regulatory authorities require that we complete additional studies prior to approving our marketing applications, the costs of such studies could have a further material adverse effect on our capital resources and financial position. We believe that if we experience delays in receiving marketing approval for our product candidates, our ability to raise additional funds to continue our operations would also be adversely affected.

Sales and Marketing Expenses

Sales and marketing expenses of Horizon Pharma USA and Horizon Pharma AG historically have consisted principally of business development expenses, trade show expenses and pre-launch marketing activities. We expect these expenses to increase significantly as we establish sales and marketing capabilities to commercialize HZT-501 and LODOTRA in the U.S.

General and Administrative Expenses

General and administrative expenses consist principally of salaries and related costs for personnel in executive, finance, accounting, information technology and human resources functions. Other general and administrative expenses include facility costs, professional fees for legal, consulting and auditing and tax services. General and administrative expenses also consist of stock-based compensation expense. As a result of our acquisition of Nitec, our general and administrative headcount changed from six full-time equivalents as of March 31, 2010 to 13 full-time equivalents as of April 1, 2010. In connection with our acquisition of Nitec on April 1, 2010, we eliminated three redundant executive management positions in Europe. As of September 15, 2010, our general and administrative headcount was 14 full-time equivalents. We expect general and administrative expense to increase as we continue to build our corporate infrastructure in support of our activities relating to obtaining regulatory approval for and commercializing HZT-501 and LODOTRA, and as we begin to operate as a public company. These increases likely will include salaries and related expenses, legal and consultant fees, accounting fees, director fees, increased directors’ and officers’ insurance premiums, fees for investor relations services and enhanced business and accounting systems.

Interest Expense

Interest expense, both historically and prospectively, is related to interest expense and fees on certain debt facilities outstanding at both Horizon Pharma USA and Horizon Pharma AG. Historically, Horizon Pharma USA also had interest related to convertible promissory notes outstanding prior to the conversion of such notes to convertible preferred stock in December 2009.

Internal Control Over Financial Reporting

Assessing our staffing and training procedures to improve our internal control over financial reporting is an ongoing process. We are not currently required to comply with Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and are therefore not required to make an assessment of the effectiveness of our internal control over financial reporting. Further, our independent registered public accounting firm has not been engaged to express, nor have they expressed, an opinion on the effectiveness of our internal control over financial reporting.

For the year ending December 31, 2011, pursuant to Section 404 of the Sarbanes-Oxley Act, management will be required to deliver a report that assesses the effectiveness of our internal control over financial reporting. Under current Securities and Exchange Commission rules, our independent registered public accounting firm will also be required to deliver an attestation report on the effectiveness of our internal control over financial reporting beginning with the year ending December 31, 2011, unless we qualify for an exemption as a non-accelerated filer under the Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted on July 21, 2010.

Critical Accounting Policies and Significant Judgments and Estimates

Our management’s discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the U.S., or GAAP. The preparation of these financial statements requires us to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of expenses during the reported period. We evaluate our estimates and judgments on an ongoing basis. Actual results could differ materially from those estimates.

While our significant accounting policies are more fully described in Note 2 to our consolidated financial statements appearing elsewhere in this prospectus, we believe the following accounting policies are critical to the process of making significant judgments and estimates in the preparation of our financial statements.

Revenue Recognition

Revenue is recognized when all of the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the price is fixed or determinable; and collectability is reasonably assured. Some of our agreements contain multiple elements and in accordance with these agreements, we may be eligible for upfront license fees, marketing or commercial milestones and payment for product deliveries.

As of April 1, 2010, as a result of the acquisition of Nitec, we began recognizing revenues from the sale of LODOTRA. We anticipate recognizing revenues from distribution, marketing, manufacturing and supply agreements with third parties in Europe, including up-front license fees, milestone payments and product deliveries.

Revenue from up-front license fees

We expect to recognize revenues consisting of payments of non-refundable, up-front license fees. In situations where the licensee is able to obtain stand-alone value from the license and no further performance obligations exist on our part, revenues are recognized on the earlier of when payments are received or collection is assured. Where our continuing involvement is required in the form of technology transfer, product manufacturing or technical support, revenues are deferred and recognized over the term of the agreement.

Revenue from milestone receipts

Milestone payments will be recognized as revenue based on achievement of such milestones, as defined in the relevant agreements. Revenue from a milestone achievement is recognized when earned, as evidenced by acknowledgment from our partner, provided that (1) the milestone event is substantive and its achievability was not reasonably assured at the inception of the agreement, (2) the milestone represents the culmination of an earnings process and (3) the milestone payment is non-refundable. If all of these criteria are not met, revenue from the milestone achievement is recognized over the remaining minimum period of our performance obligations under the agreement.

Revenue from product deliveries

Upon initial launch of a product, we recognize revenues based on an estimate of the amount of product sold through to the end user consumer until such time as a reasonable estimate of allowances for product returns, rebates and discounts can be made. Upon establishing the ability to reasonably estimate such allowances, we recognize revenue from the delivery of our products to our distribution partners when delivery has occurred, title has transferred to the partner, the selling price is fixed or determinable, collectability is reasonably assured and we have no further performance obligations. We record product sales net of allowances for product returns, rebates and discounts. We are required to make significant judgments and estimates in determining some of these allowances. If actual results differ from our estimates, we will be required to make adjustments to these allowances in the future.

Cost of Goods Sold

As of April 1, 2010, as a result of the acquisition of Nitec, we began recognizing cost of goods sold in connection with our sale of LODOTRA. Cost of goods sold includes all costs directly related to the manufacture and delivery of product and out-licensing of distribution and marketing rights to third parties. Cost of goods sold will also include amortization of developed technology related to our acquisition of Nitec.

The cost in connection with product delivery to our distribution partners consists of raw material costs, costs associated with third-party manufacturers who manufacture LODOTRA for us, supply chain costs, royalty payments to third parties for the use of certain licenses and patents, and applicable taxes.

Acquisitions, Goodwill and Other Intangible Assets

We account for acquired businesses using the acquisition method of accounting in accordance with GAAP accounting rules for business combinations which requires that the assets acquired and liabilities assumed be recorded at the date of acquisition at their respective fair values. Any excess of the purchase price over the estimated fair values of net assets acquired is recorded as goodwill. Any excess of the fair value of assets acquired and liabilities assumed over the purchase price is recorded as a bargain purchase gain. The fair value of intangible assets, including developed product and in-process research and development, is based on significant judgments made by management. The valuations and useful life assumptions are based on information available near the acquisition date and are based on expectations and assumptions that are considered reasonable by management. In our assessment of the fair value of identifiable intangible assets acquired in the Nitec acquisition, management used valuation techniques and made various assumptions. Our analysis and financial projections are based on management’s prospective operating plans and the historical performance of the acquired business. In connection with our acquisition of Nitec on April 1, 2010, we engaged consultants to assist management in the following:

•	developing an understanding of the economic and competitive environment for the industry in which we and the acquired company participate;

•	identifying the intangible assets acquired;

•	reviewing the acquisition agreements and other relevant documents made available;

•

interviewing our employees, including the employees of the acquired company, regarding the history and nature of the acquisition, historical and expected financial performance, product lifecycles and roadmap, and other factors deemed relevant to our valuation analysis;

•	performing additional market research and analysis deemed relevant to our valuation analysis;

•	estimating the fair values and recommending useful lives of the acquired intangible assets; and

•	preparing a narrative report detailing methods and assumptions used in the valuation of the intangible assets.

All work performed by consultants was discussed and reviewed in detail by management to determine the estimated fair values of the intangible assets. The judgments made in determining estimated fair values assigned to assets acquired and liabilities assumed, as well as asset lives, can materially impact our results of operations.

We will review indefinite-lived intangible assets for impairment at least annually, in our fourth fiscal quarter, or more frequently if an event occurs indicating the potential for impairment, until such time as the research and development efforts are completed or abandoned. If the research and development efforts are completed successfully, we will reclassify the IPR&D to identified intangible assets and begin amortization of the fair value of the assets. We will amortize the cost of identified intangible assets using amortization methods that reflect the pattern in which the economic benefits of the intangible assets are consumed or otherwise used up. We will review intangible assets that have finite useful lives when an event occurs indicating the potential for impairment. We will review for impairment by facts or circumstances, either external or internal, indicating that we may not recover the carrying value of the asset. We will measure impairment losses related to long-lived assets based on the amount by which the carrying amounts of these assets exceed their fair values. We will measure fair value generally based on the estimated future cash flows. Our analysis will be based on available information and on assumptions and projections that we consider to be reasonable and supportable. If necessary, we will perform subsequent calculations to measure the amount of the impairment loss based on the excess of the carrying value over the fair value of the impaired assets.

Preclinical Study and Clinical Trial Accruals

Our preclinical studies and clinical trials have been conducted by third-party CROs and other vendors. Preclinical study and clinical trial expenses are based on the services received from these CROs and vendors. Payments under some of the contracts we have with such parties depend on factors such as the milestones accomplished, successful enrollment of certain numbers of patients, site initiation and the completion of clinical trial milestones. In accruing service fees, we estimate the time period over which services will be performed and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from the estimate, we adjust the accrual accordingly. Historically, our accruals have been within management’s estimates, and no material adjustments to research and development expenses have been recognized. Subsequent changes in estimates may result in a material change in our accruals.

Provision for Income Taxes

We have been subject to income taxes only in the U.S. through March 31, 2010, and beginning on April 1, 2010 in both the U.S. and foreign jurisdictions as a result of the acquisition of Nitec, and we use estimates in determining our provisions for income taxes. We use the asset and liability method of accounting for income taxes, whereby deferred tax assets or liability account balances are calculated at the balance sheet date using current tax laws and rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

As of December 31, 2009, we had net operating loss carryforwards of $76.4 million and $79.6 million available to reduce future taxable income, if any, for federal and state income tax purposes, respectively. The federal net operating loss carryforwards begin to expire in 2025 and state tax net operating loss carryforwards begin to expire in 2015.

As of December 31, 2009, we had research and development credit carryforwards of $2.5 million and $0.2 million available to reduce future taxable income, if any, for federal and state income tax purposes, respectively. The federal credits will expire beginning 2025 if not utilized. The state tax credit carryforwards have an unlimited carryforward period.

Utilization of the net operating loss carryforwards may be subject to an annual limitation due to the ownership percentage change limitations provided by the Internal Revenue Code of 1986, as amended, or IRC, and similar state provisions. The annual limitation may result in the expiration of the net operating loss carryforwards before utilization. As a result of the acquisition of Nitec on April 1, 2010, we performed a study to determine if there had been an ownership change under Section 382 of the IRC. As a result of our Section 382 study, we concluded that there was an ownership change as of April 1, 2010, and that we will be subject to annual limits on our ability to utilize net operating loss carryforwards. We estimate that these annual limits will be $13.7 million, $18.1 million, $18.1 million, $18.1 million and $16.9 million for 2010, 2011, 2012, 2013 and 2014, respectively, and will be cumulative such that any use of the carryforwards below the limitation in one year will result in a corresponding increase in the limitation for the subsequent tax year.

We have provided a full valuation allowance for our deferred tax assets at December 31, 2009 due to the uncertainty surrounding the future realization of these assets.

On January 1, 2009, we adopted the provisions of the Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 740-10 Accounting for Uncertainty in Income Taxes. ASC 740-10 prescribes a comprehensive model for the recognition, measurement, presentation and disclosure in financial statements of any uncertain tax positions that have been taken or expected to be taken on a tax return. The cumulative effect of adopting ASC 740-10 resulted in no adjustment to retained earnings as of January 1, 2009. As of December 31, 2009, we had

gross unrecognized tax benefits of $0.4 million. It is unlikely that the amount of liability for unrecognized tax benefits will significantly change within the next 12 months. There was no interest or penalties accrued at January 1, 2009 and December 31, 2009.

We file income tax returns in the U.S. federal jurisdiction and the states of California and Illinois. As of December 31, 2009, all returns for the years ended 2005 through the current period remain open to examination. We are not currently subject to income tax examinations by any tax authorities.

Valuation of Stock-Based Compensation, Common Stock and Warrants

Stock-Based Compensation

We account for employee stock-based compensation by measuring and recognizing compensation expense for all stock-based payments based on estimated grant date fair values. We use the straight-line method to allocate compensation cost to reporting periods over each optionee’s requisite service period, which is generally the vesting period. Under ASC Topic 718 Compensation-Stock Compensation, we estimate the fair value of our share-based awards to employees using the Black-Scholes option pricing model. The Black-Scholes model requires the input of subjective assumptions, including the expected stock price, volatility, risk-free interest rate, the calculation of expected term and the fair value of the underlying common stock on the date of grant, among other inputs.

The following table summarizes our weighted average assumptions used in the Black-Scholes option pricing model:

	December 31,		June 30, 2010
	2008	2009
Expected volatility	70%	98%	79%
Risk-free interest rate	3.5%	2.7%	2.3%
Expected term (in years)	6.25	6.25	5.09
Expected dividends	0%	0%	0%

The replacement stock options granted on April 1, 2010 were granted in substitution for Nitec options which were cancelled. The substituted options were issued with the same vesting schedule and terms as the cancelled Nitec options, with continuous service with Nitec credited towards the original vesting period and share amounts adjusted in a manner consistent with the share exchange agreement. We estimated the fair value of the stock options using the Black-Scholes option pricing model with the following assumptions as of April 1, 2010: expected volatility of 75%, risk-free interest rate of 1.03%, expected term of 2.3 years and expected dividend yield of 0%.

Expected Volatility. We used an average historical stock price volatility of comparable publicly traded companies to be representative of future stock price volatility as we did not have any trading history for our common stock.

Risk-Free Interest Rate. We determined the risk-free interest rate by using a weighted average assumption equivalent to the expected term based on the U.S. Treasury constant maturity rate as of the date of grant.

Expected Term. Given our limited historical exercise behavior, the expected term of options granted was determined using the “simplified” method. Under this approach, the expected term is presumed to be the average of the vesting term and contractual term.

Expected Dividends. We have never paid dividends and do not anticipate paying any dividends in the near future.

Forfeitures. As stock-based compensation expense recognized in the consolidated statements of operations is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures were estimated based on our historical experience.

We recorded stock-based compensation expense of $0.1 million, $0.4 million and $0.7 million during the years ended December 31, 2008 and 2009, and the six months ended June 30, 2010, respectively. No stock-based compensation expense was recorded in 2007. As of June 30, 2010, we had $8.0 million of unrecognized stock-based compensation expense, net of estimated forfeitures, that is expected to be recognized over a weighted-average period of 2.6 years. In future periods, our stock-based compensation expense is expected to increase materially as a result of our existing unrecognized stock-based compensation expense and as we issue additional stock-based awards to continue to attract and retain employees and non-employee directors.

We also account for stock options issued to non-employees based on the stock options’ estimated fair value determined using the Black-Scholes option pricing model. However, the fair value of the equity awards granted to non-employees is re-measured at each reporting date, and the resulting increase in value, if any, is recognized as expense during the period the related services are rendered.

Common Stock Valuation

Due to the absence of an active market for our common stock, the fair value of our common stock for purposes of determining the exercise price of stock option grants was determined by our board of directors, with the assistance of our management, in good faith based on a number of objective and subjective factors including:

•

the prices of our Series A, B, C and D convertible preferred stock sold to outside investors in arms-length transactions, and the rights, preferences and privileges of our convertible preferred stock as compared to those of our common stock, including the liquidation preference of our convertible preferred stock;

•	our results of operations, financial position and the status of our research and development efforts, including the release of our Phase 3 clinical trial data for HZT-501;

•	our stage of development and business strategy;

•	the composition of and changes to our management team;

•	the market value of a comparison group of publicly traded pharmaceutical and biotechnology companies that are in a stage of development similar to ours;

•	the lack of liquidity of our common stock as a private company;

•

contemporaneous valuations prepared in accordance with methodologies outlined in the American Institute of Certified Public Accountants, or AICPA, Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation;

•	the likelihood of achieving a liquidity event for the shares of our common stock and underlying stock options, such as an initial public offering, given prevailing market conditions;

•	the material risks related to our business; and

•	macro-economic events.

Based on these factors, our board of directors granted common stock options at exercise prices that ranged from $0.57 per share to $5.67 per share during the period between January 2006 to June 30, 2010. We estimated the fair value of our common stock at $5.67, $2.19, $5.45 and $7.15 per share as of December 31, 2008, December 31, 2009, April 1, 2010 and June 30, 2010, respectively.

In June 2010, in connection with the preparation of our consolidated financial statements included in this prospectus, we began performing a retrospective analysis to reassess the fair value of our common stock at certain option grant dates. We performed a retrospective valuation analysis with respect to the 12 months ended December 31, 2009, three months ended March 31, 2010 and three months ended June 30, 2010, because these periods encompass the time frame in which we began contemplating and planning our initial public offering. First, we estimated the Business Enterprise Value, or BEV, defined as the sum of the fair value of our total equity and interest-bearing debt. We utilized the estimated BEV and an option-based valuation model to estimate the fair value of the common stock in the context of our capital structure as of each valuation date. We then reviewed milestones accomplished and significant progress made during interim periods in our retrospective analysis to reassess fair value. Unless there were specific milestones, other achievements or specifically identified positive or adverse changes to general market conditions that suggested fair value changed, we assumed a pro rata change in fair value for options granted between the valuation dates of December 31, 2008, December 31, 2009, March 31, 2010, and June 30, 2010 to determine the fair value of our common stock during these periods.

To determine the BEV, we evaluated the income approach and the prior sale of company stock approach to estimate our aggregate enterprise value at each valuation date: December 31, 2008, December 31, 2009, March 31, 2010 and June 30, 2010.

The income approach is an estimate of the present value of the future monetary benefits expected to flow to the owners of a business. It requires a projection of the cash flows that the business is expected to generate. These cash flows are converted to present value by means of discounting, using a rate of return that accounts for the time value of money and the appropriate degree of risks inherent in the business.

We applied consistent methodologies to arrive at BEV and common stock value. At each valuation date, we updated our financial projections, including cash flow projections. In preparing financial projections, we made certain assumptions relating to probability of successful approval and commercial launch of products and probable date of commercial launch, pricing and product adoption for products, capital required to achieve our forecasts, likelihood of securing the necessary capital, and capital market conditions. Between December 2008 and December 2009, we reduced our revenue projections to reflect constrained capital markets and our belief that it would be difficult to raise the amount of capital necessary to meet our 2008 projections. As a result of our anticipated acquisition of Nitec, on April 1, 2010, which would increase the number of products we were developing and expecting to commercialize, we increased our revenue projections at the March 2010 valuation date. Between the March 2010 and June 2010 valuation dates our projections were adjusted slightly to reflect updated product market information, including market size and pricing data. The projections were discounted to present value using rates of 43.5%, 43.5%, 18.5% and 16.5%, respectively for December 2008, December 2009, March 2010 and June 2010. The discount rates used for each valuation were based on weighted average cost of capital. We determined the weighted average cost of capital by weighting the required returns of capital required to obtain interest bearing debt, preferred equity capital, and common equity capital in proportion to their estimated percentages in an expected capital structure, using a capital asset pricing model. In addition, an analysis was performed to support the discount for lack of marketability applied in each valuation. We applied a lack of marketability discount of 40%, 35%, 18% and 8%, respectively for December 2008, December 2009, March 2010 and June 2010. Using this methodology, our BEV was $100 million, $71 million, $298 million and $333 million as of December 2008, December 2009, March 2010 and June 2010, respectively.

The prior sale of company stock approach considers any prior arm’s length sales of the company’s equity. Considerations factored into the analysis include: (1) the size and amount of equity sold; (2) the estimated volatility; (3) an estimated time to liquidity; (4) the relationship of the parties involved; (5) the timing compared to the common stock valuation date; and (6) the financial condition and structure of the company at the time of the sale. In estimating the volatility assumption, we considered the historical volatility over the anticipated time to liquidity for comparable publicly traded companies. Historical volatility was calculated based on the daily volatility of the comparable companies over the estimated time to liquidity of 1.5 years as of December 2008, one year as of December 2009, one year as of March 2010, and four months as of June 2010. The comparable companies selected at each valuation date were small biopharmaceutical companies, typically with a market capitalization of less than $500 million, that had similar product pipelines in terms of therapeutic focus, commercial sales force target physicians, and number of products. These included companies with products that focus on pain or issues associated with pain, gastrointestinal issues, and companies that would market products to the same medical specialists that we intend to target. While we considered the prior sale of company stock approach, we did not ultimately rely on these prior stock sale transactions to determine BEV as there were no new investors in the transactions during the periods being evaluated. Prior financial investors participated in financing transactions to keep their pro rata ownership and thus we determined that these financings were not a reliable indicator of fair value.

The indicated fair value calculated at each valuation date was then allocated to the shares of convertible preferred stock, warrants to purchase shares of convertible preferred stock, and common stock, using a contingent claim methodology. This methodology treats the various components of our capital structure as a series of call options on the proceeds expected from the sale of the company or the liquidation of our assets at some future date. These call options are then valued using the Black-Scholes option pricing model. This model defines the securities’ fair values as functions of the current fair value of the company and assumptions based on the securities’ rights and preferences. As a result, the option-pricing requires assumptions regarding the anticipated timing of a potential liquidity event, such as an initial public offering, and the estimated volatility of our equity securities. The anticipated timing of a liquidity event utilized in these valuations was based on then current plans and estimates of our board of directors and management regarding an initial public offering. The estimated time to liquidity at each valuation date was as follows: 1.5 years as of December 2008, one year as of December 2009, one year as of March 2010, and four months as of June 2010. The time to liquidity was based on our view of when we expected to complete an initial public offering or alternatively, a merger and acquisition process. In December of 2008, we had received positive Phase 3 data for HZT-501 but capital market conditions were difficult, leading to the expectation that a liquidity event could not be achieved in less than 1.5 years. In December 2009, we were very close to filing a NDA for U.S. approval of HZT-501 and capital market conditions were improving, but still not robust, leading us to estimate it would be one year to a liquidity event.

As of the April 1, 2010, the date we closed the acquisition of Nitec, we had not yet initiated an initial public offering or initial public offering process. In our view it was more likely than not that an initial public offering process would be initiated in the future, and that the initial public offering would occur sometime between the fourth quarter of 2010 and the fourth quarter of 2011. Therefore, it was assumed that a liquidity event would occur on April 1, 2011. An option pricing method was used given the difficulty in reliably estimating the likelihood of the liquidity event being completion of an initial public offering rather than a sale of the company through a merger or acquisition. We calculated the implied probability of an initial public offering event occurring by April 1, 2011, at approximately 60%.

As of June 30, 2010, we had initiated an initial public offering process. Accordingly, in our view, it had become more likely than not that an initial public offering would occur in the fourth quarter of 2010. Therefore, we assumed that a liquidity event would occur by October 31, 2010. An option pricing method was used given the difficulty in reliably estimating the likelihood of the liquidity event being an initial public offering rather than a merger or acquisition event. We calculated the implied probability of an initial public offering event occurring by October 31, 2010 at approximately 70%. Estimates of the volatility of our stock were based on available information on the volatility of capital stock of comparable publicly traded companies.

We granted stock options with an exercise price of $5.67 on March 11, 2009, May 28, 2009, June 23, 2009 and September 29, 2009, and an exercise price of $2.19 and $5.45 per share in February and June 2010, respectively. Common stock fair value declined from December 31, 2008 to December 7, 2009 because our expectation of future cash flows declined during this period as we reduced our revenue projections to reflect constrained capital markets and our belief that it would be difficult to raise the amount of capital necessary to meet our 2008 projections. In addition, we sold Series D preferred shares with a liquidation preference of approximately $24 million in December 2009 and January 2010. This liquidation preference represented a significant portion of our $71 million BEV and had a dilutive impact on the value of our common stock.

Our December 7, 2009 valuation resulted in the allocation of approximately $5.21 per share to the Series D preferred shares. The Series D financing transaction was a very recent market transaction, resulting in a better indicator of value than the Series C financing transaction, which took place in mid-2007. The Series D financing transaction involved a sale to existing investors, with the price per share determined after negotiations and discussions with potential third-party investors as to price and other terms of the financing.

In determining the fair value of our common stock, we conducted retrospective valuations using the approach mentioned above. A brief narrative of estimated fair value as of the date of the grant and the option exercise price is set forth below:

Year ended December 31, 2009. During this period we did not complete any significant company milestones. Most of the activity during this twelve month period centered around the regulatory, manufacturing and clinical activities necessary to prepare the NDA filing for HZT-501, which was eventually filed in March 2010. Additionally, during this period macro-economic conditions continued to be difficult and deteriorate, making it very hard for private biotech companies to raise additional capital to fund their operations. Financings that closed during this period were at significant discounts to prior rounds of financing. In December 2009, we completed another convertible preferred stock financing at a significant discount to our prior round of financing to ensure we had the necessary capital resources to continue our regulatory filing activity. Options were granted in March, May, June and September of 2009, all with an exercise price of $5.67 per share. Our retrospective analysis indicates that the fair value on each of the grant dates was below the exercise price per share on date of grant due to lack of completion of significant milestones and the need to complete another convertible preferred stock financing to fund our operations at a valuation significantly below the prior convertible preferred stock financing.

Three months ended March 31, 2010. During this period, we filed an NDA with the FDA for HZT-501. During this period, we also consummated our recapitalization and acquisition of Nitec and completed a concurrent convertible preferred stock financing. The acquisition and financing were completed the day after the first quarter ended March 31, 2010. The option awards granted during this period had an exercise price of $2.19 per share. We conducted a retrospective valuation analysis because there was a material change in our business which created incremental value during the three months ended March 31, 2010. The fair value of our common stock as of December 31, 2009 and April 1, 2010 was estimated at $2.19 and $5.45 per share, respectively. Based on a pro rata change in the fair value of our common stock between these valuation dates, the fair value of our common stock of $3.42 per share as of February 3, 2010 was used for accounting purposes. The value of $3.42 per share was determined appropriate for accounting purposes based on the pro rata change in fair value between the December 2009 and March 2010 valuation dates as there were no significant milestones achieved during the intervening period, other than the filing of our NDA for HZT-501 which occurred at the end of March 2010, and because capital market conditions were relatively the same during the period.

Three months ended June 30, 2010. During this period, we completed the Nitec acquisition and our Series B preferred stock financing on April 1, 2010. In addition, we undertook preparations for our proposed public offering, including interviewing numerous investment banks, held an organization meeting, and began drafting a preliminary registration statement. In April 2010, we sold Series B preferred stock at $7.97 per share to existing investors. The Series B preferred stock has a liquidation preference of $7.97 per share, as well as a participation right feature that allows the preferred stock to receive both its liquidation preference and a pro-rata share of the remaining proceeds upon a sale of the company through a merger or acquisition. These two features make the preferred stock significantly more valuable than the common stock. As of April 1, 2010, if an initial public offering were completed, the preferred stock would be converted to common stock and have the same value per share as the common stock. However, if the company were sold prior to the completion of an initial public offering, the price per share paid for the Series B preferred stock could be up to $7.97 per share more than the price per share paid for common stock. The option awards granted during this period had an exercise price of $5.45 per share. In anticipation of a proposed initial public offering, and because we granted a significant amount of option awards during this period, we conducted a retrospective valuation analysis. The fair value of our common stock as of April 1, 2010 and June 30, 2010 was estimated at $5.45 and $7.15 per share, respectively. Based on a pro rata change in the fair value of our common stock between these valuation dates, the fair value of our common stock of $6.89 per share as of June 16, 2010 was used for accounting purposes.

The table below summarizes options granted from January 1, 2009 through September 15, 2010.

Grant Date	Number of Options Granted	Exercise Price	Reassessed Fair Value Per Share of Common Stock	Intrinsic Value (in thousands)
March 11, 2009	112,000	$5.67	$4.96	$166
May 28, 2009	15,000	5.67	4.16	22
June 23, 2009	115,000	5.67	3.89	170
September 29, 2009	15,000	5.67	2.89	22
February 3, 2010 (unaudited)	678,240	2.19	3.42	3,364
April 1, 2010 (unaudited)	778,881	3.18-12.14	5.45	313
June 16, 2010 (unaudited)	981,952	5.45	6.89	1,669

The options granted on April 1, 2010 were granted in substitution for Nitec options which were cancelled in connection with our acquisition of Nitec.

Warrants

Freestanding warrants to purchase shares of our convertible preferred stock that contain net share settlement features requiring us to settle the warrants based on a fixed monetary amount known at inception and that require us to issue a variable number of shares in the future are classified as liabilities on our consolidated balance sheets at fair value. Our warrants are also classified as liabilities when they conditionally obligate us to redeem the underlying convertible preferred stock at some point in the future. The fair value of the warrants is subject to remeasurement at each balance sheet date, and any change in fair value is recognized as a component of other income (expense), net in the consolidated statements of operations. We estimate the fair value of these warrants at the respective balance sheet dates using the Black-Scholes option pricing model. We use a number of assumptions to estimate the fair value including the remaining contractual terms of the warrant, risk-free interest rates and expected dividend yield and expected volatility of the price of the underlying common stock. These assumptions are highly judgmental and could differ significantly in the future.

Between October 2008 and November 2009, in connection with our issuance of convertible promissory notes, we issued warrants to purchase our capital stock, or the bridge warrants. The bridge warrants were exercisable for a number of shares of our capital stock to be determined based on the number and type of shares into which the corresponding convertible promissory notes were converted in the future. At December 31, 2009, in connection with the issuance of Series D convertible preferred stock (upon which the bridge warrants became exercisable for shares of Series D convertible preferred stock at a known exercise price), the aggregate fair value of the bridge warrants was reclassified from liabilities to equity and we discontinued recording related periodic fair value adjustments. It is anticipated that upon the completion of this offering all of these warrants will be adjusted to become warrants to purchase common stock.

For 2007, 2008 and 2009, we recorded charges of $0, $(0.1) million and $0.5 million through other income (expense), net to reflect the change in the fair value of the warrants. During the six months ended June 30, 2009 and 2010, we recorded charges of $(0.2) million and ($0) million, respectively, in other income (expense), net to reflect the change in fair value of the warrants.

Results of Operations

Comparison of Six Months Ended June 30, 2009 and 2010

	Six Months Ended June 30,		Increase/ (Decrease)	% Increase/ (Decrease)
	2009	2010
	(in thousands, except percentages)
Sales of goods	$—	$1,694	$1,694	*
Cost of goods sold	—	2,519	2,519	*
Gross loss	—	(825)	(825)	*
Research and development expenses	5,085	7,159	2,074	41%
Sales and marketing expenses	969	1,668	699	72%
General and administrative expenses	2,905	9,893	6,988	241%
Interest income	23	13	(10)	(43%)
Interest expense	(1,048)	(814)	(234)	(22%)
Other income (expense), net	209	14,521	14,312	*

*	Percentage change is not meaningful.

Revenue and Gross Profit (loss). During the six months ended June 30, 2010, we recognized revenue of $1.7 million from the sale of LODOTRA in Europe. We had no revenue prior to our acquisition of Nitec on April 1, 2010, including during the first six months of 2009. Our cost of goods sold during the six months ended June 30, 2010 was $2.5 million, including $1.2 million of amortization of developed technology and, provided there is no change in our expected pattern of product sales, we will continue to include $1.2 million in amortization of developed technology on a quarterly basis. As a result, we had a gross loss of $0.8 million during this period.

Research and Development Expenses. The increase in research and development expenses during the six months ended June 30, 2010, compared to the same period in 2009, was primarily due to a $0.9 million increase in personnel-related costs due to the acquisition of Nitec and increase in headcount to support HZT-501 activities, an increase of $0.7 million for manufacturing expenses and an increase of $0.5 million for expenses associated with regulatory activities.

Sales and Marketing Expenses. The increase in sales and marketing expenses during the six months ended June 30, 2010 compared to the same period in 2009 was due to an increase of $0.3 million in personnel-related costs and $0.4 million of increased spending associated with market research and pre-commercialization activities for HZT-501.

General and Administrative Expenses. The increase in general and administrative expenses during the six months ended June 30, 2010, compared to the same period in 2009, was primarily due to an increase of $3.0 million for acquisition-related expenses, which consisted of $1.1 million for investment banking fees and $1.9 million for legal and consulting fees, an increase of $1.7 million indirectly related to the preparation of our initial registration statement for legal, audit and consulting fees, an increase of $1.0 million related to personnel costs resulting from higher headcount attributable to the acquisition of Nitec, and an increase of $1.2 million for other consulting fees related to the building of our corporate infrastructure.

Interest Income. The decrease in interest income during the six months ended June 30, 2010, compared to the same period in 2009 was due primarily to lower investment cash balances in 2010.

Interest Expense. The decrease in interest expense during the six months ended June 30, 2010, compared to the same period in 2009, was due to a reduction of $0.6 million associated with the convertible promissory notes that were converted to convertible preferred stock in December 2009, and a $0.2 million decrease in interest expense associated with a debt facility with Hercules Technology Growth Capital and Comerica Bank in 2007, which we refer to as the Hercules facility. This decrease was offset by an increase of $0.1 million for interest expenses and termination fees in connection with the repayment in full of all outstanding amounts under the Hercules facility and $0.5 million of incremental interest expense during the second quarter under a new debt facility with Kreos Capital III (UK) Limited, or Kreos, and Silicon Valley Bank, or SVB, allowing borrowings of up to $12.0 million, which we refer to as the Kreos-SVB facility.

Other Income (Expense), Net. The increase in other income, net for the six months ended June 30, 2010 as compared to the corresponding 2009 period was primarily due to a $14.5 million bargain purchase gain we recognized in connection with the acquisition of Nitec, as a result of the fair market value of the acquired tangible and intangible assets exceeding the purchase price.

Comparison of Years Ended December 31, 2008 and 2009

	Year Ended December 31,		Increase/ (Decrease)	% Increase/ (Decrease)
	2008	2009
	(in thousands, except percentages)
Research and development expenses	$22,295	$10,894	$(11,401)	(51%)
Sales and marketing expenses	1,337	2,072	735	55%
General and administrative expenses	3,235	5,823	2,588	80%
Interest income	340	25	(315)	(93%)
Interest expense	(869)	(2,214)	(1,345)	*
Other income (expense), net	(503)	478	981	*

*	Percentage change is not meaningful.

Research and Development Expenses. The decrease in research and development expenses for the year ended December 31, 2009, compared to the year ended December 31, 2008, was primarily due to a decrease of $14.2 million in clinical trial expenses and related consulting fees as Phase 3 clinical trials for HZT-501 were completed in November 2008. The decrease was offset by increases of $1.0 million for pharmacovigilance studies associated with HZT-501, $1.0 million for regulatory consulting and legal fees, $0.5 million for manufacturing costs and $0.4 million in personnel costs resulting from increased headcount.

Sales and Marketing Expenses. The increase of $0.7 million in sales and marketing expenses for the year ended December 31, 2009, compared to the year ended December 31, 2008, was primarily due to $0.5 million of additional spending related to our participation in tradeshows and conferences and a $0.2 million increase in other pre-launch marketing related activities.

General and Administrative Expenses. The increase in general and administrative expenses for the year ended December 31, 2009, compared to the year ended December 31, 2008, was primarily due to an increase of $1.0 million in personnel costs related to increased headcount, an increase of $0.8 million for consulting fees associated with information technology, business development and finance, an increase of $0.5 million for legal expenses and a $0.3 million increase due to facility and other expenses.

Interest Income. The higher interest income in the year ended December 31, 2008, compared to the year ended December 31, 2009, was due primarily to higher cash balances related to the $10.0 million proceeds received under the Hercules facility, and $8.0 million of proceeds from the sale and issuance of convertible promissory notes in October 2008, which we refer to as the bridge notes.

Interest Expense. Interest expense increased for the year ended December 31, 2009, compared to the year ended December 31, 2008, due to an increase in interest of $1.1 million under the bridge notes and an increase of $0.2 million for interest expense under the Hercules facility.

Other Income (Expense), Net. The increase in other income, net for the year ended December 31, 2009, compared to other expense for the year ended December 31, 2008, is primarily related to the change in the fair value of the convertible preferred stock warrants which amounted to $0.5 million of other income and a $0.4 million impairment loss associated with manufacturing equipment recorded in the 2008 period.

Comparison of Years Ended December 31, 2007 and 2008

	Year Ended December 31,		Increase/ (Decrease)	% Increase/ (Decrease)
	2007	2008
	(in thousands)
Research and development expenses	$24,483	$22,295	$(2,188)	(9%)
Sales and marketing expenses	617	1,337	720	117%
General and administrative expenses	1,640	3,235	1,595	97%
Interest income	934	340	(594)	(64%)
Interest expense	(6)	(869)	(863)	*
Other income (expense), net	(35)	(503)	(468)	*

*	Percentage change is not meaningful.

Research and Development Expenses. The decrease in research and development expenses for the year ended December 31, 2008, compared to the year ended December 31, 2007, was primarily due to a decrease of $3.1 million in clinical trial expenses and associated consulting expenses as Phase 3 clinical trials for HZT-501 were completed in November 2008 and a decrease of $0.3 million associated with the changes in headcount, legal, travel and other overhead expenses. These decreases were offset by increases of $1.1 million in expenses to support regulatory activities associated with the preparation for the filing of the NDA for HZT-501 and $0.1 million for pharmacovigilance studies.

Sales and Marketing Expenses. The increase in sales and marketing expenses for the year ended December 31, 2008, compared to the year ended December 31, 2007, was primarily due to additional spending related to our participation in tradeshows, pre-launch marketing activities and public relations.

General and Administrative Expenses. The increase in general and administrative expenses for the year ended December 31, 2008, compared to the year ended December 31, 2007, was primarily due to increases of $0.8 million in personnel costs related to increased headcount, $0.6 million for consulting fees associated with finance, administration and information technology, $0.1 million due to facility and other expenses associated with establishing our corporate headquarters in Northbrook, Illinois, and $0.1 million for legal expenses.

Interest Income. The decrease in interest income for the year ended December 31, 2008, compared to the year ended December 31, 2007, was due primarily to higher cash balances in 2007 relating to the $29.9 million in proceeds received from the Series C convertible preferred stock financing in July 2007.

Interest Expense. The increase in interest expense for the year ended December 31, 2008, compared to the year ended December 31, 2007, was primarily due to interest expense related to the Hercules facility.

Other Income (Expense), Net. The increase in other expense for the year ended December 31, 2008, compared to the year ended December 31, 2007, was primarily due to a $0.4 million impairment loss associated with manufacturing equipment in 2008. The remaining increase was due to the non-cash expense associated with the change in the fair value of the convertible preferred stock warrants issued in 2007 and 2008 in conjunction with the Hercules facility and the issuance of the bridge notes.

Liquidity and Capital Resources

We have incurred losses since our inception in June 2005 and, as of June 30, 2010, we had an accumulated deficit of $85.8 million. We anticipate that we will continue to incur net losses for at least the next several years. We expect that our development, selling, marketing and general and administrative expenses will continue to increase as a result of our acquisition of Nitec as of April 1, 2010, and our development and commercialization of HZT-501 and LODOTRA and, as a result, we will need to generate significant net product sales, and royalty and other revenues to achieve profitability.

The report of our independent registered public accounting firm on our consolidated financial statements for the year ended December 31, 2009 includes an explanatory paragraph stating that our recurring losses from operations and negative cash flows raise substantial doubt about our ability to continue as a going concern. If we are unable to obtain additional financing on commercially reasonable terms, our business, financial condition and results of operations will be materially and adversely affected and we may be unable to continue as a going concern. If we are unable to continue as a going concern, we may have to liquidate our assets and may receive less than the value at which those assets are carried on our financial statements.

We have financed our operations to date through equity financings, debt financings and the issuance of convertible notes. As of June 30, 2010, we had $13.3 million in cash and cash equivalents. We borrowed an additional $5.0 million under the Kreos-SVB facility in September 2010. Through June 30, 2010, we have received net proceeds of $96.4 million from the issuance of convertible preferred stock as follows: in October 2005, we issued an aggregate of 1,192,118 shares of Series A convertible preferred stock at a purchase price of $5.075 per share, for net proceeds of approximately $6.0 million; in November 2006, we issued an aggregate of 1,482,213 shares of Series B convertible preferred stock at a purchase price of $10.12 per share, for net proceeds of approximately $14.9 million; in July 2007, we issued an aggregate of 2,109,706 shares of Series C convertible preferred stock at a purchase price of $14.22 per share, for net proceeds of approximately $29.9 million; in December 2009 and January 2010, we issued an aggregate of 4,978,674 shares of Series D convertible preferred stock at a purchase price of $5.201 per share, for net proceeds of approximately $25.8 million; and in April 2010, we issued an aggregate of 2,510,040 shares of Series B convertible preferred stock at a purchase price of $7.986 per share, for net proceeds of $19.8 million.

In December 2007, we entered into the Hercules facility and borrowed $12.0 million to finance working capital. We repaid all amounts due under the Hercules facility and terminated this facility on April 1, 2010 in connection with our acquisition of Nitec.

As of April 1, 2010, we recapitalized all of our outstanding shares of Series A, B, C and D convertible preferred stock, and converted those shares into a new Series A convertible preferred stock in connection with our recapitalization and acquisition of Nitec. We also concurrently completed a Series B convertible preferred stock financing, raising net proceeds of $19.8 million.

Also in connection with our acquisition of Nitec in April 2010, we entered into the Kreos-SVB facility and borrowed the $7.0 million then-available under a total facility of $12.0 million. The debt under the Kreos-SVB facility accrues interest at a fixed rate of 12.9% per annum, with principal and interest being paid over 36 months. The Kreos-SVB facility is secured by a lien on substantially all of our assets, including intellectual property. Upon completion of this offering, assuming we receive gross proceeds of not less than $50.0 million, the lien on our intellectual property securing the Kreos-SVB facility will be released. In addition, after December 31, 2012, if the FDA has approved HZT-501 and we achieve cumulative gross revenues of not less than $50.0 million from product sales, or if we meet certain liquidity requirements, the lien on the assets of Horizon Pharma AG may be released with the consent of the lenders, provided we are not in default under the Kreos-SVB facility. The proceeds of the Kreos-SVB facility were used to repay all outstanding amounts under the Hercules facility. As a result of the issuance of the 2010 notes described below, we became eligible to borrow the remaining $5.0 million under the Kreos-SVB facility which we borrowed in September 2010. In connection with the Kreos-SVB facility, we issued warrants to Kreos and SVB to purchase an aggregate of

150,602 shares of Series B convertible preferred stock. The warrants have an exercise price of $0.01 per share and expire on April 1, 2020 unless terminated earlier as a result of certain reorganizations or changes in control as set forth in the warrants.

In connection with our acquisition of Nitec, we also renegotiated the payment terms of an existing EUR 7.5 million loan facility between Kreos and Nitec, which we refer to as the Kreos facility. The Kreos facility is secured by a lien on all of Horizon Pharma AG’s trade receivables and intellectual property. Upon completion of this offering, assuming we receive gross proceeds of not less than $50.0 million, the lien on the intellectual property securing the Kreos facility will be released. The loan bears interest at 11.9% per annum. We are required to pay only interest on the Kreos facility through December 31, 2010 and thereafter equal monthly installments of principal and interest through November 2013.

In July 2010, we issued $10.0 million in subordinated convertible notes, or 2010 notes, to holders of our Series B convertible preferred stock in accordance with our Series B Preferred Stock and Convertible Note Purchase Agreement dated April 1, 2010. The 2010 notes accrue interest at a rate of 10% per annum and have a maturity date of the earliest of July 12, 2011 or the date we sell all or substantially all of our assets or we are acquired. The 2010 notes are expected to convert to shares of our common stock upon completion of the offering at a conversion rate that is the lower of (1) the price per share to the public of our common stock sold in this offering or (2) $7.968. Upon completion of this offering, we expect all of the outstanding shares of our Series A and Series B convertible preferred stock to convert into common stock and all of our outstanding warrants to be adjusted to be exercisable for shares of our common stock.

Cash in excess of our immediate requirements is either held as cash or in money market funds.

In addition, we must maintain compliance with Swiss laws with respect to our Horizon Pharma AG subsidiary, including laws requiring maintenance of cash in the subsidiary to avoid overindebtedness, which requires Horizon Pharma AG to maintain assets in excess of its liabilities. We review on a regular basis whether our Swiss subsidiary is overindebted, and we took steps to address overindebtedness through a subordinated loan to our Swiss subsidiary in June 2010. We may need to take further steps to address overindebtedness until such time as our Swiss subsidiary generates positive income at a statutory level, which could cause us to have cash at our Swiss subsidiary in excess of its near term operating needs and could affect our ability to have sufficient cash at our U.S. subsidiary to meet its near term operating needs.

The following table shows a summary of our cash flows for the periods indicated (in thousands) :

	Year Ended December 31,			Six Months Ended June 30,
	2007	2008	2009	2009	2010
Cash and cash equivalents	$20,824	$14,067	$7,160	$2,531	$13,266
Cash provided by (used in):
Operating activities	(27,221)	(23,971)	(18,392)	(9,733)	(17,782)
Investing activities	(13)	(786)	(357)	69	5,814
Financing activities	31,741	18,000	11,842	(1,872)	18,257

Net cash used in operating activities. During 2007, 2008 and 2009, and the six months ended June 30, 2009 and 2010, our operating activities used cash of $27.2 million, $24.0 million, $18.4 million, $9.7 million and $17.8 million, respectively. The use of cash in all periods primarily resulted from our net losses and changes in our working capital accounts. The cash used decreased each year from 2007 through 2009 due to Phase 3 clinical trial activities that declined as we completed those trials and transitioned to a company more focused on regulatory and manufacturing activities in preparation for the submission of our NDA for HZT-501 with the FDA. The changes in operating assets and liabilities were primarily a result of preclinical and clinical trial costs, personnel-related costs and professional fees.

The increase in cash used in operations during the six months ended June 30, 2010 as compared to June 30, 2009 was primarily due to incremental operating costs of our subsidiary, Horizon Pharma AG, related to regulatory activities for LODOTRA, increases in general and administrative expenses related to investment banking fees and professional fees associated with the acquisition of Nitec, increased expenses indirectly related to the preparation of our initial registration statement, and increased regulatory and manufacturing expenses in preparation for the submission of our NDA for HZT-501, offset by decreased clinical trial expenses in 2010. The changes in operating assets and liabilities were primarily a result of clinical trial costs, regulatory consulting, personnel-related costs and professional fees associated with the acquisition of Nitec.

Net cash used in investing activities. Net cash used in investing activities was primarily related to the purchase of property and equipment partially offset by the proceeds from the sale of manufacturing equipment. The increase in cash provided by investing activities in the six months ending June 30, 2010 was primarily due to $6.5 million of cash acquired in the Nitec acquisition.

Net cash provided by (used in) financing activities. Net cash provided by financing activities was primarily attributable to the issuance of Series C convertible preferred stock in the year ended December 31, 2007, proceeds from debt financing in the year ended December 31, 2008, issuance of Series D convertible preferred stock in the year ended December 31, 2009, issuance of Series B convertible preferred stock ($19.8 million), and proceeds from debt financing ($6.9 million), net of repayments made on outstanding loan amounts ($9.1 million) in the six months ended June 30, 2010. Net cash used in financing activities in the six months ended June 30, 2009 was attributable to repayments made on outstanding loan amounts.

Contractual Obligations

The following tables disclose aggregate information about our contractual obligations and the periods in which payments are due as of December 31, 2009 and June 30, 2010 (in thousands including notes):

	Payments Due as of December 31, 2009
	Total	Less than 1 Year	1-3 Years	4-5 Years	More Than 5 Years
Debt(1)	$8,542	$5,207	$3,335	$—	$—
Purchase commitments(2) (3)	1,404	1,291	100	6	7
Operating lease obligations relating to corporate headquarters(4)	373	184	189	—	—

Total	$10,319	$6,682	$3,624	$6	$7

	Payments Due as of June 30, 2010
	Total	Less than 1 Year	1-3 Years	4-5 Years	More Than 5 Years
Debt(1)	$16,080	$1,771	$14,309	$—	$—
Purchase commitments(2) (3)	864	751	100	6	7
Operating lease obligations(4)	904	243	556	105	—

Total	$17,848	$2,765	$14,965	$111	$7

(1)	The amounts in the table above include interest, principal repayments and an end-of-loan fee on the loans under the new Loan and Security Agreement with Kreos and SVB allowing borrowings of up to $12,000 and an existing EUR 7,500 debt facility as of the applicable date as set forth above. See Note 9 to our consolidated financial statements appearing elsewhere in this prospectus for additional information.
(2)	Our Technical Transfer Agreement, dated November 9, 2009, with sanofi-aventis U.S. LLC provides for milestone payments of $937 total payments in 2010 as of December 31, 2009 and $751 for the remainder of 2010 as of June 30, 2010 for stability studies of $113 due over six years.
(3)	Purchase commitment for manufacturing equipment delivered during 2010. As of December 31, 2009 and June 30, 2010, $354 and $0 is remaining on the purchase commitment, respectively.
(4)	These amounts reflect payments due under the following operating leases:

•

sublease for our corporate headquarters in Northbrook, Illinois with Advanced Personnel, Inc. commencing May 1, 2009 through December 31, 2011, at approximately $15 per month through April 2011, and $16 per month for the last eight months of the sublease term.

•

leases for our offices in Reinach, Switzerland and in Mannheim, Germany. The Reinach office lease rate is approximately 7 CHF per month, expiring on November 30, 2010 with an option to extend until May 31, 2012. In June 2010, the Reinach office lease was renewed which extended the lease term to May 31, 2015. The Mannheim office lease rate is approximately 7 EUR per month, expiring on December 31, 2011, with the option to renew annually.

•

vehicle leases at our Reinach, Switzerland and Mannheim, Germany offices. As of June 30, 2010, $55 of payments are due in 2010 and $144 are due over the 1-3 years period. All of these lease contracts expire no later than July 2013.

Operating Capital and Capital Expenditure Requirements

We have incurred net operating losses and negative cash flows from operations during every year since inception. These factors raise substantial doubt about our ability to continue as a going concern. In order to continue our operations, we must achieve profitable operations and/or obtain additional debt or equity financing. There can be no assurance, however, that such a financing will be successfully completed on terms acceptable to us or at all.

We are working toward our objective of realizing revenues and then profitability by obtaining regulatory approval to commercialize HZT-501 and LODOTRA. The failure to obtain regulatory approval of these product candidates in a timely manner or at all could have a material adverse effect on our business, results of operations, future cash flows, financial condition and our ability to continue as a going concern.

We anticipate we will continue to incur net losses for at least the next several years as we incur expenses for the development and regulatory approval of HZT-501 and LODOTRA, build commercial capabilities and expand our corporate infrastructure. We may not be able to complete the development and initiate commercialization of these programs if, among other things, the FDA does not approve HZT-501 and LODOTRA when we expect, or at all.

We believe that the net proceeds from this offering and our existing cash and cash equivalents, together with interest thereon, will be sufficient to fund our operations for at least the next 12 months. We have based this estimate on assumptions that may prove to be wrong, and we could utilize our available capital resources sooner than we currently expect.

The net proceeds from this offering alone may not be sufficient to fund our operations through the successful development and commercialization of HZT-501 and LODOTRA or any other products we develop on our own or in-license. As a result, we may need to raise additional capital following this offering to fund our operations and to potentially conduct clinical trials to support regulatory approval of any other product candidates. To raise additional capital, we may seek to sell additional equity or debt securities or incur indebtedness. The sale of additional equity and debt securities may result in additional dilution to our stockholders. If we raise additional funds through the issuance of debt securities or preferred stock, these securities could have rights senior to those of our common stock and could contain covenants that would restrict our operations. We may also seek funding through collaborations or other similar arrangements with third parties.

If we are unable to raise sufficient additional capital, we may need to substantially curtail our planned operations. Our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement and involves risks and uncertainties, and actual results could vary as a result of a number of factors, including the factors discussed in “Risk Factors.”

Because of the numerous risks and uncertainties associated with development and commercialization of pharmaceutical products, we are unable to estimate the exact amount of our working capital requirements. Our future funding requirements will depend on many factors, including, but not limited to:

•	the cost and timing of our development and regulatory activities related to HZT-501 and LODOTRA;

•	the costs and timing of commercial manufacturing supply arrangements for our product candidates;

•	the costs of establishing sales and marketing capabilities;

•	the success of our commercialization efforts with respect to our products;

•	our ability to establish and maintain strategic collaborations, including out-licensing of marketing rights for product candidates for territories other than the U.S. and other arrangements; and

•	the costs involved in enforcing or defending patent claims or other intellectual property rights.

Recent Accounting Pronouncements

In October 2009, the FASB issued Accounting Standards Update, 2009-13, Revenue Recognition (Topic 605): Multiple Deliverable Revenue Arrangements – A Consensus of the FASB Emerging Issues Task Force. This update provides application guidance on whether multiple deliverables exist, how the deliverables should be separated and how the consideration should be allocated to one or more units of accounting. This update establishes a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence, if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific nor third-party evidence is available. We will be required to apply this guidance prospectively for revenue arrangements entered into or materially modified after January 1, 2011; however, earlier application is permitted. We are currently evaluating the impact that this update may have on our consolidated financial statements.

In January 2010, the FASB issued amended guidance on fair value measurements and disclosures. The new guidance requires additional disclosures regarding fair value measurements, amends disclosures about postretirement benefit plan assets, and provides clarification regarding the level of disaggregation of fair value disclosures by investment class. This guidance is effective for interim and annual reporting periods beginning after December 15, 2009, except for certain Level 3 activity disclosure requirements that will be effective for reporting periods beginning after December 15, 2010. Accordingly, we adopted this amendment on January 1, 2010, except for the additional Level 3 requirements which will be adopted in 2011.

In April 2010, the FASB issued an accounting standard update which provides guidance on the criteria to be followed in recognizing revenue under the milestone method. The milestone method of recognition allows a vendor who is involved with the provision of deliverables to recognize the full amount of a milestone payment upon achievement, if, at the inception of the revenue arrangement, the milestone is determined to be substantive as defined in the standard. The guidance is effective on a prospective basis for milestones achieved in fiscal years and interim periods within those fiscal years, beginning on or after June 15, 2010. Early adoption is permitted. The adoption of this guidance is not expected to have a material impact on our consolidated financial statements.

Off-Balance Sheet Arrangements

Since our inception, we have not engaged in any off-balance sheet arrangements, including the use of structured finance, special purpose entities or variable interest entities.

Quantitative and Qualitative Disclosure of Market Risks

We are exposed to various market risks, which include potential losses arising from adverse changes in market rates and prices, such as interest rates and foreign exchange fluctuations. We do not enter into derivatives or other financial instruments for trading or speculative purposes.

Interest Rate Risk. Our exposure to interest rate risk is confined to our cash and cash equivalents with maturities of less than three months. The goals of our investment policy are preservation of capital, fulfillment of liquidity needs and fiduciary control of cash and investments. To achieve our goal of maximizing income without assuming significant risk, we maintain our excess cash and cash equivalents in money market funds. Because of the short-term maturities of our cash equivalents, we do not believe that an increase in interest rates would have any material negative impact on the value of cash equivalents.

Foreign Currency Risk. Subsequent to our acquisition of Nitec, our sales contracts will principally be denominated in Euros and therefore, our revenues will be subject to significant foreign currency risk. We will also incur certain operating expenses in currencies other than the U.S. dollar in relation to Horizon Pharma AG; therefore, we will be subject to volatility in cash flows due to fluctuations in foreign currency exchange rates, particularly changes in the Euro. To date, we have not entered into any hedging contracts since exchange rate fluctuations have had minimal impact on our results of operations and cash flows.

Inflation Risk. We do not believe that inflation has had a material impact on our business or results of operations during the periods presented in this prospectus.

Business

Overview

We are a biopharmaceutical company that is developing and commercializing innovative medicines to target unmet therapeutic needs in arthritis, pain and inflammatory diseases. We have two lead product candidates, HZT-501 and LODOTRA, which have both successfully completed multiple Phase 3 clinical trials. In 2006, we reached agreement with the U.S. Food and Drug Administration, or FDA, on a special protocol assessment, or SPA, with respect to the clinical development plan for HZT-501. We submitted a new drug application, or NDA, for HZT-501, a novel tablet formulation containing a fixed-dose combination of ibuprofen and high-dose famotidine in a single pill, to the FDA in March 2010. We intend to submit a Marketing Authorization Application, or MAA, for HZT-501 to the Medicines and Healthcare products Regulatory Agency in the United Kingdom, the Reference Member State, through the Decentralized Procedure in the fourth quarter of 2010. LODOTRA is a proprietary programmed release formulation of low-dose prednisone that is currently marketed in Europe by our distribution partners, Merck Serono GmbH, or Merck Serono, and Mundipharma International Corporation Limited, or Mundipharma. We intend to submit an NDA for LODOTRA to the FDA in the fourth quarter of 2010. We have worldwide marketing rights for HZT-501 and have retained exclusive marketing rights for all of our products in the U.S.

HZT-501 is a novel combination of 800 mg ibuprofen and 26.6 mg famotidine in a single pill. Ibuprofen is one of the most widely prescribed non-steroidal anti-inflammatory drugs, or NSAIDs, worldwide and famotidine is a well-established gastrointestinal, or GI, agent used to treat dyspepsia, gastroesophageal reflux disease, or GERD, and active ulcers and to reduce the risk of NSAID-induced upper GI ulcers. We believe that by combining ibuprofen and famotidine in a single pill, HZT-501 provides effective pain relief while decreasing stomach acidity, thus reducing the risk of NSAID-induced upper GI ulcers. We have completed two pivotal Phase 3 clinical trials of HZT-501 under an SPA with the FDA in a total of over 1,500 patients with mild to moderate pain or arthritis that demonstrated a statistically significant reduction in the incidence of NSAID-induced upper GI ulcers when treated with HZT-501 versus ibuprofen alone. Based on these results, we submitted an NDA to the FDA in March 2010 requesting approval to market HZT-501 for reducing the risk of developing NSAID-induced upper GI ulcers in patients with mild to moderate pain and arthritis that require use of an NSAID. The FDA notified us in May 2010 that it had accepted the NDA for review and subsequently assigned a Prescription Drug User Fee Act, or PDUFA, goal date of January 21, 2011 for its review of the NDA.

LODOTRA, a proprietary programmed release formulation of low-dose prednisone, has received regulatory approval in Europe for the reduction of morning stiffness associated with rheumatoid arthritis, or RA. Prednisone is a drug used to inhibit the production of various pro-inflammatory cytokines, which are proteins associated with joint inflammation in RA. We believe current formulations of prednisone are suboptimal because they fail to deliver the drug at the time of most need for RA patients. LODOTRA utilizes a proprietary formulation technology which enables a programmed release of prednisone approximately four hours after bedtime administration. By synchronizing the prednisone delivery time with the patient’s elevated cytokine levels in the early morning hours, LODOTRA exerts its effect at a physiologically optimal point to inhibit cytokine production and thus significantly reduces the signs and symptoms of RA. We have completed two pivotal Phase 3 clinical trials of LODOTRA in a total of over 600 patients with RA. The first pivotal Phase 3 trial supported the approval of LODOTRA in Europe in March 2009 where it is currently approved for marketing in 13 European countries. The second pivotal Phase 3 clinical trial was designed to support an NDA submission for U.S. marketing approval. LODOTRA achieved statistically significant results and met the primary endpoint in each of the two pivotal Phase 3 clinical trials.

We are focusing our efforts and capital resources on obtaining approval for and commercializing HZT-501 and LODOTRA. In addition to those product candidates, we have a pipeline of earlier stage product candidates to treat pain-related diseases. We anticipate that we will continue investigating TRUNOC (tarenflurbil), a focused inhibitor of certain well-characterized genes (NF-kB and AP-1), for the treatment of pain-related diseases. We also anticipate we will continue investigating HZN-602, a novel, prescription strength fixed-dose combination of immediate release naproxen, a widely prescribed NSAID, and famotidine in a single pill, for the treatment of mild to moderate pain and arthritis. We are currently evaluating the development pathway for these product candidates, but do not intend to develop them further until such time as we generate sufficient cash from our operations or other sources.

Our Strategy

Our strategy is to build a fully-integrated U.S.-focused biopharmaceutical company to successfully execute the commercial launches of HZT-501 and LODOTRA in the U.S. market following FDA approval. We retain all U.S. commercialization rights for our products and plan to build internally or retain through a third party a sales and marketing organization, comprised initially of approximately 100 sales representatives, to market these products in the U.S. to key specialists, such as rheumatologists, orthopedic surgeons and pain specialists, and top prescribing primary care physicians. Over time, we plan to expand this sales force and/or establish relationships with companies that have appropriate commercial platforms in our key markets. We intend to enter into partnering, co-promotion or other distribution arrangements for commercialization of our products outside the U.S., such as our relationships with Merck Serono and Mundipharma for the commercialization of LODOTRA in Europe. As part of our longer-term strategy, we anticipate we will further develop our product candidates and selectively license or acquire additional products and/or late stage product candidates that are synergistic with our commercial strategy.

Our Product and Product Candidates

Our current product portfolio consists of the following:

Product	Disease	Phase of Development	Marketing Rights	Territory
HZT-501	Mild to moderate pain, osteoarthritis and rheumatoid arthritis	NDA submitted March 2010; PDUFA goal date January 21, 2011; MAA submission planned for Q4 2010	Horizon	Worldwide

LODOTRA	Rheumatoid arthritis	Approved and marketed in Europe; NDA submission planned for Q4 2010	Horizon Merck Serono Mundipharma	Worldwide, excluding Europe Germany and Austria Europe, excluding Germany and Austria

	Severe asthma	Phase 2a	Horizon	Worldwide, excluding Europe

TRUNOC	Pain-related diseases	Phase 1	Horizon	Worldwide

HZN-602	Mild to moderate pain and arthritis	Phase 1	Horizon	Worldwide

Market Overview

Pain is a serious and costly public health concern affecting more people in the U.S. than diabetes, heart disease and cancer combined. In 2006, the U.S. National Center for Health Statistics reported that an estimated 76.5 million people 20 years of age or over in the U.S. have experienced pain that persisted for more than 24 hours.

Some of the most common and debilitating chronic inflammation and pain-related diseases are osteoarthritis, or OA, RA and acute and chronic pain. According to the Arthritis Foundation, a leading non-profit arthritis research advocacy group, arthritis affects 46 million people in the U.S. With the aging of the U.S. population, the prevalence of arthritis is expected to rise by approximately 40% by 2030, impacting 67 million people in the U.S. People with these diseases may become increasingly debilitated as the disease progresses, experiencing not only significant pain but also loss of mobility, independence and the ability to work, thereby potentially placing a significant burden on family caregivers and healthcare and social services. In addition, patients suffering from chronic inflammatory diseases tend to have shortened life expectancies as a direct result of these diseases. According to the American Pain Foundation Fact Sheet and the U.S. Centers for Disease Control and Prevention:

•	the annual cost of chronic pain in the U.S., including healthcare expenses, lost income and lost productivity, is estimated to be $100 billion;

•	arthritis and related conditions, such as OA, cost the U.S. economy nearly $128 billion per year in medical care and indirect expenses, including lost wages and productivity; and

•	pain is the second leading cause of medically related work absenteeism, resulting in more than 50 million lost workdays each year.

In addition, the Arthritis Foundation reports 992,000 hospitalizations and 44 million office visits in the U.S. annually for arthritis alone.

Osteoarthritis

OA is a type of arthritis that is caused by the breakdown and eventual loss of the cartilage of one or more joints. Cartilage is a protein substance that serves as a cushion between the bones of the joints. OA is also known as degenerative arthritis. Among the over 100 different types of arthritis conditions, OA is the most common and occurs more frequently with age. Before age 45, OA occurs more frequently in males. After age 50, it occurs more frequently in females. OA commonly affects the hands, feet, spine and large weight-bearing joints, such as the hips and knees. Most cases of OA have no known cause and are referred to as primary OA.

Symptoms of OA manifest in patients as joint pain, tenderness, stiffness, limited joint movement, joint cracking or creaking (crepitation), locking of joints and local inflammation. OA can also lead to joint deformity in later stages of the disease. Many drugs are now used to treat the inflammation and pain associated with OA, including aspirin and other NSAIDs, such as ibuprofen and naproxen, that have a rapid analgesic and anti-inflammatory response.

Rheumatoid Arthritis

RA is a chronic disease that causes pain, stiffness and swelling, primarily in the joints. According to DataMonitor, RA affects approximately 1.8 million people in the U.S. and has no known cause, but unlike OA, RA is not associated with factors such as aging. RA occurs when the body’s immune system malfunctions, attacking healthy tissue and causing inflammation, which leads to pain and swelling in the joints, and may eventually cause permanent joint damage and painful disability. The primary symptoms of RA include progressive immobility and pain, especially in the morning, with long-term sufferers experiencing continual joint destruction for the remainder of their lives. There is no known cure for RA. Once the disease is diagnosed, treatment is prescribed for life to alleviate symptoms and/or to slow or stop disease progression.

RA treatments include medications, physical therapy, exercise, education and sometimes surgery. Early, aggressive treatment of RA can delay joint destruction. Treatment of RA usually includes multiple drug therapies taken concurrently. Disease modifying antirheumatic drugs, or DMARDs, are the current standard of care for the treatment of RA, in addition to rest, strengthening exercise, and anti-inflammatory drugs such as NSAIDs, which are also often prescribed. Methotrexate is the most commonly prescribed DMARD for the treatment of RA. Other common agents for the treatment of RA include corticosteroids and biologic agents. Corticosteroids, such as prednisone, effectively reduce joint swelling and inflammation but at high doses are associated with potential for significant long-term adverse side effects such as osteoporosis, cardiovascular disease and weight gain. Over the last decade, the advent of biologic agents has transformed the treatment of RA. Tumor necrosis factor, or TNF, inhibitors are the primary biologic agents used today to treat RA. Although effective for treatment of RA, these agents are costly and, because they are very potent immunosuppressants, may increase the risk of infection.

RA has the potential to cause serious damage to joints and bones and, as such, physicians typically treat patients aggressively, including with combination therapies to reduce pain and inflammation and to slow the progression of the disease. Recent research sponsored by Mundipharma and conducted by Ipsos MORI involving 750 RA patients from 11 European countries found that 60% of surveyed patients with RA indicated that pain and morning stiffness controls their lives. Additionally, 74% of people with pain and morning stiffness as a result of their RA indicated that they are either unemployed, retired early or are on sick leave as a result of RA and 58% say they are frustrated emotionally because they find it difficult to do everyday tasks due to morning stiffness caused by their RA.

Mild to Moderate Pain

Mild to moderate pain is generally characterized as either acute or chronic. Acute pain often results from tissue damage, such as a broken bone. Acute pain can also be associated with headaches or muscle cramps. This type of pain usually decreases as the injury heals or the cause of the pain is removed. Pain is generally considered acute if it dissipates within six months of onset. Chronic pain includes pain that persists after an injury heals, pain related to a persistent or degenerative disease and long-term pain from an unidentifiable cause. Chronic pain may be caused by the body’s response to acute pain or may have unknown causes. According to the American Pain Foundation, 44% of pain sufferers 20 years of age and over in the U.S. report pain that lasts up to three months (over 30 million people), 14% report pain lasting for three months to one year (approximately 11 million people) and 42% report pain lasting more than one year (approximately 32 million people). About one-third of people who report pain indicate that their pain is disabling, which is defined as both severe and having a high impact on functions of daily life.

However, even if the underlying disorder can be treated, analgesics such as NSAIDs may still be needed to manage the pain. Physicians choose an analgesic based on the type and duration of pain and on the likely benefits and risks. Most analgesics are effective for treatment of pain due to ordinary injury of tissues (nociceptive pain) but are less effective for treatment of pain due to damage or dysfunction of the nerves, spinal cord, or brain (neuropathic pain). Common analgesics to treat acute and chronic pain are opioid (narcotic) analgesics and nonopioid analgesics, such as acetaminophen and NSAIDs.

HZT-501

HZT-501 is a novel single tablet formulation containing a fixed-dose combination of ibuprofen, one of the most widely prescribed NSAIDs, and famotidine, a well-established GI agent used to treat dyspepsia, GERD and active ulcers and to reduce the risk of NSAID-induced upper GI ulcers. Ibuprofen has proven anti-inflammatory and analgesic properties, and famotidine reduces the stomach acid secretion that can cause upper GI ulcers. Both ibuprofen and famotidine have well-documented and excellent long-term safety profiles, and both products have been used for many years by millions of patients worldwide. Based on our clinical study results, we believe HZT-501 provides effective pain relief and decreases stomach acidity, thus reducing the risk of NSAID-induced upper GI ulcers.

Market Opportunity and Limitations of Existing Treatments

NSAIDs are very effective at providing pain relief, including pain associated with OA and RA; however, there are significant upper GI-associated adverse events that can result from the use of NSAIDs. As a result, COX-2 inhibitor drugs (i.e., VioxxTM, Merck & Co., Inc.; Celebrex/BextraTM, Pfizer Inc.) were introduced to the market in order to provide pain and arthritis relief with reduced risk of significant upper GI-associated adverse events. However, safety concerns associated with COX-2 inhibitor drugs led to the withdrawal of Vioxx and Bextra from the market in 2004 and a significant decline in the use of Celebrex. As a result, demand for traditional prescription NSAIDs, such as ibuprofen and meloxicam, has increased dramatically.

According to a 2004 article published in Aliment Pharmacology & Therapeutics, significant GI side effects, including serious ulcers, afflict up to approximately 25% of all chronic arthritis patients treated with NSAIDs for three months and OA and RA patients are two to five times more likely than the general population to be hospitalized for NSAID-related GI complications. It is estimated that NSAID-induced GI toxicity causes over 16,500 related deaths in OA and RA patients alone, and over 107,000 hospitalizations for serious GI complications each year. In more than 80% of patients with these serious GI complications, there are no prior symptoms.

Despite the fact that GI ulcers are one of the most prevalent adverse events resulting from the use of NSAIDs in the U.S., according to a 2006 article published in BMC Muskoskeletal Disorders, eleven observational studies indicated that physicians do not commonly co-prescribe GI protective agents to high-risk patients. Physicians prescribe concomitant therapy to only 24% of NSAID users, and studies show sub-optimal patient compliance with concomitant prophylaxis therapy. According to a 2003 article published in Aliment Pharmacology & Therapeutics, in a study of 784 patients, 37% of patients were non-compliant, a rate increasing to 61% in patients treated with three or more drugs. This noncompliance results in a substantial unmet clinical need, which we believe can be appropriately addressed with HZT-501, creating a simple solution for both patients and physicians.

HZT-501 Solution

Ibuprofen: One of the World’s Most Widely Prescribed NSAIDs

Ibuprofen continues to be one of the most widely prescribed NSAIDs worldwide. According to IMS Health, in the U.S. alone, there were over 30 million prescriptions written for ibuprofen in 2009. Ibuprofen prescription volumes in Europe approximately equal those in the U.S. In the U.S., both the 600 mg and 800 mg doses together account for approximately 90% of total ibuprofen prescriptions. In addition, ibuprofen’s flexible three times daily dosing allows it to be used for both chronic conditions such as arthritis and chronic back pain, and acute conditions such as sprains and strains.

Famotidine: A Safe and Effective GI Agent

Famotidine, the most potent marketed drug in the class of histamine-2 receptor antagonists, a class of drugs used to block the action of histamine on the cells in the stomach that secrete gastric acid, was chosen as the ideal GI protectant to be combined with ibuprofen as it is a well studied compound with an estimated 18.8 million patients treated worldwide that provides distinct advantages including:

•	rapid onset of action;

•	significant reduction in gastric acid levels in the GI tract for the treatment of dyspepsia, GERD and NSAID-induced upper GI ulcers;

•	well tolerated with a low incidence of adverse drug reactions and a demonstrated safety margin of up to eight times the approved prescription dose for an extended period of greater than 12 months; and

•	lower incidence of long-term adverse events, such as bone fracture and drug-drug interaction, reported recently with another class of GI agents referred to as proton pump inhibitors, or PPIs.

Despite these advantages, famotidine has yet to be approved to reduce the incidence of NSAID-induced upper GI ulcers in patients taking NSAIDs. As a result, we conducted pivotal Phase 3 clinical trials demonstrating that treatment with HZT-501 significantly reduced the incidence of NSAID-induced upper GI ulcers in patients with mild to moderate pain or arthritis compared to ibuprofen alone. Based on the data from our Phase 3 clinical trials of HZT-501, in March 2010 we submitted an NDA requesting approval to market HZT-501 for reducing the risk of developing upper GI ulcers in patients with mild to moderate pain and arthritis that require use of an NSAID.

Benefits of a Fixed-Dose Combination Therapy

Numerous studies have demonstrated that fixed-dose combination therapy provides significant advantages over taking multiple pills. Specifically, fixed-dose combinations can reduce the number of pills, ensure that the correct dosage of each component is taken at the correct time and improve compliance, often associated with better treatment outcomes. HZT-501 has been formulated to provide an optimal dosing regimen of ibuprofen and famotidine together in the convenience of a single pill.

Phase 3 Clinical Trial Results

We have completed two large-scale Phase 3 clinical trials of HZT-501 under an SPA with the FDA. The SPA process creates a written agreement between the FDA and a sponsor concerning the clinical trial design, clinical endpoints and other clinical trial matters that can be used to support regulatory approval of a product candidate. The process is intended to provide assurance that if the agreed upon clinical trial protocols are followed, the clinical trial endpoints are achieved and there is a favorable risk-benefit profile, the data may serve as the primary basis of an efficacy claim in support of an NDA. In addition, we received scientific advice from the European Medicines Agency, or EMA, with respect to certain questions concerning the quality, and preclinical and clinical development of HZT-501 as part of our MAA submission plans. These trials, named the Registration Endoscopic Study to Determine Ulcer Formation of HZT-501 Compared to Ibuprofen: Efficacy and Safety Study, or REDUCE-1 and REDUCE-2, were randomized, double-blind, controlled trials that enrolled more than 1,500 patients in the U.S. with chronic pain or arthritis (of which 906 patients were enrolled in REDUCE-1 and 627 patients were enrolled in REDUCE-2). Patients were randomly assigned, in approximately a 2:1 ratio, to receive HZT-501(800 mg ibuprofen and 26.6 mg famotidine in a single pill) or ibuprofen (800 mg) alone, orally three times daily for a 24-week treatment period or until patients developed either an endoscopically diagnosed upper GI ulcer and/or prohibitive toxicity.

REDUCE-1

The primary endpoint of REDUCE-1 was to show a reduction in the proportion of patients who develop endoscopically diagnosed gastric ulcers during the 24-week treatment period when treated with HZT-501, as compared to ibuprofen alone. The primary population for examining efficacy contained 812 patients, of which 550 patients received HZT-501 and 262 patients received ibuprofen. In the study, 24-week treatment with HZT-501 resulted in a statistically significant reduction in the incidence of endoscopically identified gastric ulcers (10.0%) versus treatment with ibuprofen alone (19.8%) (p-value = 0.0002).

The most commonly reported treatment-emergent adverse events in REDUCE-1 were dyspepsia (5.1% for HZT-501 compared to 7.7% for ibuprofen alone), nausea (6.6% for HZT-501 compared to 4.3% for ibuprofen alone), and diarrhea (4.9% for HZT-501 compared to 4.3% for ibuprofen alone). There were no treatment-emergent adverse events that were statistically significantly different between the two treatment groups, although dyspepsia was numerically lower for HZT-501 than ibuprofen alone and there were significantly fewer patients who withdrew from treatment due to dyspepsia in the HZT-501 group (0.3%) compared to ibuprofen alone group (2.3%; p-value = 0.0064). Furthermore, there were also significantly fewer early withdrawals overall for HZT-501 (28.7%) compared to ibuprofen alone (43.1%; p-value < 0.0001).

REDUCE-2

The primary endpoint of REDUCE-2 was to show a reduction in the proportion of patients who develop endoscopically identified upper GI ulcers during the 24-week treatment period when treated with HZT-501, as compared to ibuprofen alone. The primary population for examining efficacy contained 570 patients, of which 380 patients received HZT-501 and 190 patients received ibuprofen. In this study, 24-week treatment with HZT-501 resulted in a statistically significant reduction in the incidence of endoscopically identified upper GI ulcers (10.5%) versus treatment with ibuprofen alone (20.0%) (p-value = 0.0018).

The most commonly reported treatment-emergent adverse events were dyspepsia (4.1% for HZT-501 compared to 8.5% for ibuprofen alone), nausea (4.6% for HZT-501 compared to 5.2% for ibuprofen alone), and upper respiratory tract infection (3.9% for HZT-501 compared to 5.2% for ibuprofen alone). The incidence of dyspepsia was statistically significantly lower for HZT-501 (4.1%) compared to ibuprofen alone (8.5%; p-value = 0.0328). There were no other treatment-emergent adverse events that were statistically significantly different between the two treatment groups. There were significantly fewer early withdrawals among patients treated with HZT-501 (34.5%) compared to ibuprofen alone (42.5%; p-value = 0.0500).

Combined Safety Data

In the REDUCE-1 and REDUCE-2 combined studies patient population, the most commonly reported treatment-emergent adverse events were nausea (5.8% for HZT-501 compared to 4.7% for ibuprofen alone), dyspepsia (4.7% for HZT-501 compared to 8.0% for ibuprofen alone), diarrhea (4.6% for HZT-501 compared to 4.3% for ibuprofen alone), constipation (4.1% for HZT-501 compared to 4.1% for ibuprofen alone), and upper respiratory tract infection (3.8% for HZT-501 compared to 4.1% for ibuprofen alone). The incidence of dyspepsia was statistically significantly lower for HZT-501 (4.7%) compared to ibuprofen alone (8.0%; p-value = 0.009), which is consistent with the known pharmacologic activity of famotidine. There were no other treatment-emergent adverse events that were statistically significantly different between the two treatment groups. Across both studies, there were overall significantly fewer early withdrawals among patients treated with HZT-501 (31.0%) compared to ibuprofen alone (42.9%; p-value < 0.0001) primarily due to the overall reduction in upper GI ulcers.

Regulatory Status

In 2006, we reached agreement with the FDA on an SPA with respect to the clinical development plan for HZT-501. In addition to our clinical trials, we successfully completed a bioequivalence study to demonstrate the bioequivalence of famotidine between the formulation of HZT-501 for which we are seeking regulatory approval and the formulation used in our Phase 3 clinical trials. We also demonstrated the bioequivalence of ibuprofen between the two formulations of HZT-501 and the reference labeled drug (RLD) ibuprofen as part of the 505(b)(2) NDA submission. We submitted an NDA to the FDA for HZT-501 in March 2010, which was accepted for review in May 2010, and we received a PDUFA goal date of January 21, 2011. As part of the ongoing review of our NDA for HZT-501, the FDA has asked for data from incremental lots of manufactured material. We expect to submit this requested data to the FDA in the fourth quarter of 2010. We intend to submit an MAA for HZT-501 to the Medicines and Healthcare products Regulatory Agency in the United Kingdom, the Reference Member State, through the Decentralized Procedure in the European Economic Area, or EEA, in the fourth quarter of 2010. See “—Government Regulation” for a description of the regulatory approval process in the EEA.

LODOTRA

LODOTRA is a proprietary programmed release formulation of low-dose prednisone and has received regulatory approval in Europe for reduction in morning stiffness associated with RA.

Market Opportunity and Limitations of Existing Treatments

According to DataMonitor, there are approximately four million RA patients in the U.S., Japan, France, Italy, Spain, Germany and the United Kingdom. Common agents for the treatment of RA include NSAIDs, DMARDs, biologic agents and corticosteroids. Physicians are increasingly supportive of prescribing combination therapy as some RA patients are able to achieve a clinical remission with a combination of treatments. A Medical Marketing Economics May 2008 study of 150 RA patients in the U.S., which we sponsored, showed that despite the use of a combination of currently available treatments for RA, over 90% of the patients reported suffering from morning stiffness.

In addition, according to DataMonitor, approximately 50% of RA patients in the U.S., Japan, France, Italy, Spain, Germany and the United Kingdom are prescribed combination therapy which often includes corticosteroids, with prednisone being one of the most common. Corticosteroids, including prednisone, are used to suppress various autoimmune, inflammatory and allergic disorders by inhibiting the production of various pro-inflammatory cytokines, such as interleukin 6, or IL-6, and TNF-alpha. Joint inflammation in RA is driven by excessive production of inflammatory mediators and cytokines such as IL-6 and TNF-alpha. While corticosteroids are potent and effective agents to treat patients with RA, they are usually used at high doses to treat RA flares or significant inflammation. High-dose oral corticosteroid treatment is not a viable long-term treatment option due to adverse side effects such as osteoporosis, cardiovascular disease and weight gain. However, clinical studies have shown that the long-term use of low-dose prednisone does not dramatically increase total adverse events. In addition, low-doses, typically less than 10 mg daily, of corticosteroids such as prednisone have been shown to treat the symptoms of RA while slowing the overall progression of the disease.

An additional limitation of RA treatment with corticosteroids is related to the time at which patients’ pro-inflammatory cytokines are at peak levels. Increased levels of pro-inflammatory cytokines during the early morning hours are a known cause of morning stiffness and decreased mobility. IL-6 levels are substantially increased in patients with RA in general and show a significant circadian variation in these levels. As reflected in the chart below, peak IL-6 levels tend to occur in the early morning hours and low levels typically occur in the afternoon and evening. Therefore, we believe an optimal treatment would reduce IL-6 levels in the early morning hours.

LODOTRA Solution

The proprietary formulation technology of LODOTRA enables a programmed release of prednisone approximately four hours after administration. As reflected in the chart below, LODOTRA synchronizes the prednisone delivery time with the patient’s elevated cytokine levels, thereby taking effect at a physiologically optimal point to inhibit cytokine production, and thus significantly reduces the signs and symptoms of RA.

LODOTRA was developed utilizing SkyePharma’s proprietary GeoClock™ and GeoMatrix™ technologies, for which we hold an exclusive worldwide license for the delivery of corticosteroids. LODOTRA is comprised of an active core containing prednisone, which is encapsulated by an inactive porous shell. The inactive shell acts as a barrier between the product’s active core and a patient’s GI fluids. LODOTRA is intended to be administered at bedtime. At approximately four hours following bedtime administration of LODOTRA, water in the digestive tract diffuses through the shell, causing the active core to expand, which leads to a weakening and breakage of the shell and allows the release of prednisone from the active core.

Our pharmacokinetic studies have shown that the blood concentration of prednisone from LODOTRA is similar to immediate release prednisone except for the intended time delay. The administration of LODOTRA (5 mg) provides equivalent exposure, or area under curve, and maximum blood concentration to an immediate release prednisone 5 mg formulation. The following chart shows mean plasma levels of prednisone after a single dose of LODOTRA (5 mg) compared to an immediate release prednisone 5 mg tablet.

Clinical Trial Results

We have successfully completed two pivotal Phase 3 clinical trials evaluating LODOTRA for the treatment of RA. The Circadian Administration of Prednisone in Rheumatoid Arthritis-1, or CAPRA-1 trial, investigating the efficacy of LODOTRA in the treatment of RA, was designed to support MAA approval in Europe. The second pivotal Phase 3 clinical trial, Circadian Administration of Prednisone in Rheumatoid Arthritis-2, or CAPRA-2 trial, was designed to support an NDA submission for U.S. marketing approval.

CAPRA-1

The primary endpoint of CAPRA-1 was reduction of the duration of morning stiffness associated with RA. CAPRA-1 was a 12-week, randomized, double-blind, placebo-controlled trial that enrolled 288 RA patients comparing bedtime administration of LODOTRA with morning administration of immediate release prednisone at the same individual dose (an average dose of 6.7 mg). All patients continued on existing DMARD and NSAID treatment at stable doses. At the conclusion of the 12-week period, patients taking LODOTRA were permitted to continue LODOTRA treatment and patients taking immediate release prednisone were permitted to switch to LODOTRA for a nine-month open label extension study. There were a total of 219 patients who completed the open label extension study.

The trial results demonstrated that bedtime administration of LODOTRA was superior to immediate release prednisone in reducing the duration of morning stiffness associated with RA. As shown in the chart below, the duration of morning stiffness was significantly reduced in the LODOTRA treatment group compared to the group treated with immediate release prednisone, where no change in morning stiffness was shown. The mean relative change in duration of morning stiffness of joints from baseline was approximately 23% in patients taking LODOTRA compared to approximately 0.4% for patients taking immediate release prednisone (p-value = 0.0226 (one-sided)) after 12 weeks.

LODOTRA reduced IL-6 levels by approximately 29% (relative median change), which was statistically significant (p-value < 0.0001), while corresponding IL-6 levels following treatment with immediate release prednisone remained constant. In addition, LODOTRA was as effective as treatment with immediate release prednisone for other markers of disease activity, including disease activity scores in 28 joints typically impacted by RA, and American College of Rheumatology 20, or ACR20, response rate, which measures the percentage of patients who have achieved a 20% improvement in tender or swollen joint counts as well as a 20% improvement in three of five other criteria of disease activity and all other efficacy parameters investigated. In the initial 12-week period of the study, the most commonly reported treatment-emergent adverse events were a flare in RA-related symptoms (7.6% for LODOTRA compared to 9.0% for immediate release prednisone), abdominal pain (3.5% for LODOTRA compared to 5.6% for immediate release prednisone), nasopharyngitis, or inflammation of the nasal passages (2.8% for LODOTRA compared to 5.6% for immediate release prednisone) headache (4.2% for LODOTRA compared to 2.8% for immediate release prednisone), and flushing (2.8% for LODOTRA and 4.2% for immediate release prednisone).

At the conclusion of the nine-month open label extension period, patients who continued treatment with LODOTRA experienced a 55% reduction in the duration of morning stiffness. In addition, patients who were newly assigned to LODOTRA exhibited a 45% reduction in the duration of morning stiffness over the nine-month course of this extension study. These patients also experienced a 50% median reduction in IL-6 levels which also corresponded to improvements in the duration of morning stiffness following daily administration of LODOTRA at bedtime.

In the open label phase, the most commonly reported treatment-emergent adverse events were a flare in RA-related symptoms (14.5%), flushing (5.2%), upper respiratory tract infections (2.8%), back pain (2.8%) and weight increase (2.8%). Adverse events indicative of aggravated hypothalamic-pituitary-adrenal, or HPA, axis suppression, typical of high dose prednisone administration, were not observed.

CAPRA-2

The primary endpoint of CAPRA-2 was to show that LODOTRA significantly improved the ACR20 response rate in patients with RA as compared to placebo. This primary endpoint is the standard used in approval of RA products in the U.S. by the FDA. CAPRA-2 was a 12-week, randomized, double-blind, placebo-controlled Phase 3 clinical trial conducted in centers in both the U.S. and Europe involving 350 RA patients. All patients were inadequate responders to DMARD therapy and were randomized into one of two arms to receive either LODOTRA (5 mg) or placebo once daily at bedtime in addition to their existing therapy. Results showed that patients treated with LODOTRA experienced a statistically significant improvement in ACR20 response criteria compared to patients in the placebo group (48.5% vs. 28.6%; p-value = 0.0002), which met the primary endpoint.

In addition, patients taking LODOTRA experienced a statistically significant improvement in the more stringent American College of Rheumatology 50, or ACR50, response criteria (22.7% vs. 9.2%; p-value = 0.0027), which was the secondary endpoint. ACR50 response rate measures the percentage of patients who have achieved a 50% improvement in tender or swollen joint counts as well as a 50% improvement in three of five other criteria of disease activity. Patients taking LODOTRA also experienced an improvement in the more stringent American College of Rheumatology 70, or ACR70, response criteria (7.0% vs. 2.5%; p-value = 0.0955), which is another measure of treatment response. ACR70 response rate measures the percentage of patients who have achieved a 70% improvement in tender or swollen joint counts as well as a 70% improvement in three of five other criteria of disease activity. Importantly, patients treated with LODOTRA also experienced a statistically significant reduction in morning stiffness compared to patients in the placebo group (56.5% vs. 33.3%; p-value = 0.0008).

In this study, the most commonly reported treatment-emergent adverse events were joint pain (10.4% for LODOTRA compared to 20.2% for placebo), RA flare (6.5% for LODOTRA compared to 9.2% for placebo), nasopharyngitis (4.8% for LODOTRA compared to 3.4% for placebo) and headache (3.9% for LODOTRA compared to 4.2% for placebo).

Regulatory and Commercial Status

LODOTRA received its first approval in Europe in March 2009 and is currently approved for marketing in 13 European countries where it is being commercialized by Merck Serono and Mundipharma. We intend to submit an NDA for LODOTRA to the FDA in the fourth quarter of 2010.

LODOTRA in Other Indications

Severe asthma sufferers are frequently prescribed very high doses of oral corticosteroids. However, high-dose oral corticosteroid treatment is limited by side effects which include, among others, osteoporosis and its various negative effects.

Asthma symptoms are driven by excessive production of pro-inflammatory cytokines. As asthma symptoms are usually more severe during the night, the administration of prednisone in the morning has limited effect because pro-inflammatory cytokine levels have already peaked and receded by the time of need. LODOTRA synchronizes the prednisone delivery time with the patient’s elevated cytokine levels and, as a result, may offer significant advantages over standard immediate release treatment, including efficacy at low doses resulting in an improved side effect profile.

We are conducting an exploratory Phase 2a clinical trial to demonstrate the potential ability of LODOTRA to treat severe asthma. The study is an eight-week open label trial and aims to understand the treatment benefit of LODOTRA as compared to standard prednisone immediate release treatment, at the same doses, in improving asthma control and asthma symptoms, including a reduction of nocturnal awakenings. Interim data from five patients who had been treated with 5 to 45 mg of daily prednisone in accordance with the study protocol showed clinically relevant improvements in nocturnal symptoms, asthma control and asthma-related quality of life when switched to an equivalent dose of LODOTRA. The incidence of adverse events was low throughout the study and comparable between the two treatment periods. The primary endpoint of the study was the number of nocturnal awakenings due to asthma in treated patients. Secondary endpoints included asthma control questionnaire responses, asthma quality of life questionnaire responses and general safety. We are currently evaluating further clinical trials for LODOTRA in severe asthma.

We are also in the process of investigating LODOTRA through an investigator-initiated study as a potential treatment for polymyalgia rheumatica, a disorder of muscles and joints characterized by pain and stiffness typically affecting the shoulders and arms of patients over the age of 50.

Other Product Candidates

In addition to HZT-501 and LODOTRA, we have a pipeline of clinically enabled product candidates for the treatment of pain-related diseases and chronic inflammation. We are currently evaluating the development pathway for those product candidates, which include TRUNOC and HZN-602.

We are evaluating TRUNOC (tarenflurbil) as a treatment for pain-related diseases. Tarenflurbil is a focused inhibitor of certain well-characterized genes (NF-kB and AP-1), whose expression is known to lead to pain and inflammation. The compound is one of two enantiomers (chemically mirror-imaged compounds) that constitute flurbiprofen, an analgesic and anti-inflammatory pharmaceutical, which received marketing approval in the 1970s. Compared to the opposite enantiomer, tarenflurbil does not exhibit significant COX-1/2 inhibition, or its associated negative side-effects.

HZN-602 is a novel fixed-dose combination product containing immediate release naproxen, commonly known as Naprosyn®, with famotidine. Naproxen is one of the most widely prescribed NSAIDs in the U.S. We plan to investigate HZN-602 for the reduction of the risk of NSAID-induced upper GI ulcers in patients with mild to moderate pain and arthritis. HZN-602 may potentially improve naproxen’s GI safety profile without altering its ability to reduce pain and inflammation.

Commercial Agreements

Merck Serono License Agreements

In December 2006 and March 2009, we entered into transfer, license and supply agreements with Merck Serono GmbH and Merck GesmbH, an affiliate of Merck Serono, for the commercialization of LODOTRA in Germany and Austria, respectively. The agreement covering Germany was amended in December 2008 to allow co-promotion of LODOTRA in Germany. Under the agreements, we granted Merck Serono exclusive distribution and marketing rights pertaining to LODOTRA for Germany and Austria and an exclusive license to use the trademark for LODOTRA in Germany and Austria. Merck Serono is obligated to commercialize LODOTRA in Germany and Austria exclusively under the LODOTRA trademark. Merck Serono is obligated to use commercially reasonable efforts to market LODOTRA in Germany and Austria, and is prohibited from launching other oral corticosteroids for the treatment of RA for the first three years following the launch of LODOTRA. With respect to the agreement covering Germany, if Merck Serono does not meet specified minimum sales targets over specified periods of time, the marketing rights to LODOTRA will become nonexclusive. With respect to the agreement covering Austria, if Merck Serono does not meet specified minimum sales targets over specified periods of time, after good faith discussions to modify the agreement, we have the right to terminate the agreement.

Merck Serono agreed to purchase LODOTRA commercial product exclusively from us. We supply LODOTRA to Merck Serono at the price which is the higher of (1) a percentage of the list price of LODOTRA to final purchasers of LODOTRA from Merck Serono (excluding any discounts) and (2) the costs we incur for the production and delivery of LODOTRA to a Merck Serono supply depot, plus a profit mark-up.

Subject to early termination, the terms of the agreements are 10 years from the launch of LODOTRA in Germany and Austria, as applicable. Thereafter, the agreements automatically renew until terminated by either party by giving specified prior written notice to the other party. Either party may also terminate either agreement in the event of a bankruptcy of the other party, certain events beyond the parties’ control that impair performance under the agreements, or upon material uncured breach by the other party.

Mundipharma Agreements

In March 2009, we entered into a distribution agreement with Mundipharma for the commercialization of LODOTRA in Europe, excluding Germany and Austria, and a manufacturing and supply agreement with Mundipharma Medical Company, or Mundipharma Medical. The distribution agreement provides for an upfront payment of less than ten million Euros, all of which has been paid by Mundipharma, and aggregate potential milestone payments in the tens of millions of Euros, of which approximately 25% has been earned by us and paid by Mundipharma.

Under the distribution agreement, we granted Mundipharma the exclusive distribution and marketing rights pertaining to LODOTRA for: Albania, Belgium, Bosnia-Herzegovina, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Greece, Hungary, Iceland, Ireland, Israel, Italy, Latvia, Lichtenstein, Lithuania, Luxemburg, Macedonia, Malta, Montenegro, Netherlands, Norway, Poland, Portugal, Romania, Serbia, Former Soviet Union Countries, Slovakia, Slovenia, Spain, Sweden, Switzerland, Turkey and the United Kingdom. We also granted to Mundipharma an exclusive license to use our trademark for LODOTRA in these countries, and Mundipharma is allowed to commercialize LODOTRA under the LODOTRA trademark. Mundipharma is obligated to use commercially reasonable efforts to market LODOTRA and is prohibited from launching other oral corticosteroids during the term of the distribution agreement. If Mundipharma does not meet specified minimum sales targets, which range from single digit millions of Euros to tens of millions of Euros on a country by country basis, over specified periods of time, the marketing rights granted under the distribution agreement will become nonexclusive unless Mundipharma pays us the shortfall.

Under the manufacturing and supply agreement, Mundipharma Medical agreed to purchase LODOTRA exclusively from us. We supply LODOTRA to Mundipharma Medical at the price which is a specified percentage of the average net selling price for sales in a given country.

Subject to early termination, the terms of both agreements extend to March 2024. Thereafter, the agreements automatically renew until terminated by either party giving specified prior written notice to other party. Either party may also terminate either of the agreements in the event of a bankruptcy of the other party or upon an uncured material breach by the other party. In addition, Mundipharma has the right to terminate the distribution agreement in the event of material risk of personal injury to third parties or immediately by written notice with respect to any country if the market authorization for LODOTRA is cancelled in such country.

SkyePharma and Jagotec Agreements

Development and License Agreement

In August 2004, we entered into a development and license agreement with SkyePharma and Jagotec AG, a wholly-owned subsidiary of SkyePharma, regarding certain proprietary technology and know-how owned by SkyePharma for the delayed release of corticosteroids. The agreement replaced a similar agreement entered into between Merck and SkyePharma in 1998, which Merck assigned to us.

Under the agreement, which was amended in August 2007, we received an exclusive, sub-licensable worldwide license to the oral formulation of any corticosteroid, including prednisone, prednisolone, methylprednisolone and/or cortisone, with delayed release technology covered by intellectual property rights and know-how owned by SkyePharma. We were also granted an option to acquire a royalty-free, exclusive and sub-licensable right to license and manufacture LODOTRA which we can exercise any time upon specified prior written notice, expiring no earlier than five years after the first launch of LODOTRA.

In return for the grant of the license, Jagotec has the exclusive right to manufacture, package and supply LODOTRA to us in accordance with terms and conditions of a separate manufacturing and supply agreement we entered into with Jagotec. In addition, Jagotec is entitled to receive a single digit percentage royalty on net sales of LODOTRA and on any sub-licensing income, which includes any payments not calculated based on the net sales of LODOTRA, such as license fees, and lump sum and milestone payments.

The agreement expires on the later of August 20, 2014 or, on a country-by-country basis, upon the expiration of the last patent rights for LODOTRA. In the event of expiration, the licenses under the agreement will be perpetual, fully paid-up and royalty-free. Either party may also terminate the agreement in the event of a liquidation or bankruptcy of the other party or upon an uncured breach by the other party.

Manufacturing and Supply Agreement

In August 2007, we entered into a manufacturing and supply agreement with Jagotec. Under the agreement, Jagotec or its affiliates manufacture and supply LODOTRA exclusively to us in bulk. We purchase LODOTRA exclusively from Jagotec and have committed to certain minimum orders of tens of millions of tablets per year. We also supply the active pharmaceutical ingredient prednisone to Jagotec at our expense for use in the manufacture of LODOTRA.

We pay Jagotec, exclusive of any value added tax or similar governmental charges, a price for LODOTRA representing a negotiated mark-up over manufacturing costs. After a short initial period, the price will be adjusted annually to reflect changes in both manufacturing and materials costs as measured by the French Index of the Salaries of the Pharmaceutical Industry.

If Jagotec makes a major capital expenditure during the contract term to fulfill increased orders forecast by us, the price per unit will increase if the actual order falls short of the forecast.

The agreement term extends until the end of the fifth year after the first launch of LODOTRA and automatically extends on a yearly basis unless terminated by either party upon prior written notice. Either party may also terminate the agreement in the event of insolvency, liquidation or bankruptcy of the other party or upon an uncured breach by the other party. We have the right to receive a continuing supply of LODOTRA from Jagotec for a period of 24 months after termination by Jagotec, regardless of the reason for termination.

sanofi-aventis U.S. LLC Technical Transfer Agreement

In November 2009, we entered into a technical transfer agreement with sanofi-aventis U.S. LLC to increase our commercial manufacturing capacity. Pursuant to the agreement, sanofi-aventis U.S. is obligated to perform engineering studies of HZT-501 core tablets and finished product, perform installation qualification of equipment used in the manufacture of HZT-501, produce validation batches of HZT-501 and conduct a stability study on the final validation batches. In order to allow sanofi-aventis U.S. to perform its obligations under the agreement, we agreed to provide sanofi-aventis U.S. certain pharmaceutical materials and process information relating to the production of HZT-501 tablets and granted sanofi-aventis U.S. a license to our related intellectual property. The agreement also confirms our intent to engage sanofi-aventis U.S. as an exclusive commercial supplier of HZT-501 under a commercial master services agreement to be negotiated.

We are obligated to pay for the purchase and installation of equipment necessary to manufacture HZT-501 tablets, and sanofi-aventis U.S. is obligated to pay the costs of routine maintenance of the equipment. We are also obligated to pay sanofi-aventis U.S. for any validation batches of HZT-501.

Pursuant to the agreement, we made an initial payment of several hundred thousand dollars to sanofi-aventis U.S. and are obligated to make additional payments of less than one million dollars in the aggregate to sanofi-aventis U.S. upon certain milestone achievements related to HZT-501 manufacturing capability and validation.

Subject to early termination, the agreement will expire on the earlier of December 31, 2011 or the completion of the manufacturing readiness and validation activities contemplated by the agreement. Either party may terminate the agreement in the event of a bankruptcy of the other party, breach by the other party that is not cured within 90 days, termination of negotiations regarding the commercial master services agreement, expiration or termination of the commercial master services agreement or if the parties cannot reach agreement on certain cost modifications resulting from a change in the manufacturing process.

Pharmaceutics International Master Services Agreement

In September 2008, we entered into a master services agreement with Pharmaceutics International, Inc., or PII. Pursuant to the agreement and several project contracts under the agreement, PII is obligated to perform product development services and prepare regulatory batches in preparation for the manufacturing of commercial products. Services performed by PII include tablet manufacturing, testing, packaging and study design for HZT-501. Under the agreement, we are obligated to make payment to PII for services according to project budgets specified in advance of each service contract.

The agreement will continue until terminated. We may terminate the agreement or any service contract at any time by giving prior written notice. Either party may terminate the agreement in the event of uncured breach by the other party.

Catalent Packaging and Supply Agreement

We have entered into an agreement with Catalent Germany Schorndorf, GmbH for the packaging and assembling of LODOTRA. Pursuant to the agreement, we may order LODOTRA according to specified rolling forecasts. LODOTRA is assembled by Catalent in Schorndorf, Germany. Subject to early termination, the agreement will remain in effect until the third anniversary of the launch of LODOTRA in Europe. Thereafter, the agreement automatically renews for additional periods unless either party gives written notice to the other party that the agreement will not renew following the expiration of the then-current period. Either party may also terminate the agreement at any time for cause, which includes gross failure to fulfill contractual obligations.

Sales and Marketing

We currently do not have significant sales and marketing capabilities. In conjunction with potential FDA approvals of HZT-501 and LODOTRA, we intend to build internally or retain through a third party a targeted commercial organization, including a sales force comprised initially of approximately 100 sales representatives, to target rheumatologists, orthopedic surgeons, pain specialists and top prescribing primary care physicians. Over the course of several years following marketing approval, we plan to expand this sales force to up to approximately 300 sales representatives and/or establish relationships with companies that have appropriate commercial platforms in our key markets. As part of our deliberation of our sales force strategy, we are considering the full or partial use of an industry leading contract sales organization. We intend to enter into partnering, co-promotion or other distribution arrangements for commercialization of our products outside the U.S., such as our relationships with Merck Serono and Mundipharma for commercialization of LODOTRA in Europe. At this time we have not identified specific additional co-promotion or distribution partners.

Intellectual Property

Our policy is to patent the technology, inventions and improvements that we consider important to the development of our business. We have a portfolio of patents and applications based on clinical and pharmacokinetic/pharmacodynamic modeling discoveries, and our novel formulations. In addition, we have an exclusive license to pending U.S. and foreign patent applications from SkyePharma. We intend to continue filing patent applications seeking intellectual property protection as we generate anticipated formulation refinements, new methods of manufacturing and clinical trial results.

With respect to LODOTRA, we have filed our own patent applications covering site- and time-controlled GI release of corticosteroids, delayed release corticosteroid treatment of RA and diseases with a suppression of the HPA axis, and delayed release treatment of asthma. With respect to LODOTRA, we have filed patent applications with the World Intellectual Property Organization covering site- and time-controlled GI release of corticosteroids and delayed release treatments for asthma, and have filed patent applications in the U.S. covering site- and time-controlled GI release of corticosteroids and delayed release corticosteroid treatment of RA and diseases with a suppression of the HPA axis. Related patent applications have been filed in the following jurisdictions: Algeria, Arab Emirates, Argentina, Australia, Brazil, Canada, China, Egypt, Eurasion Patent Organization, European Patent Office, Gulf Cooperation Council, Hong Kong, India, Indonesia, Israel, Japan, Libya, Malaysia, Mexico, Monaco, Norway, Singapore, South Africa, South Korea, Syria, Taiwan, Tunisia and Ukraine. If granted, and not otherwise invalidated, the patents are anticipated to protect the related subject matters until between 2027 and 2030. We have also in-licensed patent applications pending at the World Intellectual Property Organization from SkyePharma for its proprietary drug delivery technology, GeoClock™, which cover tablet geometry and design. If granted, and not otherwise invalidated, the in-licensed patent applications are anticipated to expire between 2024 and 2025. In addition, we purchased from a third-party two issued U.S. patents related to 1 mg and 2 mg delayed release dosage forms of prednisone and to methods of treating RA with such dosage forms which are anticipated to expire in 2020 (U.S. Patent No. 6,488,960 and U.S. Patent No. 6,667,326). We are pursuing our own pending patent applications in the U.S. and those in-licensed from SkyePharma to obtain broader patent coverage on LODOTRA, including the currently marketed 5 mg dose.

We are also seeking to build a broad patent position around HZT-501. We have filed multiple patent applications claiming the product and methods for its use in the U.S., as well as related applications in Australia, Canada, China, Europe and Japan. If granted, and not otherwise invalidated, the patents are anticipated to expire between 2026 and 2028. Our patent strategy for HZT-501 aims at providing protection specific to HZT-501 for three times daily administration intended to prevent direct product copying as well as for any ibuprofen-famotidine single dose products for three times daily administration and methods of using those products to treat patients.

In the U.S., in addition to any patent protection, we expect LODOTRA and HZT-501 to be granted three years of marketing exclusivity under a Section 505(b)(2) NDA. This marketing exclusivity begins upon marketing approval and would run in parallel with any patents that have issued or we expect to be issued protecting LODOTRA and HZT-501 to provide an additional layer of market protection. In the European Union, LODOTRA has received 10 years of marketing exclusivity protection, beginning with its March 2009 marketing authorization in Germany. We anticipate that HZT-501 will also receive 10 years of marketing exclusivity upon European approval.

We will only be able to protect our technologies and product candidates from unauthorized use by third parties to the extent that valid and enforceable patents or trade secrets cover them. As such, our commercial success will depend in part on receiving and maintaining patent protection and trade secret protection of our technologies and product candidates as well as successfully defending these patents against third-party challenges.

However, the patent positions of life sciences companies can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. No consistent policy regarding the breadth of claims allowed in such companies’ patents has emerged to date in the U.S. The patent situation outside the U.S. is even more uncertain. Changes in either the patent laws or in interpretations of patent laws in the U.S. or other countries may diminish the value of our intellectual property. Accordingly, we cannot predict the breadth of claims that may be allowed or enforced in our patents or in third-party patents. For example:

•	we or our licensors might not have been the first to make the inventions covered by each of our pending patent applications and issued patents;

•	we or our licensors might not have been the first to file patent applications for these inventions;

•	others may independently develop similar or alternative technologies or duplicate any of our technologies;

•

it is possible that none of our pending patent applications or the pending patent applications of our licensors will result in issued patents (including our core patent application for HZT-501, which is currently on appeal with the U.S. PTO);

•

our issued patents and the issued patents of our licensors may not provide a basis for commercially viable drugs, or may not provide us with any competitive advantages, or may be challenged and invalidated by third parties;

•	we may not develop additional proprietary technologies or product candidates that are patentable; or

•	the patents of others may have an adverse effect on our business.

Competition

Our industry is highly competitive and subject to rapid and significant technological change. Our potential competitors include large pharmaceutical and biotechnology companies, specialty pharmaceutical companies and generic drug companies, although we are not currently aware of any other delayed release prednisone drug in development. We believe that the key competitive factors that will affect the development and commercial success of HZT-501 and LODOTRA, as well as future drug candidates that we may develop, are efficacy, safety and tolerability profile, convenience in dosing, price and reimbursement.

HZT-501

If approved, HZT-501 would compete with other branded NSAIDs, including Celebrex, marketed by Pfizer Inc., Vimovo, developed by Pozen Inc. and jointly marketed with AstraZeneca AB and potentially Arthrotec, marketed by Pfizer.

Celebrex is an NSAID that selectively inhibits the COX-2 enzyme and is an effective pain relief agent that reduces the risk of ulceration compared to traditional NSAIDs such as ibuprofen. However, two other COX-2 inhibitors, Vioxx and Bextra, have been withdrawn from the market due to safety concerns.

Vimovo is a fixed-dose combination of enteric-coated naproxen plus esomeprazole, a PPI. Enteric-coated naproxen is an NSAID indicated for the treatment of OA and esomeprazole has been recently approved to reduce the risk of NSAID-induced gastric ulcers. We believe HZT-501 may offer competitive advantages over Vimovo due to its delayed onset of pain relief related to the enteric-coated naproxen as well as several recent publications highlighting safety concerns with long-term PPI use.

Arthrotec is a fixed-dose combination of diclofenac sodium and misoprostol, a GI mucosal protective prostaglandin E1 analog. Diclofenac sodium is an NSAID prescribed for pain relief and misoprostol is used to reduce the risk of NSAID-induced upper GI ulcers. We believe HZT-501 may offer competitive advantages over Arthrotec based on a significant increase in GI side effects, including abdominal pain and diarrhea, associated with Arthrotec. Rare instances of profound diarrhea leading to severe dehydration have been reported in patients receiving misoprostol. Arthrotec has additional safety issues associated with its components such as cases of hepatic-related adverse events, none of which have been observed in our clinical trials of HZT-501. In addition, misoprostol has been associated with miscarriage in pregnant women and is contraindicated in those women who are pregnant or likely to become pregnant.

In general, HZT-501 will also face competition from the separate use of NSAIDs for pain relief and ulcer medications to address the risk of NSAID-induced ulcers. Use of these therapies separately in generic form will be cheaper than we expect to offer HZT-501. In addition, physicians could begin to prescribe both an NSAID and a GI protectant to be taken together but in separate pills. We expect to compete with the separate use of NSAIDs and ulcer medications primarily through HZT-501’s advantages in dosing convenience and patient compliance, and by educating physicians about such advantages, including through funding we have provided for the American Gastroenterology Association to help physicians and patients better understand and manage NSAID risks. If approved, we expect HZT-501 will be the only product containing a histamine-2 receptor antagonist with an indication to reduce the risk of NSAID-induced upper GI ulcers.

LODOTRA

LODOTRA competes and will compete in the U.S., if approved, with a number of pharmaceuticals on the market to treat RA, including NSAIDs (including those described above), corticosteroids, such as prednisone, traditional DMARDs, such as methotrexate, and biologic agents, such as HUMIRA and Enbrel. The majority of RA patients, however, are treated with DMARDs. DMARDs, such as methotrexate, are typically used as initial therapy in patients with RA whereas biologic agents are typically added to DMARDs as combination therapy. It is common for an RA patient to take a combination of a DMARD, an oral glucocorticoid, an NSAID and/or a biologic agent.

Manufacturing and Distribution

HZT-501

The HZT-501 manufacturing process is well-established, and we intend to validate the process in accordance with regulatory requirements prior to commercialization. We have contracted with internationally recognized pharmaceutical companies with operations in North America and Europe for contract manufacturing and packaging. All of the facilities contracted by us are registered with the FDA, EMA and other internationally recognized regulatory authorities. In addition, these facilities have been audited by these agencies within the past two years to confirm compliance. We do not plan to build manufacturing facilities and will scale our operations using our contract manufacturers.

The first active pharmaceutical ingredient, or API, in HZT-501 is ibuprofen in a direct compression blend called DC85, which is manufactured by BASF in Bishop, Texas. DC85 is a proprietary blend of ibuprofen and manufacturing capacity and batch quantities are currently sufficient to meet our forecasted commercial requirements. DC85 is manufactured in compliance with the FDA’s current good manufacturing practices regulations for pharmaceuticals, or cGMPs. The second API in HZT-501 is famotidine, which is readily available from a number of international suppliers. We purchase famotidine manufactured by Dr. Reddy’s in India. Dr. Reddy’s has recently been audited by the FDA and found to be compliant in all aspects of the product. Our personnel have also completed audits of each supplier location and did not identify any cGMP deficiencies. Both APIs are received in powder form and blended with a number of United States Pharmacopeia inactive ingredients.

Finished tablets will be shipped to a central third-party logistics FDA-compliant warehouse for storage and distribution to the supply chain. Third-party logistics providers specialize in integrated operations, that include warehousing and transportation services that can be scaled and customized to our needs based on market conditions and the demands and delivery service requirements for our products and materials. Their services eliminate the need to build dedicated internal infrastructures that would be difficult to scale without significant capital investment. We anticipate that our third-party logistics provider will warehouse all finished product in controlled FDA-registered facilities. Incoming orders will be prepared and shipping coordinated through an order entry system to ensure just in time delivery of the products throughout the U.S. and Europe.

LODOTRA

We do not intend to manufacture LODOTRA, and rely instead on well-established and highly regarded third-party manufacturers. In Europe, we retain quality responsibilities for LODOTRA by controlling the final release of products.

We have contracted with Jagotec for the production of LODOTRA tablets. Jagotec produces LODOTRA operating through its affiliate SkyePharma SAS. The SkyePharma SAS production site in Lyon, France, complies with cGMP requirements and has been audited by the FDA for the production of several sustained release tablets employing SkyePharma’s GeoMatrix technology. We consider Jagotec an experienced and reliable contract manufacturer dedicated largely to advanced oral dosage forms. The commercial scale production of LODOTRA tablets was implemented prior to the launch of LODOTRA in Europe in 2009. Jagotec is the exclusive manufacturer of LODOTRA under our manufacturing and supply agreement, but we retain the right to source a second manufacturer under certain conditions, including if Jagotec cannot meet our commercial demand.

Analytical testing of LODOTRA is conducted by PHAST GmbH. PHAST is a German provider of contract analytical services. The packaging of LODOTRA tablets is conducted by Catalent Pharma Solutions in Schorndorf, Germany.

All sites involved in the manufacturing and control of LODOTRA have been inspected by us and audited by national and international authorities in Europe and the U.S., including the FDA.

Third-Party Reimbursement and Pricing

In both U.S. and foreign markets, our ability to commercialize our products successfully depends in significant part on the availability of adequate coverage and reimbursement from third-party payors, including, in the U.S., government payors such as the Medicare and Medicaid programs, managed care organizations and private health insurers. Third-party payors are increasingly challenging the prices charged for medicines and examining their cost effectiveness, in addition to their safety and efficacy. This is especially true in markets where over the counter and generic options exist. We may need to conduct pharmacoeconomic studies to demonstrate the cost effectiveness of our products for formulary coverage and reimbursement. Even with studies, our products may be considered less safe, less effective or less cost-effective than existing products, and third-party payors may not provide coverage and reimbursement for our product candidates, in whole or in part.

Political, economic and regulatory influences are subjecting the healthcare industry in the U.S. to fundamental changes. There have been, and we expect there will continue to be, legislative and regulatory proposals to change the healthcare system in ways that could significantly affect our future business. For example, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, or collectively the PPACA, enacted in March 2010, substantially changes the way healthcare is financed by both governmental and private insurers. Among other cost containment measures, PPACA establishes:

•	an annual, nondeductible fee on any entity that manufactures or imports certain branded prescription drugs and biologic agents;

•

a new Medicare Part D coverage gap discount program, in which pharmaceutical manufacturers who wish to have their drugs covered under Part D must offer discounts to eligible beneficiaries during their coverage gap period (the “donut hole”); and

•	a new formula that increases the rebates a manufacturer must pay under the Medicaid Drug Rebate Program.

In the future, there may continue to be additional proposals relating to the reform of the U.S. healthcare system. Certain of these proposals could limit the prices we are able to charge for our products, or the amounts of reimbursement available for our products, and could limit the acceptance and availability of our products. The adoption of some or all of these proposals could materially impact numerous aspects of our business.

Government Regulation

The FDA and comparable regulatory agencies in state and local jurisdictions and in foreign countries impose extensive requirements upon the clinical development, pre-market approval, manufacture, labeling, marketing, promotion, pricing, storage and distribution of pharmaceutical products. These agencies and other regulatory agencies regulate research and development activities and the testing, approval, manufacture, quality control, safety, effectiveness, labeling, storage, recordkeeping, advertising and promotion of drugs. Failure to comply with applicable FDA or foreign regulatory agency requirements may result in Warning Letters, fines, civil or criminal penalties, suspension or delays in clinical development, recall or seizure of products, partial or total suspension of production or withdrawal of a product from the market.

In the U.S., the FDA regulates drug products under the Federal Food, Drug, and Cosmetic Act, or FFDCA, and its implementing regulations. The process required by the FDA before product candidates may be marketed in the U.S. generally involves the following:

•	submission to the FDA of an investigational new drug application, or IND, which must become effective before human clinical trials may begin and must be updated annually;

•	completion of extensive preclinical laboratory tests and preclinical animal studies, all performed in accordance with the FDA’s Good Laboratory Practice, or GLP, regulations;

•	performance of adequate and well-controlled human clinical trials to establish the safety and efficacy of the product candidate for each proposed indication;

•	submission to the FDA of an NDA after completion of all pivotal clinical trials;

•	a determination by the FDA within 60 days of its receipt of an NDA to file the NDA for review;

•

satisfactory completion of an FDA pre-approval inspection of the manufacturing facilities at which the API and finished drug product are produced and tested to assess compliance with cGMP regulations; and

•	FDA review and approval of an NDA prior to any commercial marketing or sale of the drug in the U.S.

The development and approval process requires substantial time, effort and financial resources, and we cannot be certain that any approvals for our product candidates will be granted on a timely basis, if at all.

The results of preclinical tests (which include laboratory evaluation as well as GLP studies to evaluate toxicity in animals) for a particular product candidate, together with related manufacturing information and analytical data, are submitted as part of an IND to the FDA. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions about the conduct of the proposed clinical trial, including concerns that human research subjects will be exposed to unreasonable health risks. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. IND submissions may not result in FDA authorization to commence a clinical trial. A separate submission to an existing IND must also be made for each successive clinical trial conducted during product development. Further, an independent institutional review board, or IRB, for each medical center proposing to conduct the clinical trial must review and approve the plan for any clinical trial before it commences at that center and it must monitor the study until completed. The FDA, the IRB or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk. Clinical testing also must satisfy extensive good clinical practice regulations and regulations for informed consent and privacy of individually identifiable information.

Clinical Trials. For purposes of NDA submission and approval, clinical trials are typically conducted in the following sequential phases, which may overlap:

•

Phase 1 Clinical Trials. Studies are initially conducted in a limited population to test the product candidate for safety, dose tolerance, absorption, distribution, metabolism, and excretion, typically in healthy humans, but in some cases in patients.

•

Phase 2 Clinical Trials. Studies are generally conducted in a limited patient population to identify possible adverse effects and safety risks, explore the initial efficacy of the product for specific targeted indications and to determine dose range or pharmacodynamics. Multiple Phase 2 clinical trials may be conducted by the sponsor to obtain information prior to beginning larger and more expensive Phase 3 clinical trials.

•

Phase 3 Clinical Trials. These are commonly referred to as pivotal studies. When Phase 2 evaluations demonstrate that a dose range of the product is effective and has an acceptable safety profile, Phase 3 clinical trials are undertaken in large patient populations to further evaluate dosage, provide substantial evidence of clinical efficacy and further test for safety in an expanded and diverse patient population at multiple, geographically dispersed clinical trial centers.

•

Phase 4 Clinical Trials. The FDA may approve an NDA for a product candidate, but require that the sponsor conduct additional clinical trials to further assess the drug after NDA approval under a post-approval commitment. In addition, a sponsor may decide to conduct additional clinical trials after the FDA has approved an NDA. Post-approval trials are typically referred to as Phase 4 clinical trials.

New Drug Applications. The results of drug development, preclinical studies and clinical trials are submitted to the FDA as part of an NDA. NDAs also must contain extensive chemistry, manufacturing and control information. An NDA must be accompanied by a significant user fee, which is waived for the first NDA submitted by a qualifying small business. Once the submission has been accepted for filing, the FDA’s goal is to review applications within 10 months of submission or, if the application relates to an unmet medical need in a serious or life-threatening indication, six months from submission. The review process is often significantly extended by FDA requests for additional information or clarification. The FDA may refer the application to an advisory committee for review, evaluation and recommendation as to whether the application should be approved. The FDA is not bound by the recommendation of an advisory committee, but it typically follows such recommendations. The FDA may deny approval of an NDA by issuing a Complete Response Letter if the applicable regulatory criteria are not satisfied. A Complete Response Letter may require additional clinical data and/or an additional pivotal Phase 3 clinical trial(s), and/or other significant, expensive and time- consuming requirements related to clinical trials, preclinical studies or manufacturing. Data from clinical trials are not always conclusive and the FDA may interpret data differently than we or our collaborators interpret data. Approval may occur with Risk Evaluation and Mitigation Strategies, or REMS, that limit the labeling, distribution or promotion of a drug product. Once issued, the FDA may withdraw product approval if ongoing regulatory requirements are not met or if safety problems occur after the product reaches the market. In addition, the FDA may require testing, including Phase 4 clinical trials, and surveillance programs to monitor the safety effects of approved products which have been commercialized, and the FDA has the power to prevent or limit further marketing of a product based on the results of these post-marketing programs or other information.

Because HZT-501 is a fixed-combination prescription drug, we will need to comply with the FDA’s regulation that requires each component to make a contribution to the claimed effects. This means that our clinical trials for HZT-501 must adequately evaluate the combination as compared to each component separately and to placebo.

The HZT-501 NDA was submitted, and the LODOTRA NDA is intended to be submitted, under Section 505(b)(2) of the FFDCA. Section 505(b)(2) was enacted as part of the Drug Price Competition and Patent Term Restoration Act of 1984, also known as the Hatch-Waxman Act. This statutory provision permits the approval of an NDA where at least some of the information required for approval comes from studies not conducted by or for the applicant and for which the applicant has not obtained a right of reference. The Hatch-Waxman Act permits the applicant to rely in part upon the FDA’s findings of safety and effectiveness for previously approved products, such as ibuprofen, famotidine and prednisone.

We completed our two Phase 3 clinical trials of HZT-501 under an SPA with the FDA. The SPA process creates a written agreement between the FDA and a sponsor concerning the clinical trial design, clinical endpoints and other clinical trial issues that can be used to support regulatory approval of a product candidate. The process is intended to provide assurance that if the agreed upon clinical trial protocols are followed, the clinical trial endpoints are achieved and there is a favorable risk-benefit profile, the data may serve as the primary basis of an efficacy claim in support of an NDA.

If we obtain FDA approval for either HZT-501 or LODOTRA, we could obtain three years of Hatch-Waxman marketing exclusivity for each product, based upon our conducting or sponsoring new clinical investigations that are essential to approval of the respective NDA. Under this form of exclusivity, the FDA would be precluded from approving a generic drug application or, in some cases, another 505(b)(2) application for a drug product for the protected conditions of approval (for example, a product that incorporates the change or innovation represented by our product) for a period of three years, although the FDA may accept and commence review of such applications at any time. However, this form of exclusivity would not prevent the FDA from approving an NDA that relies on its own clinical data to support the change or innovation. Further, if another company obtains approval for either product candidate for the same indication we are studying before we do, our approval could be blocked until the other company’s Hatch-Waxman marketing exclusivity expires.

Other Regulatory Requirements. Products manufactured or distributed pursuant to FDA approvals are subject to continuing regulation by the FDA, including recordkeeping, annual product quality review and reporting requirements. Adverse event experience with the product must be reported to the FDA in a timely fashion and pharmacovigilance programs to proactively look for these adverse events are mandated by the FDA. Our product candidates, if approved by the FDA, may be subject to REMS requirements that affect labeling, distribution or post market reporting. Drug manufacturers and their subcontractors are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with ongoing regulatory requirements, including cGMPs, which impose certain procedural and documentation requirements upon us and our third-party manufacturers. Following such inspections, the FDA may issue notices on Form 483 and Untitled Letters or Warning Letters that could cause us or our third-party manufacturers to modify certain activities. A Form 483 notice, if issued at the conclusion of an FDA inspection, can list conditions the FDA investigators believe may have violated cGMP or other FDA regulations or guidelines. In addition to Form 483 notices and Untitled Letters or Warning Letters, failure to comply with the statutory and regulatory requirements can subject a manufacturer to possible legal or regulatory action, such as suspension of manufacturing, seizure of product, injunctive action or possible civil penalties. We cannot be certain that we or our present or future third-party manufacturers or suppliers will be able to comply with the cGMP regulations and other ongoing FDA regulatory requirements. If we or our present or future third-party manufacturers or suppliers are not able to comply with these requirements, the FDA requires us to recall a drug from distribution or withdraw approval of the NDA for that drug.

The FDA closely regulates the post-approval marketing and promotion of drugs, including standards and regulations for direct-to-consumer advertising, dissemination of off-label information, industry-sponsored scientific and educational activities and promotional activities involving the Internet. Drugs may be marketed only for the approved indications and in accordance with the provisions of the approved label. Further, if there are any modifications to the drug, including changes in indications, labeling, or manufacturing processes or facilities, we may be required to submit and obtain FDA approval of a new or supplemental NDA, which may require us to develop additional data or conduct additional preclinical studies and clinical trials. Failure to comply with these requirements can result in adverse publicity, Warning Letters, corrective advertising and potential civil and criminal penalties.

Physicians may prescribe legally available drugs for uses that are not described in the product’s labeling and that differ from those tested by us and approved by the FDA. Such off-label uses are common across medical specialties. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, impose stringent restrictions on manufacturers’ communications regarding off-label use. Thus, if our drug products are ultimately approved, we may only market them for their approved indications and could be subject to enforcement action for off-label marketing.

Outside the U.S., our partners’ ability to market a product is contingent upon obtaining marketing authorization from the appropriate regulatory authorities. The requirements governing marketing authorization, pricing and reimbursement vary widely from country to country.

In the EEA (which is comprised of the 27 Member States of the European Union, plus Norway, Iceland and Liechtenstein), medicinal products can only be commercialized after obtaining a Marketing Authorization, or MA. There are two types of marketing authorizations:

•

the Community MA, which is issued by the European Commission through the Centralized Procedure, based on the opinion of the Committee for Medicinal Products for Human Use (CHMP) of the EMA, and which is valid throughout the entire territory of the EEA. The Centralized Procedure is mandatory for certain types of products, such as biotechnology medicinal products, orphan medicinal products, and medicinal products containing a new active substance indicated for the treatment of AIDS, cancer, neurodegenerative disorders, diabetes, autoimmune and viral diseases. The Centralized Procedure is optional for products containing a new active substance not yet authorized in the EEA, or for products that constitute a significant therapeutic, scientific or technical innovation or which are in the interest of public health in the European Union.

•

National MAs, which are issued by the competent authorities of the Member States of the EEA and only cover their respective territory, are available for products not falling within the mandatory scope of the Centralized Procedure. Where a product has already been authorized for marketing in a Member State of the EEA, this National MA can be recognized in another Member States through the Mutual Recognition Procedure. If the product has not received a National MA in any Member State at the time of application, it can be approved simultaneously in various Member States through the Decentralized Procedure. Under the Decentralized Procedure an identical dossier is submitted to the competent authorities of each of the Member States in which the MA is sought, one of which is selected by the applicant as the Reference Member State. The competent authority of the Reference Member State prepares a draft assessment report, a draft summary of the product characteristics, or SPC, and a draft of the labeling and package leaflet, which are sent to the other Member States

(referred to as the Member States Concerned) for their approval. If the Member States Concerned raise no objections, based on a potential serious risk to public health, to the assessment, SPC, labeling, or packaging proposed by the Reference Member State, the product is subsequently granted a national MA in all the Member States (i.e. in the Reference Member State and the Member States Concerned).

Under the procedures described above, before granting the MA, the EMA or the competent authorities of the Member States of the EEA make an assessment of the risk-benefit balance of the product on the basis of scientific criteria concerning its quality, safety and efficacy.

Under Regulation (EC) No 726/2004/EC and Directive 2001/83/EC (each as amended), the European Union has adopted a harmonized approach to data and marketing exclusivity (known as the 8 + 2 + 1 formula). The approach permits eight years of data exclusivity and 10 years of marketing exclusivity. An additional non-cumulative one-year period of marketing exclusivity is possible if during the data exclusivity period (the first eight years of the 10-year marketing exclusivity period), the MA holder obtains an authorization for one or more new therapeutic indications that are deemed to bring a significant clinical benefit compared to existing therapies.

The data exclusivity period begins on the date of the product’s first MA in the European Union and prevents generics from relying on the marketing authorization holder’s pharmacological, toxicological, and clinical data for a period of eight years. After eight years, a generic product application may be submitted and generic companies may rely on the marketing authorization holder’s data. However, a generic cannot launch until two years later (or a total of 10 years after the first marketing authorization in the European Union of the innovator product), or three years later (or a total of 11 years after the first MA in the European Union of the innovator product) if the MA holder obtains marketing authorization for a new indication with significant clinical benefit within the eight-year data exclusivity period.

The 8 + 2 + 1 exclusivity scheme applies to products that have been authorized in the European Union by either the EMA through the Centralized Procedure or the competent authorities of the Member States of the EEA (under the Decentralized, or Mutual Recognition procedures).

The holder of a Community MA or National MA is subject to various obligations under applicable EEA regulations, such as pharmacovigilance obligations, requiring it to, among other things, report and maintain detailed records of adverse reactions, and to submit periodic safety update reports to the competent authorities. The holder must also ensure that the manufacturing and batch release of its product is in compliance with the applicable requirements. The MA holder is further obligated to ensure that the advertising and promotion of its products complies with applicable laws, which can differ from Member State to Member State of the EEA.

Legal Proceedings

We are not currently a party to any legal proceedings.

Employees

As of September 15, 2010, we had 41 full-time employees, 13 of whom hold Ph.D. or M.D. degrees. Of our employees as of June 30, 2010, 24 were engaged in development, regulatory and manufacturing activities and 17 were engaged in administration, including business development, finance, information systems, facilities and human resources. None of our employees is subject to a collective bargaining agreement. We believe our relationships with our employees are good.

Facilities

We occupy approximately 8,550 square feet of space in our headquarters in Northbrook, Illinois under a sublease that expires on December 31, 2011. We also occupy approximately 7,388 square feet of office space in Mannheim, Germany under a lease that expires on December 31, 2011 and approximately 3,230 square feet of office space in Reinach, Switzerland under a lease that expires on May 31, 2015. We have no laboratory, research or manufacturing facilities. We believe that our current facilities are adequate for our needs for the immediate future and that, should it be needed, suitable additional space will be available to accommodate expansion of our operations on commercially reasonable terms.

Corporate Information

We were incorporated as Horizon Pharma, Inc. in Delaware on March 23, 2010. On April 1, 2010, we became a holding company that operates primarily through our two wholly-owned subsidiaries, Horizon Pharma USA, Inc., a Delaware corporation, and Horizon Pharma AG, a company organized under the laws of Switzerland. Horizon Pharma AG owns all of the outstanding share capital of its wholly-owned subsidiary, Horizon Pharma GmbH, a company organized under the laws of Germany, through which Horizon Pharma AG conducts most of its European operations.

Our principal executive offices are located at 1033 Skokie Boulevard, Suite 355, Northbrook, Illinois 60062, and our telephone number is (224) 383-3000. Our website address is www.horizonpharma.com. The information contained in or that can be accessed through our website is not part of this prospectus.

Management

Directors and Executive Officers

The following table sets forth information regarding our directors and executive officers as of June 30, 2010:

Name	Age	Position
Directors
Timothy P. Walbert	43	President, Chief Executive Officer and Chairman of the Board of Directors
Jeffrey W. Bird, M.D., Ph.D. (2, 3)	49	Director
Hubert Birner, Ph.D. (1, 3)	44	Director
Louis C. Bock (1)	45	Director
Jean-François Formela, M.D. (2)	53	Director
Jeff Himawan, Ph.D. (1, 2)	45	Director
Peter Johann, Ph.D. (1, 2)	53	Director

Executive Officers (other than Mr. Walbert)
Robert J. De Vaere	52	Executive Vice President and Chief Financial Officer
Jeffrey W. Sherman, M.D., FACP	55	Executive Vice President, Development, Regulatory Affairs and Chief Medical Officer

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and governance committee.

Directors

Timothy P. Walbert. Mr. Walbert has served as chairman of our board of directors and our president and chief executive officer since our inception in March 2010. Mr. Walbert has also served as the president and chief executive officer of Horizon Pharma USA since June 2008 and on its board of directors since July 2008. From May 2007 to June 2009, Mr. Walbert served as president, chief executive officer and director of IDM Pharma, Inc., or IDM, a biopharmaceutical company which was acquired by Takeda America Holdings, Inc., or Takeda, in June 2009. From January 2006 to May 2007, Mr. Walbert served as executive vice president, commercial operations of NeoPharm, Inc., a biopharmaceutical company. From June 2001 to August 2005, Mr. Walbert served as divisional vice president and general manager, Immunology and divisional vice president, global cardiovascular strategy at Abbott Laboratories, a broad-based healthcare company. From April 1998 to June 2001, Mr. Walbert served as director, Celebrex North America and arthritis team leader, Asia Pacific, Latin America and Canada at G.D. Searle & Company, a pharmaceutical company. Mr. Walbert received his B.A. in business from Muhlenberg College, in Allentown, Pennsylvania. Mr. Walbert serves on the board of the Illinois Biotechnology Industry Organization (iBIO) and the Greater Chicago Arthritis Foundation. Our board believes that Mr. Walbert’s business expertise, including his prior executive level leadership, give him the operational expertise, breadth of knowledge and valuable understanding of our industry which qualify him to serve as a director and to lead our board as chairman.

Jeffrey W. Bird, M.D., Ph.D. Dr. Bird has served on our board of directors since our inception in March 2010 and has served on the board of directors of Horizon Pharma USA since July 2007. Dr. Bird has been a managing director of Sutter Hill Ventures, a venture capital firm, since July 2003. Dr. Bird also serves on the boards of directors of Artemis Health, Inc., Drais Pharmaceuticals, Inc., MacuSight, Inc., NuGen Technologies, Inc., Portola Pharmaceuticals, Inc., Restoration Robotics, Inc., ROXRO Pharma, Inc., Threshold Pharmaceuticals, Inc., ViroBay, Inc. and Xoft, Inc. From 1988 to 1990 and from 1992 to 2000, Dr. Bird served as a Senior Vice President, Business Operations at Gilead Sciences, Inc., a biopharmaceutical company, where he oversaw business development and commercial activities. Dr. Bird received his B.S. in biological sciences from Stanford University and his doctorate in cancer biology and M.D. from Stanford Medical School. Our board believes that Dr. Bird’s drug development and commercialization expertise and experience as a successful venture capitalist will bring important strategic insight and deep drug commercialization expertise to our board, as well as provide experience working with the investment community.

Hubert Birner, Ph.D. Dr. Birner has served on our board of directors since April 2010. Dr. Birner served on the board of directors of Nitec from November 2008 to March 2010. Dr. Birner joined the Munich office of TVM Capital, a venture capital firm, in 2000 and currently serves as a general partner for the firm’s life sciences group. Dr. Birner also serves on the boards of directors of Argos Therapeutics, Inc., Evotec AG, Spepharm Holding BV, Proteon Therapeutics, Inc. and Transmolecular, Inc. and has previously served on the boards of directors of BioXell SA from 2006 through 2010, and Direvo Biotech AG from 2000 through 2008 and Jerini AG from 2005 through 2008. From 1998 to 2000, Dr. Birner served as head of European business development and director of marketing for Germany at Zeneca Agrochemicals, a biopharmaceutical company. Prior to joining Zeneca Agrochemicals, Dr. Birner was a management consultant in McKinsey & Company’s European healthcare and pharmaceutical practice. Dr. Birner received his M.B.A. from Harvard Business School and his doctorate in biochemistry from Ludwig-Maximillians University in Munich, Germany, where he graduated summa cum laude. His doctoral thesis was honored with the Hoffmann-La Roche prize for outstanding basic research in metabolic diseases. Our board believes that Dr. Birner’s leadership experience in the biopharmaceutical industry and his success as a venture capitalist will add valuable expertise and insight to our board of directors.

Louis C. Bock. Mr. Bock has served on our board of directors since our inception in March 2010 and has served on the board of directors of Horizon Pharma USA since October 2005. Mr. Bock has been a managing director of Scale Venture Partners, a venture capital firm, since September 1997. Mr. Bock also serves on the boards of directors of Ascenta Therapeutics, Inc., diaDexus, Inc., Orexigen Therapeutics, Inc., Sonexa Therapeutics, Inc., Zogenix, Inc., and Arizona Technology Enterprises, LLC, a non-profit organization. Mr. Bock has also served as a member of the boards of directors of Cellective Pharmaceuticals, Inc., Dynavax Technologies, Inc., Somaxon Pharmaceuticals, Inc. and SGX Pharmaceuticals, Inc., which was acquired by Eli Lilly and Company, or Lilly, in 2008. From September 1989 to September 1997, Mr. Bock served as a project manager for Gilead Sciences, or Gilead, where he managed Gilead’s approved antiviral drug, Vistide®. From November 1987 to September 1989, Mr. Bock served as a research associate for Genentech, Inc., a pharmaceutical company. Mr. Bock received his M.B.A. from California State University, San Francisco and his B.S. in biology from California State University, Chico. Our board believes that Mr. Bock’s management experience and his service on other boards of directors in the biotechnology and pharmaceutical industries, including his experience in finance, give him a breadth of knowledge and valuable understanding of our industry which qualify him to serve as a director on our board.

Jean-François Formela, M.D. Dr. Formela has served on our board of directors since April 2010. Dr. Formela is a partner at Atlas Venture, a venture capital firm, which he joined in 1993. Dr. Formela also serves on the boards of directors of ARCA Biopharma, Inc. and a number of privately held portfolio companies. Dr. Formela has also served as a member of the boards of directors of Achillion Pharmaceuticals, Inc., Biochem Pharma, Inc., DeCode Genetics, Exelexis, Inc., NxStage Medical, Inc., Nuvelo, Inc. and SGX, which was acquired by Lilly in 2008. Prior to joining Atlas Venture, Dr. Formela served as a senior director of medical marketing and scientific affairs at Schering-Plough Corporation, a pharmaceutical company which merged with Merck & Co., Inc. Dr. Formela has also practiced emergency medicine at Necker University Hospital in Paris, France. Dr. Formela received his M.B.A. from Columbia University and his M.D. from Paris University School of Medicine. Our board believes that Dr. Formela’s leadership and marketing experience in the pharmaceutical industry and his success as a venture capitalist will bring valuable insight to our board.

Jeff Himawan, Ph.D. Dr. Himawan has served on our board since our inception in March 2010 and has served on the board of directors of Horizon Pharma USA since July 2007. In 1999, Dr. Himawan joined Essex Woodlands Health Ventures, L.P., a venture capital firm, where he now serves as a managing director. Dr. Himawan also serves on the boards of directors of Catalyst Biosciences, Inc., MediciNova, Inc., Light Sciences Oncology, Inc., and Symphogen, Inc. Dr. Himawan also served on the board of directors of Iomai Corporation from 2001 to 2007, when it was acquired by Intercell AG. Dr. Himawan co-founded Seed-One Ventures, a venture capital firm, where from 1996 to 2001 he served as a managing director. From 1983 to 1996, Dr. Himawan was a scientist in academic and industrial settings. Dr. Himawan has written several patents in the fields of wireless communication, biotechnology and protein chemistry. Dr. Himawan received his B.S. in biology from the Massachusetts Institute of Technology and his doctorate in biological chemistry and molecular pharmacology from Harvard University. Our board believes that, as a successful venture capitalist, Dr. Himawan will bring important strategic insight to our board, as well as experience working with the investment community.

Peter Johann, Ph.D. Dr. Johann has served on our board since April 2010. Dr. Johann served on the board of directors of Nitec from March 2007 to March 2010. Since August 2004, Dr. Johann has served as a managing general partner of NGN Capital, a venture capital firm. Dr. Johann also serves on the boards of directors of Micromet, Inc., NaniRx Therapeutics, Inc., Vivaldi Biosciences, Inc., Noxxon Pharma AG, Exosome Diagnostics Inc. and Resverlogix Corporation. Dr. Johann also previously served as a director of Jerini AG. From 2000 to 2004, Dr. Johann served as division head of corporate development at Boehringer Ingelheim, a global pharmaceutical company. From 1998 to 2000, Dr. Johann served as global business leader oncology products at F. Hoffman-La Roche, a global pharmaceutical and healthcare company. From 1995 to 1998, Dr. Johann served as head of business development and marketing molecular medicine at Boehringer Mannheim, a pharmaceutical and diagnostic company. Dr. Johann obtained his doctorate from the Technical University in Munich, Germany. Our board believes that Dr. Johann’s management and leadership experience and his success as a venture capitalist give him a valuable understanding of our industry which qualify him to serve as a director on our board.

Executive Officers (other than Mr. Walbert)

Robert J. De Vaere. Mr. De Vaere has served as our executive vice president and chief financial officer since our inception in March 2010 and as the executive vice president and chief financial officer of Horizon Pharma USA since October 2008. Mr. De Vaere also currently serves as chief financial officer and director of VisioMedtrics, Inc. From May 2007 to June 2009, Mr. De Vaere served as senior vice president, finance and administration and chief financial officer at IDM, which was acquired by Takeda in 2009. From August 2006 to April 2007, Mr. De Vaere served as chief financial officer at Nexa Orthopedics, Inc., a medical device company, which was acquired by Tornier, Inc. in February 2007. From August 2005 to March 2006, Mr. De Vaere served as vice president, finance and administration and chief financial officer at IDM. From May 2000 to August 2005, Mr. De Vaere served as vice president and chief financial officer at Epimmune Incorporated, a pharmaceutical company focused on the development of vaccines, which was combined with IDM in August 2005. Prior to 2000, Mr. De Vaere served as vice president of finance and administration and chief financial officer at Vista Medical Technologies, Inc., a medical device company. Mr. De Vaere received his B.S. from the University of California, Los Angeles.

Jeffrey W. Sherman, M.D., FACP. Dr. Sherman has served as our executive vice president, development, regulatory affairs and chief medical officer since our inception in March 2010 and as the executive vice president, development, regulatory affairs and chief medical officer of Horizon Pharma USA since June 2009. From June 2009 to June 2010, Dr. Sherman served as president and board member of the Drug Information Association, or DIA, a nonprofit professional association of members who work in the pharmaceutical and medical device industry. Dr. Sherman is presently serving as immediate past president and as a member of the board of directors of DIA. Dr. Sherman is an adjunct assistant professor of Medicine at the Northwestern University Feinberg School of Medicine and is a member of a number of professional societies as well as a diplomat of the National Board of Medical Examiners and the American Board of Internal Medicine. From August 2007 to June 2009, Dr. Sherman served as senior vice president of research and development and chief medical officer at IDM which was acquired by Takeda in 2009. From June 2007 to August 2007, Dr. Sherman served as vice president of clinical science at Takeda, a pharmaceutical research and development center. From September 2000 to June 2007, Dr. Sherman served as chief medical officer and executive vice president at NeoPharm, Inc., a biopharmaceutical company. From October 1992 to January 2000, Dr. Sherman served as director, senior director and executive director of clinical research and head of oncology global medical operations at Searle, a pharmaceutical company. Prior to joining Searle, Dr. Sherman worked in clinical pharmacology and clinical research at Bristol-Myers Squibb Company, a biopharmaceutical company. Dr. Sherman received his M.D. from the Rosalind Franklin University/Chicago Medical School. Dr. Sherman completed an internal medicine internship, residency and chief medical residency at Northwestern University as well as fellowship training at the University of California, San Francisco, or UCSF. Dr. Sherman was also a research associate at the Howard Hughes Medical Institute at UCSF.

Board Composition

Our board of directors currently consists of seven members. Effective upon the completion of this offering, we will divide our board of directors into three classes, as follows:

•	Class I, which will consist of Mr. Bock and Dr. Johann, and whose term will expire at our first annual meeting of stockholders following this offering;

•	Class II, which will consist of Dr. Formela and Dr. Himawan, and whose term will expire at our second annual meeting of stockholders following this offering; and

•	Class III, which will consist of Dr. Bird, Dr. Birner and Mr. Walbert, and whose term will expire at our third annual meeting of stockholders following this offering.

At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will serve until the third annual meeting following their election and until their successors are duly elected and qualified. The authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed between the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in our control or management. Our directors may be removed for cause by the affirmative vote of the holders of at least 66 2/3% of our voting stock.

Director Independence

Our board of directors has reviewed the materiality of any relationship that each of our directors has with us, either directly or indirectly. Based on this review, our board has determined that, with the exception of Mr. Walbert, all of the directors are “independent directors” as defined by Rule 5605(a)(2) of the NASDAQ Marketplace Rules.

Role of the Board in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. The board of directors does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure and our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance practices, including whether they are successful in preventing illegal or improper liability-creating conduct. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Board Committees

Our board of directors has an audit committee, a compensation committee and a nominating and corporate governance committee.

Audit Committee

Our audit committee consists of Dr. Birner, Mr. Bock, Dr. Himawan and Dr. Johann, each of whom is a non-employee director of our board of directors. Mr. Bock serves as the chair of our audit committee. Our board of directors has also determined that each of the directors serving on our audit committee is independent within the meaning of Securities and Exchange Commission, or SEC, regulations and the NASDAQ Marketplace Rules. The functions of this committee include, among other things:

•	evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;

•	reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;

•	monitoring the rotation of partners of our independent auditors on our engagement team as required by law;

•	reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent auditors and management;

•

reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation, and matters concerning the scope, adequacy and effectiveness of our financial controls;

•	reviewing with management and our independent auditors any earnings announcements and other public announcements regarding material developments;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters and other matters;

•	preparing the report that the SEC requires in our annual proxy statement;

•	reviewing and providing oversight with respect to any related party transactions and monitoring compliance with our code of business conduct and ethics;

•	reviewing our major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented;

•	reviewing our investment policy on a periodic basis; and

•	reviewing and evaluating, at least annually, the performance of the audit committee, including compliance of the audit committee with its charter.

Our board of directors has determined that Mr. Bock qualifies as an audit committee financial expert within the meaning of SEC regulations and the NASDAQ Marketplace Rules. In making this determination, our board has considered the formal education and nature and scope of Mr. Bock’s previous experience, coupled with past and present service on various audit committees. Both our independent registered public accounting firm and management periodically meet privately with our audit committee.

Compensation Committee

Our compensation committee consists of Dr. Bird, Dr. Formela, Dr. Himawan and Dr. Johann. Dr. Formela serves as the chair of our compensation committee. Each member of our compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, is an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, or the IRC, and satisfies the NASDAQ independence requirements. The functions of this committee include, among other things:

•	reviewing and recommending to our board of directors the compensation and other terms of employment of our executive officers;

•

reviewing and recommending to our board of directors performance goals and objectives relevant to the compensation of our executive officers and assessing their performance against these goals and objectives;

•	evaluating and approving the equity incentive plans, compensation plans and similar programs advisable for us, as well as modification or termination of existing plans and programs;

•	evaluating and recommending to our board of directors the type and amount of compensation to be paid or awarded to non-employee board members;

•	administering our equity incentive plans;

•	establishing policies with respect to equity compensation arrangements;

•	reviewing the competitiveness of our executive compensation programs and evaluating the effectiveness of our compensation policy and strategy in achieving expected benefits to us;

•

reviewing and recommending to our board of directors the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers;

•	reviewing with management our disclosures under the caption “Compensation Discussion and Analysis” and recommending to the full board its inclusion in our periodic reports to be filed with the SEC;

•	preparing the report that the SEC requires in our annual proxy statement;

•	reviewing the adequacy of our compensation committee charter on a periodic basis;

•	reviewing and evaluating, at least annually, the performance of the compensation committee; and

•

evaluating risks associated with our compensation policies and practices and assessing whether risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Dr. Bird and Dr. Birner. Our board of directors has determined that each of the members of this committee satisfies the NASDAQ independence requirements. Dr. Bird serves as the chair of our nominating and corporate governance committee. The functions of this committee include, among other things:

•	identifying, reviewing and evaluating candidates to serve on our board of directors;

•	determining the minimum qualifications for service on our board of directors;

•	evaluating director performance on the board and applicable committees of the board;

•	considering nominations by stockholders of candidates for election to our board;

•	considering and assessing the independence of members of our board of directors;

•	developing, as appropriate, a set of corporate governance principles, and reviewing and recommending to our board of directors any changes to such principles;

•

periodically reviewing our policy statements to determine their adherence to our code of business conduct and ethics and considering any request by our directors or executive officers for a waiver from such code;

•	reviewing the adequacy of its charter on an annual basis; and

•	evaluating, at least annually, the performance of the nominating and corporate governance committee.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee has ever been an executive officer or employee of ours. None of our officers currently serves, or has served during the last completed year, on the compensation committee or board of directors of any other entity that has one or more officers serving as a member of our board of directors or compensation committee. Prior to establishing the compensation committee, our full board of directors made decisions relating to compensation of our officers.

Executive and Director Compensation

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis explains our compensation philosophy, policies and practices with respect to our named executive officers. Our board of directors has delegated responsibility for creating and reviewing the compensation of our executive officers to the compensation committee of our board of directors, which is composed of independent directors under SEC regulations and the NASDAQ Marketplace Rules. The role of the compensation committee is to oversee our compensation and benefit plans and policies, to administer our equity incentive plans and to annually review and make recommendations to our board of directors regarding all compensation decisions relating to our executive officers.

Compensation Objectives

We believe in providing a competitive total compensation package to our executive management team through a combination of base salary, discretionary annual bonuses, grants under our equity incentive compensation plan and severance and change in control benefits. Our executive compensation programs are designed to achieve the following objectives:

•	attract and retain talented and experienced executives;

•	motivate and reward executives whose knowledge, skills and performance are critical to our success;

•	align the interests of our executive officers and stockholders by motivating executive officers to increase stockholder value;

•	provide a competitive compensation package in which total compensation is primarily determined by company and individual results and the creation of stockholder value;

•	reward the achievement of key performance measures; and

•	compensate our executives to manage our business to meet our long-term objectives.

Our compensation committee believes that our executive compensation programs should include short- and long-term components, including cash and equity-based compensation, and should reward consistent performance that meets or exceeds expectations by increasing base salary levels, awarding cash bonuses and granting additional equity awards, as appropriate. The compensation committee evaluates both performance and compensation to make sure that the compensation provided to our executives remains competitive relative to compensation paid by companies of similar size, geographic location and stage of development operating in the life sciences industries, taking into account our relative performance and our own strategic objectives.

Setting Executive Compensation

The compensation committee reviews and determines generally on an annual basis the compensation to be paid to our chief executive officer and other executive officers. As part of this process, we conduct an annual review of the aggregate level of our executive compensation, as well as the mix of elements used to compensate our executive officers. As a private company, we have based this review on the extensive experience of the members on our board of directors and compensation committee that are affiliated with venture investment firms, many of whom sit on the boards of directors of numerous portfolio companies in the life sciences and biopharmaceutical fields, and on the Radford Global Life Sciences Survey, a survey of executive compensation paid by life sciences and healthcare services companies.

When setting executive compensation, the compensation committee generally considers compensation paid by life sciences and healthcare services companies included in the Radford Global Life Sciences Survey, together with other information available to it. Our compensation committee has not benchmarked our executive compensation against a particular group of companies that it considers to be comparable to us or any other group of companies. While this information may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of our business and objectives that may be unique to us, the compensation committee generally believes that gathering this information is an important part of our compensation-related decision-making process and typically provides additional context and validation for executive compensation decisions.

Although our compensation committee has used this survey data as a tool in determining executive compensation, it typically has applied its subjective discretion to make compensation decisions and has not benchmarked our executive compensation against any group of companies or used a formula to set our executives’ compensation in relation to this survey data. In addition, our compensation committee has typically taken into account advice from other non-employee members of our board of directors and publicly available data relating to the compensation practices and policies of other companies within and outside our industry.

During the past several years, in setting and awarding executive compensation, our board of directors or compensation committee have considered our performance against key corporate objectives or milestones determined by our board of directors or compensation committee in awarding discretionary bonuses. During 2009, these key corporate objectives and milestones included the achievement of clinical development and regulatory milestones relating to HZT-501, a capital raising milestone in connection with the consummation of a bridge financing and the commencement of negotiations for our acquisition of Nitec Pharma AG, or Nitec. Specific performance objectives relating to HZT-501 clinical development and regulatory milestones included hiring Dr. Sherman to lead clinical development and regulatory affairs, and hiring a senior vice president of clinical development and operations, a senior vice president of manufacturing operations and a vice president to oversee regulatory quality and compliance activities. Other performance milestones for HZT-501 included the successful completion of bioequivalence and food effect studies and enrollment in a safety study, completion of activities to enable a pre-NDA meeting with the FDA in January 2010, including all manufacturing activities required in connection with the NDA submission, the presentation of pivotal Phase 3 data at two industry conferences and the retention of a commercial manufacturer. The specific performance objectives relating to financial and business development activities included performance against the business plan under budget and the successful raise of $25,000,000 through a combination of two bridge financings and a preferred stock financing.

During 2009, our board and compensation committee did not determine specific thresholds, targets or maximum levels of achievement against the performance objectives, nor did they weight any specific objective more than any other objective. Rather, Mr. Walbert’s and Mr. De Vaere’s bonuses were determined based on overall achievement of our objectives and Dr. Sherman’s bonus was determined based on achievement of clinical development and regulatory objectives. Mr. Walbert presented recommendations to the compensation committee for Mr. De Vaere and Dr. Sherman and all other employees. Based on managements’ recommendations and the committee’s own deliberations, the committee made recommendations to the board of directors. The board of directors, upon consideration of the compensation committee’s recommendations in light of overall market conditions, determined that Mr. Walbert and Mr. De Vaere should receive $175,000 and $102,000, or 80% of target bonus amounts, respectively, and that Dr. Sherman, who was employed for only a portion of 2009, receive $47,000, which was 100% of his target bonus amount, pro rated for the number of months he was employed in 2009. All such bonus amounts were conditioned upon the successful completion of the acquisition of Nitec and the related preferred stock financing.

The compensation committee has considered and intends to continue to consider key performance objectives and milestones and the achievement level of these performance objectives and milestones by our executive officers in setting their base compensation and discretionary bonus levels, and awarding bonuses and long term incentives.

Our compensation committee intends in the future to retain the services of third-party executive compensation specialists and consultants from time to time, as it sees fit, in connection with the establishment of cash and equity compensation and related policies. In connection with retaining services of executive compensation specialists and consultants, we anticipate that our compensation committee will begin to more formally benchmark our executive compensation against a peer group of life sciences companies and pharmaceutical companies that are more directly comparable to us. The compensation committee may make adjustments, including upward adjustments, in our executive compensation levels in the future as a result of this more formal compensation benchmarking process.

Role of Chief Executive Officer in Compensation Decisions

The chief executive officer typically evaluates the performance of other executive officers and employees, along with the performance of the company as a whole against previously determined objectives, on an annual basis and makes recommendations to the board of directors or compensation committee with respect to annual salary adjustments, bonuses and annual stock option grants. The board of directors or compensation committee exercises its own independent discretion in recommending salary adjustments and discretionary cash and equity-based awards for all executive officers. The chief executive officer is not present during deliberations or voting with respect to the compensation for himself.

Elements of Executive Compensation

The compensation program for our executive officers consists principally of base salary, annual cash incentive compensation and long-term compensation in the form of stock options as well as severance protection through employment agreements with our executive officers. As discussed in more detail below, base salary is based primarily on market factors and annual cash incentive compensation is generally a discretionary cash bonus that is a percentage of base salary. The amount of cash compensation and the amount of equity awards granted to our executives are both considered in determining total compensation for our executive officers.

Base Salary. Base salaries for our executives are established based on the scope of their responsibilities and individual experience. Base salaries are reviewed annually, typically in connection with our annual performance review process, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. The board of directors or compensation committee does not apply specific formulas to determine increases, although it has generally awarded increases as a percentage of an executive officer’s then current base salary. In February 2010, our compensation committee and our board of directors approved 3% to 6% increases to the base salaries of our named executive officers, contingent and effective upon the completion of our recapitalization and acquisition of Nitec, in recognition of the significant increase in responsibility of managing the business of the combined entities in the U.S., Switzerland and Germany. As a result, upon the closing of that transaction in April 2010, the annual base salary of Mr. Walbert was increased by 3%, from $437,750 to $450,625, the annual base salary for Mr. De Vaere was increased by 3%, from $315,000 to $324,450 and the annual base salary for Dr. Sherman was increased by 6%, from $315,000 to $333,900.

Annual Cash Incentive Compensation. In addition to base salaries, we believe that performance-based cash bonuses play an important role in providing appropriate incentives to our executives to achieve defined annual corporate goals. Pursuant to their employment agreements, each executive officer has an established target cash bonus represented as a percentage of base salary as follows: 50% for Mr. Walbert, 40% for Mr. De Vaere and 30% for Dr. Sherman. Bonus target percentages are reviewed annually and may be adjusted by the compensation committee in its discretion, although pursuant to their respective employment agreements, such percentages may not be reduced without the consent of the executive. At the end of each year, the compensation committee reviews and determines the level of achievement for each corporate goal and milestone. Final determinations as to discretionary bonus levels are based in part on the achievement of these corporate goals or milestones, as well as the compensation committee’s assessment as to the overall development of our business and corporate accomplishments. These corporate goals and milestones, and the proportional emphasis placed on each goal and milestone may vary, from time to time, depending on our overall strategic objectives, but relate generally to factors such as achievement of clinical, regulatory, manufacturing and commercialization milestones for product candidates, financial factors such as raising or preserving capital and performance against our operating budget. In February 2010, our compensation committee recommended and our board of directors awarded discretionary bonuses of $175,100 to Mr. Walbert, $100,800 to Mr. De Vaere and $94,500 to Dr. Sherman (pro-rated to $47,250 since Dr. Sherman joined us in June 2009) based upon their assessment of our performance against our corporate goals for 2009, including the achievement of clinical development and regulatory milestones relating to HZT-501, and a capital raising milestone, and based upon competitive bonus levels. Discretionary bonuses for 2010 will be determined by our compensation committee and our board of directors and paid at the end of 2010 or in early 2011, and may be above or below target bonus levels.

Long-term Incentive Program. We believe that by providing our executives the opportunity to increase their ownership of our stock, the best interests of stockholders and executives will be more aligned and will encourage long-term performance. The stock awards enable our executive officers to benefit from the appreciation of stockholder value, while personally participating in the risks of business setbacks. Our equity benefit plans have provided our executive officers the primary means to acquire equity or equity-linked interests in us.

Prior to this offering, we have granted equity awards primarily through our 2005 stock plan, which was adopted by our board of directors and stockholders to permit the grant of stock options to our officers, directors, employees and consultants. The material terms of our 2005 stock plan are further described under “—Employee Benefit Plans” below.

In 2009, in connection with our hiring of Dr. Sherman and as part of his overall compensation, we granted a stock option to Dr. Sherman under our 2005 stock plan in the amount indicated in the section below entitled “—Grants of Plan-Based Awards.”

In the absence of a public trading market for our common stock, our board of directors has determined the fair market value of our common stock in good faith based upon consideration of a number of relevant factors including our financial condition, the likelihood of a liquidity event, the liquidation preference of our preferred stock, the price at which our preferred stock was sold, the enterprise values of comparable companies, our cash needs, operating losses, market conditions, material risks to our business and valuations prepared in accordance with the methodologies prescribed by the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

All equity awards to our employees, consultants and directors were granted at no less than the fair market value of our common stock as determined in good faith by our board of directors on the date of each award.

The majority of the stock option grants we have historically made vest over four years, with one quarter of the shares subject to the stock option vesting on the one-year anniversary of the vesting commencement date and the remaining shares vesting in equal monthly installments thereafter over three years. Beginning in June 2010, new option grants made to employees who have been employed by us for at least one year vest over four years, monthly from the date of grant. All options have a 10-year term. Additional information regarding accelerated vesting prior to, upon or following a change in control is discussed below under “—Potential Payments Upon Termination or Change-in-Control.” We do not have any program, plan or obligation that requires us to grant equity compensation on specified dates and, because we have not been a public company, we have not made equity grants in connection with the release or withholding of material non-public information. Authority to make equity grants to executive officers rests with our compensation committee, although our compensation committee does consider the recommendations of our chief executive officers for officers other than himself.

In connection with this offering, our board of directors has adopted new equity benefit plans described under “—Employee Benefit Plans” below. Our 2010 equity incentive plan will replace our existing 2005 stock plan immediately following this offering and, as described below, will afford our compensation committee continued flexibility in making a wide variety of equity awards. Participation in our 2010 equity incentive plan that we have adopted, and which will become effective immediately upon signing of the underwriting agreement for this offering, will also be available thereafter to all executive officers on the same basis as our other employees.

Severance and Change in Control Benefits. Our named executive officers, who are designated below under “—Summary Compensation Table,” are entitled to certain severance and change in control benefits, the terms of which are described below under “—Potential Payments Upon Termination or Change-in-Control.” We believe these severance and change in control benefits are an essential element of our overall executive compensation package and assist us in recruiting and retaining talented individuals and aligning the executives’ interests with the best interests of the stockholders.

Severance Benefit Plan. In July 2010, our board approved a Severance Benefit Plan for U.S. officers employed by Horizon Pharma USA and/or Horizon Pharma for at least six months at the level of executive vice president, senior vice president or vice president. Severance benefits include payment of three months’ base salary and Consolidated Omnibus Budget Reconciliation Act, or COBRA, health insurance premiums for vice presidents and six months’ base salary and COBRA health insurance premiums for executive vice presidents and senior vice presidents. In addition, stock option and other equity awards are subject to acceleration in the event of a qualifying termination within 90 days prior to or within 18 months following a change in control. Severance benefits are payable if the officer’s employment is involuntarily terminated without cause or constructively terminated under certain circumstances and are intended to keep our officers focused on corporate interests while employed and to ease the consequences to an officer of a termination of employment. The advantages to us also include our receipt of a waiver and release of claims, which the separated officer must provide to us as a condition to receiving benefits. Any payments payable under the Severance Benefit Plan are reduced by severance benefits payable by us under any individual employment agreement or any other agreement, policy, plan, program or arrangement.

Other Compensation. All of our executive officers are eligible to receive benefits offered to our employees generally. Consistent with our compensation philosophy, we intend to continue to maintain the current benefits for our executive officers; however, our compensation committee, in its discretion, may in the future revise, amend or add to the benefits of any executive officer it deems it advisable.

Deductibility of Compensation under Section 162(m). Section 162(m) of the Internal Revenue Code of 1986 as amended, or the IRC, limits our deduction for federal income tax purposes to not more than $1 million of compensation paid to certain executive officers in a calendar year. Compensation above $1 million may be deducted if it is “performance-based compensation.” To maintain flexibility in compensating our executive officers in a manner designed to promote our objectives, the compensation committee has not adopted a policy that requires all compensation to be deductible. However, the compensation committee intends to evaluate the effects of the compensation limits of Section 162(m) on any compensation it proposes to grant, and the compensation committee intends to provide future compensation in a manner consistent with our best interests and those of our stockholders.

Summary Compensation Table

The following table provides information regarding the compensation earned during the years ended December 31, 2009 and 2008 by our Chairman, President and Chief Executive Officer, Executive Vice President and Chief Financial Officer and Executive Vice President, Development, Regulatory Affairs and Chief Medical Officer, who we collectively refer to as our “named executive officers.”

Name and Principal Position	Year	Salary	Bonus	Option Awards(1)	Non Equity Incentive Plan	All Other Compensation(5)		Total
Timothy P. Walbert	2009	$437,750	$—	$—	$175,100	$991	(2)	$613,841
President, Chief Executive Officer and Chairman of the Board	2008	$214,135	$100,000	$835,586	$212,500	$200	(2)	$1,362,421

Robert J. De Vaere	2009	$315,000	$—	$—	$100,800	$1,601	(3)	$417,401
Executive Vice President and Chief Financial Officer	2008	$75,317	$—	$317,911	$31,500	$267		$424,995

Jeffrey W. Sherman	2009	$159,886	$—	$165,517	$47,250	$1,372	(4)	$374,025
Executive Vice President, Development, Regulatory Affairs and Chief Medical Officer	2008	$—	$—	$—	$—	$—		$—

(1)	Amounts shown in this column do not reflect dollar amounts actually received by our named executive officers. Instead, these amounts reflect the grant date fair value of such awards for financial statement reporting in accordance with the provisions of ASC Topic 718 Compensation–Stock Compensation. Assumptions used in the calculation of these amounts are included in Note 11, Stock Option Plan, of the notes to our consolidated financial statements. Our named executive officers will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of such stock options.
(2)	Mr. Walbert joined us on June 30, 2008, and he received a $100,000 signing bonus upon commencement of employment with us. If he had been employed for the complete fiscal year 2008, Mr. Walbert would have earned an annual base salary of $425,000. His target bonus amount for 2008 was $212,500, which was paid in January 2009. His target bonus amount for 2009 was $218,875. Our board approved payment of 80% of such amount, or $175,100, which was paid in April 2010 upon completion of our recapitalization and acquisition of Nitec.
(3)	Mr. De Vaere joined us on October 6, 2008. If he had been employed for the complete fiscal year 2008, Mr. De Vaere would have earned an annual base salary of $315,000. His target bonus amount for 2008 was $126,000, which was pro rated to $31,500 since his employment began in late 2008. His target bonus amount for 2009 was $126,000. Our board approved payment of 80% of such amount, or $100,800, which was paid in April 2010 upon completion of our recapitalization and acquisition of Nitec.

(4)	Dr. Sherman joined us on June 29, 2009. If he had been employed for the complete fiscal year 2009, Dr. Sherman would have earned an annual base salary of $315,000. His target bonus amount for 2009 was $94,500, which was pro rated to $47,250 since his employment began in mid 2009. Our board approved payment of the full pro rated amount, or $47,250, which was paid in April 2010 upon completion of our recapitalization and acquisition of Nitec.
(5)	Amounts shown in this column include imputed income on life insurance benefits.

Potential Payments Upon Termination or Change in Control

Payments Made Upon Termination. Regardless of the manner in which a named executive officer’s employment terminates, the named executive officer is entitled to receive amounts earned during his term of employment, including salary and unused vacation pay.

Potential Termination-Based Payments under Employment Arrangements. In July 2010, we entered into an amended and restated employment agreement with Mr. Walbert, our president and chief executive officer, that provides if we terminate Mr. Walbert without cause or if Mr. Walbert resigns for good reason, he will be entitled to (1) be compensated at his then annual base salary for 12 months from his date of termination, (2) receive his target bonus for the previous year, and (3) receive COBRA health insurance premiums for up to 12 months from the date of his termination. In addition, if Mr. Walbert is terminated without cause or if Mr. Walbert resigns for good reason within 90 days prior to or within 18 months following a change in control, 100% of the shares subject to options granted to Mr. Walbert will fully vest as of the termination date. Cause is defined as gross negligence or willful failure to substantially perform duties and responsibilities to us or willful and deliberate violation of any of our policies; conviction of a felony involving commission of any act of fraud, embezzlement or dishonesty against us or involving moral turpitude; the unauthorized use or disclosure of any of our proprietary information or trade secrets and willful and deliberate breach of the executive’s obligations under the employment agreement that cause material injury to us. Resignation for good reason is defined as a material reduction in duties, authority or responsibilities, the relocation of place of employment by more than 50 miles, or a material reduction of salary or annual target bonus opportunity. In the event of termination due to Mr. Walbert’s death or complete disability, he and/or his heirs shall be eligible to receive a pro-rated bonus for the year in which such termination occurs, as determined by our board or compensation committee based on actual performance.

In July 2010, we entered into an amended and restated employment agreement with Mr. De Vaere, our executive vice president and chief financial officer, that provides if we terminate Mr. De Vaere without cause or if Mr. De Vaere resigns for good reason, he will be entitled to be compensated at his then annual base salary for 12 months from his date of termination and will also be entitled to receive COBRA health insurance premiums for up to 12 months from the date of his termination. In addition, if Mr. De Vaere is terminated without cause or resigns for good reason within 90 days prior to or within 18 months following a change in control, 100% of the shares subject to options granted to

Mr. De Vaere will fully vest as of the termination date. Cause is defined as gross negligence or willful failure to substantially perform duties and responsibilities to us or willful and deliberate violation of any of our policies; conviction of a felony or the commission of any act of fraud, embezzlement or dishonesty against us or involving moral turpitude; the unauthorized use or disclosure of any of our proprietary information or trade secrets; and willful and deliberate breach of the executive’s obligations under the employment agreement that cause material injury to us. Resignation for good reason is defined as a material reduction in duties, authority or responsibilities, the relocation of place of employment by more than 50 miles, or a material reduction of salary or annual target bonus opportunity. In the event of termination due to Mr. De Vaere’s death or complete disability, he and/or his heirs shall be eligible to receive a pro-rated bonus for the year in which such termination occurs, as determined by our board or compensation committee based on actual performance.

In July 2010, we entered into an amended and restated employment agreement with Dr. Sherman, our executive vice president of development and regulatory affairs and chief medical officer, that provides if we terminate Dr. Sherman without cause or if Dr. Sherman resigns for good reason, he will be entitled to be compensated at his then annual base salary for 12 months from his date of termination and will also be entitled to receive COBRA health insurance premiums for up to 12 months from the date of his termination. In addition, if Dr. Sherman is terminated without cause or resigns for good reason within 90 days prior to or within 18 months following a change in control, 100% of the shares subject to options granted to Dr. Sherman will fully vest as of the termination date. Cause is defined as gross negligence or failure to substantially perform duties and responsibilities to us or willful violation of any of our policies; conviction of a felony or the commission of any act of fraud, embezzlement or dishonesty against us or involving moral turpitude the unauthorized use or disclosure of any of our proprietary information or trade secrets; and breach of the executive’s obligations under the employment agreement that causes injury to us. Resignation for good reason is defined as the relocation of place of employment by more than 50 miles, or a material reduction of salary or annual target bonus opportunity. In the event of termination due to Dr. Sherman’s death or complete disability, he and/or his heirs shall be eligible to receive a pro-rated bonus for the year in which such termination occurs, as determined by our board or compensation committee based on actual performance.

Change in Control. A change in control under the executives’ employment agreements is defined generally as the sale of all or substantially all of our assets; a merger or consolidation in which we are not the surviving entity and in which the holders of our voting stock immediately prior to such transaction own less than 50% of voting power of the entity surviving the transaction or, where the surviving entity is a wholly-owned subsidiary of another entity, the surviving entity’s parent; a reverse merger in which we are the surviving entity but the shares of common stock outstanding prior to the merger are converted into other property and in which the holders of our voting stock immediately prior to such transaction own less than 50% of the voting power of our stock, or where we are a wholly-owned subsidiary of another entity, of our parent; or an acquisition by any person, entity or group of beneficial ownership of at least 75% of the combined voting power entitled to vote in an election of our directors.

Releases. All termination-based payments (other than due to death or complete disability) to our named executive officers are contingent upon (1) the executive’s execution of a standard release of claims in our favor and (2) the executive’s entering into a non-competition agreement to be effective during the period during which the executive receives severance benefits.

Sections 280G and 4999. Any payment or benefit provided under our named executive officers’ employment agreements or otherwise in connection with a change in control may be subject to an excise tax under Section 4999 of the IRC. These payments also may not be eligible for a company tax deduction pursuant to Section 280G of the IRC. If any of these payments or benefits are subject to the excise tax, they may be reduced to provide the individual with the best after-tax result. Specifically, the individual will receive either a reduced amount so that the excise tax is not triggered, or the individual will receive the full amount of the payments and benefits and then be liable for any excise tax.

For more information regarding accelerated vesting of stock options under our equity incentive plans in the event of certain corporate transactions, please see “—Employee Benefit Plans— 2005 Stock Plan” and “—2010 Equity Incentive Plan” below.

The following table sets forth potential payments payable to our named executive officers upon a termination of employment without cause or resignation for good reason or termination of employment without cause or resignation for good reason following a change in control. The table below reflects amounts payable to our executive officers assuming their employment was terminated on December 31, 2009 and, if applicable, a change in control also occurred on such date:

	Upon Termination without Cause or Resignation for Good Reason – No Change in Control					Upon Termination without Cause or Resignation for Good Reason – Change in Control(1)
Name	Cash Severance	Continuation of Medical Benefits	Bonus	Value of Accelerated Vesting(2)	Total	Cash Severance	Continuation of Medical Benefits	Bonus	Value of Accelerated Vesting(2)	Total
Timothy P. Walbert	$437,750	$18,872	$218,875		$675,497	$437,750	$18,872	$218,875		$675,497
Robert J. De Vaere	$315,000	$11,870			$326,870	$315,000	$11,870			$326,870
Jeffrey W. Sherman, M.D., FACP	$157,000	$9,436			$166,936	$157,500	$9,436			$166,936

(1)	Amounts in these columns assume that termination occurs within 90 days immediately preceding or during the 18 months immediately following a change in control.
(2)	The value of accelerated vesting is equal to an assumed initial offering price of $ per share (the mid-point of the price range set forth on the cover page of this prospectus), multiplied by the number of shares subject to accelerated vesting, less the stock option exercise price, if applicable.

Grants of Plan-Based Awards

All stock options granted to our named executive officers are incentive stock options to the extent permissible under the IRC. The exercise price per share of each stock option granted to our named executive officers was equal to the fair market value of our common stock as determined in good faith by our board of directors on the date of the grant. All stock options were granted under our 2005 stock plan.

We omitted columns related to non-equity and equity incentive plan awards as none of our named executive officers earned any such awards during 2009. The following table sets forth certain information regarding grants of plan-based awards to Dr. Sherman for 2009. Messrs. Walbert and De Vaere were not granted any plan-based awards during 2009 and therefore are not included in the following table.

Name	Grant Date	All Option Awards: Number of Shares of Stock or Units (#)		Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Option Awards ($)(2)
Jeffrey W. Sherman, M.D., FACP	6/23/2009	110,000	(1)	$5.67	$165,517

(1)	1/4th of the shares vest one year after the June 29, 2009 vesting commencement date, 1/48th of the shares vest monthly thereafter over the next three years.
(2)	Amounts shown in this column do not reflect dollar amounts actually received by Dr. Sherman. Instead, this amount reflects the grant date fair value of such award for financial statement reporting in accordance with the provisions of ASC Topic 718, Compensation-Stock Compensation. Assumptions used in the calculation of this amount are included in Note 11, Stock Option Plan, of the Notes to our Financial Statements.

Outstanding Equity Awards at Fiscal Year Ended December 31, 2009

The following table sets forth certain information regarding outstanding stock options held by our named executive officers on December 31, 2009.

	Option Awards
Name	Number of Securities Underlying Unexercised Options Options - Exercisable		Number of Securities Underlying Unexercised Options Options - Unexercisable(2)	Option Exercise Price ($)	Option Expiration Date
Timothy P. Walbert	288,920	(1)(2)	—	$4.39	7/15/2018
Robert J. De Vaere	110,000	(1)(2)	—	$4.39	9/7/2018
Jeffrey W. Sherman, M.D., FACP	110,000	(1)(2)	—	$5.67	6/22/2019

(1)	The initial grant for each officer is early exercisable; as such, 100% of the option is exercisable.
(2)

1/4th of the shares vest one year after the vesting commencement date, 1/48th of the shares vest monthly thereafter over the next three years. The options reflected in the table have the following vesting commencement dates: Mr. Walbert – June 30, 2008, Mr. De Vaere – October 6, 2008 and Dr. Sherman – June 29, 2009.

Option Exercises and Stock Vested

Our named executive officers did not exercise any stock option awards during the fiscal year ended December 31, 2009.

Option Repricings

We did not engage in any repricings or other modifications to any of our named executive officers’ outstanding equity awards during the year ended December 31, 2009.

Pension Benefits

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. Our compensation committee may elect to adopt qualified or non-qualified benefit plans in the future if it determines that doing so is in our best interests.

Nonqualified Deferred Compensation

None of our named executive officers participate in or have account balances in nonqualified deferred contribution plans or other nonqualified deferred compensation plans maintained by us. Our compensation committee may elect to provide our executive officers and other employees with non-qualified defined contribution or other nonqualified deferred compensation benefits in the future if it determines that doing so is in our best interests.

Employee Benefit Plans

2005 Stock Plan

Our board of directors adopted and our stockholders approved our 2005 stock plan, or the 2005 plan, in October 2005. As of December 31, 2009, no shares of common stock have been issued upon the exercise of options granted under the 2005 plan, options to purchase 747,920 shares of common stock were outstanding and 832,080 shares remained available for future grant. We intend that effective upon the signing of the underwriting agreement for this offering, no further option grants will be made under the 2005 plan. Following the signing of the underwriting agreement for this offering and subject to stockholder approval of the 2010 plan, all future equity awards will be granted under our 2010 equity incentive plan, or 2010 plan. However, all stock options granted under the 2005 plan prior to the offering will continue to be governed by the terms of the 2005 plan.

The principal features of the 2005 plan are summarized below. This summary is qualified in its entirety by reference to the text of the 2005 plan, which is filed as an exhibit to the registration statement of which this prospectus is a part.

Share Reserve. As of the date hereof, an aggregate of 4,205,041 shares of our common stock are authorized for issuance under the 2005 plan.

Shares of our common stock subject to options that have expired or otherwise terminate under the 2005 plan without having been exercised in full will become available for future grant under the 2010 plan. Shares of our common stock issued under the 2005 plan may include previously unissued shares or reacquired shares bought on the market or otherwise.

Administration. The 2005 plan is administered by our board of directors, which has delegated its authority to administer the 2005 plan to our compensation committee. Subject to the terms of the 2005 plan, our compensation committee determines recipients, the numbers and types of stock awards to be granted and the terms and conditions of the stock awards, including the period of their exercisability and vesting. Subject to the limitations set forth below, our compensation committee also determines the exercise price of options granted under the 2005 plan.

Eligibility. The 2005 plan permits us to grant stock awards, including options and restricted stock awards to our employees, directors and consultants. Our board of directors and compensation committee have granted only stock options under the 2005 plan. A stock option may be an incentive stock option within the meaning of Section 422 of the IRC or a nonstatutory stock option.

Stock Option Provisions Generally. Stock options will be granted pursuant to stock option agreements. The exercise price for an incentive stock option granted to an employee who is not a 10% holder cannot be less than 100% of the fair market value of the common stock subject to the option on the date of grant, and the exercise price for an incentive stock option granted to an employee who is a 10% holder cannot be less than 110% of the fair market value of the common stock subject to the option on the date of grant, except in each case, in connection with a merger or other corporate transaction.

The terms of the 2005 plan provide that the exercise price for a nonstatutory stock option granted to a person who is not a 10% holder on a date on which the common stock is not a listed security cannot be less than 85% of the fair market value of the common stock subject to the option on the date of grant except, the exercise price for a nonstatutory stock option granted to a person who is a 10% holder on a date on which the common stock is not a listed security cannot be less than 110% of the fair market value of the common stock subject to the option on the date of grant, and the exercise price for a nonstatutory stock option granted to any person on a date in which the common stock is a listed security cannot be less than 100% of the fair market value of the common stock subject to the option on the date of grant if the option is intended to qualify as performance-based compensation under Section 162(m) of the IRC, except in each case, in connection with a merger or other corporate transaction. We have not granted options with exercise prices less than 100% of the fair market value of our common stock on the date of grant. Options granted under the 2005 plan will vest at the rate specified in the option agreement.

The term of stock options granted under the 2005 plan may not exceed 10 years. Unless the terms of an optionholder’s stock option agreement provides for earlier or later termination, if an optionholder’s service relationship with us, or any affiliate of ours, ceases due to disability or death, the optionholder, or his or her beneficiary, may exercise any vested options up for to six months, or 12 months in the event of death, after the date the service relationship ends, unless the terms of the stock option agreement provide for earlier termination. If an optionholder’s service relationship with us, or any affiliate of ours, ceases without cause for any reason other than disability or death, the optionholder may exercise any vested options for up to 30 days after the date the service relationship ends, unless the terms of the stock option agreement provide for a longer or shorter period to exercise the option. If an optionholder’s service relationship with us, or any affiliate of ours, ceases with us for cause, the option will terminate at the time the optionholder’s relationship with us ceases. In no event may an option be exercised after its expiration date.

Acceptable forms of consideration for the purchase of our common stock under the 2005 plan include cash, check, delivery of a promissory note, cancellation of indebtedness, shares of stock which have been owned for more than six months, consideration paid through a same-day sale cashless brokered exercise program, or any combination of such consideration.

Generally, an optionholder may not transfer a stock option other than by will, the laws of descent and distribution or pursuant to a domestic relations order or by gift to the optionholder’s immediate family. An optionholder may, however, designate a beneficiary who may exercise the option following the optionholder’s death.

Limitations. The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to incentive stock options that are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. The options or portions of options that exceed this limit are treated as nonstatutory stock options.

Changes to Capitalization. In the event that there is a specified type of change in our capital structure not involving the receipt of consideration by us, such as a stock split, stock dividend or other recapitalization, the number of shares reserved under the 2005 plan and the number of shares and exercise price or strike price, if applicable, of all outstanding stock awards must be appropriately adjusted by the plan administrator.

Corporate Transactions. Unless otherwise provided in the option agreement, in the event of certain corporate transactions, any or all outstanding stock awards under the 2005 plan must be assumed or substituted for by any surviving entity. If the surviving entity elects not to assume or substitute for such awards, such stock awards will be terminated. In the event of our dissolution or liquidation, all outstanding stock awards under the 2005 plan will terminate immediately prior to such event.

Plan Amendments. Our board of directors has the authority to amend, alter, suspend or discontinue the 2005 plan. However, no amendment or termination of the plan may adversely affect any rights under awards already granted to a participant without the affected participant’s consent. We will obtain stockholder approval of any amendment to the 2005 plan as required by applicable law. The 2005 plan will expire in October 2015 unless sooner terminated by our board of directors or in connection with the effective date of this offering and our 2010 equity incentive plan, or the 2010 plan.

2010 Equity Incentive Plan

Our board of directors adopted the 2010 plan in July 2010, and we expect our stockholders will approve the 2010 plan prior to the closing of this offering. The 2010 plan will become effective immediately upon the signing of the underwriting agreement related to this offering. The 2010 plan will terminate in 2020, unless sooner terminated by our board of directors. The purpose of the 2010 plan is to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards and cash-based performance bonus awards. The 2010 plan is also designed to permit us to make cash-based awards and equity-based awards intended to qualify as “performance-based compensation” under Section 162(m) of the IRC.

Stock Awards. The 2010 plan provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based stock awards and other forms of equity compensation, or collectively, stock awards. In addition, the 2010 plan provides for the grant of performance cash awards. Incentive stock options may be granted only to employees, subject to certain limitation described below. All other awards may be granted to employees, including officers, as well as directors and consultants.

The principal features of the 2010 plan are summarized below. This summary is qualified in its entirety by reference to the text of the 2010 plan, which is filed as an exhibit to the registration statement of which this prospectus is a part.

Share Reserve. Following this offering, initially, the aggregate number of shares of our common stock that may be issued pursuant to stock awards under the 2010 plan after the 2010 plan becomes effective is              shares, which number is the sum of (1) the number of shares reserved for future issuance under the 2005 plan at the time the 2010 plan becomes effective, (2) an additional number of shares, up to              shares, that are subject to outstanding stock awards granted under the 2005 plan that expire or terminate for any reason prior to their exercise or settlement and would otherwise return to the 2005 Plan reserve and (3) an additional number of new shares that, when added to the two prior numbers, results in an aggregate              share reserve of shares. Then, the number of shares of our common stock reserved for issuance under the 2010 plan will automatically increase on January 1 of each year, starting on January 1, 2011 and continuing through January 1, 2020, by the least of (a) 5% of the total number of shares of our common stock outstanding on December 31 of the preceding calendar year, (b)              shares, or (c) such lesser number of shares of common stock as determined by our board of directors. The maximum number of shares that may be issued pursuant to the exercise of incentive stock options under the 2010 plan is              shares.

No person may be granted stock awards covering more than              shares of our common stock under the 2010 plan during any calendar year pursuant to stock options or stock appreciation rights. In addition, no person may be granted a performance stock award covering more than              shares or a performance cash award covering more than              in any calendar year. Such limitations are designed to help assure that any deductions to which we would otherwise be entitled with respect to such stock awards will not be subject to the $1,000,000 limitation on the income tax deductibility of compensation paid per covered executive officer imposed by Section 162(m) of the IRC.

If a stock award granted under the 2010 plan expires or otherwise terminates without being exercised in full, or is settled in cash, the shares of our common stock not acquired pursuant to the stock award again become available for subsequent issuance under the 2010 plan. In addition, the following types of shares under the 2010 plan may become available for the grant of new stock awards under the 2010 plan: (a) shares that are forfeited to or repurchased by us prior to becoming fully vested; (b) shares withheld to satisfy income or employment withholding taxes; (c) shares used to pay the exercise price of an option in a net exercise arrangement; and (d) shares tendered to us to pay the exercise price of an option. As of the date hereof, no shares of our common stock have been issued under the 2010 plan.

Administration. Our board of directors has delegated its authority to administer the 2010 plan to our compensation committee. The compensation committee is required to consist of two or more “outside directors” within the meaning of Section 162(m) of the IRC and/or two or more “non-employee directors” for the purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Subject to the terms of the 2010 plan, our board of directors or an authorized committee, referred to as the plan administrator, determines recipients, dates of grant, the numbers and types of stock awards to be granted and the terms and conditions of the stock awards, including the period of their exercisability and vesting. Subject to the limitations set forth below, the plan administrator will also determine the exercise price of options granted, the consideration (if any) to be paid for restricted stock awards and the strike price of stock appreciation rights.

The plan administrator has the authority to reprice any outstanding stock award (by reducing the exercise price of any outstanding option, canceling an option in exchange for cash or another equity award or any other action that may be deemed a repricing under generally accepted accounting provisions) under the 2010 plan without the approval of our stockholders.

Stock Options. Incentive and nonstatutory stock options are granted pursuant to incentive and nonstatutory stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for a stock option, within the terms and conditions of the 2010 plan, provided that the exercise price of a stock option cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under the 2010 plan vest at the rate specified by the plan administrator.

The plan administrator determines the term of stock options granted under the 2010 plan, up to a maximum of 10 years, except in the case of certain incentive stock options, as described below. Unless the terms of an optionholder’s stock option agreement provide otherwise, if an optionholder’s relationship with us, or any of our affiliates, ceases for any reason other than for cause, disability or death, the optionholder may exercise any vested options for a period of three months following the cessation of service. If an optionholder’s service relationship with us is terminated for cause, then the option terminates immediately. If an optionholder’s service relationship with us or any of our affiliates ceases due to disability or death, or an optionholder dies within the period (if any) specified in the award agreement following cessation of service, the optionholder or a beneficiary may exercise any vested options for a period of 12 months in the event of disability and 18 months in the event of death. The option term may be extended in the event that exercise of the option following termination of service is prohibited by applicable securities laws. In no event, however, may an option be exercised beyond the expiration of its maximum term.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (a) cash, check, bank draft or money order, (b) a broker-assisted cashless exercise, (c) the tender of common stock previously owned by the optionholder, (d) a net exercise of the option and (e) other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, options generally are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order. An optionholder may, however, designate a beneficiary who may exercise the option following the optionholder’s death.

Limitations on Incentive Stock Options. Incentive stock options may be granted only to our employees. The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to incentive stock options that are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. No incentive stock option may be granted to any person who, at the time of the grant, owns or is deemed to own stock comprising more than 10% of our total combined voting power or that of any of our affiliates unless (a) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (b) the term of the incentive stock option does not exceed five years from the date of grant.

Restricted Stock Awards. Restricted stock awards are granted pursuant to restricted stock award agreements adopted by the plan administrator. Restricted stock awards may be granted in consideration for (a) cash, check, bank draft or money order, (b) past or future services rendered to us or our affiliates, or (c) any other form of legal consideration. Shares of common stock acquired under a restricted stock award may, but need not, be subject to a share repurchase option or forfeiture restriction in our favor in accordance with a vesting schedule to be determined by the plan administrator. Rights to acquire shares under a restricted stock award may be transferred only upon such terms and conditions as set by the plan administrator. Except as otherwise provided in the applicable award agreement, restricted stock awards that have not vested will be forfeited or subject to repurchase upon the participant’s cessation of continuous service for any reason.

Restricted Stock Unit Awards. Restricted stock unit awards are granted pursuant to restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason.

Stock Appreciation Rights. Stock appreciation rights are granted pursuant to stock appreciation rights agreements adopted by the plan administrator. The plan administrator determines the strike price for a stock appreciation right which generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Upon the exercise of a stock appreciation right, we will pay the participant an amount equal to the product of (a) the excess of the per share fair market value of our common stock on the date of exercise over the strike price, multiplied by (b) the number of shares of common stock with respect to which the stock appreciation right is exercised. A stock appreciation right granted under the 2010 plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator.

The plan administrator determines the term of stock appreciation rights granted under the 2010 plan, up to a maximum of 10 years. If a participant’s service relationship with us, or any of our affiliates, ceases, then the participant, or the participant’s beneficiary, may exercise any vested stock appreciation right for three months (or such longer or shorter period specified in the stock appreciation right agreement) after the date such service relationship ends. In no event, however, may a stock appreciation right be exercised beyond the expiration of its term.

Performance Awards. The 2010 plan permits the grant of performance stock awards and performance cash awards that may qualify as performance-based compensation that is not subject to the $1,000,000 limitation on the income tax deductibility of compensation paid per covered executive officer imposed by Section 162(m) of the IRC. To assure that the compensation attributable to performance-based awards will so qualify, our committee can structure such awards so that stock will be issued or paid pursuant to such award only upon the achievement of certain pre-established performance goals during a designated performance period. The maximum benefit number of shares that may be granted to a participant in any calendar year attributable to performance stock awards may not exceed              shares of common stock and the maximum value that may be granted to a participant in any calendar year attributable to performance cash awards may not exceed             .

Other Stock Awards. The plan administrator may grant other awards based in whole or in part by reference to our common stock. The plan administrator will set the number of shares under the award and all other terms and conditions of such awards.

Changes to Capital Structure. In the event that there is a specified type of change in our capital structure, such as a stock split, appropriate adjustments will be made to (a) the class and maximum number of shares reserved under the 2010 plan, (b) the maximum number of shares by which the share reserve may increase automatically each year, (c) the class and maximum number of shares subject to options, stock appreciation rights and performance stock awards that can be granted in a calendar year, (d) the class and maximum number of shares that may be issued upon exercise of incentive stock options and (e) the number of shares and exercise price or strike price, if applicable, of all outstanding stock awards.

Corporate Transactions. The 2010 plan provides that, in the event of a sale, lease or other disposition of all or substantially all of the assets of us or specified types of mergers or consolidations (each, a “corporate transaction”), any surviving or acquiring corporation shall either assume awards outstanding under the 2010 plan or substitute similar awards for those outstanding under the 2010 plan. If any surviving corporation declines to assume awards outstanding under the 2010 plan or to substitute similar awards, then, with respect to participants whose service with us has not terminated prior to the time of such corporate transaction, the vesting and the time during which such awards may be exercised will be accelerated in full, and all outstanding awards will terminate if the participant does not exercise such awards at or prior to the corporate transaction. With respect to any awards that are held by other participants that terminated service with us prior to the corporate transaction, the vesting and exercisability provisions of such awards will not be accelerated and such awards will terminate if not exercised prior to the corporate transaction.

Changes in Control. Our board of directors has the discretion to provide that a stock award under the 2010 plan will immediately vest as to all or any portion of the shares subject to the stock award (a) immediately upon the occurrence of certain specified change in control transactions, whether or not such stock award is assumed, continued or substituted by a surviving or acquiring entity in the transaction or (b) in the event a participant’s service with us or a successor entity is terminated actually or constructively within a designated period following the occurrence of certain specified change in control transactions. Stock awards held by participants under the 2010 plan will not vest automatically on such an accelerated basis unless specifically provided in the participant’s applicable award agreement.

For purposes of the 2010 plan, a change in control is the occurrence of one or more of the following events:

•	a transaction in which one person or a group acquires stock that, combined with stock previously owned, controls more than 50% of our value or voting power;

•

a merger, consolidation or similar transaction involving us (directly or indirectly) in which our stockholders immediately before the transaction do not own at least 50% of the outstanding securities following such transaction;

•	our complete liquidation or dissolution;

•

a sale, lease, license or other disposition of all or substantially all of our assets, other than to an entity in which more than 50% of the voting power is owned by our stockholders in substantially the same proportions as their ownership of our voting securities immediately prior to such transaction; or

•	a majority of our board of directors is replaced by persons whose appointment or election is not endorsed by a majority of our board of directors.

Dissolution or Liquidation. In the event of our dissolution or liquidation, except as otherwise provided in the award agreement, all outstanding stock awards under the 2010 plan will terminate immediately prior to the completion of such dissolution or liquidation and shares of common stock subject to our repurchase rights or to a forfeiture condition may be repurchased or reacquired by us. Our board of directors may, however, in its sole discretion, cause some or all such stock awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture before the dissolution or liquidation is completed, but contingent upon its completion.

Plan Suspension, Termination. Our board of directors has the authority to suspend or terminate the 2010 plan at any time provided that such action does not impair the existing rights of any participant.

Securities laws and federal income taxes. The 2010 plan is designed to comply with various securities and federal tax laws as follows:

Securities laws. The 2010 plan is intended to conform to all provisions of the Securities Act of 1933, as amended, and Exchange Act and any and all regulations an rules promulgated by the SEC thereunder, including, without limitation, Rule 16b-3. The 2010 plan will be administered, and options will be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations.

Section 409A of the IRC. Certain awards under the 2010 plan may be considered “nonqualified deferred compensation” for purposes of Section 409A of the IRC, which imposes certain additional requirements regarding the payment of deferred compensation. Generally, if at any time during a taxable year a nonqualified deferred compensation plan fails to meet the requirements of Section 409A, or is not operated in accordance with those requirements, all amounts deferred under the 2010 plan and all other equity incentive plans for the taxable year and all preceding taxable years, by any participant with respect to whom the failure relates, are includible in gross income for the taxable year to the extent not subject to a substantial risk of forfeiture and not previously included in gross income. If a deferred amount is required to be included in income under Section 409A, the amount also is subject to interest and an additional income tax. The interest imposed is equal to the interest at the underpayment rate plus one percentage point, imposed on the underpayments that would have occurred had the compensation been includible in income for the taxable year when first deferred, or if later, when not subject to a substantial risk of forfeiture. The additional federal income tax is equal to 20% of the compensation required to be included in gross income. In addition, certain states, including California, have laws similar to Section 409A, which impose additional state penalty taxes on such compensation.

Section 162(m) of the IRC. In general, under Section 162(m) of the IRC, income tax deductions of publicly held corporations may be limited to the extent total compensation (including, but not limited to, base salary, annual bonus, and income attributable to stock option exercises and other non-qualified benefits) for certain executive officers exceeds $1,000,000 (less the amount of any “excess parachute payments” as defined in Section 280G of the IRC) in any taxable year of the corporation. However, under Section 162(m), the deduction limit does not apply to certain “performance-based compensation” established by an independent compensation committee that is adequately disclosed to, and approved by, stockholders. In particular, stock options and SARs will satisfy the “performance-based compensation” exception if the awards are made by a qualifying compensation committee, the 2010 plan sets the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date. Specifically, the option exercise price must be equal to or greater than the fair market value of the stock subject to the award on the grant date.

We have attempted to structure the 2010 plan in such a manner that the compensation attributable to stock options, SARs and other performance-based awards which meet the other requirements of Section 162(m) will not be subject to the $1,000,000 limitation. We have not, however, requested a ruling from the IRS or an opinion of counsel regarding this issue.

2010 Employee Stock Purchase Plan

Our board of directors adopted our 2010 employee stock purchase plan, or the 2010 purchase plan, in July 2010, and we expect our stockholders will approve the 2010 purchase plan prior to the completion of this offering. The purpose of the 2010 purchase plan is to assist us in retaining the services of new employees and securing the services of new and existing employees while providing incentives for such individuals to exert maximum efforts toward our success.

Share Reserve. Following this offering, the 2010 purchase plan authorizes the issuance of              shares of our common stock pursuant to purchase rights granted to our employees or to employees of our subsidiaries. The number of shares of our common stock reserved for issuance will automatically increase on January 1 of each calendar year, from January 1, 2011 through January 1, 2020, by the least of (a) 5% of the total number of shares of our common stock outstanding on December 31st of the preceding calendar year, (b)              shares, or (c) a number determined by our board of directors that is less than (a) or (b). The 2010 purchase plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the IRC. As of the date hereof, no shares of our common stock have been purchased under the 2010 purchase plan.

Administration. Our board of directors has delegated its authority to administer the 2010 purchase plan to our compensation committee. The 2010 purchase plan is implemented through a series of offerings of purchase rights to eligible employees. Under the 2010 purchase plan, we may specify offerings with durations of not more than 27 months, and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our common stock will be purchased for employees participating in the offering. An offering may be terminated under certain circumstances.

Payroll Deductions. Generally, all regular employees, including executive officers, employed by us or by any of our designated affiliates, may participate in the 2010 purchase plan and may contribute, normally through payroll deductions, up to 15% of their earnings for the purchase of our common stock under the 2010 purchase plan. Unless otherwise determined by our board of directors, common stock will be purchased for accounts of employees participating in the 2010 purchase plan at a price per share equal to the lower of (a) 85% of the fair market value of a share of our common stock on the first date of an offering or (b) 85% of the fair market value of a share of our common stock on the date of purchase.

Limitations. Employees may have to satisfy one or more of the following service requirements before participating in the 2010 purchase plan, as determined by our board of directors: (a) customarily employed for more than 20 hours per week, (b) customarily employed for more than five months per calendar year or (c) continuous employment with us or one of our affiliates for a period of time not to exceed two years. No employee may purchase shares under the 2010 purchase plan at a rate in excess of $25,000 worth of our common stock based on the fair market value per share of our common stock at the beginning of an offering for each year such a purchase right is outstanding. Finally, no employee will be eligible for the grant of any purchase rights under the 2010 purchase plan if immediately after such rights are granted, such employee has voting power over 5% or more of our outstanding capital stock measured by vote or value pursuant to IRC Section 424(d).

Changes to Capital Structure. In the event that there occurs a change in our capital structure through such actions as a stock split, merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or similar transaction, the board of directors will make appropriate adjustments to (a) the number of shares reserved under the 2010 purchase plan, (b) the maximum number of shares by which the share reserve may increase automatically each year and (c) the number of shares and purchase price of all outstanding purchase rights.

Corporate Transactions. In the event of certain significant corporate transactions, including a sale of all our assets, the sale or disposition of 90% of our outstanding securities, or the consummation of a merger or consolidation where we do not survive the transaction, any then-outstanding rights to purchase our stock under the 2010 purchase plan may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such purchase rights, then the participants’ accumulated payroll contributions will be used to purchase shares of our common stock within 10 business days prior to such corporate transaction, and such purchase rights will terminate immediately.

Plan Amendments, Termination. Our board has the authority to amend or terminate the 2010 purchase plan at any time. If our board determines that the amendment or terminating of an offering is in our best interests and the best interests of our stockholders, then our board may terminate any offering on any purchase date, establish a new purchase date with respect to any offering then in progress, amend the 2010 purchase plan and the ongoing offering to refuse or eliminate detrimental account treatment or terminate any offering and refuse any money contributed back to the participants. We will obtain stockholder approval of any amendment to the 2010 purchase plan as required by applicable law.

401(k) Plan

We maintain a defined contribution employee retirement plan for our U.S. employees. The plan is intended to qualify as a tax-qualified plan under Section 401(k) of the IRC so that contributions to the 401(k) plan, and income earned on such contributions, are not taxable to participants until withdrawn or distributed from the 401(k) plan. The 401(k) plan provides that each participant may contribute up to 80% of his or her pre-tax compensation, up to a statutory limit, which is $16,500 for 2010. Participants who are at least 50 years old can also make “catch-up” contributions, which in 2010 may be up to an additional $5,500 above the statutory limit. Under the 401(k) plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan’s trustee. The 401(k) plan also permits us to make discretionary profit sharing contributions and discretionary matching contributions, subject to established limits and a vesting schedule. To date, we have not made any discretionary profit sharing or discretionary matching contributions to the plan on behalf of participating employees.

Non-Employee Director Compensation

None of our non-employee directors received fees, stock options, or any other compensation for services as a director during the fiscal year ended December 31, 2009. Our compensation committee may in the future grant stock options to our non-employee directors if it determines that doing so is in our best interests.

Our board of directors has adopted a compensation policy for our non-employee directors who are not affiliated with any holder of more than 5% of our common stock, which will become effective upon the completion of this offering. The policy provides for an annual board service retainer, payable in quarterly installments, of $40,000 for a non-executive chairman of the board or lead independent director and $30,000 for all other eligible non-employee directors and committee member service fees ranging from $3,750 to $15,000 per year. In addition, eligible non-employee directors elected to the board after the completion of this offering will receive a stock option for              shares, vesting in equal installments over 36 month from the date of grant. Thereafter, at each annual meeting of our shareholders, eligible non-employee directors will automatically receive stock option grants of              shares, vesting in equal installments over 12 months from the date of grant.

Limitation of Liability and Indemnification

Our amended and restated certificate of incorporation, which will become effective upon the completion of this offering, limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

•	breach of their duty of loyalty to the corporation or its stockholders;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	transaction from which the directors derived an improper personal benefit.

Our amended and restated certificate of incorporation, which will become effective upon the completion of this offering, does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, which remain available under Delaware law. These limitations also do not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Our amended and restated bylaws, which will become effective upon the completion of this offering, provide that we will indemnify our directors and executive officers, and may indemnify other officers, employees and other agents, to the fullest extent permitted by law. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding and also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our amended and restated bylaws permit such indemnification. We have obtained a policy of directors’ and officers’ liability insurance.

We have entered, and intend to continue to enter, into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our amended and restated bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Transactions with Related Persons

The following is a description of transactions since January 1, 2007 and certain transactions prior to that date to which we have been a party, in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or to our knowledge, beneficial owners of more than 5% of our capital stock, including any of their immediate family members, and any entity owned or controlled by such persons, had or will have a direct or indirect material interest, other than compensation, termination and change-in-control arrangements, which are described under “Executive and Director Compensation.” We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions with unrelated third parties.

Policies and Procedures for Transactions with Related Persons

We have adopted a written Related-Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration, approval and oversight of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A “related person” is any executive officer, director or nominee to become director, a holder of more than 5% of our common stock, including any immediate family members of such persons or any entity owned or controlled by such persons. Any related-person transaction may only be consummated if our audit committee has approved or ratified the transaction in accordance with the policy guidelines set forth below.

The policy imposes an affirmative duty upon each director and executive officer to identify, and we will request that significant stockholders identify, any transaction involving them, their affiliates or family members that may be considered a related-party transaction before such person engages in the transaction. Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our audit committee (or, where review by our audit committee would be inappropriate, to another independent body of our board of directors) for review. The presentation must include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available. In considering related-person transactions, our audit committee takes into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from our employees generally.

In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval process. Before the recent adoption of our Related-Person Transactions Policy, we did not have a formal policy concerning transactions with related persons.

The following directors are affiliated with our principal stockholders as indicated in the table below:

Director	Principal Stockholder
Jeffrey Bird, M.D., Ph.D.	Sutter Hill Ventures, L.P.
Hubert Birner, Ph.D.	TVM Life Science Ventures VI, L.P.
Louis C. Bock	Scale Venture Partners II, L.P.
Jean-François Formela, M.D.	Atlas Venture Fund VI, L.P.
Jeff Himawan, Ph.D.	Essex Woodlands Health Ventures Fund VII, L.P.
Peter Johann, Ph.D.	NGN Biomed Opportunity I, L.P.

Recapitalization and Nitec Acquisition

In April 2010, we acquired Nitec Pharma AG, or Nitec (now Horizon Pharma AG). In connection with the acquisition, we effected a recapitalization pursuant to which the outstanding shares of Horizon Therapeutics, Inc. (now Horizon Pharma USA, Inc.) were converted into shares of Horizon Pharma, Inc. and Horizon Therapeutics, Inc. became a wholly-owned subsidiary of Horizon Pharma, Inc. We refer to this transaction as the recapitalization. We issued an aggregate of 1,503,089 shares of our common stock and an aggregate of 11,239,887 shares of our Series A preferred stock to the stockholders of Horizon Pharma USA in connection with the recapitalization. Of the shares we issued upon conversion of the Horizon Pharma USA capital stock, 2,242,283 shares of our Series A preferred stock were placed in an escrow account to satisfy potential indemnity claims in connection with the Nitec acquisition described below, and will be released on the earliest of April 1, 2011, the expiration of the lock-up agreements pertaining to this offering or the date requisite former stockholders of Horizon Therapeutics, Inc. and Nitec agree to release the shares. Additionally, we assumed 1,426,160 outstanding options of Horizon Pharma USA which became exercisable for shares of our common stock, and warrants to purchase shares of preferred stock of Horizon Pharma USA which became exercisable for shares of our Series A preferred stock.

To effect the acquisition of Nitec and concurrently with the recapitalization, we entered into a Share Exchange Agreement with Nitec, Horizon Pharma USA, Horizon MergerSub, Inc., the shareholders of Nitec and their representative and certain stockholders of Horizon Pharma USA and their representative. Pursuant to the Share Exchange Agreement, we acquired all of the capital stock of Nitec in exchange for newly-issued shares of our capital stock and Nitec became our wholly-owned subsidiary. We refer to this transaction as the Nitec acquisition. We issued an aggregate of 2,035,494 shares of our common stock and 11,211,413 shares of our Series A preferred stock to the stockholders of Nitec in connection with the Nitec acquisition. Of the shares we issued in connection with the Nitec acquisition, 2,242,283 shares of our Series A preferred stock were placed in an escrow account to satisfy potential indemnity claims and will be released on the earliest of April 1, 2011, the expiration of the lock-up agreements pertaining to this offering or the date requisite former stockholders of Horizon Therapeutics, Inc. and Nitec agree to release the shares. Additionally, the outstanding options to purchase shares of Nitec were cancelled in connection with the Nitec acquisition and exchanged for options to purchase an aggregate of 778,881 shares of our common stock. Upon completion of this offering, the shares issued pursuant to the recapitalization and Nitec acquisition will represent 25,989,883 shares of our common stock.

In connection with the Nitec acquisition, we also issued a warrant to purchase 118,496 shares of our Series A preferred stock at an exercise price per share of $0.01 pursuant to a credit facility Nitec originally entered into with Kreos Capital III (UK) Limited, or Kreos, and which was subsequently amended in connection with the Nitec acquisition. The warrant will become exercisable for an aggregate of 118,496 shares of our common stock at an exercise price equal to $0.01 per share upon completion of this offering. The warrant is exercisable until its expiration on April 1, 2020 unless terminated earlier as a result of certain reorganizations or changes in control.

The participants in the recapitalization and Nitec acquisition included the following directors, executive officers and holders of more than 5% of our capital stock or entities affiliated with them. The following table presents the number of options and shares issued to these related parties in the recapitalization and Nitec acquisition. Each share of preferred stock identified in the table below will convert into one share of our common stock upon completion of this offering.

Participants(1)	Options to Purchase Common Stock	Common Stock	Series A Preferred Stock	Series A Warrants
5% or Greater Stockholders
Atlas Venture Fund VI, L.P.(2)		775,171	3,745,741
Essex Woodlands Health Ventures Fund VII, L.P.			3,398,303	144,439
Scale Venture Partners II, L.P.			3,252,547	147,586
NGN Biomed Opportunity I, L.P.(3)		292,685	2,274,014
Sutter Hill Ventures, L.P.			1,423,377	63,407
The Global Life Science Ventures Fund II Limited Partnership(4)		341,529	1,738,013
FHVF, L.P.(5)		510,920	1,475,103	104,939
TVM Life Science Ventures VI, L.P.(6)		159,645	1,240,361
Executive Officers and Directors
Timothy P. Walbert	595,018
Robert J. De Vaere	223,132
Jeffrey W. Sherman, M.D., FACP	223,132
Jeffrey Bird, M.D., Ph. D.(7)			53,916	2,435

(1)	Additional detail regarding these stockholders and their equity holdings is provided in “Principal Stockholders.” The following directors, executive officers and holders of more than 5% of our capital stock or entities affiliated with them received options or shares pursuant to the recapitalization: (a) Essex Woodlands Health Ventures Fund VII, L.P., (b) Scale Venture Partners II, L.P., (c) Sutter Hill Ventures, L.P., (d) FHVF, L.P., (e) Timothy P. Walbert, (f) Robert J. De Vaere, (g) Jeffrey W. Sherman, M.D., FACP and (h) Jeffrey Bird, M.D., Ph. D. The following holders of more than 5% of our capital stock received shares pursuant to the Nitec acquisition: (a) Atlas Venture Fund VI, L.P., (b) NGN Biomed Opportunity I, L.P., (c) The Global Life Science Ventures Fund II Limited Partnership and (d) TVM Life Science Ventures VI, L.P.
(2)	Represents shares held by Atlas Venture Fund VI, L.P., Atlas Venture Fund VI GmbH & Co. KG and Atlas Venture Entrepreneurs’ Fund VI, L.P.
(3)	Represents shares held by NGN Biomed Opportunity I, L.P. and NGN Biomed Opportunity I GmbH & Co. Beteiligungs KG.
(4)	Represents shares held by The Global Life Science Ventures Fund II Limited Partnership and The Global Life Science Ventures Funds II GmbH & Co. KG.
(5)	Represents shares and warrants held by FHVF, L.P., FOHV, L.P., PHCV Grantor Trust, PHCV Horizon Ser A Grantor Trust, PHCV Horizon Ser B Grantor Trust and PHCV Horizon Ser C Grantor Trust.
(6)	Represents shares held by TVM Life Science Ventures VI, L.P. and TVM Life Science Ventures VI GmbH & Co. KG.
(7)	Represents shares held by Jeffrey W. Bird and Christina R. Bird Trust dated October 31, 2000, of which Dr. Bird is a trustee.

Preferred Stock Financings Prior to the Recapitalization and Nitec Acquisition

In October 2005, our wholly-owned subsidiary, Horizon Pharma USA, entered into a Series A Preferred Stock Purchase Agreement pursuant to which it issued and sold to investors an aggregate of 1,192,118 shares of Series A preferred stock at a purchase price of $5.075 per share, for net proceeds of approximately $6.0 million. Of these 1,192,118 shares of Series A preferred stock, 246,305 shares were converted into Special preferred stock of Horizon Pharma USA in connection with Horizon Pharma USA’s Series D preferred stock financing that occurred in December 2009, or the Series D financing. The remaining 945,813 shares of Series A preferred stock were converted into an equal number of shares of our Series A preferred stock, 188,685 shares of which are currently held in escrow, in connection with the recapitalization. All of the 246,305 shares of Special preferred stock were converted into an equal number of shares of our common stock in connection with the recapitalization.

In November 2006, Horizon Pharma USA entered into a Series B Preferred Stock Purchase Agreement pursuant to which it issued and sold to investors an aggregate of 1,482,213 shares of Series B preferred stock at a purchase price of $10.12 per share, for net proceeds of approximately $14.9 million. Of these 1,482,213 shares of Series B preferred stock, 247,035 shares were converted into Special preferred stock of Horizon Pharma USA in connection with the Series D financing. The remaining 1,235,178 shares of Series B preferred stock were converted into 1,525,122 shares of our Series A preferred stock, 304,253 shares of which are currently held in escrow, in connection with the recapitalization. All of the 247,035 shares of Special preferred stock were converted into an equal number of shares of our common stock in connection with the recapitalization.

In July 2007, Horizon Pharma USA entered into a Series C Preferred Stock Purchase Agreement pursuant to which it issued and sold to investors an aggregate of 2,109,706 shares of Series C preferred stock at a purchase price of $14.22 per share, for net proceeds of approximately $29.9 million. Of these 2,109,706 shares of Series C preferred stock, 17,580 shares were converted into Special preferred stock of Horizon Pharma USA in connection with the Series D financing. The remaining 2,092,126 shares of Series C preferred stock were converted into 2,782,448 shares of our Series A preferred stock, 555,080 shares of which are currently held in escrow, in connection with the recapitalization. All of the 17,580 shares of Special preferred stock were converted into an equal number of shares of our common stock in connection with the recapitalization.

Between October 2008 and November 2009, Horizon Pharma USA sold $17.0 million in aggregate principal amount of convertible promissory notes, or the bridge notes, and issued warrants, or the bridge warrants, exercisable for shares of Horizon Pharma USA’s capital stock to investors in four closings. The bridge notes accrued interest at 8% per year and were convertible into shares of Horizon Pharma USA’s preferred stock in the event Horizon Pharma USA completed a preferred stock financing of at least $25.0 million, in the event of the sale of Horizon Pharma USA or in certain other circumstances. The bridge warrants were exercisable for a number of shares of capital stock of Horizon Pharma USA determined based on the number and type of shares into which the bridge notes were to be converted. In connection with the Series D financing, the bridge notes converted into an aggregate of 3,440,463 shares of Series D preferred stock of Horizon Pharma USA and the bridge warrants became exercisable for an aggregate of 490,290 shares of Series D preferred stock of Horizon Pharma USA.

In December 2009, Horizon Pharma USA entered into a Series D Preferred Stock Purchase Agreement pursuant to which it issued and sold to investors, in a series of closings between December 2009 and January 2010, an aggregate of 4,978,674 shares of Series D preferred stock at a purchase price of $5.201 per share, for net proceeds of approximately $25.8 million, $17.9 million of which was received in the form of cancellation of principal and accrued interest under the bridge notes. Of these 4,978,674 shares of Series D preferred stock issued, 3,440,463 shares were issued pursuant to the conversion of the bridge notes. In connection with the recapitalization, all of the 4,978,674 shares of Series D preferred stock were converted into an equal number of shares of our Series A preferred stock, 993,211 shares of which are currently held in escrow in connection with the Nitec acquisition.

The participants in these preferred stock and note and warrant financings included the following holders of more than 5% of our capital stock or entities affiliated with them. The following table presents the number of shares issued to these related parties in these financings. All shares of preferred stock and warrants to purchase shares of preferred stock reflected in the table below were subsequently converted into shares of our Series A preferred stock or warrants to purchase shares of Series A preferred stock, as applicable, in connection with the recapitalization and are described in the table included under the heading “Recapitalization and Nitec Acquisition” above.

Participants(1)(2)	Series A Preferred Stock	Series B Preferred Stock	Series C Preferred Stock	Series D Preferred Stock	Special Preferred Stock	Series D Warrants
5% or Greater Stockholders
Essex Woodlands Health Ventures Fund VII, L.P.			1,406,470	1,527,746		144,439
Scale Venture Partners II, L.P.	492,611	592,885	351,618	1,560,233		147,586
Sutter Hill Ventures, L.P.(3)	132,615	265,813	241,102	695,811		65,842
FHVF, L.P.(4)	246,306	247,036	17,582	900,389	510,920	104,939

(1)	For a list of our directors who are affiliated with participants in the 2010 convertible note financing, see “Recapitalization and Nitec Acquisition” above.
(2)	Additional detail regarding these stockholders and their equity holdings is provided in the section entitled “Principal Stockholders.”
(3)	Represents shares and warrants held by Sutter Hill Ventures, L.P. and Jeffrey W. Bird and Christina R. Bird Trust dated October 31, 2000, of which Dr. Bird is a trustee.
(4)	Represents shares and warrants held by FHVF, L.P., FOHV, L.P., PHCV Grantor Trust, PHCV Horizon Ser A Grantor Trust, PHCV Horizon Ser B Grantor Trust and PHCV Horizon Ser C Grantor Trust. Share numbers reflect conversion of 246,305 shares of Series A preferred stock, 247, 035 shares of Series B preferred stock and 17,580 shares of Series C preferred stock into 510,920 shares of Special preferred stock in connection with the Series D financing.

In connection with Horizon Pharma USA’s various preferred stock and note and warrant financings, Horizon Pharma USA entered into amended and restated investor rights, voting and right of first refusal and co-sale agreements containing voting rights, information rights, rights of first refusal and registration rights, among other things, with the holders of its preferred stock and certain holders of its common stock. These stockholder agreements were terminated in connection with the recapitalization and Nitec acquisition.

Preferred Stock Financings Concurrently with or Following the Recapitalization and Nitec Acquisition

In April 2010, and concurrently with the recapitalization and Nitec acquisition, we entered into a Series B Preferred Stock and Subordinated Convertible Note Purchase Agreement pursuant to which we issued and sold to investors, in a first closing, an aggregate of 2,510,040 shares of our Series B preferred stock at a purchase price of $7.968 per share, for aggregate consideration of approximately $20.0 million. Additional detail regarding the notes issued under the Series B Preferred Stock and Subordinated Convertible Note Purchase Agreement is provided in the section entitled “2010 Convertible Note Financing” below.

The participants in this financing included the following holders of more than 5% of our capital stock or entities affiliated with them. The following table presents the number of shares issued to these related parties in the Series B preferred stock financing (each share of Series B preferred stock in the table below will convert into one share of our common stock upon completion of this offering):

Participants(1)(2)	Series B Preferred Stock
5% or Greater Stockholders
Atlas Venture Fund VI, L.P.(3)	426,707
Essex Woodlands Health Ventures Fund VII, L.P.	425,699
Scale Venture Partners II, LP	407,440
NGN Biomed Opportunity I, L.P.(4)	251,004
Sutter Hill Ventures, L.P.(5)	184,570
The Global Life Science Ventures Fund II Limited Partnership(6)	163,153
FHVF, L.P.(7)	184,783
TVM Life Science Ventures VI, L.P.(8)	225,904

(1)	For a list of our directors who are affiliated with participants in the Series B preferred stock financing, see “Recapitalization and Nitec Acquisition” above.
(2)	Additional detail regarding these stockholders and their equity holdings is provided in the section entitled “Principal Stockholders.”
(3)	Represents shares held by Atlas Venture Fund VI, L.P., Atlas Venture Fund VI GmbH & Co. KG and Atlas Venture Entrepreneurs’ Fund VI, L.P.

(4)	Represents shares held by NGN Biomed Opportunity I, L.P. and NGN Biomed Opportunity I GmbH & Co. Beteiligungs KG.
(5)	Represents shares held by Sutter Hill Ventures, LP and Jeffrey W. Bird and Christina R. Bird Trust dated October 31, 2000, of which Dr. Bird is a trustee.
(6)	Represents shares held by The Global Life Science Ventures Fund II Limited Partnership and The Global Life Science Ventures Funds II GmbH & Co. KG.
(7)	Represents shares held by FHVF, L.P., FOHV, L.P., PHCV Grantor Trust, PHCV Horizon Ser A Grantor Trust, PHCV Horizon Ser B Grantor Trust and PHCV Horizon Ser C Grantor Trust.
(8)	Represents shares held by TVM Life Science Ventures VI, L.P. and TVM Life Science Ventures VI GmbH & Co. KG.

In connection with our Series B preferred stock financing, we entered into investor rights, voting and right of first refusal and co-sale agreements containing voting rights, information rights, rights of first refusal and registration rights, among other things, with certain holders of our preferred stock and certain holders of our common stock. These stockholder agreements will terminate upon the completion of this offering, except for the registration rights granted under our amended and restated investor rights agreement, as more fully described below in “Description of Capital Stock—Registration Rights.”

2010 Convertible Note Financing

In July 2010, pursuant to the Series B Preferred Stock and Subordinated Convertible Note Purchase Agreement, we issued $10.0 million in aggregate principal amount of subordinated convertible promissory notes, or the 2010 notes, in a private placement to holders of our Series B preferred stock. The 2010 notes are secured by a security interest subordinate to the security interests granted to Kreos and Silicon Valley Bank under a debt facility and other indebtedness we may incur to certain lenders and are convertible into equity securities upon the occurrence of certain events. The 2010 notes accrue interest at a rate of 10% per annum and have a maturity date of the earliest of July 12, 2011 or the date we sell all or substantially all of our assets or we are acquired, provided, however, that upon the written consent of the holders of at least 60% of then outstanding principal of the 2010 notes, the maturity date may be extended. The 2010 notes are convertible, upon the consent of the holders of at least 60% of the then outstanding principal of the 2010 notes, into shares of (a) any new class or series of equity securities issued by us in any subsequent round of financing, (b) our Series B preferred stock, if the election to convert is made prior to this offering, or (c) our common stock, the election to convert in connection with this offering at the lesser of (1) the price per share to the public of our common stock sold in this offering or (2) $7.968.

Purchasers of our 2010 notes included the following holders of more than 5% of our capital stock, or entities affiliated with them. The following table sets forth the principal amount of the 2010 notes purchased by such holders:

Participants(1)(2)	Loan Amount
5% or Greater Stockholders
Atlas Venture Fund VI, L.P.(3)	$1,900,001
Essex Woodlands Health Ventures Fund VII, LP	$1,695,983
Scale Venture Partners II, LP	$1,623,241
NGN Biomed Opportunity I, L.P.(4)	$1,000,000
Sutter Hill Ventures, LP(5)	$736,592
The Global Life Science Ventures Fund II Limited Partnership(6)	$699,997
FHVF, L.P.(7)	$736,177
TVM Life Science Ventures VI, L.P.(8)	$599,998

(1)	For a list of our directors who are affiliated with participants in the 2010 convertible note financing, see “Recapitalization and Nitec Acquisition” above.
(2)	Additional detail regarding these stockholders and their equity holdings is provided in the section entitled “Principal Stockholders.”

(3)	Represents convertible notes held by Atlas Venture Fund VI, L.P., Atlas Venture Fund VI GmbH & Co. KG and Atlas Venture Entrepreneurs’ Fund VI, L.P.
(4)	Represents convertible notes held by NGN Biomed Opportunity I, L.P. and NGN Biomed Opportunity I GmbH & Co. Beteiligungs KG.
(5)	Represents convertible notes held by Sutter Hill and Jeffrey W. Bird and Christina R. Bird Trust dated October 31, 2000, of which Dr. Bird is a trustee.
(6)	Represents convertible notes held by The Global Life Science Ventures Fund II Limited Partnership and The Global Life Science Ventures Funds II GmbH & Co. KG.
(7)	Represents convertible notes held by FHVF, L.P., FOHV, L.P., PHCV Grantor Trust, PHCV Horizon Ser A Grantor Trust, PHCV Horizon Ser B Grantor Trust and PHCV Horizon Ser C Grantor Trust.
(8)	Represents convertible notes held by TVM Life Science Ventures VI, L.P. and TVM Life Science Ventures VI GmbH & Co. KG.

Employment Agreements

We have entered into employment arrangements with our executive officers, as more fully described in “Executive Compensation—Potential Payments Upon Termination or Change in Control—Potential Termination-Based Payments Under Employment Arrangements.”

Consulting Agreements

We have entered into consulting agreements with George Tidmarsh and Barry Golombik, both of whom previously served as directors of Horizon Pharma USA and currently hold shares of our common and preferred stock.

Dr. Tidmarsh receives a monthly consulting fee of $33,000 per month pursuant to the terms of his consulting agreement which expires on September 30, 2011 unless extended by us and Dr. Tidmarsh. The consulting agreement also provides for the payment of at least $300,000 upon achievement of two performance milestones (neither of which were achieved) or, in the event either or both milestones are not achieved, a discretionary milestone payment at the sole discretion of our Chief Executive Officer.

Mr. Golombik receives a monthly consulting fee of $24,500 per month pursuant to the terms of his consulting agreement which expires on September 30, 2011 unless extended by us and Mr. Golombik. Mr. Golombik’s current consulting agreement superseded a prior consulting agreement entered into with us dated October 18, 2005, as amended. The consulting agreement also provides for the payment of at least $200,000 upon achievement of two performance milestones (neither of which were achieved) or, in the event either or both milestones are not achieved, a discretionary milestone payment at the sole discretion of our Chief Executive Officer.

Stock Options Granted to Executive Officers

We have granted stock options to our executive officers, as more fully described in the section entitled “Executive Compensation.” In addition to the option grants described under “Executive Compensation,” in June 2010 we granted to Mr. Walbert, Mr. De Vaere and Dr. Sherman, options to purchase 267,758, 100,409 and 100,409 shares of common stock, respectively, with an exercise price of $5.45 per share.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers, as described in “Executive Compensation—Limitation of Liability and Indemnification.”

Principal Stockholders

The following table sets forth information regarding beneficial ownership of our capital stock outstanding as of June 30, 2010 by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

The number of shares and percentage of shares beneficially owned before the offering shown in the table is based upon 3,538,583 shares of common stock outstanding as of June 30, 2010 and also assumes (1) the conversion of all of our outstanding shares of preferred stock into an aggregate of 24,961,340 shares of common stock upon the completion of this offering and (2) the issuance by us of 1,271,520 shares of common stock upon the completion of this offering upon an assumed conversion of outstanding convertible promissory notes in the aggregate principal amount of $10.0 million (plus interest accrued thereon) that we issued in July 2010, or 2010 notes, assuming a conversion price of $7.968 per share and assuming a conversion date of August 29, 2010. The number of shares and percentage of shares beneficially owned after the offering also gives effect to the issuance by us of              shares of common stock in this offering. The percentage ownership information assumes no exercise of the underwriters’ overallotment option.

Each individual or entity shown in the table has furnished to us information with respect to their respective beneficial ownership. We have determined beneficial ownership in accordance with the Securities and Exchange Commission’s rules. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, in calculating beneficial ownership, the rules require us to include shares of common stock issuable pursuant to the exercise of stock options, warrants or other rights that are either immediately exercisable or exercisable within 60 days of a practicable date. We have reflected the shares of common stock issuable pursuant to the exercise of stock options, warrants or other rights that are exercisable as of August 29, 2010, which is 60 days after June 30, 2010. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Horizon Pharma, Inc., 1033 Skokie Boulevard, Suite 355, Northbrook, Illinois 60062.

Name and address of beneficial owner	Number of shares beneficially owned	Percentage of shares beneficially owned
		Before offering	After offering
5% or greater stockholders:

Atlas Venture Fund VI, L.P. and its affiliates(1)	5,189,208	17.4%		%
890 Winter Street Waltham, MA 02451

Essex Woodlands Health Ventures Fund VII, L.P.(2)	4,184,089	14.0%		%
335 Bryant St., 3rd Floor Palo Alto, CA 94301

Scale Venture Partners II, L.P.(3)	4,013,972	13.4%		%
950 Tower Lane, Suite 700 Foster City, CA 94404

NGN Biomed Opportunity I, L.P. and its affiliates(4)	2,944,855	9.9%		%
369 Lexington Avenue, 17th Floor New York, NY 10017

Sutter Hill Ventures, L.P.(5)	1,754,785	5.9%		%
755 Page Mill Road, Suite A-200 Palo Alto, CA 94304

Name and address of beneficial owner	Number of shares beneficially owned	Percentage of shares beneficially owned
		Before offering	After offering
FHVF, L.P. and its affiliates(7)	2,369,351	7.9%		%
FirstMark Capital LLC 1221 Avenue of the Americas, 26th Fl. New York, NY 10020

The Global Life Science Ventures Fund II Limited Partnership and its affiliates(6)	2,331,701	7.8%		%
13-15 Victoria Road St. Peter Port Guernsey GY1 3ZD

TVM Life Science Ventures VI, L.P. and its affiliates(8)	1,702,201	5.7%		%
101 Arch Street, Suite 1950 Boston, MA 02110

Directors and named executive officers:
Jean-François Formela, M.D.(9)	5,189,208	17.4%		%

Jeff Himawan, Ph.D.(10)	4,184,089	14.0%		%

Louis C. Bock(11)	4,013,972	13.4%		%

Peter Johann, Ph.D.(12)	2,944,855	9.9%		%

Jeffrey W. Bird, M.D., Ph.D.(13)	1,821,364	6.1%		%

Hubert Birner, Ph.D.(14)	1,702,201	5.7%		%

Timothy P. Walbert(15)	300,076	*	*

Robert J. De Vaere(16)	114,183	*	*

Jeffrey W. Sherman, M.D., FACP(17)	114,183	*	*

All executive officers and directors as a group (9 persons)(18)	20,384,131	66.5%		%

*	Represents beneficial ownership of less than one percent.

(1)	Includes (a) 4,716,997 shares held by Atlas Venture Fund VI, L.P., or Atlas VI, 714,228 shares of which are currently held in escrow in connection with the recapitalization and Nitec acquisition, (b) 86,370 shares held by Atlas Venture Fund VI GmbH & Co. KG, or Atlas GmbH, 13,078 shares of which are currently held in escrow in connection with the recapitalization and Nitec acquisition, (c) 144,252 shares held by Atlas Venture Entrepreneurs’ Fund VI, L.P., or Atlas EVC, 21,842 shares of which are currently held in escrow in connection with the recapitalization and Nitec acquisition, (d) 230,328 shares issuable upon conversion of 2010 notes held by Atlas VI, (e) 4,217 shares issuable upon conversion of 2010 notes held by Atlas GmbH and (f) 7,043 shares issuable upon conversion of 2010 notes held by Atlas EVC. These shares, and the shares issuable upon conversion of the 2010 notes or exercise of the bridge warrants, are held directly by Atlas VI, Atlas EVC, Atlas GmbH, or collectively, the Atlas VI Funds. Atlas Venture Associates VI, L.P., or AVA VI L.P., is the sole general partner of the Atlas VI and Atlas EVC and the managing limited partner of Atlas GmbH. Atlas Venture Associates VI, Inc., or AVA VI Inc., is the sole general partner of AVA VI L.P. Axel Bichara, Jean-Francois Formela, M.D. and Christopher Spray, or the Atlas Directors, are each directors of AVA VI Inc. As a result, the Atlas Directors may be deemed to have beneficial ownership with respect to all shares held by AVA VI Inc. Each of the foregoing disclaims beneficial ownership of these shares except to the extent of their pecuniary interest therein.
(2)	Includes (a) 3,824,002 shares, 677,939 of which are currently held in escrow in connection with the recapitalization and Nitec acquisition, (b) 215,648 shares issuable upon conversion of 2010 notes and (c) 144,439 shares issuable upon exercise of bridge warrants. James L. Currie, Jeff Himawan, Martin Sutter, Immanuel Thangaraj and Petri Vainio share voting and investment power over the shares held by Essex Woodlands Health Ventures Fund VII, L.P. and each disclaim beneficial ownership of such shares except to the extent of any pecuniary interest therein.

(3)	Includes (a) 3,659,987 shares, 648,862 of which are currently held in escrow in connection with the recapitalization and Nitec acquisition, (b) 206,399 shares issuable upon conversion of 2010 notes and (c) 147,586 shares issuable upon exercise of bridge warrants held by Scale Venture Partners II, L.P., or Scale. Louis Bock, Mark Brooks, Kate Mitchell, Rory O’Driscoll and Sharon Wienbar, managing members of Scale Venture Management II, LLC, the ultimate general partner of Scale, share voting and investment authority over the shares held by Scale and disclaim beneficial ownership of such shares except to the extent of any pecuniary interest therein.
(4)	Includes (a) 1,635,398 shares held by NGN Biomed Opportunity I, L.P., or NGN L.P., 263,968 shares of which are currently held in escrow in connection with the recapitalization and Nitec acquisition, (b) 1,182,305 shares held by NGN Biomed Opportunity I GmbH & Co. Beteiligungs KG, or NGN GmbH, 190,835 shares of which are currently held in escrow in connection with the recapitalization and Nitec acquisition, (c) 73,798 shares issuable upon conversion of 2010 notes held by NGN L.P. and (d) 53,353 shares issuable upon conversion of 2010 notes held by NGN GmbH. Peter Johann, Ph.D., Kenneth S. Abramowitz, John R. Costantino and Georg Nebgen, Ph.D., managing members of NGN Capital LLC, the general partner and investment manager of NGN L.P. and NGN GmbH, share voting and investment authority over the shares held by NGN L.P. and NGN GmbH and disclaim beneficial ownership of such shares except to the extent of any pecuniary interest therein.
(5)	Includes (a) 1,601,137 shares, 283,954 shares of which are currently held in escrow in connection with the recapitalization and Nitec acquisition, (b) 90,241 shares issuable upon conversion of 2010 notes and (c) 63,407 shares issuable upon exercise of bridge warrants. David L. Anderson, G. Leonard Baker, Jr., Jeffrey W. Bird, Tench Coxe, James C. Gaither, Gregory P. Sands, Andrew T. Sheehan, Michael L. Speiser, David E. Sweet, James N. White and William H. Younger, Jr. share voting and investment authority over the shares held by Sutter Hill Ventures, L.P.
(6)	Includes (a) 1,261,522 shares held by The Global Life Science Ventures Funds II GmbH & Co. KG, or GLSV GmbH, 195,527 shares of which are currently held in escrow in connection with the recapitalization and Nitec acquisition, (b) 981,173 shares held by The Global Life Science Ventures Fund II LP, or GLSV L.P., 152,075 shares of which are currently held in escrow in connection with the recapitalization and Nitec acquisition, (c) 50,065 shares issuable upon conversion of 2010 notes held by GLSV GmbH, and (d) 38,940 shares issuable upon conversion of 2010 notes held by GLSV L.P. The people who have investment and voting control of GLSV, are the members of the managing board of The Global Life Science Ventures Special Partner Limited Partnership, or GLSV SP: Hanns-Peter Wiese, Hans A. Küpper, a representative of Global Life Science Ventures (GP) Limited, or GLSV GP, the General Partner of GLSV, and a representative of GLSV SP. Constance A. E. Helyar, Barry McClay and Martijn Hes are the directors of GLSV GP, any one of which may be appointed by the board of directors of GLSV GP at any given time to act as its representative on the managing board of GLSV SP. Constance A. E. Helyar and Barry McClay are the directors of GLSV SP, any one of which may be appointed by the board of directors of GLSV SP at any given time to act as its representative on the managing board of GLSV SP. The people who have investment control of GLSV GmbH are the members of the managing board of The Global Life Science Ventures Special Partner GmbH & Co. KG, or GLSV SP GmbH: Hanns-Peter Wiese, Hans A. Küpper and a representative of GLSV GP. Any of the directors of GLSV GP named above may be appointed by the board of directors of GSLV GP at any given time to act as its representative on the managing board of GLSV SP GmbH. Hanns-Peter Wiese, Hans A. Küpper, Constance A. E. Helyar, Barry McClay and Martijn Hes each disclaim beneficial ownership of the shares held by GLSV and GLSV GmbH except to the extent of any pecuniary interest therein.
(7)

Includes (a) 1,545,192 shares held by FHVF, L.P., 209,486 shares of which are currently held in escrow in connection with the recapitalization and Nitec acquisition, (b) 548,671 shares held by FOHV, L.P., 74,357 shares of which are currently held in escrow in connection with the recapitalization and Nitec acquisition, (c) 38,471 shares held by PHCV Grantor Trust, 6,368 shares of which are currently held in escrow in connection with the recapitalization and Nitec acquisition, (d) 17,457 shares held by PHCV Horizon Ser A Grantor Trust, 1,741 shares of which are currently held in escrow in connection with the recapitalization and Nitec acquisition, (e) 19,564 shares held by PHCV Horizon Ser B Grantor Trust, 2,157 shares of which are currently held in escrow in connection with the recapitalization and Nitec acquisition, (f) 1,451 shares held by PHCV Horizon Ser C Grantor Trust, 165 shares of which are currently held in escrow in connection with the recapitalization and Nitec acquisition, (g) 66,616 shares issuable upon conversion of 2010 notes held by FHVF, L.P., (h) 23,673 shares issuable upon conversion of 2010 notes held by FOHV, L.P., (i) 3,317 shares issuable upon conversion of 2010 notes held by PHCV Grantor Trust, (j) 74,681 shares issuable upon exercise of bridge warrants held by FHVF, L.P., (k) 26,539 shares issuable upon exercise of bridge warrants held by FOHV, L.P., (l) 3,719 shares issuable upon exercise of bridge warrants held by PHCV Grantor

Trust. Lawrence D. Lenihan Jr. and Gerald A. Poch, managers of FirstMark Capital LLC, the investment manager of FHVF, L.P., and FHVF, L.P., and the trustee of the PHCV Grantor Trust, PHCV Horizon Ser A Grantor Trust, PHCV Horizon Ser B Grantor Trust and PHCV Horizon Ser C Grantor Trust, share voting and investment authority over the shares held by FHVF, L.P., FOHV, L.P., PHCV Grantor Trust, PHCV Horizon Ser A Grantor Trust, PHCV Horizon Ser B Grantor Trust and PHCV Horizon Ser C Grantor Trust, and disclaim beneficial ownership of such shares except to the extent of any pecuniary interest therein.

(8)	Includes (a) 352,771 shares held by TVM Life Science Ventures VI, L.P., or TVM, 53,824 shares of which are currently held in escrow in connection with the recapitalization and Nitec acquisition, (b) 1,273,139 shares held by TVM Life Science Ventures VI, GmbH & Co. KG, or TVM GmbH, 194,248 shares of which are currently held in escrow in connection with the recapitalization and Nitec acquisition, (c) 16,552 shares issuable upon conversion of 2010 notes held by TVM and (d) 59,738 shares issuable upon conversion of 2010 notes held by TVM GmbH. John J. DiBello, Alexandra Goll, Helmut Schuhsler, Hubert Birner, Mark Cipriano, Jens Eckstein, Stefan Fischer, Axel Polack and David Poltack, members of the investment committee of TVM Life Science Ventures VI Management Limited Partnership, the general partner of TVM and TVM GmbH, share voting and investment authority over the shares held by TVM and TVM GmbH, and disclaim beneficial ownership of such shares except to the extent of any pecuniary interest therein.
(9)	Includes the shares referred to in footnote (1) above. Dr. Formela disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.
(10)	Includes the shares referred to in footnote (2) above. Dr. Himawan disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.
(11)	Includes the shares referred to in footnote (3) above. Mr. Bock disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.
(12)	Includes the shares referred to in footnote (4) above. Dr. Johann disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.
(13)	Includes (a) the shares referred to in footnote (5) above, (b) 60,726 shares held by the Jeffrey W. Bird and Christina R. Bird Trust dated October 31, 2000, or the Bird Trust, of which Dr. Bird is a trustee, (c) 2,435 shares of which are currently held in escrow in connection with the recapitalization and (d) 2,435 shares issuable upon exercise of bridge warrants held by the Bird Trust. Dr. Bird disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.
(14)	Includes the shares referred to in footnote (8) above. Dr. Birner disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.
(15)	Includes 300,076 shares that Mr. Walbert has the right to acquire from us within 60 days of June 30, 2010 pursuant to the exercise of stock options.
(16)	Includes 114,183 shares that Mr. De Vaere has the right to acquire from us within 60 days of June 30, 2010 pursuant to the exercise of stock options.
(17)	Includes 114,183 shares that Dr. Sherman has the right to acquire from us within 60 days of June 30, 2010 pursuant to the exercise of stock options.
(18)	Includes the following held by our executive officers and directors, in the aggregate: (a) 528,442 shares that can be acquired within 60 days of June 30, 2010 pursuant to the exercise of stock options, (b) 964,156 shares issuable upon conversion of 2010 notes and (c) 360,302 shares issuable upon exercise of bridge warrants.

Description of Capital Stock

Upon completion of this offering and the filing of our amended and restated certificate of incorporation, our authorized capital stock will consist of              shares of common stock, par value $0.0001 per share, and              shares of preferred stock, par value $0.0001 per share.

The following is a summary of the rights of our common stock and preferred stock. This summary is not complete. For more detailed information, please see our amended and restated certificate of incorporation and amended and restated bylaws, which have been filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

Outstanding Shares. On June 30, 2010, there were 3,538,583 shares of common stock outstanding, held of record by 25 stockholders. This amount excludes (1) our outstanding shares of preferred stock, which will convert into 24,961,340 shares of common stock upon completion of this offering and (2) our issuance of 1,271,520 shares of common stock upon the completion of this offering upon an assumed conversion of outstanding convertible promissory notes in the aggregate principal amount of $10.0 million (plus interest accrued thereon) that we issued in July 2010, or the 2010 notes, assuming a conversion price of $7.968 per share and assuming a conversion date of August 29, 2010. Based on 29,771,443 shares of common stock outstanding as of June 30, 2010, which assumes (a) the conversion of all outstanding shares of our preferred stock and (b) the conversion of all outstanding 2010 notes, there will be              shares of common stock outstanding upon completion of this offering, assuming the issuance by us of              shares of common stock in this offering.

As of June 30, 2010, there were 3,115,855 shares of common stock issuable upon exercise of outstanding options under our 2005 stock plan and 821,564 shares of preferred stock issuable upon the exercise of outstanding warrants.

Voting Rights. Each holder of common stock is entitled to one vote for each share of common stock on all matters submitted to a vote of the stockholders, including the election of directors. Our amended and restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election.

Dividends. Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences. Holders of common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Fully Paid and Nonassessable. All of our outstanding shares of common stock are, and the shares of common stock to be issued in this offering will be, duly authorized, validly issued, fully paid and nonassessable.

Preferred Stock

On June 30, 2010, there were 24,961,340 shares of preferred stock outstanding, held of record by 65 stockholders. Upon completion of this offering, all outstanding shares of preferred stock will be converted into 24,961,340 shares of our common stock. After this offering, our board of directors will have the authority under our amended and restated certificate of incorporation, without further action by our stockholders, to issue up to              shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences, privileges and restrictions of the shares of each wholly unissued series, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference and sinking fund terms, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding).

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could have the effect of restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock or otherwise adversely affect the rights of holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change of control and may adversely affect the market price of our common stock. Upon completion of this offering, no shares of preferred stock will be outstanding, and we have no current plans to issue any shares of preferred stock.

Warrants

As of June 30, 2010, there were outstanding warrants to purchase the following shares of our capital stock:

Description	# of Shares of Common Stock After this Offering	Weighted Average Exercise Price After this Offering
Series A preferred stock	670,962	$4.79
Series B preferred stock	150,602	$0.01

In December 2007, in connection with a loan and security agreement entered into with Hercules Technology Growth Capital, or Hercules, and Comerica Bank, which we refer to as the Hercules facility, Horizon Pharma USA, Inc. issued to Comerica Bank a warrant to purchase an aggregate of 5,626 shares of its Series C preferred stock at an initial exercise price of $14.22 per share, or the 2007 Comerica warrant. In November 2008, in consideration for increasing the maximum loan amount available under Hercules facility to $12.0 million, Horizon Pharma USA issued an additional warrant to Comerica Bank to purchase an aggregate of 1,125 shares of its Series C preferred stock at an initial exercise price of $14.22 per share, or the 2008 Comerica warrant. These warrants were subsequently adjusted pursuant to the recapitalization and are exercisable for an aggregate of 8,978 shares of our Series A preferred stock at an exercise price of $10.692 per share. These warrants will become exercisable for an aggregate of 8,978 shares of our common stock at an exercise price equal to $10.692 per share upon completion of this offering. The 2007 Comerica warrant is exercisable until its expiration on December 18, 2014. The 2008 Comerica warrant is exercisable until the earlier of November 21, 2015 or five years from the offering date set forth on the cover page of this prospectus.

Also, in December 2007, in connection with the Hercules facility, Horizon Pharma USA issued to Hercules a warrant to purchase an aggregate of 33,333 shares of its Series C preferred stock at an initial exercise price of $14.22 per share, or the 2007 Hercules warrant. In November 2008, in consideration for increasing the maximum loan amount available under the Hercules facility to $12.0 million, Horizon Pharma USA issued an additional warrant to Hercules to purchase an aggregate of 6,667 shares of its Series C preferred stock at an initial exercise price of $14.22 per share, or the 2008 Hercules warrant. These warrants were subsequently adjusted pursuant to the recapitalization and are exercisable for an aggregate of 53,198 shares of our Series A preferred stock at an exercise price of $10.692 per share. These warrants will become exercisable for an aggregate of 53,198 shares of our common stock at an exercise price equal to $10.692 per share upon completion of this offering. The 2007 Hercules warrant is exercisable until its expiration on December 18, 2014, and the 2008 Hercules warrant is exercisable until the earlier of November 21, 2015 or five years from the offering date set forth on the cover page of this prospectus.

Between October 2008 and November of 2009, in connection with the issuance of the bridge notes, Horizon Pharma USA issued the bridge warrants exercisable for shares of Horizon Pharma USA’s capital stock to investors in four closings. The bridge warrants were exercisable for a number of shares of capital stock of Horizon Pharma USA determined based on the number and type of shares into which the bridge notes were to be converted. In connection with the Series D financing, the bridge warrants became exercisable for an aggregate of 490,290 shares of Series D preferred stock of Horizon Pharma USA. All of the bridge warrants were subsequently adjusted pursuant to the recapitalization and are exercisable for an aggregate of 490,290 shares of our Series A preferred stock at an exercise price of $5.201 per share.

In April 2010, we issued a warrant to Kreos Capital III (UK) Limited, or Kreos, to purchase 118,496 shares of our Series A preferred stock at an initial exercise price of $0.01 per share, pursuant to a credit facility that Nitec Pharma AG (now Horizon Pharma AG) originally entered into with Kreos and which was subsequently amended in connection with the acquisition of Nitec Pharma AG. The warrant will become exercisable for an aggregate of 118,496 shares of our common stock at an exercise price equal to $0.01 per share upon completion of this offering. The warrant is exercisable until its expiration on April 1, 2020 unless terminated earlier as a result of certain reorganizations or changes in control as set forth in the warrant.

Also, in April 2010, in connection with a debt facility entered into with Silicon Valley Bank, or SVB, Kreos, Horizon Pharma USA and Horizon Pharma AG, we issued a warrant to each of SVB and Kreos to purchase 75,301 shares of our Series B preferred stock at an initial exercise price of $0.01 per share. The warrants will become exercisable for an aggregate of 150,602 shares of our common stock at an exercise price equal to $0.01 per share upon completion of this offering. The warrant issued to SVB is exercisable until the earlier of April 1, 2020 or five years from the offering date set forth on the cover page of this prospectus. The warrant issued to Kreos is exercisable until its expiration on April 1, 2020 unless terminated earlier as a result of certain reorganizations or changes in control.

Each of these warrants, except for the 2007 Comerica warrant and the 2008 Comerica Warrant, has a net exercise provision under which its holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of our common stock at the time of exercise of the warrant after deduction of the aggregate exercise price. Each of these warrants also contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrant in the event of stock dividends, stock splits, reorganizations and reclassifications and consolidations.

The holders of certain of these warrants are entitled to registration rights under our amended and restated investor rights agreement, as described in “Registration Rights” below.

Registration Rights

Common and Preferred Stock

According to the terms of our investor rights agreement entered into in April 2010, certain investors are entitled to demand, “piggyback” and Form S-3 registration rights. The stockholders who are a party to the investor rights agreement will hold an aggregate of 29,720,174 shares, or     %, of our common stock upon completion of this offering and the resulting conversion of all of our existing preferred stock into shares of our common stock. In addition, six months after the public offering date set forth on the cover page of this prospectus, SVB, Kreos and all holders of the bridge warrants, or their transferees, have Form S-3 registration rights and “piggyback” registration rights as described below, with respect to an aggregate of 759,388 shares of common stock issuable upon exercise of their warrants.

Demand Registration Rights. At any time beginning six months after the completion of this offering, the holders of at least 30% of the shares having demand registration rights have the right to make up to two demands that we file a registration statement to register all or a portion of their shares so long as the aggregate number of shares requested to be sold under such registration statement is at least $10 million, subject to specified exceptions, conditions and limitations, including the right of the underwriters to limit the number of shares included in any such registration under certain circumstances.

Form S-3 Registration Rights. If we are eligible to file a registration statement on Form S-3, holders of registration rights have the right to demand that we file a registration statement on Form S-3 so long as the aggregate amount of shares to be sold under the registration statement on Form S-3 is at least $1 million, subject to specified exceptions, conditions and limitations.

“Piggyback” Registration Rights. If we register any securities for public sale, holders of registration rights will have the right to include their shares in the registration statement. The underwriters of any underwritten offering will have the right to limit the number of shares having registration rights to be included in the registration statement, but not below 30% of the total number of shares included in the registration statement, except this offering with respect to which the holders have waived any and all rights to have their shares included.

Expenses of Registration. Generally, we are required to bear all registration and selling expenses incurred in connection with the demand, piggyback and Form S-3 registrations described above, other than underwriting discounts and commissions.

Expiration of Registration Rights. The demand, piggyback and Form S-3 registration rights discussed above will terminate upon the earlier of (1) five years following the closing of this offering or (2) with respect to any holder of less than 1% of our capital stock entitled to these registration rights, on the date when such holder is able to sell all of its registrable common stock in a single three-month period under Rule 144 of the Securities Act of 1933, as amended.

Delaware Anti-Takeover Law and Provisions of Our Amended and Restated Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation and our amended and restated bylaws, which will become effective upon the completion of this offering, contain certain provisions that could have the effect of delaying, deterring or preventing another party from acquiring control of us. These provisions and certain provisions of the Delaware General Corporation Law which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate more favorable terms with an unfriendly or unsolicited acquirer outweigh the disadvantages of potentially discouraging a proposal to acquire us.

Delaware Anti-Takeover Law. We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Amended and Restated Certificate of Incorporation and Bylaws. Among other things, our amended and restated certificate of incorporation and bylaws:

•

permit our board of directors to issue up to                      shares of preferred stock, with any rights, preferences and privileges as they may designate (including the right to approve an acquisition or other change of control);

•	provide that the authorized number of directors may be changed only by resolution of the board of directors;

•

provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	divide our board of directors into three classes;

•	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not by written consent;

•

provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

•

do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election); and

•

provide that special meetings of our stockholders may be called only by the chairman of the board, our chief executive officer or by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors.

The amendment of any of these provisions would require approval by the holders of at least 66 2/3% of our then outstanding common stock.

The provisions of the Delaware General Corporation Law and the provisions of our amended and restated certificate of incorporation and amended and restated bylaws, as effective upon the closing of this offering, could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Listing on The NASDAQ Global Market

We have applied for listing on The NASDAQ Global Market under the symbol “HZNP,” subject to official notice of issuance.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is BNY Mellon Shareowner Services. The transfer agent and registrar’s address is 201 Columbine Street, Suite 200, Denver, Colorado, 80206.

Shares Eligible for Future Sale

Immediately prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect the prevailing market prices of our common stock. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale described below, sales of substantial amounts of common stock in the public market after the restrictions lapse could adversely affect the prevailing market price for our common stock as well as our ability to raise equity capital in the future.

Based on the number of shares of common stock outstanding as of June 30, 2010, upon completion of this offering,                  shares of common stock will be outstanding, assuming no exercise of the underwriters’ overallotment option and no exercise of outstanding options or warrants. All of the shares sold in this offering will be freely tradable unless held by an affiliate of ours. Except as set forth below, the remaining 29,771,443 shares of common stock outstanding after this offering will be restricted as a result of securities laws or lock-up agreements. These remaining shares will generally become available for sale in the public market as follows:

•	no restricted shares will be eligible for immediate sale upon the completion of this offering; and

•

up to 29,771,443 restricted shares will be eligible for sale under Rule 144 or Rule 701 upon expiration of lock-up agreements at least 180 days after the date of this offering, in certain circumstances, subject to rights of repurchase in our favor and/or volume limitations pursuant to Rule 144.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, any person who is not an affiliate of ours and has held their shares for at least six months, including the holding period of any prior owner other than one of our affiliates, may sell shares without restriction, provided current public information about us is available. In addition, under Rule 144, any person who is not an affiliate of ours and has held their shares for at least one year, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares immediately upon the closing of this offering without regard to whether current public information about us is available. Beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is an affiliate of ours and who has beneficially owned restricted securities for at least six months, including the holding period of any prior owner other than one of our affiliates, is entitled to sell a number of restricted shares within any three-month period that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately shares immediately after this offering; and

•	the average weekly trading volume of our common stock on The NASDAQ Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales of restricted shares under Rule 144 held by our affiliates are also subject to requirements regarding the manner of sale, notice and the availability of current public information about us. Rule 144 also provides that affiliates relying on Rule 144 to sell shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, other than the holding period requirement.

Notwithstanding the availability of Rule 144, the holders of substantially all of our restricted shares have entered into lock-up agreements as described below and their restricted shares will become eligible for sale at the expiration of the restrictions set forth in those agreements.

Rule 701

Under Rule 701, shares of our common stock acquired upon the exercise of currently outstanding options or pursuant to other rights granted under our stock plans may be resold, by:

•

persons other than affiliates, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, subject only to the manner-of-sale provisions of Rule 144; and

•

our affiliates, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, subject to the manner-of-sale and volume limitations, current public information and filing requirements of Rule 144, in each case, without compliance with the six-month holding period requirement of Rule 144.

As of June 30, 2010, options to purchase a total of 3,115,855 shares of common stock were outstanding, of which 973,471 were vested. Of the total number of shares of our common stock issuable under these options, all are subject to contractual lock-up agreements with us or the underwriters described below and will become eligible for sale at the expiration of those agreements.

Lock-up Agreements

Our officers, directors and substantially all of our security holders have agreed, subject to specified exceptions, not to directly or indirectly sell, offer, contract or grant any option to sell (including without limitation any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended, or the Exchange Act, or otherwise dispose of any shares of our common stock, options or warrants to acquire shares of our common stock, or securities exchangeable or exercisable for or convertible into shares of our common stock currently or hereafter owned either of record or beneficially (as defined in Rule 13d-3 under the Exchange Act) by such person, or publicly announce an intention to do any of the foregoing. We have also agreed, subject to specified exceptions, not to directly or indirectly sell (including, without limitation, any short sale), offer, contract or grant any option to sell, pledge, transfer or establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under the Securities Act in respect of, any shares of our common stock, options, rights or warrants to acquire shares of our common stock, or securities exchangeable or exercisable for or convertible into shares of common stock, or publicly announce the intention to do any of the foregoing.

These restrictions terminate after the close of trading of the shares on and including the 180th day after the date of this prospectus. Jefferies & Company, Inc. and Piper Jaffray & Co. may, in their sole discretion and at any time or from time to time before the termination of the 180-day period, without notice, release all or any portion of the securities subject to lock-up agreements. However, subject to specified exceptions, if (1) during the last 17 days of the 180-day period, we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the 180-day period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, then in each case the 180-day period will be extended until the expiration of the 18-day period beginning on the date of the issuance of the earnings release or the occurrence of the material news or material event, as applicable, unless Jefferies & Company, Inc. and Piper Jaffray & Co. waive, in writing, such extension.

Registration Rights

Upon completion of this offering, the holders of 29,720,174 shares of our common stock and up to 759,388 shares of our common stock issuable upon exercise of warrants to purchase our common stock have rights with respect to the registration of their shares under the Securities Act, subject to the lock-up arrangement described above. Each holder’s rights with respect to registration of its shares expire upon the earlier of (1) five years after the completion of this offering or (2) such time after the completion of this offering that the holder may sell all of its shares within a three-month period pursuant to Rule 144 or another similar exemption, provided that the holder owns less than 1% of our outstanding capital stock. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock. See “Description of Capital Stock—Registration Rights.”

Equity Incentive Plans

We intend to file one or more registration statements on Form S-8 under the Securities Act after the closing of this offering to register the shares of our common stock that are issuable pursuant to our 2005 stock plan, 2010 equity incentive plan and 2010 employee stock purchase plan. The registration statements are expected to be filed and become effective as soon as practicable after the completion of this offering. Accordingly, shares registered under the registration statements will be available for sale in the open market following their effective dates, subject to Rule 144 volume limitations, if applicable, and the lock-up arrangements described above, if applicable.

Underwriting

Under the terms and subject to the conditions contained in an underwriting agreement dated                     , 2010 by and among us and the underwriters named below, for whom Jefferies & Company, Inc. and Piper Jaffray & Co. are acting as representatives, the underwriters have agreed to purchase, and we have agreed to sell to them, the number of shares of common stock indicated in the table below:

Name	Number of Shares
Jefferies & Company, Inc.
Piper Jaffray & Co.
JMP Securities LLC
Lazard Capital Markets LLC

Total

The underwriters are offering the common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriting agreement provides that the underwriters are obligated to take and pay for all of the common stock if any such shares are purchased, other than those shares covered by the overallotment option described below.

Commissions and Expenses

The underwriters have advised us that they propose to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $              per share. After the offering, the public offering price and concession to dealers may be reduced by the underwriters. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The shares are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

The following table shows the public offering price, the underwriting discounts and commissions payable to the underwriters by us and the proceeds, before expenses, to us. The following table shows the public offering price, the underwriting discounts and commissions payable to the underwriters by us and the proceeds, before expenses, to us.

	Per Share	Total Without Exercise of Overallotment Option	Total With Full Exercise of Overallotment Option
Public offering price	$	$	$
Underwriting discounts and commissions	$	$	$

Proceeds to Horizon (before expenses)	$	$	$

We estimate expenses payable by us in connection with the offering of common stock, other than the underwriting discounts and commissions referred to above, will be approximately $            .

Lazard Frères & Co. LLC referred this transaction to Lazard Capital Markets LLC and will receive a referral fee from Lazard Capital Markets LLC in connection therewith.

Option to Purchase Additional Shares

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of              additional shares at the same price they are paying for the shares shown in the table above. The underwriters may exercise this option at any time and from time to time, in whole or in part, within 30 days after the date of this prospectus. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $              and the total proceeds to us, before expenses, will be $            .

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act. We have also agreed to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Lock-up Agreements

Our officers, directors and substantially all of our security holders have agreed, subject to specified exceptions, not to directly or indirectly sell, offer, contract or grant any option to sell (including without limitation any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended, or the Exchange Act, or otherwise dispose of any shares of our common stock, options or warrants to acquire shares of our common stock, or securities exchangeable or exercisable for or convertible into shares of our common stock currently or hereafter owned either of record or beneficially (as defined in Rule 13d-3 under the Exchange Act) by such person, or publicly announce an intention to do any of the foregoing. We have also agreed, subject to specified exceptions, not to directly or indirectly sell (including, without limitation, any short sale), offer, contract or grant any option to sell, pledge, transfer or establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under the Securities Act in respect of, any shares of our common stock, options, rights or warrants to acquire shares of our common stock, or securities exchangeable or exercisable for or convertible into shares of common stock, or publicly announce the intention to do any of the foregoing.

These restrictions terminate after the close of trading of the shares on and including the 180th day after the date of this prospectus. Jefferies & Company, Inc. and Piper Jaffray & Co. may, in their sole discretion and at any time or from time to time before the termination of the 180-day period, without notice, release all or any portion of the securities subject to lock-up agreements. However, subject to specified exceptions, if (i) during the last 17 days of the 180-day period, we issue an earnings release or material news or a material event relating to us occurs or (ii) prior to the expiration of the 180-day period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, then in each case the 180-day period will be extended until the expiration of the 18-day period beginning on the date of the issuance of the earnings release or the occurrence of the material news or material event, as applicable, unless Jefferies & Company, Inc. and Piper Jaffray & Co. waive, in writing, such extension.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by the underwriters of the offering, or by their affiliates. Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by the underwriters is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriters and should not be relied upon by investors.

No Public Market

We have applied to list our common stock on The NASDAQ Global Market under the symbol “HZNP,” but there has been no public market for the shares prior to this offering. The offering price for the shares has been determined by us and the representatives, based on the following factors:

•	the history and prospects for the industry in which we compete;

•	our past and present operations;

•	our historical results of operations;

•	our prospects for future business and earning potential;

•	our management;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of securities of generally comparable companies;

•	the market capitalization and stages of development of other companies which we and the representatives believe to be comparable to us; and

•	other factors deemed to be relevant.

We cannot assure you that the initial public offering price will correspond to the price of which our common stock will trade in the public market after this offering or that an active trading market for the common stock will develop and continue after this offering.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares of common stock is completed, Securities and Exchange rules may limit the underwriters from bidding for and purchasing shares of our common stock.

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or make short sales of our common stock and may purchase our common stock on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. The underwriters may close out any short position by purchasing shares in the open market or by exercising their overallotment option.

A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering. A “stabilizing bid” is a bid for or the purchase of common stock on behalf of the underwriters in the open market prior to the completion of this offering for the purpose of fixing or maintaining the price of the shares of common stock. A “syndicate covering transaction” is the bid for or purchase of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our shares or preventing or retarding a decline in the market price of our shares. As a result, the price of our shares may be higher than the price that might otherwise exist in the open market.

In connection with this offering, the underwriters may also engage in passive market making transactions in our common stock on The NASDAQ Global Market in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Affiliations

In the future, the underwriters and their affiliates may provide various investment banking, commercial banking, financial advisory and other services to us and our affiliates for which services they have received, and may in the future receive, customary fees. In the course of their businesses, the underwriters and their affiliates may actively trade our securities or loans for their own accounts or for the accounts of customers, and, accordingly, the underwriters and their affiliates may at any time hold long or short positions in such securities or loans.

Material U.S. Federal Income Tax Consequences

to Non-U.S. Holders

The following is a summary of the material U.S. federal income tax consequences of the ownership and disposition of our common stock to a non-U.S. holder that acquires our common stock pursuant to this offering. For the purpose of this discussion, a non-U.S. holder is any beneficial owner of our common stock that, for U.S. federal income tax purposes, is not a partnership or a United States person. For purposes of this discussion, the term U.S. person means:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation or other entity taxable as a corporation created or organized under the laws of the U.S. or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust (1) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (2) which has in effect a valid election to be treated as a United States person.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Accordingly, we urge partnerships that hold our common stock and partners in such partnerships to consult their tax advisors.

This discussion assumes that a non-U.S. holder will hold our common stock issued pursuant to this offering as a capital asset (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant in light of a non-U.S. holder’s special tax status or special tax situations. Certain former citizens or residents of the U.S., life insurance companies, tax-exempt organizations, dealers in securities or currencies, banks or other financial institutions and investors that hold common stock as part of a hedge, straddle, conversion transaction, synthetic security or other risk reduction strategy are among those categories of potential investors that are subject to special rules not covered in this discussion. This discussion does not address any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Furthermore, the following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, or the IRC, and Treasury Regulations and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. Accordingly, we urge each non-U.S. holder to consult a tax advisor regarding the U.S. federal, state and local and non-U.S. income and other tax consequences of acquiring, holding and disposing of shares of our common stock.

Dividends

As described above under “Dividend Policy,” we have not paid any dividends on our common stock and we do not plan to pay any dividends in the foreseeable future. However, if we do make distributions on our common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent distributions exceed our current and accumulated earnings and profits, the distributions will constitute a return of capital and will first reduce a holder’s adjusted tax basis in the common stock, but not below zero, and then will be treated as gain from the sale of the common stock as described below under “—Gain on Disposition of Common Stock.”

Dividends paid (out of earnings and profits) to a non-U.S. holder of common stock generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable tax treaty, unless the dividend is effectively connected with the conduct of a trade or business of the non-U.S. holder within the U.S. To receive a reduced rate of withholding under a tax treaty, a non-U.S. holder must provide us with an Internal Revenue Service, or IRS, Form W-8BEN or other appropriate version of Form W-8 certifying qualification for the reduced rate.

Dividends received by a non-U.S. holder that are effectively connected with a U.S. trade or business conducted by the non-U.S. holder (and, if required by an applicable tax treaty, attributable to a permanent establishment maintained in the U.S. by such holder) generally are not subject to withholding tax, provided certain certifications are met. Such effectively connected dividends, net of certain deductions and credits, are taxed at the graduated U.S. federal income tax rates applicable to U.S. persons, unless an applicable tax treaty provides otherwise. To claim an exemption from withholding because the income is effectively connected with a U.S. trade or business of the non-U.S. holder, the non-U.S. holder must provide us with a properly executed IRS Form W-8ECI, or such successor form as the IRS designated prior to the payment of dividends. In addition to the graduated tax described above, dividends that are effectively connected with a U.S. trade or business of a corporate non-U.S. holder may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

A non-U.S. holder of common stock may obtain a refund or credit of any excess amounts withheld if an appropriate claim for refund is timely filed with the IRS.

Gain on Disposition of Common Stock

Subject to the discussion below under “—Backup Withholding, Information Reporting and Pending Tax Withholding Rules,” a non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale or other disposition of our common stock unless:

•

the gain is effectively connected with a U.S. trade or business of the non-U.S. holder (and, if required by an applicable tax treaty, attributable to a permanent establishment maintained in the U.S. by such holder);

•

the non-U.S. holder is a nonresident alien who is present in the U.S. for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

•

our common stock constitutes a U.S. real property interest by reason of our status as a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the holder’s holding period for our common stock. We believe that we are not currently, and that we will not become, a U.S. real property holding corporation for U.S. federal income tax purposes.

Unless an applicable tax treaty provides otherwise, gain described in the first bullet point above will be subject to U.S. federal income tax on a net basis at the graduated U.S. federal income tax rate applicable to U.S. persons. In the case of a corporate holder, the branch profits tax may also apply, at a rate of 30% (or such rate as may be specified by an applicable tax treaty) of such holder’s effectively connected earnings and profits for the taxable year, as adjusted for certain items. Gain described in the second bullet point above (which may be offset by certain U.S. source capital losses) will be subject to a flat 30% U.S. federal income tax or such lower rate as may be specified by an applicable tax treaty.

If we are or were to become a U.S. real property holding corporation at any time during the applicable period described in the third bullet point above, any gain recognized on a disposition of our common stock by a non-U.S. holder would be subject to U.S. federal income tax at the graduated U.S. federal income tax rates applicable to U.S. persons if the non-U.S. holder owned (directly, indirectly or constructively) more than 5% of our common stock during the applicable period or our common stock were not “regularly traded on an established securities market” (within the meaning of Section 897(c)(3) of the IRC). We believe that our stock will be treated as so traded after the offering.

Backup Withholding, Information Reporting and Pending Tax Withholding Rules

Generally, we must report annually to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.

Payments of dividends or of proceeds on the disposition of stock made to a non-U.S. holder may be subject to backup withholding (currently at a rate of 28% and scheduled to increase to 31% as of January 1, 2011) unless the non-U.S. holder establishes an exemption, for example, by properly certifying its non-U.S. status on a Form W-8BEN or another appropriate version of Form W-8. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the beneficial owner is a U.S. person.

Backup withholding is not an additional tax. Rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is timely furnished to the IRS.

Newly enacted legislation may impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to foreign intermediaries and certain non-U.S. Holders. The legislation imposes a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to a foreign non-financial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. If the payee is a foreign financial institution, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. The legislation would apply to payments made after December 31, 2012. Prospective investors should consult their tax advisors regarding this legislation.

Legal Matters

The validity of the shares of common stock being offered by this prospectus will be passed upon for us by Cooley LLP, San Diego, California. Latham  & Watkins LLP, San Diego, California, is counsel for the underwriters in connection with this offering.

Experts

The consolidated financial statements of Horizon Pharma, Inc. (formerly Horizon Therapeutics, Inc.) as of December 31, 2008 and 2009 and for each of the three years in the period ended December 31, 2009 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Horizon Pharma AG (formerly Nitec Pharma AG) as of June 30, 2008 and 2009 and for the years then ended included in this prospectus have been so included in reliance on the report of Ernst & Young Ltd, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where You Can Find Additional Information

We have filed with the Securities and Exchange Commission, or SEC, a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the shares of common stock being offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, you should refer to the registration statement and the exhibits filed as part of that document. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You may also request a copy of these filings, at no cost, by writing or telephoning us at: 1033 Skokie Boulevard, Suite 355, Northbrook, Illinois 60062, (224) 383-3000.

Upon completion of this offering, we will be subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and we will file periodic reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for inspection and copying at the public reference room and website of the SEC referred to above. We also maintain a website at http://www.horizonpharma.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

HORIZON PHARMA, INC.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Horizon Pharma, Inc.

(formerly Horizon Therapeutics, Inc.)

(A development stage enterprise)

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders’ equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Horizon Pharma, Inc. (formerly Horizon Therapeutics, Inc.) and its subsidiaries (the “Company”), (a development stage enterprise), at December 31, 2008 and 2009, and the consolidated results of operations and of cash flows for each of the three years in the period ended December 31, 2009 and, cumulatively, for the period from June 22, 2005 (date of inception) to December 31, 2009 (not separately presented) in conformity with accounting principles generally accepted in the United States of America. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred losses from operations since its inception and negative cash flow from operations that raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PricewaterhouseCoopers LLP

San Jose, California

August 3, 2010

Horizon Pharma, Inc.

(formerly Horizon Therapeutics, Inc.)

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	December 31,		June 30, 2010	Pro Forma Stockholders’ Equity at June 30, 2010
	2008	2009
			(Unaudited)
Assets
Current assets
Cash and cash equivalents	$14,067	$7,160	$13,266
Restricted cash	—	—	200
Inventory, net of allowances	—	—	299
Prepaid expenses and current assets	308	192	1,359

Total current assets	14,375	7,352	15,124
Property and equipment, net	338	747	1,833
Developed technology	—	—	42,292
In-process research and development	—	—	110,900
Other assets	242	114	673

Total assets	$14,955	$8,213	$170,822

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$1,624	$1,761	$3,847
Accrued expenses	1,453	1,649	6,829
Notes payable - current portion	4,181	4,847	2,745
Bridge notes payable to related parties	7,745	—	—

Total current liabilities	15,003	8,257	13,421
Long-term liabilities
Notes payable, net of current	7,749	3,133	7,576
Deferred tax liabilities	—	—	30,857
Other long term liabilities	—	—	2
Convertible preferred stock warrant liabilities	657	—	—

Total liabilities	23,409	11,390	51,856

Commitments and contingencies

Stockholders’ equity (deficit)
Convertible preferred stock, $0.0001 par value; 4,874,331, 10,573,393, and 27,400,000 shares authorized at December 31, 2008, 2009 and June 30, 2010 (unaudited), respectively; 4,784,037, 9,087,516, and 24,961,340 shares issued and outstanding at December 31, 2008, 2009 and June 30, 2010 (unaudited), respectively and no shares at June 30, 2010 proforma (unaudited); (Liquidation preference: $51,050, $72,090, and $177,002 at December, 31, 2008 and 2009 and June 30, 2010 (unaudited), respectively)	—	1	2
Common stock, $0.0001 par value; 8,000,000, 20,095,393 and 35,400,000 shares authorized at December 31, 2008, 2009 and June 30, 2010 (unaudited), respectively; 2,400,000, 2,400,000 and 3,538,583 shares issued and outstanding at December 31, 2008, 2009 and June 30, 2010 (unaudited), respectively, and 29,771,443 shares at June 30, 2010 pro forma (unaudited); Liquidation preference: $16,798, $16,798 and $0 at December 31, 2008, 2009 and June 30, 2010 (unaudited), respectively	—	—	—	2
Special preferred stock, $0.0001 par value; 0, 4,784,037 and 0 shares authorized at December 31, 2008, 2009 and June 30, 2010 (unaudited), respectively; 0, 510,920 and 0 shares issued and outstanding at December 31, 2008, 2009 and June 30, 2010 (unaudited), respectively and no shares at June 30, 2010 pro forma (unaudited)	—	—	—
Treasury Stock, at cost, 400,001 shares at December 31, 2008 and 2009; no shares at June 30, 2010 (unaudited) and June 30, 2010 pro forma (unaudited)	—	—	—	—
Additional paid-in capital	51,033	76,809	204,420	204,420
Accumulated other comprehensive income	—	—	370	370
Deficit accumulated during the development stage	(59,487)	(79,987)	(85,826)	(85,826)

Total stockholders’ equity (deficit)	(8,454)	(3,177)	118,966	$118,966

Total liabilities and stockholders’ equity (deficit)	$14,955	$8,213	$170,822

Horizon Pharma, Inc.

(formerly Horizon Therapeutics, Inc.)

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	Years Ended December 31,			Six Months Ended June 30,		Cumulative Period from June 22, 2005 (date of inception) to June 30, 2010
	2007	2008	2009	2009	2010
				(Unaudited)		(Unaudited)
Revenues
Sales of goods	$—	$—	$—	$—	$1,694	$1,694
Cost of goods sold	—	—	—	—	2,519	2,519

Gross profit (loss)	—	—	—	—	(825)	(825)
Operating Expenses
Research and development	24,483	22,295	10,894	5,085	7,159	69,322
Sales and marketing	617	1,337	2,072	969	1,668	6,156
General and administrative	1,640	3,235	5,823	2,905	9,893	21,719

Total operating expenses	26,740	26,867	18,789	8,959	18,720	97,197

Loss from operations	(26,740)	(26,867)	(18,789)	(8,959)	(19,545)	(98,022)
Interest income	934	340	25	23	13	1,657
Interest expense	(6)	(869)	(2,214)	(1,048)	(814)	(3,903)
Other income (expense), net	(35)	(503)	478	209	14,481	14,416
Foreign exchange (loss) gain	—	—	—	—	40	40

Loss before income tax expense	(25,847)	(27,899)	(20,500)	(9,775)	(5,825)	(85,812)
Income tax expense	—	—	—	—	(14)	(14)

Net loss	(25,847)	(27,899)	(20,500)	(9,775)	(5,839)	$(85,826)

Plus: capital contribution	—	—	3,489	—	—

Net loss attributable to common stockholders	$(25,847)	$(27,899)	$(17,011)	$(9,775)	$(5,839)

Net loss per share—basic and diluted	$(27.92)	$(28.51)	$(17.12)	$(9.85)	$(2.31)

Weighted average shares outstanding used in calculating net loss per share—basic and diluted	925,685	978,439	993,569	992,169	2,526,459

Pro forma net loss per share—basic and diluted			$(2.15)		$(0.28)

Pro forma weighted average shares outstanding used in calculating net loss per share—basic and diluted			8,148,259		20,787,563

Comprehensive loss:
Net loss	$(25,847)	$(27,899)	$(20,500)	$(9,775)	$(5,839)
Other comprehensive gain	—	—	—	—	370

	$(25,847)	$(27,899)	$(20,500)	$(9,775)	$(5,469)

Horizon Pharma, Inc.

(formerly Horizon Therapeutics, Inc.)

Consolidated Statements of Cash Flows

(in thousands, except share and per share amounts)

	Year Ended December 31,			Six Months Ended June 30,		Cumulative Period from June 22, 2005 (date of inception) to June 30, 2010
	2007	2008	2009	2009	2010
				(Unaudited)		(Unaudited)
Cash flows from operating activities
Net loss	$(25,847)	$(27,899)	$(20,500)	$(9,775)	$(5,839)	$(85,826)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	6	35	77	27	1,257	1,380
Stock-based compensation	34	170	402	212	658	1,272
Amortization of interest payment on note payable	—	131	105	58	109	345
Change in carrying values of warrant liabilities	23	72	(481)	(210)	—	(385)
Impairment of fixed assets	—	427	—	—	—	427
Amortization of debt discount	—	222	663	324	335	1,220
Bargain purchase gain	—	—	—	—	(14,481)	(14,481)
Foreign exchange gain	—	—	—	—	259	259
Common stock issued for technology, net	—	—	—	—	—	2
Changes in operating assets and liabilities
Inventory	—	—	—	—	941	941
Prepaid expenses and current assets	(2,488)	2,259	116	124	26	(166)
Accounts payable	465	269	137	(804)	342	2,104
Accrued expenses	586	343	1,089	311	(1,389)	1,153

Net cash used in operating activities	(27,221)	(23,971)	(18,392)	(9,733)	(17,782)	(91,755)

Cash flows from investing activities
Purchase of property and equipment	(13)	(786)	(617)	(191)	(461)	(2,131)
Deposit for equipment	—	—	—	—	(14)	(14)
Restricted cash	—	—	—	—	(200)	(200)
Proceeds from sale of manufacturing equipment	—	—	260	260	—	260
Acquisition of Nitec Pharma AG, cash acquired	—	—	—	—	6,489	6,489

Net cash (used in) provided by investing activities	(13)	(786)	(357)	69	5,814	4,404

Horizon Pharma, Inc.

(formerly Horizon Therapeutics, Inc.)

Consolidated Statements of Cash Flows, continued

(in thousands, except share and per share amounts)

	Year Ended December 31,			Six Months Ended June 30,		Cumulative Period from June 22, 2005 (date of inception) to June 30, 2010
	2007	2008	2009	2009	2010
				(Unaudited)		(Unaudited)
Cash flows from financing activities
Net proceeds from issuance of notes payable	1,883	10,000	—	—	6,844	18,727
Repayment of notes payable	—	—	(4,181)	(1,872)	(9,107)	(13,288)
Proceeds from issuance of bridge notes payable to related parties	—	8,000	9,000	—	—	17,000
Proceeds from issuance of convertible preferred stock, net of issuance costs	29,858	—	7,022	—	20,683	78,523
Deferred financing expenses	—	—	—	—	(163)	(163)
Proceeds from the purchase of warrants	—	—	1	—	—	1

Net cash provided by (used in) financing activities	31,741	18,000	11,842	(1,872)	18,257	100,800

Effect of exchange rate changes on cash and cash equivalents					(183)	(183)
Net increase (decrease) in cash and cash equivalents	4,507	(6,757)	(6,907)	(11,536)	6,106	13,266
Cash and cash equivalents
Beginning of period	16,317	20,824	14,067	14,067	7,160	—

End of period	$20,824	$14,067	$7,160	$2,531	$13,266	$13,266

Supplemental disclosure of cash flow information
Cash paid for interest	$—	$375	$657	$363	$794	$1,826
Commitment fee paid on notes payable	117	—	—	—	120	237
Supplemental non-cash information
Warrants issued in connection with notes payable	$158	$50	$—	$—	$2,137	$2,345
Warrants issued to related parties in connection with bridge notes	—	353	283	—	—	636
Convertible preferred stock and common stock issued to the Nitec shareholders in connection with the Nitec acquisition	—	—	—	—	104,134	104,134
Conversion of bridge notes and accrued interest of $894 to Series D convertible preferred stock	—	—	17,894	—	—	17,894
Accrual for purchase of manufacturing equipment	—	242	—	—	342	342
Deposit on manufacturing equipment	—	—	114	—	—	—
Deferred financing expenses	—	—	—	—	226	226

Horizon Pharma, Inc.

(formerly Horizon Therapeutics, Inc.)

Consolidated Statements of Stockholders’ Equity (Deficit)

(in thousands, except share and per share amounts)

	Convertible Preferred Stock		Special Preferred Stock		Common Stock		Treasury Stock		Other Comprehensive Income	Additional Paid-in Capital	Deficit Accumulated During the Development Stage	Total Shareholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Issuance of common stock to founders for $0.001 per share in exchange for technology in June 2005 and September 2005	—	$—	—	$—	2,400,000	$—	—	$—	$—	$2	$—	$2
Purchase of Treasury stock	—	—	—	—	—	—	400,001	—	—	—	—	—
Issuance of Series A convertible preferred stock in October 2005 at $5.075 per share for cash, net of issuance costs of $48	1,192,118	—	—	—	—	—	—	—	—	6,002	—	6,002
Net loss	—	—	—	—	—	—	—	—	—	—	(275)	(275)

Balances at December 31, 2005	1,192,118	—	—	—	2,400,000	—	400,001	—	—	6,004	(275)	5,729
Issuance of Series B convertible preferred stock in November 2006 at $10.12 per share for cash, net of issuance costs of $42	1,482,213	—	—	—	—	—	—	—	—	14,958	—	14,958
Stock-based compensation	—	—	—	—	—	—	—	—	—	8	—	8
Net loss	—	—	—	—	—	—	—	—	—	—	(5,466)	(5,466)

Balances at December 31, 2006	2,674,331	—	—	—	2,400,000	—	400,001	—	—	20,970	(5,741)	15,229
Issuance of Series C convertible preferred stock in July 2007 at $14.22 per share for cash, net of issuance costs of $141	2,109,706	—	—	—	—	—	—	—	—	29,859	—	29,859
Stock-based compensation	—	—	—	—	—	—	—	—	—	34	—	34
Net loss	—	—	—	—	—	—	—	—	—	—	(25,847)	(25,847)

Balances at December 31, 2007	4,784,037	—	—	—	2,400,000	—	400,001	—	—	50,863	(31,588)	19,275
Stock-based compensation	—	—	—	—	—	—	—	—	—	170	—	170
Net loss	—	—	—	—	—	—	—	—	—	—	(27,899)	(27,899)

Balances at December 31, 2008	4,784,037	—	—	—	2,400,000	—	400,001	—	—	51,033	(59,487)	(8,454)
Issuance of Series D convertible preferred stock in December 2009 at $5.201 per share for cash, net of issuance costs of $124	1,373,936	—	—	—	—	—	—	—	—	7,022	—	7,022
Issuance of Series D convertible preferred stock in December 2009 at $5.201 per share upon conversion of bridge loan and accrued interest of $894	3,440,463	1	—	—	—	—	—	—	—	17,893	—	17,894
Conversion of Series A convertible preferred stock to special preferred stock in December 2009	(246,305)	—	—	—	—	—	—	—	—	(1,250)	—	(1,250)
Conversion of Series B convertible preferred stock to special preferred stock in December 2009	(247,035)	—	—	—	—	—	—	—	—	(2,500)	—	(2,500)
Conversion of Series C convertible preferred stock to special preferred stock in December 2009	(17,580)	—	—	—	—	—	—	—	—	(250)	—	(250)
Conversion of Series A, B and C convertible preferred stock to special preferred stock in December 2009	—	—	510,920	—	—	—	—	—	—	4,000	—	4,000

Horizon Pharma, Inc.

(formerly Horizon Therapeutics, Inc.)

Consolidated Statements of Stockholders’ Equity (Deficit), continued

(in thousands, except share and per share amounts)

	Convertible Preferred Stock		Special Preferred Stock		Common Stock		Treasury Stock		Other Comprehensive Income	Additional Paid-in Capital	Deficit Accumulated During the Development Stage	Total Shareholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Stock-based compensation	—	—	—		—	—	—	—	—	402	—	402
Reclassification of convertible preferred stock warrant liabilities	—	—	—	—	—	—	—	—	—	459	—	459
Net loss	—	—	—	—	—	—	—	—	—	—	(20,500)	(20,500)

Balances at December 31, 2009	9,087,516	1	510,920	—	2,400,000	—	400,001	—	—	76,809	(79,987)	(3,177)
Issuance of Series D convertible preferred stock in January 2010 at $5.201 per share for cash, net of issuance costs of $15	164,275	—	—	—	—	—	—	—	—	839	—	839
Conversion of Series A, B, C, D convertible preferred stock in April 2010 to Series A convertible preferred stock	(9,251,791)	(1)	—	—	—	—	—	—	—	—	—	(1)
Conversion of Series A, B, C, D convertible preferred stock in April 2010 to Series A convertible preferred stock	10,232,057	1	—	—	—	—	—	—	—	—	—	1
Issuance of Series A convertible preferred stock and common stock in April 2010 in connection with acquisition of Nitec under the share exchange agreement	11,211,413	1	—	—	2,035,494	—	—	—	—	104,134	—	104,135
Issuance of Series B convertible preferred stock in April 2010 at $7.968 per share for cash, net of issuance costs of $156	2,510,040	—	—	—	—	—	—	—	—	19,844	—	19,844
Conversion of common stock to preferred stock in April 2010	1,007,830	—	—		(1,007,830)	—	—	—	—	—	—	—
Conversion of special convertible preferred stock to common stock in April 2010	—	—	(510,920)	—	510,920	—	—	—	—	—	—	—
Cancellation of Treasury shares	—	—	—	—	(400,001)	—	(400,001)	—	—	—	—	—
Issuance of warrants in connection with notes payable						—				2,136	—	2,136
Stock-based compensation	—	—	—	—	—	—	—	—	—	658	—	658
Other comprehensive gain			—	—	—	—	—	—	370	—	—	370
Net loss	—	—	—	—	—	—	—	—		—	(5,839)	(5,839)

Balances at June 30, 2010 (Unaudited)	24,961,340	$2	—	$—	3,538,583	$—	—	$—	$370	$204,420	$(85,826)	$118,966

Horizon Pharma, Inc.

(formerly Horizon Therapeutics, Inc.)

(A development stage enterprise)

Notes to Consolidated Financial Statements

(in thousands, except share and per share amounts)

1. The Company

Horizon Therapeutics, Inc. was incorporated in Delaware in June 2005. On April 1, 2010, Horizon Therapeutics, Inc. effected a recapitalization pursuant to which it formed a holding company, Horizon Pharma, Inc. (previously a subsidiary of Horizon Therapeutics, Inc.), and all of the share capital of Horizon Therapeutics, Inc. was converted into share capital of Horizon Pharma, Inc. Horizon Therapeutics, Inc. survived as a wholly-owned subsidiary of Horizon Pharma, Inc. and changed its name to Horizon Pharma USA, Inc. Also on April 1, 2010, Horizon Pharma, Inc. acquired all of the outstanding share capital of Nitec Pharma AG (“Nitec”) in exchange for newly-issued shares of Horizon Pharma, Inc.’s share capital. As a result of the acquisition, Nitec became a wholly-owned subsidiary of Horizon Pharma, Inc. and changed its name to Horizon Pharma AG.

Following the recapitalization and acquisition of Nitec, Horizon Pharma, Inc. is organized as a holding company that operates primarily through its two wholly-owned subsidiaries, Horizon Pharma USA, Inc., a Delaware corporation, and Horizon Pharma AG, a company organized under the laws of Switzerland. Horizon Pharma AG owns all of the outstanding share capital of its wholly-owned subsidiary, Horizon Pharma GmbH, a company organized under the laws of Germany and formerly known as Nitec Pharma GmbH, through which Horizon Pharma AG conducts most of its European operations.

Horizon Pharma, Inc., together with its subsidiaries, is hereafter referred to as “the Company.” The consolidated financial statements of the Company will be presented for all periods subsequent to March 31, 2010. The financial statements for all periods up to and including March 31, 2010, are the consolidated financial statements of Horizon Therapeutics, Inc., now known as Horizon Pharma USA, and its subsidiary, Horizon Pharma, Inc. For all periods, the financial statements are labeled “Horizon Pharma, Inc.”

The Company is a biopharmaceutical company that is developing and commercializing innovative medicines to target unmet therapeutic needs in arthritis, pain and inflammatory diseases. The Company completed Phase 3 clinical trials of its lead product candidate, HZT-501, a novel tablet formulation containing a fixed-dose combination of ibuprofen and high-dose famotidine in a single pill, and submitted a new drug application (“NDA”) to the U.S. Food and Drug Administration (“FDA”) in March 2010. As a result of the Company’s acquisition of Nitec, the Company has another lead product candidate, LODOTRA, a proprietary programmed release formulation of low-dose prednisone for the treatment of rheumatoid arthritis.

The Company maintains its corporate headquarters in Northbrook, Illinois. The Company is a late development stage company and since inception has devoted substantially all of its efforts to research and development and raising capital. In the course of its development activities, the Company has sustained significant operating losses and anticipates that operating losses will substantially increase over the next several years.

The Company is subject to risks common to biopharmaceutical companies in the development stage, including, but not limited to obtaining regulatory approval for its product candidates, dependence upon market acceptance of its products, risks associated with intellectual property, pricing and reimbursement, intense competition, development of markets and distribution channels and dependence on key personnel. The Company has limited operating history and has yet to generate significant revenues. To date, the Company has been funded predominantly by convertible preferred stock and debt financings. The Company’s ultimate success is dependent upon its ability to successfully develop and market its products.

In April 2010, in connection with the Company’s recapitalization and acquisition of Nitec, Horizon Pharma, Inc. completed a Series B convertible preferred stock financing raising approximately $19,844, net of issuance costs (unaudited), and entered into a new $12,000 credit facility, borrowing $7,000 under this facility that the Company was initially eligible to borrow. The $7,000 loan under the new facility was used to repay the outstanding balance under a previously existing credit facility of Horizon Pharma USA. Additionally, in connection with the new credit facility, the

Horizon Pharma, Inc.

(formerly Horizon Therapeutics, Inc.)

(A development stage enterprise)

Notes to Consolidated Financial Statements, continued

(in thousands, except share and per share amounts)

1. The Company (continued)

Company issued warrants to purchase 150,602 shares of Series B convertible preferred stock. Also in April 2010, Horizon Pharma AG renegotiated the payment terms of an existing EUR 7,500 credit facility and the Company issued a warrant to purchase 118,496 shares of Series A convertible preferred stock in exchange for the lender’s existing warrant to purchase shares of Horizon Pharma AG’s capital stock.

These financial statements are prepared on a going concern basis that contemplates the realization of assets and discharge of liabilities in their normal course of business. The Company has incurred net operating losses and negative cash flows from operations during every year since inception. At December 31, 2009 and June 30, 2010, the Company had a deficit accumulated during the development stage of $79,987 and $85,826 (unaudited), respectively, and currently does not have financing sufficient for continued operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. In order to continue its operations, the Company must achieve profitable operations and/or obtain additional debt or equity financing. There can be no assurance, however, that such a financing will be successfully completed on terms acceptable to the Company or at all. Management is currently pursuing financing alternatives. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The issuance of additional equity securities by the Company could result in a significant dilution in the equity interests of the Company’s current or future stockholders. Obtaining debt financing, assuming such debt would be available, will increase liabilities and future cash commitments. Management is currently working toward its objective of realizing revenues and then profitability by obtaining regulatory approval to commercialize its products. The failure of the Company to obtain approval of its products by regulatory authorities in a timely manner, or at all, could have a material adverse effect on its business, results of operations, future cash flows, financial condition, and ability to continue as a going concern.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.

Principles of Consolidation

The consolidated financial statements prior to March 31, 2010, include the accounts of Horizon Therapeutics, Inc. and its wholly-owned subsidiaries, and after March 31, 2010, include the Company’s accounts and those of its wholly-owned subsidiaries: Horizon Pharma USA, Inc. in Northbrook, IL, Horizon Pharma AG in Reinach, Switzerland and Horizon Pharma GmbH in Mannheim, Germany. All intercompany accounts and transactions have been eliminated.

Unaudited Interim Financial Information

The accompanying consolidated balance sheet as of June 30, 2010, the consolidated statements of operations and of cash flows for the six months ended June 30, 2009 and 2010, and for the cumulative period from June 22, 2005 (date of inception) to June 30, 2010, and the consolidated statement of stockholders’ equity (deficit) for the six months ended June 30, 2010 are unaudited. The unaudited interim consolidated financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to state fairly the Company’s financial position as of June 30, 2010 and results of operations and cash flows for the six months ended June 30, 2009 and 2010 and for the cumulative period from

Horizon Pharma, Inc.

(formerly Horizon Therapeutics, Inc.)

(A development stage enterprise)

Notes to Consolidated Financial Statements, continued

(in thousands, except share and per share amounts)

2. Summary of Significant Accounting Policies (continued)

June 22, 2005 (date of inception) to June 30, 2010. The financial data and other information disclosed in these notes to the consolidated financial statements related to the six month periods are unaudited. The results for the six months ended June 30, 2010 are not necessarily indicative of the results to be expected for the year ending December 31, 2010 or for any other interim period or for any future year.

Pro Forma Stockholders’ Equity (Deficit)

In July 2010, the Board of Directors of the Company authorized management to file a registration statement with the Securities and Exchange Commission for the parent holding company, Horizon Pharma, Inc., to sell shares of its common stock to the public. Each share of convertible preferred stock will automatically convert into shares of common stock upon the earlier of (1) the sale of Horizon Pharma, Inc.’s common stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, with aggregate gross cash proceeds of at least $50,000 and the shares of common stock sold being listed on the New York Stock Exchange, NASDAQ Global Select Market or NASDAQ Global Market, or (2) the date specified by written consent or agreement of the holders of at least 66.67% of the then outstanding shares of convertible preferred stock, voting together as a single class on an as-converted basis. Any outstanding warrants to purchase convertible preferred stock will automatically become warrants to purchase common stock upon conversion of the convertible preferred stock to common stock. Unaudited pro forma stockholders’ equity, as adjusted for the assumed conversion of the convertible preferred stock, are set forth on the accompanying consolidated balance sheet.

Segment Information

The Company operates in one segment. Management uses one measure of profitability and does not segment its business for internal reporting.

Use of Estimates

The preparation of the accompanying consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Foreign Currency Translation and Transactions

The reporting currency of the Company and its subsidiaries is the U.S. dollar.

The U.S. dollar is the functional currency for the Company’s U.S. based businesses, and Euro is the functional currency for its subsidiaries in Switzerland and Germany. Foreign currency-denominated assets and liabilities for these units are translated into U.S. dollars based on exchange rates prevailing at the end of the period, revenues and expenses are translated at average exchange rates prevailing during the corresponding fiscal period, and stockholders’ equity accounts are translated at historical exchange rates as of the date of any equity transaction. The effects of foreign exchange gains and losses arising from the translation of assets and liabilities of those entities where the functional currency is not the U.S. dollar are included as a component of accumulated other comprehensive gain (loss).

Gains and losses resulting from foreign currency transactions are reflected in net loss. To date, the Company does not undertake hedging transactions to cover its foreign currency exposure.

Horizon Pharma, Inc.

(formerly Horizon Therapeutics, Inc.)

(A development stage enterprise)

Notes to Consolidated Financial Statements, continued

(in thousands, except share and per share amounts)

2. Summary of Significant Accounting Policies (continued)

Revenue Recognition

Revenue is recognized when all of the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the price is fixed or determinable; and collectability is reasonably assured. Some of the Company’s agreements contain multiple elements and in accordance with these agreements, the Company may be eligible for upfront license fees, marketing or commercial milestones and payment for product deliveries.

As of April 1, 2010, as a result of the acquisition of Nitec, the Company began recognizing revenues from the sale of LODOTRA. The Company anticipates revenues will result from distribution, marketing, manufacturing and supply agreements with third parties in Europe. The Company will also recognize revenues related to up-front license fees, milestone payments and product deliveries. During the three months ended June 30, 2010, all revenues recognized were related to the sale of LODOTRA to the Company’s distribution partners under existing arrangements (Note 15).

Revenue from up-front license fees

The Company expects to recognize revenues consisting of payments of non-refundable, up-front license fees. In situations where the licensee is able to obtain stand-alone value from the license and no further performance obligations exist on the Company’s part, revenues are recognized on the earlier of when payments are received or collection is assured. Where continuing involvement by the Company is required in the form of technology transfer, product manufacturing or technical support, revenues are deferred and recognized over the term of the agreement.

Revenue from milestone receipts

Milestone payments will be recognized as revenue based on achievement of the associated milestones, as defined in the relevant agreements. Revenue from a milestone achievement is recognized when earned, as evidenced by acknowledgment from the Company’s partner, provided that (1) the milestone event is substantive and its achievability was not reasonably assured at the inception of the agreement, (2) the milestone represents the culmination of an earnings process and (3) the milestone payment is non-refundable. If all of these criteria are not met, revenue from the milestone achievement is recognized over the remaining minimum period of the Company’s performance obligations under the agreement.

Revenue from product deliveries

Upon initial launch of a product, the Company recognizes revenues based on an estimate of the amount of product sold through to the end user consumer until such time as a reasonable estimate of allowances for product returns, rebates and discounts can be made. Upon establishing the ability to reasonably estimate such allowances, the Company recognizes revenue from the delivery of its products to its distribution partners when delivery has occurred, title has transferred to the partner, the selling price is fixed or determinable, collectability is reasonably assured and the Company has no further performance obligations. The Company records product sales net of allowances for product returns, rebates and discounts. The Company is required to make significant judgments and estimates in determining some of these allowances. If actual results differ from its estimates, the Company will be required to make adjustments to these allowances in the future.

Cost of Goods Sold

On April 1, 2010, as a result of the acquisition of Nitec, the Company began to recognize cost of goods sold in connection with its sale of LODOTRA. Cost of sales includes all costs directly related to the manufacture and delivery of

Horizon Pharma, Inc.

(formerly Horizon Therapeutics, Inc.)

(A development stage enterprise)

Notes to Consolidated Financial Statements, continued

(in thousands, except share and per share amounts)

2. Summary of Significant Accounting Policies (continued)

product and out-licensing of distribution and marketing rights to third parties. Cost of goods sold also includes amortization of developed technology related to the acquisition of Nitec.

The cost in connection with product delivery to the Company’s distribution partners consists of raw material costs, costs associated with third-party manufacturers who manufacture LODOTRA for the Company, supply chain costs, royalty payments to third parties for the use of certain licenses and patents, and applicable taxes.

Acquisitions, Goodwill and Other Intangible Assets

The Company accounts for acquired businesses using the acquisition method of accounting in accordance with U.S. GAAP, which requires that the assets acquired and liabilities assumed be recorded at the date of acquisition at their respective fair values. Any excess of the purchase price over the estimated fair values of net assets acquired is recorded as goodwill. Any excess of the fair value of assets acquired and liabilities assumed over the purchase price is recorded as a bargain purchase gain. The fair value of intangible assets, including developed technology and in-process research and development (“IPR&D”), is based on significant judgments made by management. The valuations and useful life assumptions are based on information available near the acquisition date and are based on expectations and assumptions that are considered reasonable by management. In the Company’s assessment of the fair value of identifiable intangible assets acquired in the Nitec acquisition, management used valuation techniques and made various assumptions. The Company’s analysis and financial projections were based on management’s prospective operating plans and the historical performance of the acquired business. In connection with the acquisition of Nitec on April 1, 2010, the Company engaged consultants to assist management in the following:

•	developing an understanding of the economic and competitive environment for the industry in which the Company and the acquired company participate;

•	identifying the intangible assets acquired;

•	reviewing the acquisition agreements and other relevant documents made available;

•

interviewing Company employees, including the employees of the acquired company, regarding the history and nature of the acquisition, historical and expected financial performance, product lifecycles and roadmap, and other factors deemed relevant to the Company’s valuation analysis;

•	performing additional market research and analysis deemed relevant to the Company’s valuation analysis;

•	estimating the fair values and recommending useful lives of the acquired intangible assets; and

•	preparing a narrative report detailing methods and assumptions used in the valuation of the intangible assets.

All work performed by consultants was discussed, reviewed in detail by management to determine the estimated fair values of the intangible assets and approved by management. The judgments made in determining estimated fair values assigned to assets acquired and liabilities assumed, as well as asset lives, can materially impact the Company’s financial statements.

The Company will review indefinite-lived intangible assets, primarily IPR&D that have an indefinite useful life, for impairment at least annually in the fourth fiscal quarter, or more frequently if an event occurs creating the potential for impairment, until such time as the research and development efforts are completed or abandoned. If the research and development efforts are completed successfully, the IPR&D will be reclassified to identified intangible assets and amortization of the fair value of the assets will begin. The Company amortizes the cost of identified intangible assets using amortization methods that reflect the pattern in which the economic benefits of the intangible assets are consumed or otherwise realized. The Company reviews intangible assets that have finite useful lives when an event occurs creating

Horizon Pharma, Inc.

(formerly Horizon Therapeutics, Inc.)

(A development stage enterprise)

Notes to Consolidated Financial Statements, continued

(in thousands, except share and per share amounts)

2. Summary of Significant Accounting Policies (continued)

the potential for impairment. The Company reviews for impairment by examining facts or circumstances, either external or internal, indicating that the Company may not recover the carrying value of the asset. The Company measures impairment losses related to long-lived assets based on the amount by which the carrying amounts of these assets exceed their fair values. The Company measures fair value generally based on the estimated future cash flows. The Company’s analysis is based on available information and on assumptions and projections that it considers to be reasonable and supportable. If necessary, the Company will perform subsequent calculations to measure the amount of the impairment loss based on the excess of the carrying value over the fair value of the impaired assets.

Inventories

Inventory is stated at the lower of cost (first-in, first-out) or market and includes raw materials, work-in-process and finished goods. Inventories include the direct purchase cost for materials and/or services processed in the current production stage (finished and work-in-process). For production stages that include internal costs, direct internal costs are capitalized and allocated to the product.

All raw materials and production supplies are purchased from third parties. Contract manufacturing and other supply chain services are rendered by third parties under corresponding agreements. These costs are capitalized in a manner similar to the purchase of materials.

If current market prices and/or limited usability of products indicate any impairment, the value of the inventory is written-down to net realizable value.

Preclinical Study and Clinical Trial Accruals

The Company’s preclinical studies and clinical trials have been conducted by third-party contract research organizations and other vendors. Preclinical study and clinical trial expenses are based on the services received from these contract research organizations and vendors. Payments under some of the contracts the Company has with such parties depend on factors such as the milestones accomplished, successful enrollment of certain numbers of patients, site initiation and the completion of clinical trial milestones. In accruing service fees, the Company estimates the time period over which services will be performed and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from the estimate, the Company adjusts the accrual accordingly.

Fair Value of Financial Instruments

Carrying amounts of the Company’s financial instruments, including cash and cash equivalents, prepaid expenses and other current assets, accounts payable and accrued expenses, approximate their fair values due to their short maturities. Based on the borrowing rates available to the Company for loans with similar terms, the carrying value of the borrowings approximates their fair value. The carrying amounts of the convertible preferred stock warrant liabilities represent their fair value.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

Horizon Pharma, Inc.

(formerly Horizon Therapeutics, Inc.)

(A development stage enterprise)

Notes to Consolidated Financial Statements, continued

(in thousands, except share and per share amounts)

2. Summary of Significant Accounting Policies (continued)

Restricted Cash

Restricted cash consists of an interest-bearing money market account which is used as a security for the corporate employee credit card program.

Property and Equipment, Net

Property and equipment are recorded at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally three to five years. Upon retirement or sale of assets, the cost and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reflected in operations. Repairs and maintenance costs are charged to operations as incurred.

Impairment of Long-Lived Assets

The Company evaluates its long-lived assets for indicators of possible impairment by comparison of the carrying amounts to future net undiscounted cash flows expected to be generated by such assets when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Should an impairment exist, the impairment loss would be measured based on the excess carrying value of the asset over the asset’s fair value determined using discounted estimates of future cash flows. In 2008, the Company acquired manufacturing equipment and management determined that it was not to be utilized in core business and thus wrote down the asset to fair value and recognized an impairment loss of $427.

Research and Development Expenses

Research and development expenses include, but are not limited to, payroll and other personnel expenses, consultant expenses, expenses incurred under agreements with contract research and manufacturing organizations to conduct clinical trials and expenses incurred to manufacture clinical trial materials. Costs related to research, design and development of products are charged to research and development expense as incurred.

Sales and Marketing Expenses

Sales and marketing expenses consist principally of business development expenses, trade show expenses, pre-launch marketing activities and personnel-related costs.

Concentration of Credit Risk and Other Risks and Uncertainties

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist of cash and cash equivalents. The Company’s cash and cash equivalents are invested in deposits with three banks in the United States of America, Switzerland and Germany that management believes are creditworthy. At times, deposits in these banks may exceed the amount of insurance provided on such deposits. To date, the Company has not experienced any losses on its deposits of cash and cash equivalents.

Subsequent to its acquisition of Nitec, the Company’s sales contracts are principally denominated in Euros and therefore, its revenues are subject to significant foreign currency risk. The Company also incurs certain operating expenses in currencies other than the U.S. dollar through its Horizon Pharma AG operating subsidiary; therefore, it will be subject to volatility in cash flows due to fluctuations in foreign currency exchange rates, particularly changes in the Euro. To date,

Horizon Pharma, Inc.

(formerly Horizon Therapeutics, Inc.)

(A development stage enterprise)

Notes to Consolidated Financial Statements, continued

(in thousands, except share and per share amounts)

2. Summary of Significant Accounting Policies (continued)

the Company has not entered into any hedging contracts since exchange rate fluctuations have had minimal impact on its results of operations and cash flows.

The products developed by the Company require approvals from the FDA or foreign regulatory agencies prior to commercial sales. There can be no assurance that the Company’s products will obtain the necessary regulatory approvals. If the Company’s products were denied such approvals or such approvals were delayed, it could have a material adverse effect on the Company’s operations.

As a result of the Nitec acquisition, the Company has one product, LODOTRA, available for sale in Europe through distribution partners. As of June 30, 2010, the Company had no other products available for sale. The Company intends to submit an NDA for LODOTRA to the FDA in the fourth quarter of 2010. The Company’s other lead product, HZT-501, is currently in development. In March 2010, the Company filed an NDA for HZT-501 with the FDA and intends to file a Marketing Authorization Application (“MAA”), for HZT-501 in the United Kingdom, the Reference Member State, through the Decentralized Procedure in the fourth quarter of 2010.

To achieve profitable operations, the Company must successfully develop, obtain regulatory approval for, manufacture and market its products. There can be no assurance that any such products can be developed, will be approved for marketing by the regulatory authorities, or can be manufactured at an acceptable cost and with appropriate performance characteristics, or that such products will be successfully marketed by the Company. These factors could have a material adverse effect on the Company’s operations.

The Company relies on third parties to manufacture its clinical trial supplies of HZT-501 and intends to rely on third parties to manufacture commercial supplies of the product. The Company also relies on third parties to manufacture its commercial supplies of LODOTRA for sale in Europe. The commercialization of any of its products or product candidates could be stopped, delayed or made less profitable if those third parties fail to provide the Company with sufficient quantities of product or fail to do so at acceptable quality levels or prices.

Income Taxes

The Company was subject to income taxes only in the U.S. through March 31, 2010, and beginning on April 1, 2010, in both the U.S. and certain foreign jurisdictions as a result of the Nitec acquisition. The Company uses estimates in determining its provision for income taxes.

The Company accounts for income taxes using the liability method whereby deferred tax asset and liability accounts are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established to reduce deferred tax assets when management estimates, based on available objective evidence, that it is more likely than not that the benefit will not be realized for the deferred tax assets.

Effective January 1, 2007, the Company adopted the accounting guidance for uncertainties in income taxes, which prescribes a recognition threshold and measurement process for recording uncertain tax positions taken, or expected to be taken in a tax return, in the consolidated financial statements. Additionally, the guidance also prescribes new treatment for the derecognition, classification, accounting in interim periods and disclosure requirements for uncertain tax positions. The Company accrues for the estimated amount of taxes for uncertain tax positions if it is more likely than not that the Company would be required to pay such additional taxes. An uncertain tax position will not be recognized if it has a less than 50% likelihood of being sustained.

Horizon Pharma, Inc.

(formerly Horizon Therapeutics, Inc.)

(A development stage enterprise)

Notes to Consolidated Financial Statements, continued

(in thousands, except share and per share amounts)

2. Summary of Significant Accounting Policies (continued)

Stock-Based Compensation

Effective January 1, 2006, the Company adopted Accounting Standards Codification (“ASC”) Topic 718 Compensation-Stock Compensation, using the prospective transition method, which requires the measurement and recognition of compensation expense for all stock-based payment awards granted, modified and settled to the Company’s employees and directors after January 1, 2006. The financial statements reflect the impact of ASC 718, using the “straight-line” attribution method for allocating compensation costs and recognizing the fair value of each stock option on a straight-line basis over the requisite service period.

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of ASC 505-50, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. Equity instruments issued to non-employees are recorded at their fair value on the measurement date and are subject to periodic adjustment as the underlying equity instruments vest.

Comprehensive Income (Loss)

The Company applies the provisions of ASC 220, Reporting Comprehensive Income, which provides rules for the reporting and display of comprehensive income (loss) and its components. Comprehensive loss is comprised of net loss and other comprehensive income (loss) (“OCI”). OCI includes certain changes in stockholders’ equity (deficit) that are excluded from net loss such as foreign currency translation adjustments. Comprehensive income (loss) has been reflected in the Company’s consolidated statements of operations. The components of accumulated OCI consist solely of foreign currency translation adjustments.

Convertible Preferred Stock Warrants

Freestanding warrants and other similar instruments that may contingently obligate the Company to redeem underlying convertible preferred stock in the future are accounted for in accordance with ASC 480-10, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. Freestanding warrants that are exercisable for the Company’s convertible preferred stock and that contain net share settlement features which require the Company to settle the warrants based on a fixed monetary amount known at inception and require the Company to issue a variable number of shares in the future, are classified as liabilities on the balance sheet. The fair value of such warrants are subject to re-measurement at each balance sheet date and any change in fair value is recognized as a component of other income or expense. The Company adjusts the liability for changes in fair value of such warrants until the earlier of the exercise or expiration of the warrants, sale of the Company’s common stock in a firm commitment underwritten public offering or lapsing of the net share settlement feature which is based on a fixed monetary amount, at which time all warrants will be automatically adjusted to become warrants to purchase common stock and the liability will be reclassified to stockholders’ equity (deficit).

Net Loss Per Share

Basic net loss per share is computed by dividing net loss attributed to common stockholders by the weighted-average number of shares of common stock outstanding during the period. The weighted average number of shares of common stock used to calculate the basic net loss per share of common stock excludes those shares subject to repurchase. The Company’s potential dilutive shares, which include outstanding common stock options, convertible preferred stock and warrants to purchase convertible preferred stock, have not been included in the computation of diluted net loss per share for all periods presented as the result would be anti-dilutive. Such potentially dilutive shares are excluded when the effect

Horizon Pharma, Inc.

(formerly Horizon Therapeutics, Inc.)

(A development stage enterprise)

Notes to Consolidated Financial Statements, continued

(in thousands, except share and per share amounts)

2. Summary of Significant Accounting Policies (continued)

would be to reduce net loss per share. The Company’s net loss per share has been retroactively adjusted for all periods presented to give effect to the recapitalization described in Note 1. Specifically, retroactive adjustment was given to the conversion of each share of common stock into 0.496 shares of common stock and 0.504 shares of Series A convertible preferred stock, as well as the conversion of each share of Special Preferred into one share of common stock, each of which occurred on April 1, 2010.

In circumstances where there has been a stock dividend, stock split or reverse stock split subsequent to the close of an accounting period but prior to issuance of financial statements, ASC 260, Earnings Per Share, requires the computation of loss per share to give retroactive recognition to an appropriate equivalent change in capital structure for all periods presented based on the new number of shares. The Company’s April 2010 recapitalization resulted in a similar change in capital structure and therefore the Company has applied the guidance in ASC 260 in order to show a loss per share amount calculated on a basis that is more comparable to the basis on which it is expected to be calculated in future periods. In the recapitalization, the existing common stock, which had a liquidation preference relative to a special class of preferred stock, was exchanged for a mixture of common stock and Series A preferred stock as described above. The number of shares outstanding in computing net loss per share was determined by calculating the weighted average shares outstanding in accordance with ASC 260 after applying the exchange ratio from the recapitalization to the common stock and special preferred stock outstanding for all accounting periods presented. The Company believes that by giving effect to the recapitalization of the common stock, the historical loss per share reflects the portion of the pre-recapitalization common stock that effectively was common stock and permits a consistent presentation of loss per share on a period by period basis. The recapitalization was not retroactively reflected in the statement of stockholders’ equity (deficit), because the Company believes that replacing the historical capitalization with the simplified post-recapitalization capital structure would misrepresent the legal rights and privileges of the stockholders throughout the historical periods presented. Prior to the recapitalization, the Company had five series of preferred stock and a class of common stock and a complex structure for the distribution of the proceeds of a liquidation or deemed liquidation. The Company’s complex capital structure was simplified in the recapitalization through the issuance of a single series of preferred stock and common stock without any liquidation preference.

Pro Forma Net Loss Per Share

Upon the sale of the Company’s common stock in a qualifying firm commitment underwritten public offering, all outstanding convertible preferred stock will be converted into shares of common stock. The unaudited pro forma basic and diluted net loss per share for the year ended December 31, 2009 and the six months ended June 30, 2010 (unaudited) reflects the automatic conversion of all outstanding shares of convertible preferred stock to common stock. The unaudited pro forma stockholders’ equity (deficit) and pro forma basic and diluted net loss per share do not give effect to the issuance of shares from the planned initial public offering nor do they give effect to potential dilutive securities where the impact would be anti-dilutive, other than the conversion of convertible preferred stock to common stock. Also, the numerator in the pro forma basic and diluted net loss per share calculation has been adjusted to remove gains and losses resulting from re-measurements of the fair value of the outstanding convertible preferred stock warrant liabilities during the year ended December 31, 2009 as all of the warrants will be automatically adjusted to become warrants to purchase common stock upon the sale of the Company’s common stock in a firm commitment underwritten initial public offering and will no longer require periodic revaluation.

Upon issuance, the Company’s special preferred stock had liquidation preferences that were junior to those of the common stock and no other preferences. As a result, special preferred stock was equivalent to common stock for the period in which it was outstanding, as it had no rights that would make it preferred stock under the Delaware General

Horizon Pharma, Inc.

(formerly Horizon Therapeutics, Inc.)

(A development stage enterprise)

Notes to Consolidated Financial Statements, continued

(in thousands, except share and per share amounts)

2. Summary of Significant Accounting Policies (continued)

Corporation Law. The special preferred was named “special preferred” as a convenience to distinguish it from the common stock, to which it was junior. The special preferred stock was issued in exchange for outstanding preferred stock held by preferred stockholders that chose not to participate pro rata in the Company’s Series D convertible preferred stock financing. As a result of this exchange, the holders of special preferred stock gave up the liquidation preferences of the pre-existing preferred stock that was exchanged for special preferred stock. The Company believes the treatment afforded to the capital contribution is consistent with the guidance in ASC 260-10-S55, which, upon redemption of preferred stock, requires the difference between (1) the fair value of the consideration transferred to the holders of the preferred stock and (2) the carrying amount of the preferred stock on the balance sheet (net of issuance costs) to be added to the net loss to arrive at net loss available to common stockholders in the calculation of earnings per share. The amount recorded by the Company as a contribution adjusting net loss to net loss attributable to common stockholders of $3,489 represents the difference between the fair value of the consideration transferred to the holders of the preferred stock and the carrying amount of the preferred stock on the balance sheet at the time of issuance of the special preferred stock. The carrying value of the preferred stock that was exchanged was $4,000 and the fair value of the special preferred stock that was issued to investors who did not participate in the Series D financing was valued at $511. In light of the fact that the special preferred stock is junior to the common stock in a liquidation and otherwise has the same rights as the common stock, the Company believes that the substance of the transaction was the redemption of preferred stock for common stock (i.e., the special preferred stock with the lowest rights and privileges) at fair value that was below the existing carrying amount of the preferred stock. The nature of the transaction and accounting treatment is consistent with ASC 260-10-S55. The fair value used to derive the amount of the contribution was determined using an option pricing model as of December 31, 2009, the date of the exchange.

Horizon Pharma, Inc.

(formerly Horizon Therapeutics, Inc.)

(A development stage enterprise)

Notes to Consolidated Financial Statements, continued

(in thousands, except share and per share amounts)

2. Summary of Significant Accounting Policies (continued)

A reconciliation of the numerator and denominator used in the calculation of basic and diluted net loss per share follows (in thousands, except share and per share amounts):

	Year Ended December 31,			Six Months Ended June 30,
	2007	2008	2009	2009	2010
				(Unaudited)
Historical net loss per share
Numerator
Net loss, as reported	$(25,847)	$(27,899)	$(20,500)	$(9,775)	$(5,839)
Plus: capital contribution	—	—	3,489	—	—

Net loss attributable to common stockholders	$(25,847)	$(27,899)	$(17,011)	$(9,775)	$(5,839)

Denominator
Weighted-average common shares outstanding	992,169	992,169	993,569	992,169	2,526,459
Less: Weighted average shares subject to repurchase	(66,484)	(13,730)	—	—	—

Denominator for basic and diluted net loss per share	925,685	978,439	993,569	992,169	2,526,459

Basic and diluted net loss per share	(27.92)	$(28.51)	$(17.12)	$(9.85)	$(2.31)

Pro forma net loss per share
Net loss attributed to common stockholders			$(17,011)		$(5,839)
Change in fair value of convertible preferred stock warrant liabilities			(481)		—

Net loss used to compute pro forma net loss per share			$(17,492)		$(5,839)

Denominator
Shares used above			993,569		2,526,459
Pro forma adjustments to reflect assumed weighted average effect of conversion of convertible preferred stock			7,154,690		18,261,104

Denominator for pro forma basic and diluted net loss per share			8,148,259		20,787,563

Pro forma basic and diluted net loss per share			$(2.15)		$(0.28)

Horizon Pharma, Inc.

(formerly Horizon Therapeutics, Inc.)

(A development stage enterprise)

Notes to Consolidated Financial Statements, continued

(in thousands, except share and per share amounts)

2. Summary of Significant Accounting Policies (continued)

The following outstanding options, convertible preferred stock, warrants to purchase convertible preferred stock and common stock subject to repurchase were excluded from the computation of diluted net loss per share for the periods presented because including them would have had an anti-dilutive effect:

	December 31,			June 30,
	2007	2008	2009	2009	2010
				(Unaudited)
Options to purchase common stock	100,000	539,670	747,920	732,920	3,115,855
Warrants to purchase convertible preferred stock	38,959	131,139	537,041	277,476	821,564
Convertible preferred stock (on an as if converted basis)	4,784,037	4,784,037	10,067,803	4,784,037	24,961,340
Common stock subject to repurchase	83,333	—	—	—	—

Recent Accounting Pronouncements

In October 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update, 2009-13, Revenue Recognition (Topic 605): Multiple Deliverable Revenue Arrangements – A Consensus of the FASB Emerging Issues Task Force. This update provides application guidance on whether multiple deliverables exist, how the deliverables should be separated and how the consideration should be allocated to one or more units of accounting. This update establishes a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence, if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific nor third-party evidence is available. The Company will be required to apply this guidance prospectively for revenue arrangements entered into or materially modified after January 1, 2011; however, earlier application is permitted. The Company has not determined the impact that this update may have on its financial statements.

In January 2010, the FASB issued amended guidance on fair value measurements and disclosures. The new guidance requires additional disclosures regarding fair value measurements, amends disclosures about postretirement benefit plan assets, and provides clarification regarding the level of disaggregation of fair value disclosures by investment class. This guidance is effective for interim and annual reporting periods beginning after December 15, 2009, except for certain Level 3 activity disclosure requirements that will be effective for reporting periods beginning after December 15, 2010. Accordingly, the Company adopted this amendment on January 1, 2010, except for the additional Level 3 requirements which will be adopted in 2011.

In April 2010, the FASB issued an accounting standard update which provides guidance on the criteria to be followed in recognizing revenue under the milestone method. The milestone method of recognition allows a vendor who is involved with the provision of deliverables to recognize the full amount of a milestone payment upon achievement, if, at the inception of the revenue arrangement, the milestone is determined to be substantive as defined in the standard. The guidance is effective on a prospective basis for milestones achieved in fiscal years and interim periods within those fiscal years, beginning on or after June 15, 2010. Early adoption is permitted. The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

Horizon Pharma, Inc.

(formerly Horizon Therapeutics, Inc.)

(A development stage enterprise)

Notes to Consolidated Financial Statements, continued

(in thousands, except share and per share amounts)

3. Acquisition (unaudited)

On April 1, 2010, pursuant to a share exchange agreement, the Company completed the acquisition of Nitec Pharma AG, a privately held biopharmaceutical company that currently markets LODOTRA, a proprietary programmed release formulation of low-dose prednisone, in Europe through certain distribution partners. In connection with the acquisition, Horizon Therapeutics, Inc. was recapitalized and became a wholly-owned subsidiary of Horizon Pharma, Inc. Pursuant to the recapitalization and under the terms of the share exchange agreement (together, “the Transactions”), all existing shares of common and convertible preferred stock of Nitec and Horizon Therapeutics, Inc. were exchanged for shares of the Company’s common stock and Series A convertible preferred stock. Immediately following the completion of the Transactions, the former stockholders and optionholders of Horizon Therapeutics, Inc. and Nitec owned 51% and 49%, respectively, of Horizon Pharma, Inc. on a fully diluted basis. Also, in connection with the Transactions, Horizon Therapeutics, Inc. changed its name to Horizon Pharma USA, Inc. and Nitec changed its name to Horizon Pharma AG. The Company incurred a total of $3,071 of transaction costs in connection with the Nitec acquisition. In connection with and following the Transactions, Horizon Pharma, Inc. also completed a Series B convertible preferred stock financing raising $19,844, net of issuance costs.

As consideration in the acquisition, the Company paid a total purchase price of approximately $119,317 ($112,828, net of cash received of $6,489) consisting of the following: 2,035,494 shares of common stock valued at $11,050, 11,211,413 shares of Series A convertible preferred stock valued at $88,904, a discount of $2,044 on the sale of 1,229,920 shares of Series B convertible preferred stock sold to former stockholders of Nitec warrants to purchase 118,496 shares of Series A convertible preferred stock valued at $894, options to purchase up to 778,881 shares of common stock valued at $2,137, and $14,288 in assumed liabilities and long-term debt. The financial position and operating results of Horizon Pharma AG have been included in the Company’s financial position and operating results from the date of the acquisition.

The fair value of the common stock and Series A and B convertible preferred stock was determined with the assistance of consultants using an income approach.

Under the “acquisition” method of accounting, the total purchase price is required to be allocated to the underlying tangible and intangible assets acquired and liabilities assumed based upon their respective estimated fair market values as of the acquisition date. The preliminary total purchase price of $119,317 was allocated, net of cash acquired of $6,489, over the fair value of the assets acquired and liabilities assumed as follows:

Net tangible assets (including cash acquired)	$9,657
Developed technology	43,500
In Process Research and Development (IPR&D)	110,900
Property, plant and equipment	598
Deferred tax liabilities	(30,857)
Bargain purchase gain	(14,481)

Preliminary Total Purchase Price	$119,317

The valuation of the developed technology acquired was based on management’s estimates, currently available information and reasonable and supportable assumptions. The allocation was generally based on the Company’s estimated fair value of the rights to payments with respect to the Company’s marketed product LODOTRA in Europe which were acquired in the acquisition of Nitec, determined using an income approach under the discounted cash flow method. Significant assumptions used in valuing the developed technology included revenue projections through 2026

Horizon Pharma, Inc.

(formerly Horizon Therapeutics, Inc.)

(A development stage enterprise)

Notes to Consolidated Financial Statements, continued

(in thousands, except share and per share amounts)

3. Acquisition (unaudited) (continued)

based on existing partnerships in Europe and assumptions relating to pricing and reimbursement rates and market size and market penetration rates, cost of goods sold based on current manufacturing experience, allocated general and administrative expense without any sales and marketing expense as the product was fully out licensed in Europe, research and development expenses for clinical and regulatory support for obtaining reimbursement approval in Europe through 2010, a 39.3% blended tax rate, a 100% probability of cash flows as the product was already marketed in Europe, and a discount rate of 16%. The discount rate was selected based on a rate of return that reflects the relative risk of the investment as well as the time value of money. Of the preliminary total purchase price, $43,500 was allocated to developed technology, which is being amortized to cost of goods sold using a straight-line method over an estimated useful life of nine years.

The Company also recorded $110,900 for IPR&D related to the U.S. rights to LODOTRA which were acquired as a result of the Company’s acquisition of Nitec. The value of acquired IPR&D was determined using an income approach. Significant assumptions used in valuing the IPR&D included revenue projections from 2012 through 2026 based on management’s experience with products in the same category and the overall market size, cost of goods sold based on then-current manufacturing experience with the product in Europe, allocated general and administrative expense and sales and marketing expense based on the Company’s intention to market the product directly in the U.S., estimated research and development expenses to complete submissions and approvals and for ongoing clinical and regulatory maintenance costs, a 39.3% blended tax rate, management’s estimated probability of cash flows based on similar products that have completed Phase 3 trials, and a discount rate of 17%. The IPR&D assets were initially recognized at fair value and will be classified as indefinite-lived assets until the successful completion or abandonment of the associated research and development efforts. The IPR&D will not be amortized as the development efforts related to LODOTRA in the U.S. are ongoing.

After a preliminary reassessment of (1) whether all of the assets acquired and liabilities assumed had been identified and recognized and (2) the consideration transferred in the Nitec acquisition, the Company recognized a bargain purchase gain, representing the amount by which the fair value of the identifiable net assets exceeds the purchase price, of approximately $14,481 within other income (expense), net, in its statement of operations for the six months ended June 30, 2010. The Company believes the bargain purchase resulted in part from the unprecedented credit crisis and constrained capital markets which made it extremely difficult for small privately-held, pre-commercial biotechnology companies, particularly those located in Europe such as Nitec, to access capital to execute their business plans. The Company believes these economic circumstances, along with limited other potential acquirers of Nitec due to the financial crisis, the opportunity to diversify Nitec’s product portfolio with the Company’s product candidates to enable the combined company to better access the capital markets, and gaining access to a management team with significant commercial experience in the arthritis, pain and inflammatory diseases therapeutic areas provided motivation for Nitec to sell to the Company.

Horizon Pharma, Inc.

(formerly Horizon Therapeutics, Inc.)

(A development stage enterprise)

Notes to Consolidated Financial Statements, continued

(in thousands, except share and per share amounts)

3. Acquisition (unaudited) (continued)

Unaudited pro forma results

Unaudited pro forma financial information is presented below as if the acquisition of Nitec occurred at the beginning of fiscal year 2009. The pro forma information presented below does not purport to present what the actual results would have been achieved had the acquisition in fact occurred at the beginning of fiscal 2009, nor does the information project results for any future period. Further, the pro forma results exclude any benefits that may result from the acquisition due to synergies that were derived from the elimination of any duplicative costs. In addition, the consolidated results of Nitec were adjusted to reflect reclassifications and certain adjustments to conform with the Company’s presentation under U.S. GAAP (in thousands, except per share data).

Pro Forma Results Fiscal 2009
Pro forma revenues	$3,123
Pro forma loss from operations	(44,906)
Pro forma net loss	(47,351)
Pro forma net loss attributable to common stockholders	(43,862)
Pro forma net loss per share—basic and diluted	$(12.40)

It is impracticable for the Company to disclose selected unaudited pro forma combined financial information for the fiscal year ended December 31, 2008 given the complexity involved in calculating the conversion adjustments from International Financial Reporting Standards to U.S. GAAP for the Nitec financial statements.

4. Fair Value Measurement

In September 2006, the FASB issued new guidance now codified as ASC 820, Fair Value Measurements and Disclosures. The new guidance defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles in the U.S. (“U.S. GAAP”), and expands disclosures about fair value measurements and was adopted by the Company in 2008. In February 2008, the FASB issued new guidance now codified in ASC 820 which delays the effective date for non-financial assets and liabilities that are not measured or disclosed on a recurring basis to fiscal years beginning after November 15, 2008 and was adopted by the Company in 2009.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Horizon Pharma, Inc.

(formerly Horizon Therapeutics, Inc.)

(A development stage enterprise)

Notes to Consolidated Financial Statements, continued

(in thousands, except share and per share amounts)

4. Fair Value Measurement (continued)

The Company utilizes the market approach to measure fair value for its money market funds. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.

The following table sets forth the Company’s financial assets and liabilities at fair value on a recurring basis as of December 31, 2008 and 2009 and June 30, 2010 (unaudited) (in thousands):

	December 31, 2008
	Level 1	Level 2	Level 3	Total
Assets
Money market funds	$13,738	$—	$—	$13,738
Liabilities
Convertible preferred stock warrant liabilities	$—	$—	$657	$657

	December 31, 2009
	Level 1	Level 2	Level 3	Total
Assets
Money market funds	$6,338	$—	$—	$6,338

	June 30, 2010 (Unaudited)
	Level 1	Level 2	Level 3	Total
Assets
Money market funds	$4,105	$—	$—	$4,105

The Company values its convertible preferred stock warrant liabilities (Note 10) using the Black-Scholes option pricing model. The contractual term of the warrants truncates if certain events occur. Accordingly, the term assumption has been determined incorporating these potential outcomes. The expected volatility assumption was determined by examining the historical volatility for industry peers, as the Company does not have trading history for its common stock. The risk-free rate assumption is based on U.S. Treasury investments whose term is consistent with the expected term of the warrants. The expected dividend assumption is based on the Company’s history and expectation of dividend payouts.

There were no realized gains or losses for the cumulative period from June 22, 2005 (date of inception) to June 30, 2010 (unaudited).

The change in the fair value of the convertible preferred stock warrant liabilities is summarized below (in thousands):

Fair value at December 31, 2007	$182
Issuance of convertible preferred stock warrants in October and November 2008	403
Change in fair value recorded in other income (expense), net	72

Fair value at December 31, 2008	657
Issuance of convertible preferred stock warrants in July and September 2009	282
Cash received for issuance of convertible preferred stock warrants	1
Change in fair value recorded in other income (expense), net	(481)
Reclassification of the fair value of the convertible preferred stock warrant liabilities to equity	(459)

Fair value at December 31, 2009	$—

Horizon Pharma, Inc.

(formerly Horizon Therapeutics, Inc.)

(A development stage enterprise)

Notes to Consolidated Financial Statements, continued

(in thousands, except share and per share amounts)

5. Balance Sheet Components

Inventory

Inventory consists of the following:

June 30, 2010
(unaudited)
Finished goods	$124
Raw materials	153
Work in process	22

$299

Property and Equipment, Net

Property and equipment, net consisted of the following (in thousands):

	December 31,		June 30, 2010
	2008	2009
			(unaudited)
Machinery and equipment	$264	$529	$1,416
Furniture and fixtures	6	12	74
Computer equipment	31	72	150
Software	—	—	131
Trade show equipment	55	228	228

	356	841	1,999
Less: Accumulated depreciation	(18)	(94)	(166)

	$338	$747	$1,833

Depreciation expense for the years ended December 31, 2007, 2008, 2009 and for the cumulative period from June 22, 2005 (date of inception) to June 30, 2010 (unaudited) was $6, $35, $77 and $201, respectively. Depreciation expense for the six months ended June 30, 2009 and 2010 (unaudited) was $27 and $80, respectively.

Horizon Pharma, Inc.

(formerly Horizon Therapeutics, Inc.)

(A development stage enterprise)

Notes to Consolidated Financial Statements, continued

(in thousands, except share and per share amounts)

5. Balance Sheet Components (continued)

Accrued Expenses

Accrued expenses consisted of the following (in thousands):

	December 31,		June 30, 2010
	2008	2009
			(unaudited)
Payroll and related expenses	$304	$679	$1,880
Research and development expenses	733	397	777
Professional services	40	204	1,120
Consulting services	47	244	1,132
Value added tax payable	—	—	566
Sales and marketing expenses	—	—	328
Equipment purchases	242	—	406
Accrued rebates	—	—	344
Inventory	—	—	97
Interest expense	79	43	35
Other	8	82	144

	$1,453	$1,649	$6,829

6. Intangible Assets (unaudited)

The Company’s developed technology, an identifiable intangible asset, was acquired in connection with the acquisition of Nitec (see Note 3). Of the total purchase price, $43,500 was allocated to developed technology, which is being amortized to cost of goods sold using a straight-line method over an estimated useful life of nine years. During the quarter ended June 30, 2010, the Company recorded amortization expense of $1,208 in cost of goods sold.

As of June 30, 2010, the total expected future amortization related to the developed technology is as follows:

Period Ending December 31,
2010 (July to December)	$2,417
2011	4,833
2012	4,833
2013	4,833
2014 and beyond	25,376

$42,292

The Company also recorded $110,900 for IPR&D related to the U.S. rights to LODOTRA which were acquired as a result of the Company’s acquisition of Nitec. The IPR&D assets were initially classified as indefinite-lived assets and will continue to be so classified until the successful completion or abandonment of the associated research and development efforts. The IPR&D assets are not currently amortized as the development efforts related to LODOTRA in the U.S. are ongoing.

Horizon Pharma, Inc.

(formerly Horizon Therapeutics, Inc.)

(A development stage enterprise)

Notes to Consolidated Financial Statements, continued

(in thousands, except share and per share amounts)

7. Commitments and Contingencies

Lease Obligations

In April 2009, the Company entered into a sublease agreement for its corporate headquarters in Northbrook, Illinois at a rate of $15 per month, expiring in April 2010. In January 2010, the Company exercised an option to extend the lease for an additional 20 months through December 31, 2011 at a monthly rent of $15 for the first 12 months of the renewal period and $16 per month for the last eight months of the renewal period.

Effective October 1, 2008, the Company leased its Palo Alto offices from a stockholder under a month-to-month operating sublease at a rate of $3 per month, which is terminable by either party upon 30 days’ written notice. In January 2010, the Company terminated the sublease agreement with the stockholder and entered into a month-to-month operating lease directly with the landlord at a rate of $2 per month which is terminable by either party upon 30 days’ notice.

The Company also leases its offices in Reinach, Switzerland and in Mannheim, Germany. The Reinach office lease rate is 7 CHF per month, expiring on May 31, 2015. The Mannheim office lease rate is approximately 7 EUR per month, expiring on December 31, 2011, with the option to renew annually.

Additionally the Company leases several company cars for its Reinach and Mannheim offices. All of these lease contracts expire no later than October 31, 2012.

The Company recognizes rent expense on a monthly basis over the lease term based on a straight line method. Rent expense for the years ended December 31, 2007, 2008 and 2009 and for the cumulative period from June 22, 2005 (date of inception) to June 30, 2010 (unaudited), was $36, $55, $162 and $441, respectively. Rent expense for the six months ended June 30, 2009 and 2010 (unaudited) was $56 and $153, respectively.

The aggregate future minimum lease payments under noncancelable operating leases as of December 31, 2009 and June 30, 2010 (unaudited) are as follows (in thousands):

As of December 31, 2009 payments due in:

Year Ending December 31,
2010	$184
2011	189

$373

As of June 30, 2010 payments due in:

Year Ending December 31,
2010 (remainder of 2010)	$243
2011	342
2012	127
2013	87
2014	74
2015	31

$904

Horizon Pharma, Inc.

(formerly Horizon Therapeutics, Inc.)

(A development stage enterprise)

Notes to Consolidated Financial Statements, continued

(in thousands, except share and per share amounts)

7. Commitments and Contingencies (continued)

Purchase Commitments

In December 2008, the Company entered into a contract for $969 to purchase manufacturing equipment, to be delivered during 2009 and 2010. As of December 31, 2008, 2009 and June 30, 2010 (unaudited), the Company recorded $242, $114 and $0, respectively, for deposits related to this manufacturing equipment in other assets. As of December 31, 2009, $354 was remaining on the purchase commitment.

In November 2009, the Company entered into an agreement for $1,350 for engineering studies, installation qualification of equipment, validation batches and stability studies in connection with the manufacturing of HZT-501. As of December 31, 2009 and June 30, 2010 (unaudited), the Company accrued $300 and $186, respectively, relating to this agreement. The remaining payments for milestone payments are due in 2010 and the total payments for stability studies are due over six years.

Royalty Agreement

In connection with the August 2004 development and license agreement with SkyePharma and Jagotec AG, a wholly- owned subsidiary of SkyePharma, regarding certain proprietary technology and know-how owned by SkyePharma, Jagotec is entitled to receive a single digit percentage royalty on net sales of LODOTRA and on any sub-licensing income, which includes any payments not calculated based on the net sales of LODOTRA, such as license fees, and lump sum and milestone payments. During the six months ended June 30, 2010, $38 of royalty expense was recognized in cost of goods sold.

Contingencies

The Company is subject to claims and assessments from time to time in the ordinary course of business. The Company’s management does not believe that any such matters, individually or in the aggregate, will have a material adverse effect on the Company’s business, financial condition, results of operations or cash flows.

Indemnification

In the normal course of business, the Company enters into contracts and agreements that contain a variety of representations and warranties and provide for general indemnifications. The Company’s exposure under these agreements is unknown because it involves claims that may be made against the Company in the future, but have not yet been made. To date, the Company has not paid any claims or been required to defend any action related to its indemnification obligations. However, the Company may record charges in the future as a result of these indemnification obligations.

In accordance with its amended and restated certificate of incorporation and amended and restated bylaws, the Company has indemnification obligations to its officers and directors for certain events or occurrences, subject to certain limits, while they are serving at the Company’s request in such capacity. Additionally, the Company has entered, and intends to continue to enter, into separate indemnification agreements with its directors and executive officers. These agreements, among other things, require the Company to indemnify its directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of the Company’s directors or executive officers, or any of the Company’s subsidiaries or any other company or enterprise to which the person provides services at the Company’s request. There have been no claims to date and the Company has a director and officer insurance policy that enables it to recover a portion of any amounts paid for future potential claims.

Horizon Pharma, Inc.

(formerly Horizon Therapeutics, Inc.)

(A development stage enterprise)

Notes to Consolidated Financial Statements, continued

(in thousands, except share and per share amounts)

8. Bridge Notes Payable to Related Parties

In October 2008, the Company entered into a Note and Warrant Purchase Agreement (the “Bridge Purchase Agreement”) under which the Company issued and sold convertible promissory notes (“Bridge Notes”) with existing preferred stockholders for an aggregate amount of $8,000. Under the terms of the agreement, the first loan amount of $1,300 would become payable to the Company no later than November 7, 2008 and the second loan for the remaining $6,700 would become payable to the Company upon receipt of positive clinical trial data on HZT-501 on or before November 15, 2008. The Bridge Notes bore interest at a fixed rate of 8% per annum compounded annually and originally had a maturity date of April 30, 2009. The Bridge Notes and accrued interest thereon were convertible into convertible preferred stock issued in the next “Qualified Financing,” as defined in the Bridge Notes, or into Series C convertible preferred stock or common stock for non-fully participating investors. If the Bridge Notes did not convert prior to April 30, 2009, the Bridge Notes and accrued interest thereon would become due and payable on that date. Prior to November 15, 2008, the Company received positive clinical trial data on HZT-501 and an additional $6,700 in proceeds from the Bridge Notes for a total of $8,000, with all investors fully participating. In April 2009, the maturity date of the Bridge Notes was extended to June 30, 2009.

In July 2009, the Company amended the Bridge Purchase Agreement to borrow an additional $4,000 in Bridge Notes from existing preferred shareholders, with a fixed interest rate of 8% and on the same terms and conditions as the previously issued Bridge Notes, and to extend the maturity date on all Bridge Notes to August 31, 2009.

In September 2009, the Company further amended the Bridge Purchase Agreement to borrow an additional $5,000 in Bridge Notes from existing preferred shareholders with a fixed interest rate of 8% and on the same terms and conditions as the previously issued Bridge Notes, and to extend the maturity date on all Bridge Notes to November 30, 2009.

In connection with the Bridge Purchase Agreement, the Company issued warrants to purchase shares of convertible preferred stock (the “Bridge Warrants”) to the holders of the Bridge Notes at an exercise price equal to the price paid by investors in the next “Qualified Financing” or the price per share of the Series C convertible preferred stock (Note 10).

In December 2009, the Company issued Series D convertible preferred stock (which constituted a Qualified Financing) at $5.201 per share, and as a result, the principal of $17,000 under the Bridge Notes and accrued interest of $894 thereon were converted into 3,440,463 shares of Series D convertible preferred stock.

9. Notes Payable

In December 2007, the Company entered into a Loan and Security Agreement (“Loan and Security Agreement”) with two financial institutions which provided for total proceeds of up to $10,000 or up to $12,000 upon receipt of evidence showing certain positive clinical trial results.

The principal balance of each loan under the Loan and Security Agreement bore interest at a fixed rate based upon the prime rate on the date of the loan plus 1.10%. Interest was originally payable monthly through October 31, 2008 (January 31, 2009 as a result of extending the loan availability period). The loan was repayable in 30 equal monthly payments of principal and interest. An inception fee of $117 was withheld from the initial proceeds and is being amortized over the term of the loan to interest expense. The Company was also required to make an additional payment of $300 at the earlier of the maturity date of July 31, 2011 or upon prepayment of the loan. The additional payment is being amortized over the term of the loan at an effective interest rate of 14.6%. The loan amounts were collateralized by all of the Company’s assets, excluding intellectual property.

The Loan and Security Agreement included customary covenants including financial reporting requirements, delivery of audited financial statements, limitations on further indebtedness or investments, and limitations on certain corporate transactions.

Horizon Pharma, Inc.

(formerly Horizon Therapeutics, Inc.)

(A development stage enterprise)

Notes to Consolidated Financial Statements, continued

(in thousands, except share and per share amounts)

9. Notes Payable (continued)

In December 2007, the Company borrowed $2,000 under the Loan and Security Agreement at a fixed interest rate of 8.35% per annum. In June and July 2008, the Company borrowed an additional $8,000 under the Loan and Security Agreement at a fixed interest rate of 6.1% per annum, for a total loan balance of $10,000.

In October 2008, the Company amended the Loan and Security Agreement (“First Amendment”) which required the Company to raise $8,000 in bridge financing and to receive positive clinical data regarding its lead product, HZT-501 before November 15, 2008, at which time the Company could borrow an additional $2,000. Also, under the terms of the First Amendment, payments of principal and interest in equal monthly installments would commence November 15, 2008, if positive clinical data was not received by November 15, 2008.

In November 2008, the Company received positive clinical data and borrowed the additional $2,000 at a fixed annual interest rate of 5.1% for a total of $12,000 outstanding under the Loan and Security Agreement.

In connection with the December 2007 and November 2008 advances under the Loan and Security Agreement, the Company issued warrants to the lending institutions to purchase 38,959 and 7,792 shares of Series C convertible preferred stock, respectively (Note 10).

The future minimum payments under the Loan and Security Agreement as of December 31, 2009 were as follows (in thousands):

Year Ended December 31,
2010	$5,207
2011	3,335

8,542
Less: Amount representing interest and accrued final payment	(487)

8,055
Less: Unamortized discount	(75)

7,980
Less: Current portion	(4,847)

Long-term portion	$3,133

On April 1, 2010, in connection with the recapitalization and acquisition of Nitec, the Company repaid the outstanding principal of $6,635, accrued interest of $36 and end-of loan fee of $300 under its Loan and Security Agreement.

Also on April 1, 2010, in connection with the Transactions, the Company, Horizon Pharma USA, and Horizon Pharma AG entered into a new Loan and Security Agreement (“Kreos-SVB Facility”) with two financial institutions allowing for borrowings of up to $12,000 at a 12.9% interest rate, an initial loan commitment fee of $120, end of loan fee of 1% of the principal borrowed and loan prepayments of $467. The first loan of $7,000 was advanced on April 1, 2010, with 36 remaining equal monthly payments of $233 for principal and interest. The Kreos-SVB Facility is secured by a lien on substantially all of the assets, including intellectual property. The Company issued warrants to purchase 150,602 shares of Series B convertible preferred stock at an exercise price of $0.01 per share (Note 11).

Also in connection with the Transactions, Horizon Pharma AG renegotiated the payment terms of an existing EUR 7,500 debt facility (“Kreos Facility”). The Company pays interest amounting to EUR 50 per calendar month, beginning May 2010 through December 2010. Thereafter, the Company is required to pay 35 equal monthly payments of EUR

Horizon Pharma, Inc.

(formerly Horizon Therapeutics, Inc.)

(A development stage enterprise)

Notes to Consolidated Financial Statements, continued

(in thousands, except share and per share amounts)

9. Notes Payable (continued)

184, consisting of principal and interest. The Kreos Facility is secured by a lien on all of Horizon Pharma AG’s trade receivables and intellectual property. Furthermore, the lender’s warrant to purchase up to 37,244 shares of Nitec capital stock was cancelled and exchanged for a warrant to purchase up to 118,496 shares of the Company’s Series A convertible preferred stock at an exercise price of $0.01 per share (Note 11).

The future minimum payments under the Kreos-SVB Facility and Kreos Facility as of June 30, 2010 (unaudited) were as follows (in thousands):

Year Ended June 30,
2010	$1,771
2011	5,491
2012	5,491
2013	3,327

16,080
Less: Amount representing interest and accrued final payment	(4,156)

11,924
Less: Unamortized discount	(1,603)

10,321
Less: Current portion	(2,745)

Long-term portion	$7,576

10. Convertible Preferred Stock Warrant Liabilities

The Company had the following unexercised convertible preferred stock warrants outstanding as of December 31, 2008 and 2009:

	December 31, 2008
Underlying Stock	Exercise Price per Share	Number of Shares	Fair Value
Series C convertible preferred	$14.22	131,139	$657

	December 31, 2009
Underlying Stock	Exercise	Number of Shares	Fair Value
Series C convertible preferred	$14.22	46,751	$58
Series D convertible preferred	$5.201	490,290	401

		537,041	$459

Horizon Pharma, Inc.

(formerly Horizon Therapeutics, Inc.)

(A development stage enterprise)

Notes to Consolidated Financial Statements, continued

(in thousands, except share and per share amounts)

10. Convertible Preferred Stock Warrant Liabilities (continued)

At December 31, 2009, in connection with the issuance of the Series D convertible preferred stock (upon which the Bridge Warrants became exercisable for shares of Series D convertible preferred stock at a known exercise price), the aggregate fair value of the Bridge Warrants was reclassified from liabilities to equity and the periodic fair value adjustments were discontinued.

In connection with the Loan and Security Agreement (Note 9), the Company issued warrants in December 2007 and November 2008 to purchase 38,959 and 7,792 shares of Series C convertible preferred stock, respectively. The fair value of the warrants was estimated at $158 and $50, respectively, using the Black-Scholes option pricing model with the following assumptions at the date of issuance: expected volatility of 56%, risk-free interest rate of 3.11% and 0.88%, respectively, contractual term of 1.5 and 1.6 years, respectively, and expected dividend yield of 0%. The warrants have an exercise price of $14.22 per share and expire on the earlier date of seven years from date of issuance, five years after the closing of the Company’s initial public offering of its common stock pursuant to a Registration Statement on Form S-1, or consummation of a merger event.

The fair value of the warrants was recorded as a debt issuance cost and is being amortized to interest expense over the term of the loan. Interest expense associated with the debt issuance cost and loan facility fees for the years ended December 31, 2008 and 2009 and for the cumulative period from June 22, 2005 (date of inception) to June 30, 2010 (unaudited) was $124, $125 and $325, respectively. Interest expense for the six months ended June 30, 2009 and 2010 (unaudited) was $69 and $0, respectively.

In connection with the Bridge Note financing (Note 8), in October and November 2008, the Company issued Bridge Warrants to purchase 13,713 and 70,675 shares of convertible preferred stock in connection with the $1,300 and $6,700 Bridge Notes, respectively, at an exercise price equal to the price paid by the investors in the next “Qualified Financing” or the issuance price of Series C convertible preferred stock. The aggregate purchase price was equal to 15% of the face value of the Bridge Notes held by each warrant holder. In the absence of the per share fair value of the next equity financing, the exercise price at issuance was considered to be $14.22 per share, which was the issuance price of the Series C convertible preferred stock. In connection with the Series D financing in December 2009, which was a Qualified Financing, the exercise price of the Bridge Warrants was set at $5.201 per share, which was the issuance price of the Series D convertible preferred stock, and the number of shares issuable upon exercise of the Bridge Warrants was adjusted to 37,493 and 193,232, respectively. The Bridge Warrants expire on the earlier date of seven years from date of issuance, or the consummation of a corporate transaction. Upon conversion of all outstanding shares of convertible preferred stock to common stock in the event of the sale of the Company’s common stock in a firm commitment underwritten public offering or the occurrence of an event which results in the automatic or voluntary conversion, redemption or retirement of all convertible preferred stock, the Bridge Warrants, if not previously exercised shall be exercisable for common stock. The initial fair value of the Bridge Warrants was estimated at an aggregate value of $351 using the Black-Scholes option pricing model with the following assumptions at date of issuance: expected volatility of 56%, risk-free interest rate of 1.59%, contractual term of 1.6 years and dividend yield of 0%. The fair value of the Bridge Warrants was recorded as a debt issuance cost and is being amortized to interest expense over the term of the loan. A total of $98, $254 and $351 was amortized to interest expense during the years ended December 31, 2008 and 2009, and for the cumulative period from June 22, 2005 (date of inception) to June 30, 2010 (unaudited), respectively, and $255 and $0 for the six months ended June 30, 2009 and 2010 (unaudited), respectively.

In July and September 2009, the Company issued additional Bridge Warrants to purchase 42,194 and 52,743 shares of convertible preferred stock in connection with the $4,000 and $5,000 Bridge Note financings, respectively, at an initial exercise price of $14.22 per share, the issuance price of the Series C convertible preferred stock. In connection with the Series D financing in December 2009, which was a Qualified Financing, the exercise price of the Bridge Warrants was

Horizon Pharma, Inc.

(formerly Horizon Therapeutics, Inc.)

(A development stage enterprise)

Notes to Consolidated Financial Statements, continued

(in thousands, except share and per share amounts)

10. Convertible Preferred Stock Warrant Liabilities (continued)

set at $5.201 per share, which was the issuance price of the Series D convertible preferred stock, and the number of shares issuable upon exercise of the Bridge Warrants was adjusted to 115,362 and 144,203, respectively. The initial fair value of the Bridge Warrants was estimated at an aggregate value of $283 using the Black-Scholes option pricing model with the following assumptions at date of issuance: expected volatility of 56%, risk-free interest rate of 0.31% and 0.49%, respectively, contractual term of 0.75 and 1.0 year, respectively, and dividend yield of 0%. The fair value of the Bridge Warrants was recorded as a debt issuance cost and was being amortized to interest expense over the term of the loan. A total of $284 was amortized to interest expense during the year ended December 31, 2009 and $0 for the six months ended June 30, 2009 and 2010 (unaudited).

The fair values of the Bridge Warrants outstanding were classified as a liability and were revalued at each reporting period with the resulting gains and losses recorded in other income (expense), net. In connection with the issuance of Series D convertible preferred stock in December 2009 (upon which the Bridge Warrants became exercisable for shares of Series D convertible preferred stock at a known exercise price) the aggregate fair value of the Bridge Warrants was reclassified from liabilities to equity and the periodic fair value adjustments were discontinued. The exercise price of the Bridge Warrants that remain outstanding in conjunction with the transactions are no longer subject to adjustment except for stock splits, recapitalizations, stock dividends and similar events. The change in carrying value of the warrants resulted in expense (income) of $23, $72, ($481) and ($386) for the years ended December 31, 2007, 2008 and 2009, and for the cumulative period from June 22, 2005 (date of inception) to June 30, 2010 (unaudited), respectively. The change in carrying value of the Bridge Warrants resulted in expense (income) for the six months ended June 30, 2009 (unaudited) was ($210). There was no change in carrying value of the Bridge Warrants for the six months ended June 30, 2010 (unaudited), as the fair value of the Bridge Warrants was reclassified as equity as of the beginning of the period. Upon the sale of the Company’s common stock in a firm commitment underwritten initial public offering, all of the warrants, if not previously exercised, will automatically be adjusted to become warrants to purchase common stock.

11. Stockholders’ Equity (Deficit)

Convertible Preferred Stock

Convertible preferred stock at December 31, 2008 consists of the following (in thousands, except share, issue price and dividend rate amounts):

Series	Date Issued	Original Issue Price	Shares Authorized	Shares Outstanding	Carrying Amount	Liquidation Preference	Dividend Rate
A	October 2005	$5.08	1,192,118	1,192,118	$6,002	$6,050	8%
B	November 2006	10.12	1,482,213	1,482,213	14,958	15,000	8%
C	July 2007	14.22	2,200,000	2,109,706	29,859	30,000	8%

			4,874,331	4,784,037	$50,819	$51,050

Horizon Pharma, Inc.

(formerly Horizon Therapeutics, Inc.)

(A development stage enterprise)

Notes to Consolidated Financial Statements, continued

(in thousands, except share and per share amounts)

11. Stockholders’ Equity (Deficit) (continued)

Convertible preferred stock at December 31, 2009 consists of the following (in thousands, except share, issue price and dividend rate amounts):

Series	Date Issued	Original Issue Price	Shares Authorized	Shares Outstanding	Carrying Amount	Liquidation Preference	Dividend Rate
A	October 2005	$5.08	1,192,118	945,813	$4,752	$4,800	8%
B	November 2006	10.12	1,482,213	1,235,178	12,458	12,500	8%
C	July 2007	14.22	2,200,000	2,092,126	29,609	29,750	8%
D	December 2009	5.20	5,699,062	4,814,399	24,916	25,040	8%

			10,573,393	9,087,516	71,735	72,090
Special	December 2009		4,784,037	510,920	4,000	—	0%

			15,357,430	9,598,436	$75,735	$72,090

In connection with the closing of the Company’s Series D convertible preferred stock financing in December 2009, certain preferred stock investors who did not participate pro rata in the Series D convertible preferred stock financing had all of their prior series of convertible preferred stock converted to special preferred stock (“Special Preferred”) in the same percentage as their non-participation in the Series D preferred stock financing. The Special Preferred stock was not eligible to receive dividends or a conversion price adjustment for dilutive financings. In the event of liquidation, dissolution or winding up of the company, the holders of Special Preferred stock would have only shared in the remaining assets or surplus funds on a pro rata basis among the holders of the outstanding common stock and convertible preferred stock assuming conversion of all convertible preferred stock, after all other series of convertible preferred stock and common stock liquidation preferences had been paid. The fair value of the Special Preferred issued to investors who did not participate in the Series D financing was $3,489 less than the carrying amount of the convertible preferred stock exchanged for such Special Preferred. This difference was recorded in equity as a decrease to additional paid-in capital and an increase to additional paid-in capital in a manner similar to a shareholder contribution.

Dividends

The holders of Series A, B, C and D convertible preferred stock were entitled to receive noncumulative dividends prior to and in preference to any declaration of payment of any dividends on the common stock of the Company, at the rate of 8% per annum. Such dividends were payable only when, and if declared by the Board of Directors. No dividends on convertible preferred stock were declared by the Board from inception through March 31, 2010.

Liquidation Preference

In the event of liquidation, dissolution, or winding up of the Company, the holders of the Series C and Series D convertible preferred stock were entitled to receive on a pari passu basis, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of Series A or B convertible preferred, Special Preferred and common stock, an amount per share equal to $14.22 and $5.201, respectively, for each outstanding share of Series C and D convertible preferred stock (as adjusted for stock splits, stock dividends, combinations or other recapitalizations), plus all declared and unpaid dividends on such shares. After distribution to the holders of Series C and Series D convertible preferred stock, holders of Series A convertible preferred stock were entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of Series B convertible

Horizon Pharma, Inc.

(formerly Horizon Therapeutics, Inc.)

(A development stage enterprise)

Notes to Consolidated Financial Statements, continued

(in thousands, except share and per share amounts)

11. Stockholders’ Equity (Deficit) (continued)

preferred stock, Special Preferred and common stock, an amount per share equal to $5.075 for each outstanding share of Series A convertible preferred stock (as adjusted for stock splits, stock dividends, combinations or other recapitalizations), plus all declared and unpaid dividends on such shares.

Thereafter, if assets or surplus funds remained in the Company, the holders of Series B convertible preferred stock and common stock were entitled to receive on a pari passu basis, an amount per share equal to $10.12 for each outstanding share of Series B convertible preferred stock (as adjusted for stock splits, stock dividends, combinations or other recapitalizations), plus all declared and unpaid dividends on such shares and an amount per share equal to $5,310 divided by the number of shares of common stock outstanding as of the date of liquidation for each outstanding share of common stock. After distribution to the holders of Series B convertible preferred stock, holders of common stock were entitled to an amount per share equal to $11,488 divided by the number of shares of common stock outstanding as of such liquidation date plus all declared and unpaid dividends on such shares. For the purpose of the foregoing calculation, the shares of common stock repurchased by the Company would have been deemed to be outstanding and the Company would have been considered to be the holder of such repurchased common stock.

All remaining assets or surplus funds of the Company were to be distributed on a pro-rata basis among the holders of the outstanding common stock and convertible preferred stock on an as converted to common stock basis for the convertible preferred stock, including Special Preferred stock.

Deemed Liquidation

Any merger or consolidation which would result in the Company’s stockholders immediately prior to such transaction not holding at least 50% of the voting power of the surviving, continuing or purchasing entity, or the sale or lease of all or substantially all of the assets of the Company, was deemed to be a liquidation, dissolution or winding up. Upon this event, holders of all shares of Series A, Series B, Series C and Series D convertible preferred stock, as well as holders of the Company’s common stock would have receive their liquidation preference, including any declared and unpaid dividends as of the liquidation date. As in an ordinary liquidation, no class or series of the Company’s equity securities had a right to receive a particular form of consideration (e.g., cash or shares) upon a deemed liquidation event. Accordingly, because the Company’s convertible preferred stock did not have a right to receive a cash redemption of their shares, the convertible preferred stock was classified as permanent equity.

Conversion Rights

The holder of each share of Series A, B, C and D convertible preferred stock had the option to convert each share into such number of fully paid and non-assessable shares of the Company’s common stock equal to the product of the number of such Series A, B, C and D convertible preferred stock outstanding times the quotient of (i) the Series A, Series B, Series C and Series D convertible preferred stock liquidation preference price per share divided by (ii) the conversion price of $5.075 per share for Series A, $8.196 per share for Series B, $10.692 per share for Series C and $5.201 per share for Series D convertible preferred stock, which conversion price was subject to weighted average antidilution adjustment in the event that the Company issued shares of common stock (or was deemed to have issued shares of common stock by issuing common stock equivalents) at a price less than the applicable conversion price, subject to certain exceptions. Shares of Special Preferred stock were not convertible at the option of the holder. If an antidilution trigger occurs in the future pursuant to the terms of the convertible preferred stock, the Company will calculate the new number of shares of common stock into which the convertible preferred stock will convert after the antidilution adjustment. If the value of the adjusted number of shares of common stock into which the convertible preferred stock was convertible, based on the market price of the common stock on the date the convertible preferred stock was issued, was greater than the value of

Horizon Pharma, Inc.

(formerly Horizon Therapeutics, Inc.)

(A development stage enterprise)

Notes to Consolidated Financial Statements, continued

(in thousands, except share and per share amounts)

11. Stockholders’ Equity (Deficit) (continued)

the number of shares of common stock into which the convertible preferred stock was convertible prior to such adjustment, based on the market price of the common stock on the date the convertible preferred stock was issued, the Company will recognize a beneficial conversion feature associated with the convertible preferred stock. Because the beneficial conversion feature meets the requirements for equity classification (i.e., is not required to be accounted for as a liability pursuant to either ASC 815 or ASC 480), such future beneficial conversion feature charge will be recorded as a preferred stock dividend and the amount will be presented in a reconciliation of “net loss” to arrive at “net loss attributable to common shareholders” on the face of the Company’s Consolidated Statements of Operations.

Each share of Series A, Series B, Series C, Series D convertible preferred stock and Special Preferred stock was subject to automatic conversion into common stock upon the earlier of (i) the Company’s sales of its common stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, with gross cash proceeds to the Company of at least $50,000 and at a per share offering that is not less than $13.00, or (ii) the date specified by written consent of holders of at least 67% of the then outstanding shares of Series A, Series B, Series C and Series D convertible preferred stock, voting together as a single class on an as-converted basis.

Each share of Series A and D convertible preferred stock and Special Preferred would have converted on a 1:1 basis into common stock while Series B and C convertible preferred stock would have converted approximately on a 1:1.23 and 1:1.33 basis, respectively. At December 31, 2009, the Company had reserved sufficient shares of common stock for issuance upon conversion of the convertible preferred stock.

Redemption

The Series A, B, C, D convertible preferred stock and Special Preferred were not redeemable.

Voting Rights

On December 7, 2009, the Company entered into the amended and restated voting agreement with certain holders of Series A, B, C and D convertible preferred stock and common stock, which amended the voting agreement entered into on July 18, 2007. The agreement guaranteed Board representations for certain holders of convertible preferred stock and common stock. In addition, the agreement stipulated that two independent directors would be selected by three of the directors.

The holders of each share of convertible preferred stock were entitled to the number of votes equal to the number of shares of common stock into which such shares of convertible preferred stock were convertible.

On April 1, 2010, in connection with the recapitalization of Horizon Therapeutics, Inc., each share of Series A, B, C and D of convertible preferred of Horizon Therapeutics, Inc. was exchanged for Series A convertible preferred stock of Horizon Pharma, Inc., the parent entity. Each share of common stock of Horizon Therapeutics, Inc. was exchanged for 0.496 shares of common stock and 0.504 shares of Series A convertible preferred stock of Horizon Pharma, Inc. Each share of Special Preferred of Horizon Therapeutics, Inc. was exchanged for one share of common stock of Horizon Pharma, Inc. Each share of Series A and D convertible preferred stock and Special Preferred was converted on a 1:1 basis into common stock while Series B and C convertible preferred stock were converted approximately on a 1:1.23 and 1:1.33 basis, respectively. Also on April 1, 2010, in connection with the acquisition of Nitec, Horizon Pharma Inc. issued 11,211,413 shares of Series A convertible preferred stock to the former Nitec stockholders and 2,035,494 shares of common stock to the former Nitec stockholders. The Company also issued 2,510,040 shares of Series B convertible preferred stock on April 1, 2010 to certain investors for total net proceeds of $19,844.

Horizon Pharma, Inc.

(formerly Horizon Therapeutics, Inc.)

(A development stage enterprise)

Notes to Consolidated Financial Statements, continued

(in thousands, except share and per share amounts)

11. Stockholders’ Equity (Deficit) (continued)

Convertible preferred stock at June 30, 2010 (unaudited) consists of the following (in thousands, except share, issue price and dividend rate):

Series	Date Issued	Original Issue Price	Shares Authorized	Shares Outstanding	Carrying Amount	Liquidation Preference	Dividend Rate
A	April 2010	$6.993	23,200,000	22,451,300	$176,708	$157,002	8%
B	April 2010	7.968	4,200,000	2,510,040	19,844	20,000	8%

			27,400,000	24,961,340	$196,552	$177,002

Dividends

The holders of Series A and B convertible preferred stock are entitled to receive noncumulative dividends prior to and in preference to any declaration of payment of any dividends on the common stock of the Company, at the rate of $0.55944 and $0.63744 per annum for Series A and B, respectively. Such dividends shall be payable only when, and if declared by the Board of Directors. No dividends on convertible preferred stock have been declared by the Board from inception through June 30, 2010.

Liquidation Preference

In the event of liquidation, dissolution, or winding up of the Company, the holders of the Series B convertible preferred stock shall be entitled to receive, by ownership thereof, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of Series A and common stock, an amount per share equal to $7.968, for each outstanding share of Series B (as adjusted for stock splits, stock dividends, combinations or other recapitalizations), plus all declared and unpaid dividends on such shares. After distribution to the holders of Series B convertible preferred stock, holders of Series A convertible preferred stock are entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of common stock, an amount per share equal to $6.993 for each outstanding share of Series A convertible preferred stock (as adjusted for stock splits, stock dividends, combinations or other recapitalizations), plus all declared and unpaid dividends on such shares.

All remaining assets or surplus funds of the Company shall be distributed on a pro-rata basis among the holders of the outstanding common stock and convertible preferred stock assuming full conversion of the convertible preferred stock.

Deemed Liquidation

Any merger or consolidation which will result in the Company’s stockholders immediately prior to such transaction not holding at least 50% of the voting power of the surviving, continuing or purchasing entity, or the sale or lease of all or substantially all of the assets of the Company, shall be deemed to be a liquidation, dissolution or winding up. Upon this event, holders of all shares of Series A and Series B shall receive their liquidation preference, including any declared and unpaid dividends as of the liquidation date. As in an ordinary liquidation, no class or series of the Company’s equity securities has a right to receive a particular form of consideration (e.g., cash or shares) upon a deemed liquidation event. Accordingly, because the Company’s convertible preferred stock does not have a right to receive a cash redemption of their shares, the convertible preferred stock has been classified as permanent equity.

Horizon Pharma, Inc.

(formerly Horizon Therapeutics, Inc.)

(A development stage enterprise)

Notes to Consolidated Financial Statements, continued

(in thousands, except share and per share amounts)

11. Stockholders’ Equity (Deficit) (continued)

Conversion Rights

The holder of each share of Series A and B convertible preferred stock has the option to convert each share into such number of fully paid and non-assessable shares of the Company’s common stock equal to the product of the number of such Series A and B convertible preferred stock outstanding times the quotient of (i) the Series A and Series B convertible preferred stock liquidation preference price per share divided by (ii) the conversion price of $6.993 per share for Series A and $7.968 per share for Series B, which conversion price is subject to weighted average antidilution adjustment in the event that the Company issues shares of common stock (or is deemed to have issued shares of common stock by issuing common stock equivalents) at a price less than the applicable conversion price, subject to certain exceptions. If an antidilution trigger occurs in the future pursuant to the terms of the convertible preferred stock, the Company will calculate the new number of shares of common stock into which the convertible preferred stock will convert after the antidilution adjustment. If the value of the adjusted number of shares of common stock into which the convertible preferred stock was convertible, based on the market price of the common stock on the date the convertible preferred stock was issued, was greater than the value of the number of shares of common stock into which the convertible preferred stock was convertible prior to such adjustment, based on the market price of the common stock on the date the convertible preferred stock was issued, the Company will recognize a beneficial conversion feature associated with the convertible preferred stock. Because the beneficial conversion feature meets the requirements for equity classification (i.e., is not required to be accounted for as a liability pursuant to either ASC 815 or ASC 480, such future beneficial conversion feature charge will be recorded as a preferred stock dividend and the amount will be presented in a reconciliation of “net loss” to arrive at “net loss attributable to common shareholders” on the face of the Company’s Consolidated Statements of Operations.

Each share of Series A and Series B convertible preferred stock shall automatically be converted into common stock upon the earlier of (i) the Company’s sales of its common stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, with gross cash proceeds to the Company of at least $50,000 and (ii) the shares of the common stock sold are listed on the NYSE, the NASDAQ Global Select Market, or the NASDAQ Global Market or the date specified by written consent of holders of at least 66 2/3% of the then outstanding shares of Series A and Series B convertible preferred stock, voting together as a single class on an as-converted basis.

Each share of Series A and B convertible preferred stock will convert on a 1:1 basis into common stock. At June 30, 2010, the Company had reserved sufficient shares of common stock for issuance upon conversion of the convertible preferred stock.

Redemption

The Series A and B convertible preferred stock are not redeemable.

Voting Rights

The holders of each share of convertible preferred stock are entitled to the number of votes equal to the number of shares of common stock into which such shares of convertible preferred stock may be converted. The holders of convertible preferred stock, voting together as a single class on an as-converted basis, shall be entitled to elect six directors of the Company.

Horizon Pharma, Inc.

(formerly Horizon Therapeutics, Inc.)

(A development stage enterprise)

Notes to Consolidated Financial Statements, continued

(in thousands, except share and per share amounts)

11. Stockholders’ Equity (Deficit) (continued)

Convertible Preferred Stock Warrants

The following unexercised convertible preferred stock warrants were outstanding and classified as permanent equity as of December 31, 2009 and June 30, 2010:

	As of December 31, 2009
Underlying Stock	Exercise Price	Number of Shares
Series C convertible preferred	$14.22	46,751
Series D convertible preferred	$5.201	490,290

		537,041

	As of June 30, 2010
Underlying Stock	Exercise Price	Number of Shares
	(Unaudited)
Series A convertible preferred	$10.692	62,176
Series A convertible preferred	$5.201	490,290
Series A convertible preferred	$0.010	118,496
Series B convertible preferred	$0.010	150,602

		821,564

In connection with the issuance of Series D convertible preferred stock in December 2009 (upon which the Bridge Warrants became exercisable for shares of Series D convertible preferred stock at a known exercise price which was not subject to further adjustment except for stock splits, recapitalizations, stock dividends and similar events), the aggregate fair value of the Bridge Warrants of $459 was reclassified from liabilities to permanent equity on December 31, 2009.

On April 1, 2010, in connection with the recapitalization of Horizon Therapeutics, Inc., the Series C and Series D convertible preferred stock warrants were converted on a 1:1.33 and 1:1 basis, respectively, into Series A convertible preferred stock warrants.

On April 1, 2010, in connection with the Kreos-SVB Facility, the Company issued warrants to purchase 150,602 shares of Series B convertible preferred stock. Also in connection with Kreos Facility, the lender’s warrant to purchase up to 37,244 shares of Nitec capital stock was cancelled and exchanged for a warrant to purchase up to 118,496 shares of the Company’s Series A convertible preferred stock (“replacement warrant”). Both the Series A and B warrants have an exercise price of $0.01 per share and expire on April 1, 2020 unless terminated earlier as a result of certain reorganizations or changes in control. The fair value of warrants was recorded as a debt issuance cost and is being amortized to interest expense over the term of the loans. The initial fair value of the Kreos-SVB Facility and the Kreos Facility warrants was estimated at an aggregate value of $1,200 and $936, respectively, using the Black-Scholes option pricing model with the following assumptions at the date of issuance: expected volatility of 56%, risk-free interest rate of 4.19%, contractual term of 10 years and dividend yield of 0%. The warrants are classified as permanent equity.

Horizon Pharma, Inc.

(formerly Horizon Therapeutics, Inc.)

(A development stage enterprise)

Notes to Consolidated Financial Statements, continued

(in thousands, except share and per share amounts)

11. Stockholders’ Equity (Deficit) (continued)

The fair value of the replacement warrant issued to Kreos was equivalent to the fair value of the warrant Kreos held immediately prior to the warrant exchange, therefore, no additional accounting was required by the warrant exchange. The warrant fair value was recorded as equity in connection with the transaction for the following reasons:

•	The shares of Series A preferred stock underlying the warrant were not mandatorily redeemable.

•	In accordance with ASC 815-40-25, the warrant does not have a net cash settlement feature and does not provide the holder with a choice of net cash settlement or settlement in shares.

•

Although the holders can net share settle the warrant based on the difference between the fair value of the underlying stock and the exercise price of the warrant, the warrant was determined to be indexed to the Company’s own stock and therefore qualify for the exception to derivative accounting under ASC 815.

Because the warrant was determined to be classified as equity, no fair market value adjustments will be required in future periods.

The fair value of the original warrant issued to Kreos in connection with the Kreos Facility was treated as a discount on the EUR 7,500 loan in the historical Nitec standalone financial statements and was being amortized (using the effective interest method) to interest expense over the term of the debt. On April 1, 2010, in connection with the acquisition of Nitec, the Company recorded all assets and liabilities of Nitec at their fair value, including the remaining balance of the loan with Kreos. As a result, the fair value of the loan (i.e., including the amount of discount necessary for the loan to reflect market terms on the date of acquisition) was recorded such that future interest charges, representing the contractual interest rate together with the amortization of the discount recorded in the acquisition transaction, represent market interest charges.

Because all assets and liabilities were recorded at fair market value in connection with the acquisition of Nitec, the remaining unamortized discount on the original Kreos loan was not carried forward in the consolidated financial statements of Horizon Pharma, Inc.

Common Stock

In June and September 2005, the Company issued an aggregate of 2,400,000 shares of common stock valued at $0.0001 per share to the founders of the Company in exchange for technology know how.

On April 1, 2010, in connection with the recapitalization of Horizon Therapeutics, Inc., each share of common stock of Horizon Therapeutics, Inc. was exchanged for 0.496 shares of common stock and 0.504 shares of Series A convertible preferred stock of Horizon Pharma, Inc. Also on April 1, 2010, in connection with the acquisition of Nitec, Horizon Pharma Inc. issued 11,211,413 shares of Series A convertible preferred stock and 2,035,494 shares of common stock to the former Nitec stockholders.

Each share of common stock has the right to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of holders of all classes of stock outstanding having priority rights as to dividends. No dividends have been declared by the Board from inception through June 30, 2010 (unaudited). The Company’s amended and restated certificate of incorporation as of June 30, 2010 (unaudited) authorizes the Company to issue a total of 35,400,000 shares of $0.0001 par value common stock.

Horizon Pharma, Inc.

(formerly Horizon Therapeutics, Inc.)

(A development stage enterprise)

Notes to Consolidated Financial Statements, continued

(in thousands, except share and per share amounts)

11. Stockholders’ Equity (Deficit) (continued)

In the event of a liquidation dissolution, or winding up of the Company, after distribution to the holders of the Series A and B convertible preferred stock, all remaining assets or surplus funds of the Company shall be distributed on a pro-rata basis among the holders of the outstanding common stock and convertible preferred stock assuming full conversion of the convertible preferred stock.

Treasury Stock

On September 30, 2005 the Company repurchased 400,001 shares of $0.0001 par value common stock. The shares were not retired when bought back by the Company.

On April 1, 2010, in connection with the recapitalization of Horizon Therapeutics, Inc., each share of common stock of Horizon Therapeutics, Inc. was exchanged for 0.496 shares of common stock and 0.504 shares of Series A convertible preferred stock of Horizon Pharma, Inc. In addition, each share of treasury stock of Horizon Therapeutics, Inc. was cancelled.

12. Stock Option Plan

In October 2005, the Company adopted the 2005 Stock Plan (the “Plan”). The Plan provides for the granting of stock options to employees, consultants and advisors of the Company. Options granted under the Plan may be either incentive stock options (“ISO”) or nonqualified stock options (“NSO”). ISOs may be granted only to Company employees (including officers and directors who are also employees). NSOs may be granted to Company employees, consultants and advisors. As of December 31, 2009 and June 30, 2010 (unaudited), the Company has reserved 1,580,000 and 4,205,041 shares of common stock, respectively, for issuance under the Plan.

Options under the Plan may be granted for periods of up to ten years and at prices no less than 110% of the estimated fair value of the shares on the date of grant as determined by the Board of Directors, provided, however, that the exercise price of an ISO and NSO shall not be less than 100% and 85% of the estimated fair value of the shares on the date of grant, respectively, and the exercise price of an ISO and NSO granted to a 10% stockholder shall not be less than 110% of the estimated fair value of the shares on the date of grant. Options generally vest over four years and vest at a rate of 25% upon the first anniversary of the vesting commencement date and 1/48th per month thereafter.

Horizon Pharma, Inc.

(formerly Horizon Therapeutics, Inc.)

(A development stage enterprise)

Notes to Consolidated Financial Statements, continued

(in thousands, except share and per share amounts)

12. Stock Option Plan (continued)

Activity under the Plan is as follows:

		Options Outstanding
	Shares Available for Grant	Number of Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value
				(in thousands)
Shares authorized for the Plan at inception	167,500	—

Balance at December 31, 2005	167,500	—
Options granted	(70,000)	70,000	$0.54

Balance at December 31, 2006	97,500	70,000	$0.54
Options authorized	82,500	—
Options granted	(30,000)	30,000	$4.11

Balance at December 31, 2007	150,000	100,000	$1.61
Options authorized	410,000	—
Options granted	(450,920)	450,920	$4.39
Options cancelled	11,250	(11,250)	$.51

Balance at December 31, 2008	120,330	539,670	$3.96
Options authorized	920,000	—
Options granted	(257,000)	257,000	$5.67
Options cancelled	48,750	(48,750)	$3.69

Balance at December 31, 2009	832,080	747,920	$4.56	$65
Options authorized	2,625,041	—
Options granted prior to April 1, 2010	(678,240)	678,240	$2.19
Options granted on April 1, 2010 per share exchange agreement (replacement options)	(778,881)	778,881	$11.23
Options granted after April 1, 2010	(981,952)	981,952	$5.45
Options cancelled	71,138	(71,138)	$12.14

Balance at June 30, 2010 (unaudited)	1,089,186	3,115,855	$5.82	$7,281

Options vested and expected to vest at December 31, 2009		736,595	$4.55	$65
Options vested and exercisable at December 31, 2009		217,322	$3.74	$57
Options vested and expected to vest at June 30, 2010 (unaudited)		3,029,048	$5.86	$7,028
Options vested and exercisable at June 30, 2010 (unaudited)		973,471	$8.71	$1,295

The options granted on April 1, 2010 were granted in substitution for Nitec options which were cancelled in connection with the acquisition of Nitec.

Horizon Pharma, Inc.

(formerly Horizon Therapeutics, Inc.)

(A development stage enterprise)

Notes to Consolidated Financial Statements, continued

(in thousands, except share and per share amounts)

12. Stock Option Plan (continued)

The following table summarizes the Company’s outstanding stock options at December 31, 2009 and June 30, 2010 (unaudited):

Options Outstanding at December 31, 2009			Options Vested and Exercisable at December 31, 2009
Exercise Price	Number of Options	Weighted Average Remaining Contractual Life (in years)	Number of Options	Weighted Average Exercise Price
$0.57	40,000	6.6	35,416	$0.57
4.11	30,000	7.3	22,708	4.11
4.39	450,920	8.6	158,698	4.39
5.67	227,000	9.4	500	5.67

4.56	747,920	8.7	217,322	3.74

Options Outstanding at June 30, 2010			Options Vested and Exercisable at June 30, 2010
(Unaudited)			(Unaudited)
Exercise Price	Number of Options	Weighted Average Remaining Contractual Life (in years)	Number of Options	Weighted Average Exercise Price
$0.57	40,000	6.1	39,375	$0.57
2.19	678,240	9.6	—	—
3.18	78,884	2.4	69,023	3.18
4.11	30,000	6.8	25,833	4.11
4.39	450,920	8.1	214,397	4.39
5.45	981,952	10.0	—	—
5.67	227,000	8.9	61,582	5.67
12.14	628,859	8.5	563,261	12.14

5.82	3,115,855	9.0	973,471	8.71

The weighted average grant date fair value of options granted was $2.74, $2.89, $1.50 and $3.21 during the years ended December 31, 2007, 2008 and 2009 and the six months ended June 30, 2010 (unaudited), respectively.

The total fair value of options granted to employees that vested during the years ended December 31, 2007, 2008, 2009 and during the six months ended June 30, 2010 (unaudited) was $0, $3, $397, and $655, respectively.

As of December 31, 2009 and June 30, 2010 (unaudited), the unrecognized stock-based compensation costs related to stock options expected to vest was $1,137 and $8,016, respectively, and will be recognized over an estimated weighted average amortization period of 2.7 and 2.6 years, respectively.

Horizon Pharma, Inc.

(formerly Horizon Therapeutics, Inc.)

(A development stage enterprise)

Notes to Consolidated Financial Statements, continued

(in thousands, except share and per share amounts)

12. Stock Option Plan (continued)

The fair value of each option grant was estimated on the date of grant using the following assumptions:

	December 31,		June 30, 2010
	2008	2009
			(unaudited)
Expected volatility	70%	98%	79%
Risk-free interest rate	3.5%	2.7%	2.3%
Expected term (in years)	6.25	6.25	5.09
Expected dividends	0%	0%	0%

The replacement stock options granted on April 1, 2010 were granted in substitution for Nitec options which were cancelled. The substituted options were issued with the same vesting schedule and terms as the cancelled Nitec options, with continuous service with Nitec credited towards the original vesting period and share amounts adjusted in a manner consistent with the share exchange agreement. The Company estimated the fair value of the stock options using the Black-Scholes option pricing model with the following assumptions as of April 1, 2010: expected volatility of 75%, risk-free interest rate of 1.03%, expected term of 2.3 years and expected dividend yield of 0%.

Risk-Free Interest Rate

The Company determined the risk-free interest rate by using a weighted average assumption equivalent to the expected term based on the U.S. Treasury constant maturity rate as of the date of grant.

Expected Volatility

The Company used an average historical stock price volatility of comparable companies to be representative of future stock price volatility as the Company did not have any trading history for its common stock.

Expected Term

Given the Company’s limited historical exercise behavior, the expected term of options granted was determined using the “simplified” method. Under this approach, the expected term is presumed to be the average of the vesting term and the contractual life of the option.

Expected Dividends

The Company has never paid dividends and does not anticipate paying any dividends in the near future.

Forfeitures

As stock-based compensation expense recognized in the consolidated statements of operations is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Horizon Pharma, Inc.

(formerly Horizon Therapeutics, Inc.)

(A development stage enterprise)

Notes to Consolidated Financial Statements, continued

(in thousands, except share and per share amounts)

12. Stock Option Plan (continued)

Stock-Based Compensation Associated with Awards to Employees

In connection with the preparation of the financial statements, the Company determined the estimated fair value of its common stock in light of the expected completion of its initial public offering. All options granted were intended to be exercisable at a price per share not less than fair market value of the shares of the Company’s common stock underlying those options on their respective dates of grant. The Board of Directors determined these fair market values in good faith based on the best information available to the Board of Directors and Company’s management at the time of the grant. The Board of Directors considered numerous objective and subjective factors in determining the fair value of its common stock at each option grant date, including but not limited to, the following factors: (i) prices of the Series A, Series B, Series C and Series D convertible preferred stock issued by the Company primarily to outside investors in arm’s-length transactions, and the rights, preferences and privileges of the convertible preferred stock relative to the common stock, (ii) the status of research and product development efforts, (iii) stage of development and business strategy, including regulatory review status with regulatory authorities, (iv) valuations of the common stock and (v) the likelihood of achieving a liquidity event for the shares of common stock underlying these stock options, such as an initial public offering or sale of the Company, given prevailing market conditions. The Company used a third party to assist in performing a valuation analysis and valued its common stock at $5.67, $2.19, $5.45 and $7.15 per share as of December 31, 2008 and 2009, April 1, 2010 (unaudited) and June 30, 2010 (unaudited), respectively.

The Company granted stock options to employees, net of cancellations, with weighted average values as follows:

Grants Made During the Three Months Ended	Number of Options Granted	Weighted Average Exercise Price
March 31, 2009	112,000	$5.67
June 30, 2009	130,000	5.67
September 30, 2009	15,000	5.67
December 31, 2009	—	—
March 31, 2010 (unaudited)	678,240	2.19
June 30, 2010 (unaudited)	1,589,455	8.03

The Company estimated the fair value of stock options using the Black-Scholes option pricing model. The fair value of employee stock options is being amortized on a straight-line basis over the requisite service period of the awards.

Stock-based compensation expense related to options granted to employees was allocated to the following departments (in thousands):

	December 31,			Six Months Ended June 30,		Cumulative Period from June 22, 2005 (date of inception) to June 30, 2010
	2007	2008	2009	2009	2010
				(Unaudited)		(Unaudited)
Research and development	$—	$—	$87	$39	$250	$337
Sales and marketing	—	—	—	—	24	24
General and administrative	—	133	279	152	324	736

	$—	$133	$366	$191	$598	$1,097

Horizon Pharma, Inc.

(formerly Horizon Therapeutics, Inc.)

(A development stage enterprise)

Notes to Consolidated Financial Statements, continued

(in thousands, except share and per share amounts)

12. Stock Option Plan (continued)

No income tax benefit has been recognized relating to stock-based compensation expense and no tax benefits have been realized from exercised stock options.

Stock-Based Compensation for Non-employees

Stock-based compensation expense related to stock options granted to non-employees is recognized as the stock options are earned. The Company believes that the fair value of the stock options is more reliably measurable than the fair value of the service received. The fair value of the stock options granted is calculated at each reporting date using the Black-Scholes option pricing model using the following assumptions.

	December 31,		June 30, 2010
	2008	2009
			(unaudited)
Expected volatility	70%	98%	75%
Risk-free interest rate	3.5%	2.7%	3.0%
Contractual life (in years)	10.0	10.0	7.13
Expected dividends	0%	0%	0%

The replacement stock options granted on April 1, 2010 were granted in substitution for Nitec options which were cancelled. The substituted options were issued with the same vesting schedule and terms as the cancelled Nitec options, with continuous service with Nitec credited towards the original vesting period and share amounts adjusted in a manner consistent with the share exchange agreement. The Company estimated the fair value of the stock options using the Black-Scholes option pricing model with the following assumptions as of April 1, 2010: expected volatility of 75%, risk-free interest rate of 1.05%, expected term of 1.8 years and expected dividend yield of 0%.

The stock based compensation expense will fluctuate as the fair value of the common stock fluctuates. Stock-based compensation expense charged to operations for options granted to non-employees for the years ended December 31, 2007, 2008 and 2009 and for the cumulative period from June 22, 2005 (date of inception) to June 30, 2010 (unaudited), was $34, $37, $36 and $171, respectively. Stock-based compensation expense for options granted to non-employees for the six months ended June 30, 2009 and 2010 (unaudited) was $21 and $60, respectively.

During the six months ended June 30, 2010, the Company granted options to purchase up to 100,240 shares of common stock to non-employees with a weighted average share price of $4.65 (unaudited).

13. Related Party Transactions

The Company has entered into consulting agreements with three stockholders, two of which previously served as directors of Horizon Pharma USA. For the years ended December 31, 2007, 2008, 2009 and for the cumulative period from June 22, 2005 (date of inception) to June 30, 2010 (unaudited), the Company paid $307, $881, $775 and $2,561, respectively, in consulting fees to the related parties. For the six months ended June 30, 2009 and 2010 (unaudited), the Company paid $430 and $428, respectively, and at June 30, 2010, the Company accrued $70 in consulting fees to the related parties.

For the years ended December 31, 2007, 2008 and 2009 and for the cumulative period from June 22, 2005 (date of inception) to June 30, 2010 (unaudited), under the sublease agreement with a stockholder (Note 7), the Company paid $36, $36, $32 and $139, respectively for rent. For the six months ended June 30, 2009 and 2010 (unaudited), the Company paid $16 and $0, respectively, for rent to the stockholder.

Horizon Pharma, Inc.

(formerly Horizon Therapeutics, Inc.)

(A development stage enterprise)

Notes to Consolidated Financial Statements, continued

(in thousands, except share and per share amounts)

14. Income taxes

The tax effects of temporary differences and carryforwards that give rise to significant portions of the deferred tax assets are as follows (in thousands):

	December 31,
	2008	2009
Net operating loss carryforwards	$22,934	$29,793
Research and development credits	1,923	2,305
Accruals and reserves	225	557

Total deferred tax assets	25,082	32,655
Less: Valuation allowance	(25,082)	(32,655)

Net deferred tax assets	$—	$—

As of December 31, 2009, the Company had net operating loss carryforwards of approximately $76,449 and $79,559 available to reduce future taxable income, if any, for federal and state income tax purposes, respectively. The federal tax net operating loss carryforwards begin to expire in 2025 and state tax net operating loss carryforwards begin to expire in 2015.

As of December 31, 2009, the Company had research and development credit carryforwards of approximately $2,514 and $244 available to reduce future taxable income, if any, for federal and state income tax purposes, respectively. The federal tax credit carryforwards will expire beginning 2025 if not utilized. The state tax credit carryforwards have an unlimited carryforward period.

Utilization of the net operating loss carryforwards may be subject to an annual limitation due to the ownership percentage change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of the net operating loss carryforwards before utilization. The Company determined that there was an ownership change as of April 1, 2010, and that it will be subject to annual limits on its ability to utilize net operating loss carryforwards. These annual limits will be $13,651, $18,119, $18,119, $18,119 and $16,907 for 2010, 2011, 2012, 2013 and 2014, respectively, and are cumulative such that any use of the carryforwards below the limitation in one year will result in a corresponding increase in the limitation for the subsequent tax year.

The Company has provided a full valuation allowance for its deferred tax assets at December 31, 2009 due to the uncertainty surrounding the future realization of these assets.

On January 1, 2009, the Company adopted the provisions of ASC 740-10, “Accounting for Uncertainty in Income Taxes.” ASC 740-10 prescribes a comprehensive model for the recognition, measurement, presentation and disclosure in financial statements of any uncertain tax positions that have been taken or expected to be taken on a tax return. The cumulative effect of adopting ASC 740-10 resulted in no adjustment to retained earnings as of January 1, 2009. As of December 31, 2009, the Company had gross unrecognized tax benefits of $370. It is unlikely that the amount of liability for unrecognized tax benefits will significantly change within the next 12 months. There was no interest or penalties accrued at January 1, 2009 and December 31, 2009.

The Company files income tax returns in the U.S. federal jurisdiction and various states. As of December 31, 2009, all returns for the years ended 2005 through the current period remain open to examination. The Company is not currently subject to income tax examinations by any tax authorities.

Horizon Pharma, Inc.

(formerly Horizon Therapeutics, Inc.)

(A development stage enterprise)

Notes to Consolidated Financial Statements, continued

(in thousands, except share and per share amounts)

15. Distribution Agreements

Merck Serono

In December 2006 and March 2009, the Company entered into transfer, license and supply agreements with Merck Serono GmbH and Merck GmbH, an affiliate of Merck Serono, for the commercialization of LODOTRA in Germany and Austria, respectively. The agreement covering Germany was amended in December 2008 to allow co-promotion of LODOTRA in Germany. Under the agreements, the Company granted Merck Serono exclusive distribution and marketing rights pertaining to LODOTRA for Germany and Austria and an exclusive license to use the trademark for LODOTRA in Germany and Austria. Merck Serono agreed to purchase LODOTRA commercial product exclusively from the Company. The Company supplies LODOTRA to Merck Serono at the price which is the higher of (1) a percentage of the list price of LODOTRA to final purchasers of LODOTRA from Merck Serono (excluding any discounts) and (2) the costs incurred for the production and delivery of LODOTRA to a Merck Serono supply depot, plus a profit mark-up. Subject to early termination, the terms of the agreements are 10 years from the launch of LODOTRA in Germany and Austria, as applicable. Thereafter, the agreements automatically renew until terminated by either party by giving specified prior written notice to the other party. Either party may also terminate either agreement in the event of a bankruptcy of the other party, certain events beyond the parties’ control that impair performance under the agreements, or upon material uncured breach by the other party.

Mundipharma

In March 2009, the Company entered into a distribution agreement with Mundipharma for the commercialization of LODOTRA in Europe, excluding Germany and Austria, and a manufacturing and supply agreement with Mundipharma Medical Company, or Mundipharma Medical. The distribution agreement provides for an upfront payment less than ten million Euros, all of which has been paid by Mundipharma, and aggregate potential milestone payments in the tens of millions of Euros, of which approximately 25% has been earned by the Company and paid by Mundipharma. Under the distribution agreement, the Company granted Mundipharma the exclusive distribution and marketing rights pertaining to LODOTRA for: Albania, Belgium, Bosnia-Herzegovina, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Greece, Hungary, Iceland, Ireland, Israel, Italy, Latvia, Lichtenstein, Lithuania, Luxemburg, Macedonia, Malta, Montenegro, Netherlands, Norway, Poland, Portugal, Romania, Serbia, Former Soviet Union Countries, Slovakia, Slovenia, Spain, Sweden, Switzerland, Turkey and the United Kingdom.

Under the manufacturing and supply agreement, Mundipharma Medical agreed to purchase LODOTRA exclusively from the Company. The Company supplies LODOTRA to Mundipharma Medical at the price which is a specified percentage of the average net selling price for sales in a given country. Subject to early termination, the terms of both agreements extend to March 2024. Thereafter, the agreements automatically renew until terminated by either party giving specified prior written notice to other party. Either party may also terminate either of the agreements in the event of a bankruptcy of the other party or upon an uncured material breach by the other party. In addition, Mundipharma has the right to terminate the distribution agreement in the event of material risk of personal injury to third parties or immediately by written notice with respect to any country if the market authorization for LODOTRA is cancelled in such country.

16. Subsequent Events (unaudited)

On July 12, 2010, the Company issued $10,000 in subordinated convertible notes in accordance with the Series B Preferred Stock and Convertible Note Purchase Agreement dated April 1, 2010, as amended by the First Amendment to Series B Preferred Stock and Convertible Note Purchase Agreement.

Horizon Pharma, Inc.

(formerly Horizon Therapeutics, Inc.)

(A development stage enterprise)

Notes to Consolidated Financial Statements, continued

(in thousands, except share and per share amounts)

16. Subsequent Events (unaudited) (continued)

On July 27, 2010, the Company’s Board of Directors authorized management to file a registration statement on Form S-1 with the Securities and Exchange Commission.

On August 31, 2010, the Company informed the lenders under the Kreos-SVB Facility of its intention to borrow the remaining $5,000 available under the Kreos-SVB Facility. On September 3, 2010, the Company completed the draw down of the remaining $5,000 with 36 equal monthly payments of $83 of principal and interest, at a fixed interest rate of 12% per annum, and an end of loan fee of $25.

Report of Independent Auditors on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of Nitec Pharma AG (subsequently renamed Horizon Pharma AG, effective 23 April 2010), which comprise the consolidated balance sheets as of 30 June 2009 and 2008, and the related consolidated income statements, consolidated statements of cash flow, consolidated statement of changes in shareholders’ equity, and notes thereto, for the years then ended. These financial statements are the responsibility of the Company’s management and Board of Directors. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements, referred to above, present fairly, in all material respects, the consolidated balance sheet of Nitec Pharma AG as of 30 June 2009 and 2008, and of the consolidated results of their operations and their cash flows for the years then ended, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Ernst & Young Ltd

Jürg Zürcher	Jörg Schmidt
Licensed audit expert	German public auditor

Basle, 24 June 2010

Nitec Pharma AG

Consolidated Balance Sheets

As of 30 June 2009 and 2008

(in thousands, Swiss Francs)

[kCHF]	Note	30 June 2009	30 June 2008
Assets
Current assets
Cash and cash equivalents	(1)	14,846	12,114
Trade receivables	(2)	5,484	—
Other current financial assets		—	80
Other non-financial assets	(3)	1,652	1,196
Current tax assets		—	4
Inventories	(4)	247	1,365

Total current assets		22,229	14,759

Non-current assets
Other non-current financial assets	(9)	40	41
Property, plant, equipment	(5)	866	153
Intangible assets	(6)	1,019	879

Total non-current assets		1,925	1,073

Total assets		24,154	15,832

Liabilities
Current liabilities
Trade and other payables	(7)	2,940	2,820
Other current financial liabilities	(9)	3,041	—
Other current non-financial liabilities	(8)	1,315	680
Current tax liabilities		28	18
Deferred revenue (current portion)	(10)	502	—

Total current liabilities		7,826	3,518

Non-current liabilities
Net pension liabilities	(14)	6	30
Non-current financial liabilities	(9)	1,909	—
Deferred revenue (non-current portion)	(10)	6,901	—

Total non-current liabilities		8,816	30

Equity
Share capital	(11)	291	252
Capital reserves		45,455	29,722
Other reserves		2,291	744
Foreign exchange difference		3	9
Retained earnings/(accumulated loss)		-40,528	-18,443

Total equity		7,512	12,284

Total equity and liabilities		24,154	15,832

Note:	The prior year figures were adjusted leading to a more relevant information; see section “Change in accounting policies“.

Nitec Pharma AG

Consolidated Income Statement

For the Years Ended 30 June 2009 and 2008

(in thousands, Swiss Francs)

[kCHF]	Note	1 July 2008 – 30 June 2009	1 July 2007 – 30 June 2008
Sales of goods		2,826	—
Contract revenue		2,190	—

Revenue		5,016	—

Raw material and consumables used		-333	-347
Toll manufacturing and other supply chain cost		-2,093	-846
Change in inventories of finished goods and work in process		—	1,193
Write-down of inventories		-1,193	—
Royalties for goods sold		-143	—
Royalties related to contract revenue		-370	—

Cost of sales		-4,132	—

Gross profit		884	—

Other income		0	77
Employee benefit expense	(14)	-6,076	-4,475
Other operating expenses
Development expenses	(13)	-11,253	-9,001
Administrative expenses	(15)	-3,120	-3,538
Marketing expenses		-1,340	-1,513

Operating result before depreciation and amortisation		-20,905	-18,450

Depreciation and amortisation	(5)/(6)	-192	-230

Operating result		-21,097	-18,680

Financial income	(17)	2,037	674
Financial expenses	(18)	-2,973	-701

Result before taxes		-22,033	-18,707

Income tax expense	(19)	-52	-45

Net loss for the period		-22,085	-18,752

Basic and diluted loss per ordinary share [CHF]	(20)	-7.59	-7.47

Note:	Basic and diluted loss per ordinary shares present the situation after the share-split (1:10) effective 15 December 2007.

The prior year figures were adjusted leading to a more relevant information; see section “Change in accounting policies“.

Nitec Pharma AG

Consolidated Statement of Cash Flow

For the Years Ended 30 June 2009 and 2008

(in thousands, Swiss Francs)

[kCHF]	Note		1 July 2008 – 30 June 2009	1 July 2007 – 30 June 2008
Result before taxes			-22,033	-18,707
Non-cash adjustments (+/-):
Depreciation and amortisation	(5	)/(6)	192	230
Write-down of inventories	(4)		1,193	—
Expense for bonus share warrants (BSW)	(12)		14	10
Expense for stock options (SOA)	(12)		0	0
Expense for stock options (SOB)	(12)		1,533	697
Change in financial instruments (net)	(9)		172	—
Unrealised foreign exchange difference			279	336
Increase/decrease of net pension liability	(14)		-24	30
Working capital adjustments (+/-):
Decrease/increase of inventories	(4)		-75	-1,365
Increase/decrease of other net working capital			2,302	965
Interest expense	(18)		798	1
Interest income	(17)		-303	-566
Interest paid			-798	0
Interest received			303	566
Income taxes paid			-42	-45

Cash flow from operating activities			-16,489	-17,823

Purchase of property, plant, equipment	(5)		-866	-157
Purchase of intangible assets	(6)		-184	-1,048

Cash flow from investing activities			-1,050	-1,230

Contributions to share capital	(10)		39	35
Contributions to capital reserves			15,963	14,006
Costs of capital increase			-230	-162
Proceeds from loans	(9)		5,399	—
Proceeds from grant of warrants (WTP)	(9)		1,024	—
Repayment of loans	(9)		-1,422	—

Cash flow from financing activities			20,773	13,879

Net increase/(decrease) in cash and cash equivalents			3,234	-5,174

Cash and cash equivalents at beginning of reporting period	(1)		12,114	17,627

Net increase/(decrease) in cash and cash equivalents			3,234	-5,174
Foreign exchange difference			-502	-339

Cash and cash equivalents at end of reporting period	(1)		14,846	12,114

Nitec Pharma AG

Consolidated Statement of Changes in Shareholders’ Equity

(in thousands, Swiss Francs)

[kCHF]	Share capital	Capital reserves	Reserves for BSW	Reserves for SOA	Reserves for SOB	Foreign exchange difference	Retained earnings/ (accum. loss)	Total
			Other reserves
Balance as of 30 June 2007	217	30,253	36	1	0	11	-14,066	16,452
Currency translation difference	—	—	—	—	—	-2	—	-2
Total other income/(expense) recognised directly in equity	—	—	—	—	—	-2	—	-2
Net loss for the period	—	—	—	—	—	—	-18,752	-18,752

Total income/(expense) recognised for the period	—	—	—	—	—	-2	-18,752	-18,754

Expense for BSW (3), SOA (4) and SOB (5)	—	—	10	0	697	—	—	707
Capital increase (1)	35	13,966	—	—	—	—	—	14,001
Costs of capital increase	—	-162	—	—	—	—	—	-162
Exercise of SOA (4)	0	40	—	—	—	—	—	40
Use of share premium (2)	—	-14,375	—	—	—	—	14,375	—

Balance as of 30 June 2008	252	29,722	46	1	697	9	-18,443	12,284
Currency translation difference	—	—	—	—	—	-6	—	-6
Total other income/(expense) recognised directly in equity	—	—	—	—	—	-6	—	-6
Net loss for the period	—	—	—	—	—	—	-22,085	-22,085

Total income/(expense) recognised for the period	—	—	—	—	—	-6	-22,085	-22,091

Expense for BSW (3), SOA (4) and SOB (5)	—	—	14	0	1,533	—	—	1,547
Capital increase (6)	39	15,961	—	—	—	—	—	16,000
Costs of capital increase	—	-230	—	—	—	—	—	-230
Exercise of SOA (4)	0	2	—	—	—	—	—	2
Balance as of 30 June 2009	291	45,455	60	1	2,230	3	-40,528	7,512

(1)	Second tranche of capital increase on series B shares
(2)	Offset of the retained losses of Nitec Pharma AG by a resolution of the Annual General Meeting of the shareholders held on 30 October 2007
(3)	Bonus share warrants
(4)	Stock options (plan A)
(5)	Stock options (plan B)
(6)	Third tranche of capital increase of series B shares

Nitec Pharma AG

Notes to the Consolidated Financial Statements

For the Years Ended 30 June 2009 and 2008

(in thousands, Swiss Francs, except share and per share amounts)

Organisation and history

Nitec Pharma AG (registered in Reinach BL) (“Nitec Pharma” or “the Company”) is a Switzerland-based specialty pharma ceutical company focused on the development and commercialisation of innovative medicines to treat chronic inflammation and pain-related diseases. The Company’s most advanced product is Lodotra™, a Circadian Cytokine Modulator (“CCM”) for the treatment of Rheumatoid Arthritis (“RA”). Nitec Pharma AG was originally incorporated in 2004 as a spin-out of Merck KGaA and is headquartered in Reinach (near Basel) in Switzerland. The Company is financed by Atlas Venture, Global Life Science Ventures and NGN Capital, TVM Capital and Deutsche Bank AG, London.

Together with its fully-owned subsidiary – Nitec Pharma GmbH – the Company forms a specialty pharma ceutical group (together referred to as “Nitec Pharma Group” or “the Group”).

Summary of significant accounting principles

Basis of presentation

The consolidated financial statements have been prepared in conformity with International Financial Reporting Standards (IFRS). All accounting policies have been applied consistently to all periods presented in these consolidated financial statements, unless otherwise stated. The consolidated financial statements have been prepared on a historical cost basis except where indicated.

The financial statements are presented in thousand Swiss Francs (kCHF) unless otherwise stated. All figures in this report are rounded to the nearest reported unit. When current year’s figures are compared to prior year the corresponding figures are presented in brackets.

Adoption of new standards

Regarding the financial year 2008/2009 the Group has adopted the following new standards and interpretations to existing standards.

IFRIC 12 – Service Concession Arrangements

Effective for annual periods beginning on or after 1 January 2008

IFRIC 13 – Customer Loyalty Programmes

Effective for annual periods beginning on or after 1 July 2008

IFRIC 14 – IAS 19 – The Limit on a Defined Benefit Asset, Minimum Funding Requirements and their Interaction

Effective for annual periods beginning on or after 1 January 2008

The adoption of these new standards and/or interpretations did not have a significant impact on the Group’s accounts.

Regarding the up-coming financial year 2009/2010 the Group will additionally have to adopt the following new standards and interpretations to existing standards.

IFRS 1 and IAS 27 (Amendments) – Cost of an Investment in a Subsidiary, Jointly Controlled Entity or Associate

Effective for annual periods beginning on or after 1 January 2009

Nitec Pharma AG

Notes to the Consolidated Financial Statements, continued

For the Years Ended 30 June 2009 and 2008

(in thousands, Swiss Francs, except share and per share amounts)

IFRS 2 (Amendment) – Vesting Conditions and Cancellations

Effective for annual periods beginning on or after 1 January 2009

IFRS 3 (Revised) – Business Combinations

Effective for annual periods beginning on or after 1 July 2009

IFRS 7 (Amendment) – Improving Disclosures about Financial Instruments

Effective for annual periods beginning on or after 1 January 2009

IFRS 8 – Operating Segments

Effective for annual periods beginning on or after 1 January 2009

IAS 1 (Revised) – Presentation of Financial Statements

Effective for annual periods beginning on or after 1 January 2009

IAS 23 (Revised) – Borrowing Costs

Effective for annual periods beginning on or after 1 January 2009

IAS 27 (Amended) – Consolidated and Separate Financial Statements

Effective for annual periods beginning on or after 1 July 2009

IAS 32 and IAS 1 (Amendments) – Puttable Financial Instruments and Obligations Arising on Liquidation

Effective for annual periods beginning on or after 1 January 2009

IAS 39 (Amendment) – Eligible Hedged Items

Effective for annual periods beginning on or after 1 January 2009

IFRIC 15 – Agreements for the Construction of Real Estate

Effective for annual periods beginning on or after 1 January 2009

IFRIC 16 – Hedges of a Net Investment in a Foreign Operation

Effective for annual periods beginning on or after 1 October 2008

IFRIC 17 – Distribution of Non-Cash Assets to Owners

Effective for annual periods beginning on or after 1 July 2009

Nitec Pharma AG

Notes to the Consolidated Financial Statements, continued

For the Years Ended 30 June 2009 and 2008

(in thousands, Swiss Francs, except share and per share amounts)

IFRIC 18 – Transfer of Assets from Customers

Effective for annual periods beginning on or after 1 July 2009

Annual Improvements – Omnibus Changes to many standards

Effective for annual periods beginning on or after mostly 1 January 2009 (amendment to IFRS 5 is effective 1 July 2009)

The adoption of these new standards and/or interpretations is not expected to have a significant impact on the Group’s accounts, expect from certain presentation requirements.

Use of estimates and significant accounting judgments

The preparation of consolidated financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires Management to exercise its judgment in the process of applying its accounting policies. Nitec Pharma Group makes estimates and assumptions concerning the future. Areas where assumptions and estimates are significant to the consolidated financial statements are primarily:

Capitalisation of development costs

Details to the accounting policy are contained in section “Development expenses” within this note as well as in note (13).

Deferred tax assets

Details are given in section “Income tax” within this note as well as in note (19).

Pension liabilities

Details to the pension plans are contained in section “Employee benefit expense” within this note as well as in note (14), where also the applied assumptions are disclosed.

Share based payments (bonus share warrants and stock options)

Details of the warrants and options granted and the assumptions applied are disclosed in note (12). Assumptions are mainly made concerning the vesting probability in relation with service conditions within the existing plans.

In the process of applying the Group’s accounting policies, management has made the following judgment, apart from those involving estimates, which has the most significant effect on the amounts recognised in the financial statements:

Write-down of pre-launch inventory stock

Nitec Group decided to start capitalising the cost of inventories in stock (and in particular the full manufacturing cost of the Lodotra™ tablets) for the first time on 30 June 2008, in consideration of the high likelihood that Lodotra™ might be recommended for approval in the EU in the course of 2008. During the first half of financial year 2008/2009 the EU regulatory authorities did recommend Lodotra™ for approval, however, the same authorities ruled that the authorised “shelf life” of the Lodotra™ tablets should be of only two years, while the Group had anticipated a “shelf life” of three years. As a result, the Group decided to write-off completely the value of the Lodotra™ tablets in stock as of 31 December 2008, which represent the vast majority of the value of the inventories.

Details are given in note (4).

Nitec Pharma AG

Notes to the Consolidated Financial Statements, continued

For the Years Ended 30 June 2009 and 2008

(in thousands, Swiss Francs, except share and per share amounts)

Change in accounting policies

During the preparation of the consolidated financial statements for financial year 2008/2009, the Group decided to rename certain Balance Sheet, Income Statement, Cash Flow and Statement of Changes in Shareholder’s Equity captions, in order to provide a better representation of certain line items, relative to previously released financial statements.

To capture their origin the former “capital reserves” and “free reserves” were merged to new “capital reserves” as both result from capital paid-in.

Additionally to this the Income Statement was restructured to show the operating activities of the Group more precisely. This led primarily to a shift from development to marketing expenses.

The above-mentioned changes in presentation did not have any impact in figures itself, but in certain sub-totals. All prior year figures were adjusted to a comparable structure.

Principles of consolidation

The consolidated financial statements include the annual financial statements of Nitec Pharma AG and all subsidiaries where Nitec Pharma AG holds more than 50% of the voting power or which it otherwise controls. These entities are fully consolidated in preparing the consolidated financial statements.

The entities forming the consolidated Group at 30 June 2009 and 2008 respectively were:

Legal entity	Registered office (country)	Share of the capital	Share of the voting power	Statutory capital as of 30 June 2008
Nitec Pharma AG	Reinach BL (Switzerland)	parent company	n/a	CHF	291,177.47
Nitec Pharma GmbH	Mannheim (Germany)	100.00%	100.00%	EUR	25,000.00

In fully consolidating the entities, assets, liabilities and items of income and expense are recognised in full. Assets, liabilities and items of income and expense and profits and losses between consolidated entities are eliminated.

Foreign currency transaction

Transactions in foreign currencies are translated at the foreign exchange rate as of the date of the transaction. Foreign exchange differences arising on these transactions are recognised in the income statement.

On the balance sheet date, monetary assets and liabilities denominated in foreign currencies are translated at the closing rate. Any foreign exchange differences deriving from these translations are recorded in the income statement. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as of the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined.

Translation of financial statements of foreign entities

The assets and liabilities of foreign operations are translated into CHF at the closing rate, income and expense are translated at average rates for the period. The exchange differences arising on the translation are taken directly to a separate component of equity.

Nitec Pharma AG

Notes to the Consolidated Financial Statements, continued

For the Years Ended 30 June 2009 and 2008

(in thousands, Swiss Francs, except share and per share amounts)

The following exchange rates (CHF/foreign currency) were used for the Group’s main foreign currencies:

Foreign Currency	Balance sheet rate as of 30 June		Income statement average rate
	2009	2008	2008/2009	2007/2008
EUR	1.54510	1.61830	1.56023	1.64580

Specific accounting and valuations principles

Cash and cash equivalents

Cash and cash equivalents comprise cash on hand and bank deposits with an initial maturity of no more than three months.

Trade receivables

Trade receivables are stated at repayment amount (amortised costs) less specific allowances for doubtful accounts and, if denominated in foreign currency, translated at the closing rate.

The allowance for doubtful accounts is based on management’s assessment of the collectability of specific customer accounts and the aging of the accounts receivable.

Other non-financial assets

Other non-financial assets comprise receivables from non-direct taxes, such as VAT and withholding taxes. These taxes are normally refunded within one quarter to one year, respectively. Additionally to this, prepayments are also included in this line item.

Inventories

Inventories generally comprise

Raw material

Production supplies

Unfinished goods

Inventories are generally capitalised at direct purchase cost for material and/or service processed in the current productions stage (finished and unfinished goods). For production stages including internal cost, direct internal costs are capitalised allocated on the product.

The value of the inventory is measured applying the “first-in first-out” (FIFO) method. If current market prices and/or limited usability of products indicate any impairment, the value of the inventory is written-down to the lower net realisable value.

Based on its business, Nitec Group has only raw materials, production supplies and unfinished goods on stock. All raw material and production supply are purchased from third parties. Toll manufacturing and other supply chain services are rendered by third parties within corresponding agreements. These costs are capitalised similarly to the purchase of material.

Nitec Pharma AG

Notes to the Consolidated Financial Statements, continued

For the Years Ended 30 June 2009 and 2008

(in thousands, Swiss Francs, except share and per share amounts)

Financial assets

Generally Nitec Pharma Group classifies its financial assets in the following categories: financial assets at fair value through profit or loss; loans and receivables; held-to-maturity investments; and available-for-sale financial assets. The classification depends on the purpose for which the investments were acquired.

Financial assets at fair value

This category has two subcategories: financial assets held for trading, and those designated at fair value through profit or loss at inception. A financial asset is classified in this category if acquired principally for the purpose of selling in the short-term. Derivatives are also categorised as held for trading unless they are designated as hedges. Assets in this category are classified as current assets if they are either held for trading or are expected to be realised within 12 months of the balance sheet date. Valuation is at fair value through profit and loss.

Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They arise when Nitec Pharma Group provides money, goods or services directly to a debtor with no intention of trading the receivable. They are included in trade receivables and other current financial assets, except for maturities longer than 12 months after the balance sheet date, which are shown as other non-current financial assets.

Held-to-maturity investments

Held-to-maturity investments are non-derivative financial assets with fixed or determinable payments and fixed maturities that Nitec Pharma Group’s management has the intention and ability to hold to maturity. They are reported at amortised cost using the effective interest method.

Available-for-sale financial assets

Available-for-sale financial assets are non-derivatives that are either designated in this category or not classified in any of the other categories. They are included in non-current assets unless management intends to dispose of the investment within 12 months of the balance-sheet date. Valuation is at fair value through equity, except for impairment losses and foreign exchange gains and losses on available-for-sale monetary items.

Purchases and sales of financial assets are recognised on trade date. This is the date on which Nitec Pharma Group commits to purchase or sell the asset. Financial assets are initially recognised at fair value plus transaction costs for all financial assets not carried at fair value through profit or loss. Financial assets are no longer recorded on the financial statements when the rights to receive cash flows from the financial assets have expired or have been transferred and Nitec Pharma Group has transferred substantially all risks and rewards of ownership. Available-for-sale financial assets and financial assets at fair value through profit or loss are subsequently carried at fair value. Loans and receivables and held-to-maturity investments are carried at amortised cost using the effective interest method. Realised and unrealised gains and losses arising from changes in the fair value of the financial assets at fair value through profit or loss category are included in the income statement in the period in which they arise. Unrealised gains and losses arising from changes in the fair value of financial assets classified as available-for-sale are recognised in equity. When securities classified as available-for-sale are sold or impaired, the accumulated fair-value adjustments are included in the income statement.

As of the balance sheet dates 30 June 2009 and 30 June 2008, respectively, the Group had no held-to-maturity investments or available-for-sale financial assets.

Nitec Pharma AG

Notes to the Consolidated Financial Statements, continued

For the Years Ended 30 June 2009 and 2008

(in thousands, Swiss Francs, except share and per share amounts)

Financial liabilities

Financial liabilities within the scope of IAS 39 are classified as financial liabilities at fair value through profit and loss, loans and borrowings or other financial liabilities at amortised cost.

Financial liabilities are recognised initially at fair value and in the case of loans and borrowings net of directly attributable transaction costs.

Interest bearing loans and borrowings are subsequently measured at amortised cost using the effective interest rate method. Gains and losses are recognised in the income statement when the liabilities are derecognised as well as through the amortisation process.

Derivatives like options of the Company’s shares which are embedded in a non-derivative loan contract and form a component of a hybrid (combined) financial instrument are separated from the host contract and accounted for as a derivative if the economic characteristics and risks of the embedded derivative are not closely related to the economic characteristics and risks of the host contract and a separate instrument with the same terms as the embedded derivative would meet the definition of a derivative according to IAS 39.

Embedded derivatives separated from the host contract are accounted for as equity instruments if they involve the exchange of a fixed number of the Company’s ordinary shares for a fixed cash amount and gross physical settlement is required by the option contract. Otherwise such derivatives are accounted for as financial liabilities at fair value through profit and loss. After initial recognition they are subsequently revalued to fair value at each reporting date. Both realised gains and losses and unrealised revaluations gains and losses are recorded in profit or loss as they arise.

Property, plant, equipment

Items of property, plant and equipment are measured at cost less accumulated depreciation and net of impairment losses. Items are depreciated on a straight-line basis over their estimated useful life as indicated below, with the depreciation charged to the income statement:

Category	Useful life
Machinery	5 years
IT-hardware	3 years
Office furniture & equipment	7 – 10 years

Replacements and improvements are capitalised while general repairs and maintenance are charged to expenses as incurred.

Leases

Leases of assets under which Nitec Pharma Group substantially assumes all the rewards and risks of ownership are classified as finance leases. All other leases are classified as operating leases and payments are charged to the income statement on a straight line basis. Finance leases are capitalised as assets and liabilities at the inception of the lease at the fair value of the leased asset or, if lower, at the present value of the minimum lease payments. The assets acquired under these contracts are depreciated over the shorter of the estimated useful life of the asset or the lease term. No such finance lease contracts occurred for the reporting period.

Nitec Pharma AG

Notes to the Consolidated Financial Statements, continued

For the Years Ended 30 June 2009 and 2008

(in thousands, Swiss Francs, except share and per share amounts)

Intangible assets

Intangible assets are measured at cost less accumulated amortisation and net of impairment losses. Items are amortised on a straight-line basis over their estimated useful life as indicated below, with the amortisation charged to the income statement:

Category	Useful life
License	10 years
Patent	11 years
Software	2.5 years

Impairment

The management evaluates the carrying amount of the Group’s assets for potential impairment at each balance sheet date or whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If any indication of impairment exists, the asset’s recoverable amount is estimated. An impairment loss is recognised whenever the recoverable amount is less than the carrying amount of the asset. Impairment losses are recognised in the income statement.

The recoverable amount of an asset is defined as the higher of its fair value less costs to sell and its value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For an asset that does not generate independent cash in-flows, the recoverable amount is determined for the cash-generating unit to which the asset belongs.

Trade and other payables

Trade and other payables are stated at repayment amount (amortised costs) and, if denominated in foreign currency, translated at the closing rate.

Payables with repayment dates exceeding one year are discounted to their net present value.

Other current non-financial liabilities

Other current non-financial liabilities consist of liabilities mainly to authorities (VAT, social security) and accruals such as for bonus and vacation.

Net pension liability

The net pension liability only include liabilities arising from the defined benefit plan effective for the employees of Nitec Pharma AG, as the employees of Nitec Pharma GmbH are covered by a defined contribution (state) plan.

The net pension liability is supported by a regularly up-dated actuarial calculation. Using the corridor-method under IAS 19 actuarial gains/losses within the defined corridor remain unrecognised. Actuarial gains/losses within the corridor remain unrecognised.

Contingent liabilities

Possible or existing liabilities which are deemed unlikely to lead to a cash outflow are not recognised in the balance sheet. However, the exposure to such liabilities as of the balance sheet date is disclosed as a contingent liability in the notes to the consolidated financial statements.

Nitec Pharma AG

Notes to the Consolidated Financial Statements, continued

For the Years Ended 30 June 2009 and 2008

(in thousands, Swiss Francs, except share and per share amounts)

Revenue recognition

As a result of successful clinical development and European marketing approval of its product candidates, the Group generated in the financial year 2008/2009 for the first time revenues from the launch of its LODOTRA product in the market (in the form of product sales) and from the out-licensing to third parties of its marketing rights (in the form of up-front fees, milestone payments and/or royalties).

Revenue is measured at the fair value of consideration received or receivable and represents amounts receivable, in the normal course of business, and is stated net of any trade discounts, VAT and other sales related taxes. All revenues from these sales of products are recognised at date of delivery, as defined in the underlying contractual agreements, lying beneath.

Nitec Pharma entered out-licensing agreements with third parties for the distribution, marketing and sales (to end-customers) of its pharmaceutical products. As a result, the Group already received up-front payments and will receive further payments for licensing fees, milestone receipts on achievement of predetermined events and royalties on the sale of the product. The corresponding revenue is shown as “contract revenue”, as it is based on out-licensing right on making use of the Group’s core products. The revenue arising from these out-licensing agreements is recognised as follows:

Revenue from up-front licensing fees

These revenues consist of payments of non-refundable, up-front license fees. In situations where no further performance obligation exists, revenues are recognised on the earlier of when payments are received or collection is assured. Where continuing involvement is required in the form of technology transfer or technical support, revenues are recognised over the involvement period.

Revenues from milestone receipts

Milestone payments are recognised based on achievement of such milestones, as defined in the relevant agreements.

Revenues from royalties

Revenues related to royalties are recognised when earned on an accrual basis in accordance with the substance of the relevant agreements.

Cost of sales

Cost of sales includes all cost directly related to the sales of products and out-licensing of distribution, marketing and sales right.

The cost in connection with product sales consists of cost for the material used and cost for processing (toll manufacturing and other supply chain cost). The use of material is charged applying the “first-in first-out” (FIFO) method on capitalised inventory stock.

In addition to the revenues from the sale of goods, the Group generates significant contract revenues from the out-licensing of distribution, marketing and sales rights. As the Group is licensee and/or user of certain patents for producing the product, it has to pay royalties to the ultimate patent owner.

The amount of royalties is measured based on the goods sold and the license income (“contract revenues”).

Nitec Pharma AG

Notes to the Consolidated Financial Statements, continued

For the Years Ended 30 June 2009 and 2008

(in thousands, Swiss Francs, except share and per share amounts)

Other income

Other income included non-material income derived from the re-charge of development expenses, namely for building-up new intellectual property (patents), and travel expenses to partners.

Employee benefit expense

Personnel expenses include salaries, benefits (such as contribution to pension plans), share-based payment and related social security costs.

Payroll

Nitec Pharma Group had a total of 23.25 FTEs (as of balance sheet date) on its payroll (prior year: 19.00 FTEs).

Share-based payments

IFRS 2 defines a share-based payment as a transaction in which the entity receives or acquires goods or services either as consideration for its equity instruments or by incurring liabilities for amounts that are based on the price of the entity’s share or other equity instruments of the entity.

Share-based payments include options granted to employees as well as the issuance of shares or rights to shares in return for services or goods.

Pension

Under IFRS the Swiss pension plan qualifies as a defined benefit plan. Actuarial gains and losses are recognised as income or expense when the net cumulative unrecognised actuarial gains and losses at the end of the prior reporting period exceeded 10% of the higher of the defined benefit obligation and the fair value of plan assets at that date. These gains or losses are recognised over the expected average remaining working lives of the employees participating in the plan.

The German employees are covered by a state plan according to German law. Under IFRS this plan qualifies as a defined contribution plan.

Development expenses

Development costs primarily include professional fees for clinical and technical development such as intellectual property activities, quality controls and pharmacovigilance. These costs are only capitalised if all of the following criteria are fulfilled:

Technical feasibility

Intention to complete the work for subsequent sale or use

Suitability for sale or use

Proof of future economic benefit

Availability of technical and financial resources for completion of the work

Costs that can be allocated to the work can be reliably measured.

Since the above criteria were not met in either of the financial years, development expenses are charged to the income statement.

Nitec Pharma AG

Notes to the Consolidated Financial Statements, continued

For the Years Ended 30 June 2009 and 2008

(in thousands, Swiss Francs, except share and per share amounts)

Administrative expenses

Administrative expenses primarily include professional fees for Nitec Pharma Group’s business development such as legal and intellectual property activities, including consultant fees, as well as sundry expenses related to registration and filing costs for intellectual property, maintenance of equipment, rental fees and vehicle costs.

Marketing expenses

Marketing expenses comprise expenses related to market research and communicating Nitec Pharma Group’s activities such as advertising materials, commercial publications and participation in industry conferences and conventions, including costs related to the expected future launch of Nitec Pharma’s most advanced product candidate, Lodotra™ and Nitec Pharma Group’s second product candidate TruNoc™ (tarenflurbil).

Financial income and expenses

Financial income consists primarily of interest income from cash on deposit and gains on foreign currency exchange. Financial expenses include interest expenses for debt financing (venture-loan) and losses on foreign currency exchange.

Income taxes

Current tax assets and liabilities

Current tax is the amount of income tax payable or recoverable in respect of the taxable profit (loss) for a period. Due to the tax holiday enjoyed by Nitec Pharma AG and its loss situation, current tax assets and liabilities relate solely to Nitec Pharma GmbH.

Current tax liabilities will be off-set with corresponding current tax assets if, and only if an entity has a legally enforceable right to offset the recognised amounts and intends either to settle on a net basis, or to realise the asset and settle the liability simultaneously.

A current tax asset of one entity in a group is off-set against a current tax liability of another entity in the group if, and only if, the entities concerned have a legally enforceable right to make or receive a single net payment and the intent to make or receive such a net payment or to recover to asset and settle the liability simultaneously.

Deferred tax balances

The amount of deferred tax liabilities and deferred tax assets reflects the tax consequences on the balance sheet date of Nitec’s expectation of recovery or settlement of such carrying amount of its assets and liabilities.

Deferred taxes are calculated using the liability method. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes (including the effect of offsetting current profit and accumulated losses).

Deferred tax assets and liabilities are measured using the tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled based on tax rates enacted or substantially enacted at the balance sheet date.

Deferred tax assets and liabilities are not discounted and are classified as non-current assets (liabilities) in the balance sheet. They are offset against each other if they relate to the same taxable entity and the same taxation authority.

Deferred tax assets are recognised if it is probable that sufficient taxable profits will be available against which the deferred tax assets can be utilised. At each balance sheet date, Nitec re-assesses unrecognised deferred tax assets and the

Nitec Pharma AG

Notes to the Consolidated Financial Statements, continued

For the Years Ended 30 June 2009 and 2008

(in thousands, Swiss Francs, except share and per share amounts)

carrying amount of deferred tax assets. Nitec recognises a previously unrecognised deferred tax asset to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered. Nitec conversely reduces the carrying amount of a deferred tax asset to the extent that it is no longer probable that sufficient taxable profit will be available to allow the benefit of part or the entire deferred tax asset to be utilised.

Following this, the Group has neither any deferred tax assets nor deferred tax liabilities as of balance sheet date.

Income taxes recognised in income statement

Current period’s income tax is fully recognised in the income statement. Additionally the changes of deferred tax are also recognised in the income statement in the period occurred.

Financial risk management

Nitec Pharma Group operates primarily in Switzerland and Europe and is therefore exposed to a variety of financial risks such as credit risk, liquidity risk and market risk (including interest rate risk, currency risk and other price risk). Based on management’s judgment there is no concentration of risk arising for counterparty, geographical area or currency or market that need to be disclosed separately, except as stated below under “Credit risk”.

Even though most of these risks are not material at the current stage of operations, Nitec Pharma Group’s overall risk management program focuses on the unpredictability of financial markets and seeks to minimise potential adverse effects on financial performance. The Board of Directors implemented guidelines and policies for overall risk management and internal controls for financial processes monitored by the Management Board and supervised by the Audit Committee. Certain financial risks, when deemed appropriate, can be reduced using financial instruments. Nitec Pharma Group only concludes contracts with selected high-quality financial institutions of good reputation.

Purchases and sales of financial assets are accounted for at trade date.

Credit risk

As of 30 June 2009, the Group was only exposed to minor credit risk. The counterpart exposure consisted mainly of bank deposits in cash (current accounts and short term time deposits) and to more limited extent receivables from two customer’s licensees.

In autumn 2008, in the immediate aftermath of the global financial crisis, the Group decided to spread its cash resources over a larger number of banks than in the past, as well as to open new banking relationships with two institutions, which benefit from the guarantee of the respective Swiss cantons. As of 30 June 2009 most of the Group’s cash and cash equivalents (total kCHF 14,846, prior year: kCHF 12,114) were placed with Credit Suisse (kCHF 3,233), Basler Kantonalbank (kCHF 4,825) and Basellandschaftliche Kantonalbank (kCHF 6,258). The residual cash and cash equivalents were placed with German banks Deutsche Apotheker- und Ärztebank and Sparkasse Rhein Neckar Nord. Bank deposits with Basler Kantonalbank and Basellandschaftliche Kantonalbank benefit from a full guarantee offered by the two Swiss cantons of Basel-Stadt and Basel-Landschaft respectively.

Following the regulatory approval, partnering in Europe and launch in Germany of its first product Lodotra™, the Group entered into commercial relationship with Merck KGaA (exclusive distributor for Germany and Austria) and Mundipharma International Corporation Ltd. (exclusive distributor for Albania, Belgium, Bosnia-Herzegovina, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Greece, Hungary, Iceland, Italy, Israel, Latvia, Lithuania, Lichtenstein, Luxemburg, Macedonia, Malta, Montenegro, Netherlands, Norway, Poland, Portugal, Ireland, Romania, Serbia, Former Soviet Union Countries, Slovakia, Slovenia, Spain, Sweden, Switzerland, Turkey and the United Kingdom). The first deliveries of Lodotra™ tablets for the launch in Germany generated trade receivables from

Nitec Pharma AG

Notes to the Consolidated Financial Statements, continued

For the Years Ended 30 June 2009 and 2008

(in thousands, Swiss Francs, except share and per share amounts)

Merck KGaA (kCHF 3,398), while the approval of Lodotra™ in certain European countries generated trade receivables from Mundipharma International Corporation Ltd. (kCHF 2,086).

Merck KGaA and Mundipharma International Corporation Ltd. are currently the only two commercial partners of the Nitec Pharma Group and are both in good financial conditions. Nitec’s management is in constant contact with both Merck KGaA and Mundipharma International Corporation Ltd. for operating reasons and is therefore in a position to also monitor the fulfilment of the financial obligations of its two commercial partners on a regular basis. Only a limited number of invoices had been issued to Merck KGaA and to Mundipharma International Corporation Ltd. in the course of financial year 2008/2009 and were still outstanding as of 30 June 2009. This situation is not expected to change significantly in the immediate future, and this enables Nitec Pharma to easily perform regular controls over credit aging and actual payments. The two above-mentioned trade receivables from Merck KGaA and Mundipharma International Corporation Ltd. were collected at the beginning of the new financial year 2009/2010.

Financial assets included deposits of kCHF 40 (prior year: kCHF 41), which serve as security for a business premises lease. There are no partners for which the credit history and the ethical behaviour may show a certain shortfall risk.

The maximum exposure to credit risks at reporting date is represented in every case: bank deposits, trade receivables and other current and non-current receivables by the full book value amount. There is no other exposure to a single counterparty comprising more than 20% of portfolio – defined as the sum of all financial assets – at the date of investment.

Liquidity risk

The Board of Directors believes the cash and cash equivalents to be sufficient to cover the liabilities foreseeable at the balance sheet date. The cash and cash equivalents may be withdrawn or transferred from the respective banks at short notice. The Board of Directors therefore considers the liquidity risks to be low.

The Group is currently primary financed through equity and – to a lower extent – through an interest-bearing non-convertible long-term loan given by Kreos Capital III (UK) Ltd.

Contractual undiscounted cash flows

	On demand		< 3 months		3 to 12 months		> 1 year		Total
Balance as of 30 June 2009	[kCHF	]	[kCHF	]	[kCHF	]	[kCHF	]	[kCHF	]
Trade and other payables	—		2,940		—		—		2,940
Other current financial liabilities (1)	203		406		1,827		—		2,436
Non-current financial liabilities (1)	—		—		—		2,889		2,889

Total	203		3,346		1,827		2,889		8,265

(1)	Includes only the first tranche of loan given by Kreos Capital III (UK) Ltd

Contractual undiscounted cash flows

	On demand		< 3 months		3 to 12 months		> 1 year		Total
Balance as of 30 June 2008	[kCHF	]	[kCHF	]	[kCHF	]	[kCHF	]	[kCHF	]
Trade and other payables	—		2,820		—		—		2,820
Other current financial liabilities	—		—		—		—		—
Non-current financial liabilities	—		—		—		—		—

Total	—		2,820		—		—		2,820

Nitec Pharma AG

Notes to the Consolidated Financial Statements, continued

For the Years Ended 30 June 2009 and 2008

(in thousands, Swiss Francs, except share and per share amounts)

Market risk – Interest rate risk

The Nitec Pharma Group has financial resources, which are currently largely invested in cash deposits (a EUR 9.5 million total cash position as of 30 June 2009) and an interest bearing borrowing facility (a EUR 7.5 million venture loan divided into two tranches, whereof EUR 4.0 million already received in financial year 2008/2009). The Nitec Pharma Group does not have any other assets or liabilities, which might be positively or negatively impacted by an increase or a decrease in market interest rates. A possible increase or decrease in market interest rates would have no impact on the EUR 7.5 million venture loan facilities, since the interest payable on this loan is fixed. Viceversa, a possible change in market interest rates would have an impact on the interest income generated by the financial assets owned by the company. In the course of financial year 2008/2009, for instance, most central banks decreased significantly interest rates, in an attempt to limit the risk of a global recession. As a result, the company earned significantly less interest income on its financial resources relative to the prior year. It should be considered, however, that in consideration of the severity of the global financial crisis, many investors and companies (including the Nitec Pharma Group) have experienced an extremely limited counterparty risk (in the interest of the safety of their financial assets) to financial reward (in the form of higher interest rates).

The sensitivity against possible changes in interest rates–ceteris paribus–is demonstrated for reasonable scenarios:

Sensitivity analysis on changes in interest rates

2008/2009	Change in interest rate [basis points] (1)	Effect on result before tax [kCHF]	Effect on equity [kCHF]
CHF	+50	26	—
	-50	-26	—
EUR	+50	45	—
	-50	-45	—
USD	+50	2	—
	-50	-2	—
GBP	+50	—	—
	-50	—	—

(1)	a basis point equals 0.01%

Sensitivity analysis on changes in interest rates

2007/2008	Change in interest rate [basis points] (1)	Effect on result before tax [kCHF]	Effect on equity [kCHF]
CHF	+50	5	—
	-50	-5	—
EUR	+50	55	—
	-50	-55	—
USD	+50	1	—
	-50	-1	—
GBP	+50	—	—
	-50	—	—

(1)	a basis point equals 0.01%

Nitec Pharma AG

Notes to the Consolidated Financial Statements, continued

For the Years Ended 30 June 2009 and 2008

(in thousands, Swiss Francs, except share and per share amounts)

Market risk – Currency risk

The majority of the cash and cash equivalents at the balance sheet date as well as during the financial year were held in EUR, mainly in consideration of the fact that the Company is funding its subsidiary which is mainly exposed in EUR. Also the long term debt-financing (and the corresponding amortisation and interest payments) are in EUR. The Group uses short term financial instruments (fixed-term deposits) with a maturity of up to three months to limit the exchange rate risk. The fixed-term deposits are shown in the balance sheet under cash and cash equivalents.

The sensitivity against possible changes in foreign currency exchange rate–ceteris paribus–is demonstrated for reasonable scenarios:

Sensitivity analysis on changes in foreign currency exchange rates

2008/2009	Change in currency rate (CHF/currency)	Effect on result before tax [kCHF]	Effect on equity [kCHF]
EUR	+10%	1,111	—
	-10%	-1,111	—
USD	+10%	43	—
	-10%	-43	—
GBP	+10%	-17	—
	-10%	17	—

Sensitivity analysis on changes in foreign currency exchange rates

2007/2008	Change in currency rate (CHF/currency)	Effect on result before tax [kCHF]	Effect on equity [kCHF]
EUR	+10%	1,151	—
	-10%	-1,151	—
USD	+10%	29	—
	-10%	-29	—
GBP	+10%	—	—
	-10%	—	—

Market risk – Other price risk

As the Group did not have any financial instruments influenced by other market prices (such as for commodities), the Group was not exposed to any other price risks.

Capital management

The primary objective of the Group’s capital management is to ensure that the Group maintains a strong equity base – supported by the new long-term debt financing – and assures future liquidity for the business. In course of the financial year 2008/2009 the average monthly cash burn rate was approximately CHF 2.2 million (equivalent to EUR 1.5 million). Liquidity and financial needs are monitored on a regular monthly basis.

Nitec Pharma AG

Notes to the Consolidated Financial Statements, continued

For the Years Ended 30 June 2009 and 2008

(in thousands, Swiss Francs, except share and per share amounts)

Categories of financial instruments

[kCHF]	Book value	Non-financial asset/liability	Financial instruments at amortised cost	Financial instruments at fair value
Balance as of 30 June 2009
Assets
Cash and cash equivalents	14,846	—	14,846	—
Trade receivables	5,484	—	5,484	—
Other current financial assets	—	—	—	—
Other non-financial assets	1,652	1,652	—	—
Current tax assets	—	—	—	—
Inventories	247	247	—	—
Other non-current financial assets	40	—	40	p.m.
Property, plant, equipment	866	866	—	—
Intangible assets	1,019	1,019	—	—

Total	24,154	3,784	20,370	p.m.

Liabilities
Trade and other payables	2,940	—	2,940	—
Other current financial liabilities	3,041	—	1,845	1,196
Other current non-financial liabilities	1,315	1,315	—	—
Current tax liabilities	28	28	—	—
Deferred revenue (current portion)	502	502	—	—
Net pension liability	6	6	—	—
Non-current financial liabilities	1,909	—	1,909	—
Deferred revenue (non-current portion)	6,901	6,901	—	—

Total	16,642	8,752	6,694	1,196

Nitec Pharma AG

Notes to the Consolidated Financial Statements, continued

For the Years Ended 30 June 2009 and 2008

(in thousands, Swiss Francs, except share and per share amounts)

[kCHF]	Book value	Non-financial asset/liability	Financial instruments at amortised cost	Financial instruments at fair value
Balance as of 30 June 2008
Assets
Cash and cash equivalents	12,114	—	12,114	—
Trade receivables	—	—	—	—
Other current financial assets	80	—	80	—
Other non-financial assets	1,196	1,196	—	—
Current tax assets	4	4	—	—
Inventories	1,365	1,365	—	—
Other non-current financial assets	41	—	41	—
Property, plant, equipment	153	153	—	—
Intangible assets	879	879	—	—

Total	15,832	3,597	12,235	—

Liabilities
Trade and other payables	2,820	—	2,820	—
Other current financial liabilities	—	—	—	—
Other current non-financial liabilities	680	680	—	—
Current tax liabilities	18	18	—	—
Deferred revenue (current portion)	—	—	—	—
Net pension liability	30	30	—	—
Non-current financial liabilities	—	—	—	—
Deferred revenue (non-current portion)	—	—	—	—

Total	3,548	728	2,820	—

There are no held-to-maturity investments and/or available-for-sale financial assets. The fair value of all financial instruments at amortised approximates their carrying amount.

Consolidated financial statements disclosures

(1) Cash and cash equivalents

For the purpose of the interim consolidated cash flow statement, cash and cash equivalents are comprised of the following:

[kCHF]	30 June 2009	30 June 2008
Cash on hand	2	2
Bank deposits	12,323	4,020
Fixed-term deposits	2,318	8,092
Cash in transit	203	—

Total cash and cash equivalents	14,846	12,114

Nitec Pharma AG

Notes to the Consolidated Financial Statements, continued

For the Years Ended 30 June 2009 and 2008

(in thousands, Swiss Francs, except share and per share amounts)

At 30 June 2009, the fixed-term deposits were as follows:

Bank	Amount	Term
Basler Kantonalbank	EUR 1,500,000.00	26 March 2009 – 30 July 2009

At 30 June 2008, the fixed-term deposits were as follows:

Bank	Amount	Term

Credit Suisse	EUR 1,000,000.00	30 June – 31 July 2008

Credit Suisse	EUR 1,000,000.00	30 June – 29 August 2008

Credit Suisse	EUR 3,000,000.00	30 June – 30 September 2008

(2) Trade receivables

Nitec Group started the sale of products and out-licensing in financial year 2008/2009. Trade receivables outstanding as of 30 June 2009 referred to the first deliveries of Lodotra™ tablets to Merck KGaA and to certain milestone payments due by Mundipharma International Corporation Ltd.

[kCHF]	30 June 2009	30 June 2008
Trade receivables from third parties
- From sales	3,398	—
- From contract revenue	2,086	—

Total trade receivables	5,484	—

The Group pledged all its trade receivables in favour of Kreos Capital III (UK) Ltd. as security for the loan received.

(3) Other non-financial assets

[kCHF]	30 June 2009	30 June 2008
VAT	1,517	883
Withholding tax	67	233
Prepaid expenses	68	80

Total other non-financial assets	1,652	1,196

(4) Inventories

Having reached the final stage of Lodotra™ product development, in the course of financial year 2007/2008 the Group built up a stock of raw material and production supplies. At the end of financial year 2007/2008 the related costs were capitalised as assets and classified as inventories in consideration of the relatively high likelihood of obtaining the regulatory approval for Lodotra™. During the first half of financial year 2008/2009 the EU regulatory authorities did

Nitec Pharma AG

Notes to the Consolidated Financial Statements, continued

For the Years Ended 30 June 2009 and 2008

(in thousands, Swiss Francs, except share and per share amounts)

recommend Lodotra™ for approval, however, the same authorities ruled that the authorized “shelf life” of the Lodotra™ tablets should be of only two years, while the Group had applied for a “shelf life” of three years. As a result, the Group decided to write-down the Lodotra™ tablets in stock in financial year 2008/2009, which represents the vast majority of the value of the inventories to the carrying-amount, which is–due to the lack of marketability–zero.

[kCHF]	30 June 2009	30 June 2008
Raw material	229	129
Production supplies	18	43
Unfinished good	1,193	1,193
Write-down of inventories	-1,193	—

Total inventories	247	1,365

(5) Property, plant, equipment

The Group did not make any significant investments in property, plant and equipment during the financial year 2008/2009, except for the acquisition of production machinery (a press coater from IMA Kilian GmbH & Co. KG) as a possible future second source of supply of Lodotra™ tablets.

[kCHF]	Machinery	IT-hardware	Office furniture & equipment	Total
Balance as of 30 June 2007	—	46	10	56

Cost as of 1 July 2007	—	69	11	80
Additions	—	78	79	157
Disposals	—	—	—	—
Reclassifications	—	—	—	—
Currency translation adjustments	—	-1	—	-1

Cost as of 30 June 2008	—	146	90	236

Accumulated depreciation as of 1 July 2007	—	-23	-1	-24
Additions	—	-43	-18	-61
Disposals	—	—	—	—
Reclassifications	—	—	—	—
Currency translation adjustments	—	5	-3	2

Accumulated depreciation as of 30 June 2008	—	-61	-22	-83

Balance as of 30 June 2008	—	85	68	153

Nitec Pharma AG

Notes to the Consolidated Financial Statements, continued

For the Years Ended 30 June 2009 and 2008

(in thousands, Swiss Francs, except share and per share amounts)

The prior year figures are split into the same categories used for the financial year 2008/2009 for comparison reasons, without having an effect on the total amounts.

[kCHF]	Machinery	IT-hardware	Office furniture & equipment	Total
Balance as of 30 June 2008	—	85	68	153

Cost as of 1 July 2008	—	146	90	236
Additions	818	75	37	930
Disposals	—	-36	-73	-109
Reclassifications	—	-14	—	-14
Currency translation adjustments	—	-9	-2	-11

Cost as of 30 June 2009	818	162	52	1,032

Accumulated depreciation as of 1 July 2008	—	-61	-22	-83
Additions	-66	-53	-19	-138
Disposals	—	22	23	45
Reclassifications	—	3	—	3
Currency translation adjustments	—	3	4	7

Accumulated depreciation as of 30 June 2009	-66	-86	-14	-166

Balance as of 30 June 2009	752	76	38	866

The disposals result from a clean-up from assets with minor values and do not result from any sale of assets.

Some assets, which had previously been booked as “IT-hardware”, were re-classified during the financial year ending 30 June 2009 as software (under “intangible assets”) without a net effect on total non-current assets.

(6) Intangible assets

In July 2007 Nitec Pharma in-licensed from the German company PAZ GmbH the exclusive worldwide rights in respect of a second molecule, tarenflurbil, for possible use in chronic inflammation and pain indications, shown as license.

In March 2009 Nitec Pharma bought a patent from Sosei R&D Ltd. on a delayed release technology, comparable to the technology used in Lodotra™, protected by law in U.S. and Japan.

As Nitec Pharma is still examining the most appropriate clinical development strategy for tarenflurbil, and the molecule is not yet generating any revenues, Nitec Pharma did not amortise its original intangible assets book value in the financial year 2008/2009.

Some of the IT-assets were reclassified from IT-hardware to software.

[kCHF]	License (1)	Patent	Software	Total
Balance as of 30 June 2007	—	—	—	—

Cost as of 1 July 2007	—	—	—	—
Additions	833	—	215	1,048
Disposals	—	—	—	—
Reclassifications	—	—	—	—
Currency translation adjustments	—	—	—	—

Cost as of 30 June 2008	833	—	215	1,048

Nitec Pharma AG

Notes to the Consolidated Financial Statements, continued

For the Years Ended 30 June 2009 and 2008

(in thousands, Swiss Francs, except share and per share amounts)

[kCHF]	License (1)	Patent	Software	Total
Accumulated amortisation as of 1 July 2007	—	—	—	—
Additions	-83	—	-86	-169
Disposals	—	—	—	—
Reclassifications	—	—	—	—
Currency translation adjustments	—	—	—	—

Accumulated amortisation as of 30 June 2008	-83	—	-86	-169

Balance as of 30 June 2008	750	—	129	879

(1)	Formerly named “rights of use”

The prior year figures are split into the same categories used for the financial year 2008/2009 for comparison reasons, having any effect on the total amounts.

[kCHF]	License (1)	Patent	Software	Total
Balance as of 30 June 2008	750	-	129	879

Cost as of 1 July 2008	833	—	215	1,048
Additions	—	146	38	184
Disposals	—	—	—	—
Reclassifications	—	—	14	14
Currency translation adjustments	—	—	-1	-1

Cost as of 30 June 2009	833	146	266	1,245

Accumulated amortisation as of 1 July 2008	-83	—	-86	-169
Additions	—	—	-54	-54
Disposals	—	—	—	—
Reclassifications	—	—	-3	-3
Currency translation adjustments	—	—	0	0

Accumulated amortisation as of 30 June 2009	-83	—	-143	-226

Balance as of 30 June 2009	750	146	123	1,019

(1)	Formerly named “rights of use”

All intellectual property owned by the Company is pledged in favour of Kreos Capital III (UK) Ltd. as security for the loan received.

Nitec Pharma AG

Notes to the Consolidated Financial Statements, continued

For the Years Ended 30 June 2009 and 2008

(in thousands, Swiss Francs, except share and per share amounts)

(7) Trade and other payables

Trade and other payables are as follows:

[kCHF]	30 June 2009	30 June 2008
Trade payables	2,270	2,115
Other payables	670	705

Total trade and other payables	2,940	2,820

Trade payables can be classified in the following categories:

[kCHF]	30 June 2009	30 June 2008
Trade payables to third parties	2,267	2,115
Trade payables to shareholders	1	—
Trade payables to related parties	2	—

Total trade payables	2,270	2,115

A significant portion of trade payables was related to toll manufacturing services rendered by Jagotec AG.

Other payables are mainly represented by accruals for royalties.

[kCHF]	30 June 2009	30 June 2008
Other financial liabilities	20	28
Accrued expenses	650	677

Total other payables	670	705

(8) Other current non-financial liabilities

Other current non-financial liabilities are mainly represented by payables in favour of authorities and employees.

[kCHF]	30 June 2009	30 June 2008
VAT	671	4
Social security payables	167	142
Other non-financial liabilities	10	61
Bonus payments and vacation	454	413
Other accruals	13	60

Total other current non-financial liabilities	1,315	680

Nitec Pharma AG

Notes to the Consolidated Financial Statements, continued

For the Years Ended 30 June 2009 and 2008

(in thousands, Swiss Francs, except share and per share amounts)

(9) Other financial assets and financial liabilities

Interest bearing loan and embedded derivatives

At 15 August 2008 Kreos Capital III (UK) Ltd. provided Nitec Pharma a venture debt facility of kEUR 7,500 divided into two tranches. The first tranche of EUR 4.0 million was received on 12 September 2008. The second tranche of EUR 3.5 million will be drawn down on 1 July 2009. Each tranche is repayable within 36 months. The loan bears a nominal interest of 11.9% p.a.

In conjunction with this venture debt facility, Nitec Pharma assigned all its present and future trade receivables as a guarantee of its obligations to Kreos Capital III (UK) Ltd. under the loan agreement. In addition, Nitec Pharma pledged on a first ranking basis all present and future patents and trademarks as security for the loan.

In connection with the loan agreement Nitec Pharma granted Kreos Capital III (UK) Ltd. and/or Kreos Capital III Ltd. (Jersey) a warrant to purchase, at Kreos’ discretion, either

(i) The number of shares of Nitec’s current stock equal to CHF 1,520,530.00 divided by the price per share paid by venture capitalists for that stock in the most recent round of equity financing, or

(ii) The number of shares of any of Nitec’s new stock equal to CHF 1,520,530.00 divided by the price per share paid by venture capitalists for that stock in the next round of equity financing. The exercise price for the warrants shall be the nominal value of the underlying shares.

As the subscription price per share was CHF 40.848 for both the March 2007 and the October 2008 round of financing, Kreos Capital III (UK) and/or Kreos Capital III Ltd. (Jersey) have the right to exercise up to 37,224 warrants. These warrants shall be exercisable prior the tenth annual anniversary of the grant date or the fifth annual anniversary of an initial public offering (IPO).

Also in connection with the loan Nitec received a prepayment option, which gives Nitec Pharma a right to repay the loan fully or partially any time before the end of the loan term. The corresponding prepayment amount should be equal to the aggregate of all monthly payments that are still due and that should be discounted at 4.5% p.a.

The warrant and the prepayment option represent embedded derivatives which have been separated from the loan and carried at fair value through profit or loss.

After the initial recognition at fair value the loan is subsequently measured at amortised costs using the effective interest rate and is split-up in a current and non-current part, as the repayments are due monthly. The current portion reflects the total amount of repayments due within the next 12 months after balance sheet date.

The loan agreement consists of two separate tranches. During the financial year ending 30 June 2009 only the first tranche was drawn down.

[kCHF]	Current portion of interest-bearing loans and borrowings (1)	Non-current portion of interest- bearing loans and borrowings (1)	Total
Balance as of 30 June 2008	—	—	—
Additions	1,722	3,677	5,399
Amortisation	-1,422	—	-1,422
Reclassification	1,655	-1,655	—
Currency translation adjustments	-110	-113	-223

Balance as of 30 June 2009	1,845	1,909	3,754

Effective interest rate p.a.	22.06%	22.06%

(1)	First tranche only

Nitec Pharma AG

Notes to the Consolidated Financial Statements, continued

For the Years Ended 30 June 2009 and 2008

(in thousands, Swiss Francs, except share and per share amounts)

The draw-down of the second and final tranche in the amount of EUR 3.5 million of the loan occurred on 1 July 2009 and therefore it was not recognised.

The current and non-current part of the interest-bearing loans and borrowings has been assigned to the corresponding class of financial liabilities and is shown under these line items.

Other non-current financial assets

Other non-current financial assets comprise deposits, which serve as security for a business premises lease and the prepayment option in connection with the loan provided by Kreos Capital III (UK) Ltd.

The carrying value of the embedded prepayment option is shown as a financial asset at fair value though profit or loss.

The security will be repaid at the end of the lease and after deduction of any amounts claimed by the lessor.

[kCHF]	30 June 2009	30 June 2008
Financial assets at fair value through profit or loss	p.m.	—
Security deposits for a business premises lease	40	41

Total other non-current financial assets	40	41

In consideration of the conditions defined for the prepayment option, there is limited incentive for Nitec Pharma to pre-pay the loan before maturity, and thus the prepayment option does not have a value, neither at grant date nor at balance sheet date. It is recognised at a pro memoria value. As other consequence it is classified as non-current financial asset.

As of the balance sheet date the Group had pledged its security deposits as a security-payment for the lease of the premises.

Other current financial liability

This position consists mainly of the current portion of the Kreos Capital III (UK) Ltd. loan and the carrying value of the embedded “warrant to purchase” (“WTP”).

[kCHF]	30 June 2009	30 June 2008
Current portion of interest-bearing loans and borrowings	1,845	—
Financial liabilities at fair value through profit or loss (1)	1,196	—

Total other current financial liabilities	3,041	—

(1)	As being exercisable at any time

The estimated fair value of the warrant to purchase (WTP) is calculated based on the Cox, Ross & Rubinstein Binomial Tree Model for an American Call using the assumption of a lognormal stock price distribution with the following model inputs: an underlying stock price equalling the strike price of CHF 40.848, a risk free interest rate of 2.9% p.a., expiry date: 15 August 2018, a subscription price: CHF 1,520,000.00, number of shares in a warrant: 37,224, volatility: 80.00% p.a.

Nitec Pharma AG

Notes to the Consolidated Financial Statements, continued

For the Years Ended 30 June 2009 and 2008

(in thousands, Swiss Francs, except share and per share amounts)

Non-current financial liability

This position only consists of the non-current portion of the Kreos Capital III (UK) Ltd. loan.

[kCHF]	30 June 2009	30 June 2008
Non-current portion of interest-bearing loans and borrowings	1,909	—

Total non-current financial liabilities	1,909	—

(10) Deferred revenue

In the course of financial year 2008/2009 the Group entered into an exclusive distribution agreement with a third party (Mundipharma International Corporation Ltd.) in respect of the distribution of Lodotra™ in Europe outside of Germany and Austria. The agreement provided for the payment of an upfront fee and certain milestone payments. The upfront fee payments are deferred pro rata temporis over the remaining licensing period.

[kCHF]	30 June 2009	30 June 2008
Deferred revenue from up-front payments (current portion)	502	—
Deferred revenue from up-front payments (non-current portion)	6,901	—

Total deferred revenue	7,403	—

[kCHF]	Current portion	Non-current portion	Total
Balance as of 30 June 2008	—	—	—
Additions	502	7,026	7,528
Release	-125	—	-125
Reclassification	125	-125	—

Balance as of 30 June 2009	502	6,901	7,403

(11) Shareholders’ equity

As of 30 June 2009, the share capital of Nitec Pharma AG is fully paid in and composed of 2,911,747 (prior year: 2,519,817) registered shares, 552,750 (prior year: 552,517) of which are ordinary shares, 1,183,900 (prior year: 1,183,900) are series A preferred shares and 1,175,097 (prior year: 783,400) are series B preferred shares. Each share has a par value of CHF 0.10. Nitec Pharma AG does not hold treasury shares.

Preference rights

In the event of the Company being wound up or liquidated, the holders of series A and B preferred shares have certain preferential rights regarding liquidation proceeds.

In a liquidation event (including trade sale), the net proceeds of such transaction shall be allocated as follows: Holders of series B preferred shares are entitled to receive from the net proceeds in advance for each preferred share B the amount of CHF 40.85 plus any accrued but unpaid dividends (preference amount B). The holders of series A preferred shares are

Nitec Pharma AG

Notes to the Consolidated Financial Statements, continued

For the Years Ended 30 June 2009 and 2008

(in thousands, Swiss Francs, except share and per share amounts)

entitled to receive from the net proceeds in advance for each preferred share A the amount of CHF 10.72 plus any accrued but unpaid dividend, after all preferential rights of holders of series B preferred shares have been fully satisfied (preference amount A). To the extent that the net proceeds are greater than the aggregate of the preference amounts B and A, a further amount equal to the preference amount A shall be shared in the ratio of 85:15 between the holders of series A preferred shares and the founders. Any residue thereafter shall be shared between all shareholders according to their respective percentage in the share capital of the Company.

Change in capital

The share capital was increased by CHF 39,169.70 through the issuance of 391,697 new series B preferred shares. The capital increase was approved by the Extraordinary General Meeting of Shareholders on 3 October 2008.

The Company received the share premium (kCHF 15,961) from the above-mentioned capital increase on 17 October 2008.

The share capital was further increased by CHF 23.30 during the month of December 2008, owing to the exercise of 233 stock options under plan A. This led to an increase of the capital reserves (kCHF 2).

Conditional capital

There are two categories of conditional capital. The first category is reserved to the possible issuance of the ordinary shares underlying the various share-base payment plans (BSW, SOA and SOB). On 3 October 2008 an Extraordinary General Meeting of the Shareholders approved the increase of this category of conditional capital of up to CHF 60,000 (representing up to 600,000 ordinary shares). In December 2008, 233 stock options under plan A were exercised. As a result, as of 30 June 2009 this first category of conditional capital consisted of an amount of up to CHF 59,976.70 allowing for the issuance of up to 599,767 additional ordinary shares. As of 30 June 2008 the conditional capital amounted to up to CHF 50,225.30 or up to 502,253 additional ordinary shares.

The second category of conditional capital is reserved to the possible future issuance of series B preferred shares underlying the warrants issued to Kreos Capital III (UK) in September 2008. On 3 September 2008 an Extraordinary General Meeting of the Shareholders approved the creation of this specific category of conditional capital for an amount of up to CHF 5,000 (representing up to 50,000 series B preferred shares or higher category, if existing). As of 30 June 2009 the remaining conditional capital for this purpose amounted to CHF 5,000.00 (30 June 2008: n/a).

Nitec Pharma AG

Notes to the Consolidated Financial Statements, continued

For the Years Ended 30 June 2009 and 2008

(in thousands, Swiss Francs, except share and per share amounts)

Number of shares

	Ordinary Shares	Series A preferred shares	Series B preferred shares	Total undiluted (issued)	Potential shares from the exercise of				Total fully diluted (5)
					BSW (1)	SOA (2)	SOB (3)	WTP (4)
					Ordinary shares			Ser. B pref. shares
Balance as of 30 June 2007	548,750	1,183,900	440,660	2,173,310	238,090	28,780	—	—	2,440,180
Issued/granted	—	—	342,740	342,740	—	—	157,250	—	499,990
Forfeited	—	—	—	—	—	—	—	—	—
Exercised	3,767	—	—	3,767	—	-3,767	—	—	—

Balance as of 30 June 2008	552,517	1,183,900	783,400	2,519,817	238,090	25,013	157,250	—	2,940,170
Issued/granted	—	—	391,697	391,697	—	—	45,964	37,224	474,885
Forfeited	—	—	—	—	—	—	-6,290	—	-6,290
Exercised	233	—	—	233	—	-233	—	—	-233

Balance as of 30 June 2009	552,750	1,183,900	1,175,097	2,911,747	238,090	24,780	196,924	37,224	3,408,765

The above figures were adjusted to the situation after the share-split (1:10) effective 15 December 2007.

(1)	Bonus share warrants to be converted into ordinary shares
(2)	Stock options (plan A) to be converted into ordinary shares
(3)	Stock options (plan B) to be converted into ordinary shares
(4)	Warrant to purchase series B preferred shares (or higher category, if existing) in connection with the loan granted by Kreos Capital III (UK), see also note (9)
(5)	As preference shares do participate on the residual capital they are added to the ordinary shares for the purpose of this calculation

All shares have a nominal value of CHF 0.10 each.

(12) Share-based payment

As of 30 June 2008, the Company had three share-based payment arrangements: the bonus share warrant plan, which is described below, and the two stock option plans described below.

Bonus share warrants

Type of arrangement	Bonus share warrants to members of the Board of Directors of the Company or a subsidiary (two co-founders)
Date of grant	20 August 2004
Number covered by the plan	238,090 warrants over new ordinary shares
Whereof granted at the balance sheet date	238,090
Contractual life	Not defined (10 years assumed)
Vesting condition	Depending on regulatory drug approvals, agreement on rights and acceptance by the FDA.

Nitec Pharma AG

Notes to the Consolidated Financial Statements, continued

For the Years Ended 30 June 2009 and 2008

(in thousands, Swiss Francs, except share and per share amounts)

The estimated fair value of each bonus share warrant granted is CHF 0.59 at grant date. This was calculated based on a Black-Scholes model. The model inputs were the share price at grant date of approximately CHF 0.64, exercise price of CHF 0.100, three equally weighted scenarios with annualised volatility alternatives of 40.00%, 60.00% and 80.00%, no expected dividends, contractual life of ten years, and a risk-free interest rate of 2.644% p.a.

Due to the short time-life of the Company at grant date, the historic ten-years annualised volatility of the NASDAQ Biotechnology Index was used as best approximation for the lower bound. It was as of 20 August 2004: 37.66%. The higher volatility of a single stock is covered by the use of the above-mentioned higher volatility alternatives.

The impact of the expense for the bonus share warrants B (BSW) on the profit and loss of the financial year ending 30 June 2009 is kCHF 14 (prior year: kCHF 10).

The warrants granted, forfeited, exercised and outstanding are as follows:

Number of warrants	2008/2009	2007/2008
Outstanding as of 1 July	238,090	238,090
Granted	—	—
Forfeited	—	—
Exercised	—	—

Outstanding as of 30 June	238,090	238,090

Exercisable at 30 June	107,140	—

The above figures were adjusted to the situation after the share-split (1:10) effective 15 December 2007.

The bonus shares warrants outstanding on 30 June 2009 had an exercise price of CHF 0.10 (prior years: CHF 0.10) and a weighted average remaining contractual life of 5.14 years (prior year: 6.14 years).

Stock options plan A

By notice of grant the Board of Directors granted as of 1 December 2006 stock options as described below.

Type of arrangement	Stock option program A to employees and consultants of the Company and of its subsidiaries other than the founders
Date of grant	1 December 2006
Number covered by the plan	28,780 options over new ordinary shares
Whereof granted at the balance sheet date	28,780
Contractual life	6 years
Vesting condition	25% one year after the grant date; another 25% two years after the grant date; another 25% three years after the grant date. The remaining 25% four years after the grant date. In case of termination for death, or disability all options vest immediately. Fractions of options do not vest.

Nitec Pharma AG

Notes to the Consolidated Financial Statements, continued

For the Years Ended 30 June 2009 and 2008

(in thousands, Swiss Francs, except share and per share amounts)

The estimated fair value of each stock option granted is CHF 0.13. This was calculated based on the Black-Scholes model. The model inputs were the share price at grant date of CHF 1.01, exercise price of CHF 10.713, three equally weighted scenarios with annualised volatility alternatives of 40.00%, 60.00% and 80.00%, no expected dividends, contractual life of six years, and a risk-free interest rate of 2.249% p.a.

Due to the short time-life of the Company at grant date, the historic 6-years annualised volatility of the NASDAQ Biotechnology Index was used as best approximation for the lower bound. It was as of 1 December 2006: 35.07%. The higher volatility of a single stock is covered by the use of the above-mentioned higher volatility alternatives.

The impact of the expense for the stock option plan A (SOA) on the profit and loss of the financial year ending 30 June 2009 is less than kCHF 1 (prior year: less than kCHF 1).

The options granted, forfeited, exercised and outstanding are as follows:

Number of options	2008/2009	2007/2008
Outstanding as of 1 July	25,013	28,780
Granted	—	—
Forfeited	—	—
Exercised	-233	-3,767

Outstanding as of 30 June	24,780	25,013

Exercisable at 30 June	10,390	3,428

The above figures were adjusted to the situation after the share-split (1:10) effective 15 December 2007.

The options outstanding at 30 June 2009 had an exercise price of CHF 10.71 (prior year: CHF 10.71) and a weighted average remaining contractual life of 3.17 years (prior year: 4.17 years).

The weighted average share price for stock options exercised under program A (SOA) was CHF 10.71 (prior year: CHF 10.71).

Stock options plan B

The existing stock option plan B has been modified at 1 July 2008 to the following conditions:

Type of arrangement	Stock option plan B to employees, management, Board members and key consultants of the Company other than the founders and/or previous beneficiaries
Date of grant	First grant: 1 December 2007 Modification: 1 July 2008 Second grant: 1 February 2009
Number covered by the plan	First grant: 157,250 options over new ordinary shares Second grant: 45,964 options over new ordinary shares
Whereof granted at the balance sheet date	First grant: 157,250 Second grant: 45,964
Contractual life	10 years

Nitec Pharma AG

Notes to the Consolidated Financial Statements, continued

For the Years Ended 30 June 2009 and 2008

(in thousands, Swiss Francs, except share and per share amounts)

Vesting condition	25% one year after the grant date; another 25% two years after the grant date; another 25% three years after the grant date. The remaining 25% four years after the grant date. All options are exercisable after a further two-year lock up period (post vesting restriction). A vested option must be settled within one year from the day the stock price was traded above CHF 60 for a consecutive three month period.

The estimated fair value of each stock option granted in the first round is CHF 19.35. This was calculated based on the Black-Scholes model. The model inputs were the share price at grant date of CHF 40.848, exercise price of CHF 40.848, annualised volatility of 55.00%, no expected dividends, risk-free interest rates of 2.70% p.a. and an assumed life of option of between 5.33 and 6.33 years, which is lower than the contractual life of 10.0 years. The number of options expected to vest was modelled taking different scenarios of early exercise into consideration. The implied volatility was determined by recent trading activity of exchange traded options of comparable companies.

The occurring difference in the valuation of CHF 2.76 per option – calculated as difference of the value of an option under the modified plan less the value of an option under the original plan – is expensed over the vesting period of four years. The resulting period expense is added to the expense occurring from the original plan.

The estimated fair value of each stock option granted in the second round is CHF 23.60. This was calculated based on the Black-Scholes model. The model inputs were the share price at grant date of CHF 40.848, exercise price of CHF 40.848, annualised volatility of 65.00%, no expected dividends, risk-free interest rates of 1.70% to 1.90% p.a. and an assumed life of option of between 6.50 and 7.50 years, which is lower than the contractual life of 10.0 years. The number of options expected to vest was modelled taking different scenarios of early exercise into consideration. The implied volatility was determined by recent trading activity of exchange traded options of comparable companies.

The impact of the expense for the stock option plan B (SOB) on the profit and loss of the financial year ending 30 June 2009 is kCHF 1,533 (prior year: kCHF 697). The significant increase is the result of the modification and the second round of grant under the existing plan.

The options granted, forfeited, exercised and outstanding are as follows:

Number of options	2008/2009	2007/2008
Outstanding as of 1 July	157,250	—
Granted	45,964	157,250
Forfeited	-6,290	—
Exercised	—	—

Outstanding as of 30 June	196,924	157,250

Exercisable at 30 June	—	—

The above figures were adjusted to the situation after the share-split (1:10) effective 15 December 2007.

The options outstanding at 30 June 2009 had an exercise price of CHF 40.85 (prior year: CHF 40.85) and a weighted average remaining contractual life of 9.00 years (prior year: 3.42 years, for the original plan).

Nitec Pharma AG

Notes to the Consolidated Financial Statements, continued

For the Years Ended 30 June 2009 and 2008

(in thousands, Swiss Francs, except share and per share amounts)

(13) Development expenses

The vast majority of the development expenses incurred during the financial year 2008/2009 were related to the second phase III clinical trial of Lodotra™ in RA, which was initiated in order to apply for marketing authorisation in the U.S. (the CAPRA-2 trial).

[kCHF]	2008/2009	2007/2008
Test phase development costs	-9,743	-7,967
Registration and filing costs	-899	-579
Various	-611	-455

Total development expenses	-11,253	-9,001

On 27 February 2009 Nitec Group announced that it has completed the recruitment of the 300 target patients for the CAPRA-2 trial. Results are expected to be announced by the end of calendar year 2009.

(14) Employee benefit expense

The increase in employee benefit expense reflects the higher number of full time equivalents (FTE) employed by the Group relative to the prior period, and – as a result – the increase in total salaries, bonuses and expenses for stock options plan B (SOB). In addition stock option plan B was modified as of 1 July 2008 leading to higher costs for the Group (see Note 12 for more details).

[kCHF]	2008/2009	2007/2008
Salaries and bonuses	-4,044	-3,358
Bonus share warrants (BSW) see note (12)	-14	-10
Stock options (SOA) see note (12)	0	0
Stock options (SOB) see note (12)	-1,533	-697
Social security expense
- Statutory expense	-509	-381
- Change in net pension liability	24	-29

Total employee benefit expense	-6,076	-4,475

Number of employees at financial year-end [FTEs]	23.25	19.00

Interest cost arising from the actuarial calculation of the defined benefit plan is recognised in the Employee benefit expense, not in the financial expenses.

Defined contribution plan

Nitec Pharma GmbH – the German subsidiary of the Group – employs the majority of the staff. The post-employment benefits of these employees are covered by a state plan, which qualifies as a defined contribution plan under IAS 19. The contributions made to this state plan amount to kCHF 123 (prior year: kCHF 101).

Nitec Pharma AG

Notes to the Consolidated Financial Statements, continued

For the Years Ended 30 June 2009 and 2008

(in thousands, Swiss Francs, except share and per share amounts)

Defined benefit plan

Nitec Pharma AG operates a defined benefit pension plan with “UWP Sammelstiftung für berufliche Vorsorge” in Switzerland.

Net periodic pension costs during the financial year ending 30 June 2009 amount to kCHF 48 (prior year: kCHF 101).

As of 30 June 2009, an independent actuary has performed the necessary IAS 19-calculations. The calculations resulted in a net pension liability of kCHF 6 as of 30 June 2009 (prior year: kCHF 30).

Changes in obligations

[kCHF]
Present value of obligations as of 30 June 2007	-4
Current employer service cost	-102
Interest cost	-1
Employee contributions	-47
Transfer payments	-426
Actuarial gains/(losses) on obligation	4

Present value of obligations as of 30 June 2008	-576
Current employer service cost	-53
Interest cost	-20
Employee contributions	-48
Transfer payments	-64
Actuarial gains/(losses) on obligation	-27

Present value of obligations as of 30 June 2009	-788

Changes in plan assets

[kCHF]
Fair value of plan assets as of 30 June 2007	4
Expected return on assets	2
Contributions:
- Employer contributions	71
- Employee contributions	47
Transfer payments	426
Actuarial gains/(losses)	10

Fair value of plan assets as of 30 June 2008	560
Expected return on assets	25
Contributions:
- Employer contributions	72
- Employee contributions	48
Transfer payments	64
Actuarial gains/(losses)	-22

Fair value of plan assets as of 30 June 2009	747

Nitec Pharma AG

Notes to the Consolidated Financial Statements, continued

For the Years Ended 30 June 2009 and 2008

(in thousands, Swiss Francs, except share and per share amounts)

The recognition of pension assets is limited to the sum of any cumulative unrecognised net actuarial losses and the present value of any future refunds from the plans or reductions in future contributions to the plan.

The investment possibilities for plan assets under the control of Swiss pension funds are limited to certain investment categories and exposures. Investments in the employer company or its subsidiaries are strongly limited by law.

As the Swiss pension funds are independent from the employer they are self-responsible for the investment management. In any case they have to respect their abilities for carrying and diversifying risk, as well as the legal limits.

For the reporting period the plan assets include neither own financial instruments of the Group nor any property occupied by, or other assets used by, the Group.

Amounts recognised in the income statement

[kCHF]	2008/2009	2007/2008
Current employer service cost	-53	-102
Interest cost (1)	-20	-1
Expected return on plan assets	25	2
Recognition of actuarial (gains)/losses	—	—

Net periodic pension costs	-48	-101

(1)	Recognised in Employee benefit expense

Amounts recognised in the balance sheet

[kCHF]	30 June 2009	30 June 2008
Present value of obligations	-788	-576
Fair value of plan assets	747	560

Deficit in the plan	-41	-16
Unrecognised actuarial (gains)/losses	35	-14

Net pension (liabilities)/assets recognised in the balance sheet	-6	-30

History of experience adjustments

[kCHF]	30 June 2009	30 June 2008	30 June 2007
Present value of obligations	-788	-576	-4
Fair value of plan assets	747	560	4

Deficit in the plan	-41	-16	-0

Experience adjustment on plan assets	-22	10	—
Experience adjustment on plan liabilities	-27	4	—
Actual return on assets	3	12	—

The expected contribution for the financial year 2009/2010 amounts to kCHF 161 (prior year: kCHF 98).

Nitec Pharma AG

Notes to the Consolidated Financial Statements, continued

For the Years Ended 30 June 2009 and 2008

(in thousands, Swiss Francs, except share and per share amounts)

Actuarial assumptions

The principle actuarial assumptions used are as follows:

	2008/2009	2007/2008
Discount rate	3.50%	3.50%
Expected salary increase rate	1.50%	1.50%
Expected pension increase rate	1.00%	1.00%
Expected return on plan assets	4.50%	4.50%

The overall expected rate of return on assets is determined based on the market prices prevailing on that date, applicable to the period over which the obligation is to be settled.

Assumptions regarding the mortality turnover and disability experience are based – like in the prior year – on published statistics (EVK 2000 and BVG 2000).

(15) Administrative expenses

[kCHF]	2008/2009	2007/2008
Premises expense	-226	-206
Maintenance of property, plant, equipment	-149	-75
Vehicle expense	-106	-73
Insurance expense	-100	-37
Expense for capital tax and public charges	-6	-3
Accounting expense	-388	-632
Audit expense	-182	-150
Management consulting expense	-289	-269
Tax & legal consulting expense	-451	-879
Human resources consulting expense	-205	-392
Investors relation expenses	-633	-461
IT expense	-136	-170
Other administrative expense	-249	-191

Total administrative expense	-3,120	-3,538

Administrative expenses decreased owing to lower accounting and tax & legal consulting expenses more than off-setting the increased investor relations and other administrative expenses.

Tax & legal, investors relation and other administrative expenses refer to services rendered by external consultants in the context of negotiations for the closing of equity financing rounds, venture loan financing, the in-licensing of new product candidate TruNoc™, as well as the possible future out-licensing of Lodotra™ in some territories. Accounting expense and miscellaneous administrative expenses decreased relative to prior year, even though business activity and resulting number of transactions to be booked and the complexity of the accounting increased significantly.

All the expensed transactions cost were not directly attributable to equity or loan financing.

Nitec Pharma AG

Notes to the Consolidated Financial Statements, continued

For the Years Ended 30 June 2009 and 2008

(in thousands, Swiss Francs, except share and per share amounts)

(16) Lease

Finance lease

There was no finance lease in 2008/2009 or prior financial years.

Operating lease

Nitec Pharma AG and Nitec Pharma GmbH entered lease contracts in respect of their premises at Reinach BL (Switzerland) and in Mannheim (Germany). These contracts were concluded for a fixed term, which expires on 30 November 2010 (extendable until 31 May 2012) for the Reinach office and on 31 December 2011 for the Mannheim office.

Additionally the Group is lessee in several operating lease contracts such as for company cars and office equipment. All these lease contracts expire not later than 31 October 2012.

Expenses incurred for these operating leases amounted to kCHF 329 in financial year 2008/2009 (prior year: kCHF 164).

The following table shows future minimum lease payments under non-cancellable operating leases:

[kCHF]	30 June 2009	30 June 2008
Lease liabilities
up to 1 year	-291	-152
1 to 5 years	-219	-182
more than 5 years	—	—

Total	-510	-334

(17) Financial income

The September 2008 Kreos Capital III (UK) Ltd. a denominated venture loan is in EUR. Owing to the weakening of the EUR relative to the Swiss Franc during the months of September 2008 – June 2009, the Group recorded a foreign exchange gain in respect of this liability in the reporting period.

[kCHF]	2008/2009	2007/2008
Interest income on cash and cash-equivalents	303	566
Other interest income	0	—
Exchange gain on foreign currency	1,734	108

Total financial income	2,037	674

(18) Financial expenses

A significant part of cash and cash equivalents is held in EUR. Owing to the weakening of the EUR relative to CHF during the months of July 2008 – June 2009, the Group recorded a foreign exchange loss in respect of these assets.

Nitec Pharma AG

Notes to the Consolidated Financial Statements, continued

For the Years Ended 30 June 2009 and 2008

(in thousands, Swiss Francs, except share and per share amounts)

Interest expenses refer to interest payable to Kreos Capital UK (III) Ltd. in respect of the September 2008 venture loan facility (first tranche in the nominal amount of EUR 4 million).

[kCHF]	2008/2009	2007/2008
Interest expenses on debts and borrowings	-798	-1
Bank charges	-21	-10
Decrease/increase of fair value of financial assets/liabilities at fair value through profit and loss	-173	—
Exchange loss on foreign currency	-1,981	-690

Total financial expense	-2,973	-701

As most of the operating costs are incurred in EUR, a proportional part of cash and cash equivalent is held in EUR, in order to minimise the currency exposure.

(19) Income tax expense

[kCHF]	2008/2009	2007/2008
Current income tax	-52	-45

Total income tax expense	-52	-45

Current income tax expense relates only to the German subsidiary.

Nitec Pharma AG has concluded an agreement with the canton of Basel-Landschaft guaranteeing a 100% reduction on state and community taxes for the year in which it was established and for the following six years. If Nitec Pharma AG relocates away from the canton of Basel-Landschaft in 2017 or earlier; it will subsequently be charged taxes on income and capital at 40%. However, as a tax loss carry-forward of kCHF 53,245 can be applied (prior years: kCHF 32,647), the risk of back-tax effectively falling due is deemed to be remote.

As of 30 June 2009 and 2008 no taxable temporary differences existed, which would lead to deferred tax liabilities.

Deferred tax assets due to tax loss carry-forwards of kCHF 53,245 (prior year: kCHF 32,647) would amount to kCHF 4,526 (prior year: kCHF 2,775). Due to the uncertainty surrounding the future results of operations and the uncertainty as to whether Nitec Pharma Group can use the loss carry-forwards for tax purposes, no deferred tax assets have been recognised.

The temporary differences associated with net pension liabilities, for which deferred assets have not been recognised, amount to kCHF 6 (prior year: kCHF 30). The same is true for the temporary differences associated with the amortised cost-calculation of the venture loan liability and the embedded derivatives at fair value in a total amount of kCHF 109 (prior year: n/a).

No deferred taxes have been recognised on bonus share warrants and stock options because the differences resulting from them are qualified as permanent.

Nitec Pharma AG

Notes to the Consolidated Financial Statements, continued

For the Years Ended 30 June 2009 and 2008

(in thousands, Swiss Francs, except share and per share amounts)

The expiry dates of the tax loss carry-forwards are as follows:

[kCHF]	30 June 2009	30 June 2008
Tax loss carry-forwards expiring	—	—
until 2009
in 2010	—	—
in 2011	—	—
in 2012	-3,586	-3,586
in 2013	-3,970	-3,970
in 2014	-6,819	-6,819
in 2015	-18,272	-18,272
in 2016	-20,598	—
Thereafter	—	—
no expiry date	—	—

Total	-53,245	-32,647

The following is a theoretical reconciliation of the income taxes calculated at the tax rate of the parent company to the effective income tax expense:

[kCHF]	2008/2009	2007/2008
Result before taxes	-22,033	-18,707
Tax income at applicable tax rate of the parent company of 8.50% (prior years: 8.50%)	1,873	1,590
Effect of foreign income tax subject to different tax rate and exchange differences	-174	-82
Effect of unrecognised change of deferred tax assets on tax loss carry forwards and other deductible temporary differences (1)	-1,751	-1,553

Effective income tax expense	-52	-45

(1)	Calculated with a rate of the parent company of 8.50% (prior years: 8.50%)

(20) Loss per share

Basic loss per share is calculated by dividing the net loss for the period attributable to ordinary shareholders of the Company by the weighted average number of ordinary shares issued and outstanding during the year.

	2008/2009	2007/2008
Net loss for the period [kCHF]	-22,085	-18,752
Net loss attributable to ordinary equity holders [kCHF]	-4,192	-4,112
Weighted average number of ordinary shares	552,651	550,767
Basic and diluted loss per ordinary share (1) [CHF]	-7.59	-7.47

(1)	Equal to the loss for continuing operations, as there are no discontinuing operations

Nitec Pharma AG

Notes to the Consolidated Financial Statements, continued

For the Years Ended 30 June 2009 and 2008

(in thousands, Swiss Francs, except share and per share amounts)

The above figures were adjusted to the situation after the share-split (1:10) effective 15 December 2007.

For the financial years ending 30 June 2009 and 2008 loss per basic and diluted shares is based on the weighted average number of ordinary shares outstanding and excludes shares to be issued upon the future exercise of stock options or warrants, as they would be anti-dilutive. In case the Group shows a profit in the future, options may have a dilutive effect on the earnings per share.

(21) Related party transactions

[kCHF]	2008/2009	2007/2008
Board of Directors
Short-term Board compensation	63	58
Post employment benefits	2	0
Share-based payment (1)	173	84

Management Board (including multi functions)
Short-term employee benefits (salary and bonus)	1,717	1,404
Post employment benefits	145	121
Other benefits	43	46
Termination benefits	—	—
Share-based payment (1)	1,054	509

Total compensation	3,197	2,222

Board of Directors (number of members as of period-end)	9	8
Management Board (number of members as of period-end)	4	4

Total functions	13	12

Multi functions	3	3

Total headcounts	10	9

(1)	The disclosure of the value of bonus share warrants and stock options granted (share-based payments) takes place in the financial year in which they are recognised according to IFRS 2.

Deutsche Bank, a significant shareholder, advised the Company on the exploration of strategic alternatives and re-charged travel and consulting expenses in a total amount of kCHF 521 (prior year: n/a).

The law firm Vischer LLC, in which Dr. Ludwig (vice chairman of the Board of Directors) is a partner, advises the Company on legal & tax matters and charged a fee totalling kCHF 298 (prior year: kCHF 412) for the reporting period.

Optima group LLC, in which James Audibert (optionee and key consultant) is a owner, advises the Group on business development and charged a fee totalling kCHF 245 (prior year: kCHF 169) for the reporting period.

TVM capital group, a significant shareholder, re-charged travel and consulting expenses in a total amount of kCHF 31 (prior year: n/a).

The Atlas Venture group, a significant shareholder, re-charged travel expenses in a total amount of kCHF 12 (prior year: kCHF 26).

The NGN Capital group, a significant shareholder, (re-)charged travel expenses in a total amount of kCHF 10 (prior year: none).

Nitec Pharma AG

Notes to the Consolidated Financial Statements, continued

For the Years Ended 30 June 2009 and 2008

(in thousands, Swiss Francs, except share and per share amounts)

Global Life Science Venture group, a significant shareholder, re-charged travel expenses in a total amount of kCHF 2 (prior year: kCHF 1).

At the time of the latest Series B round of financing (CHF 24 million) the shareholders of Nitec Pharma AG have concluded a shareholders’ agreement dated 26 September 2008, which supersedes the shareholders’ agreements dated 12/20 August 2004 and 22 March 2007. Nitec Pharma AG is not a party to this agreement. The shareholders agreed on certain procedures and regulations mainly regarding the following matters: conversion of preferred shares into ordinary shares on a one for one basis, anti-dilution regulations and set-up of shareholder committee and redemption of preferred shares.

(22) Contingent liabilities

On 18 August 2008, the Group appointed Deutsche Bank AG, London to act as its exclusive financial adviser in connection with the exploration of strategic alternatives. The Group terminated the engagement on 18 December 2008. The engagement letter specified, inter alia, that Deutsche Bank AG, London would be entitled to a success fee, in the event that at any time prior to the expiration of 12 months after a possible termination of the engagement by the Group, a strategic transaction is agreed or completed. The contingent liability amounts to a potential cash success fee of kEUR 2,500 (equivalent to kCHF 3,750) in minimum. This contingent liability will expire on 17 December 2009.

(23) Segment reporting

Nitec Pharma Group currently operates a single business segment related to its only marketable product: Lodotra™. On its further path of commercialisation of its current product in new markets (such as the US) and for new treatments (such as severe asthma) and the commercialisation of new product candidates (such as TruNoc™) the Group will start operations in new markets.

(24) Going concern

The consolidated financial statements of the Group were prepared on the assumption that Nitec Pharma AG is a going concern and will continue its operations for the foreseeable future. The Group has neither the intention nor the need to liquidate or curtail materially the scale of its operations also in consideration of the approval of Lodotra™ in Europe, the start of its commercialisation in Germany by Merck KGaA, the closing of an exclusive distribution agreement with Mundipharma International Corporation Ltd. in respect of European countries outside of Germany and Austria, the positive results from a second pivotal Phase III trial of Lodotra™ relevant for the possible marketing authorisation in the US, the granting of a EUR 7.5 million venture loan in September 2008 (whereof EUR 4.0 million already received in the financial year 2008/2009) and of the CHF 24.0 million new round of equity financing in October 2008 (whereof CHF 16.0 million already received in the financial year 2008/2009) and the revenues generated by up-front frees, milestones payments, and product sales.

(25) Events after the balance sheet date

These consolidated financial statements for the financial year ending 30 June 2009 reflect events after the balance sheet date until the date of authorisation for issuance.

Lodotra™ regulatory status

Following the recommendation from the German healthcare authorities BfArM to grant European regulatory approval to Lodotra™ for the treatment of Rheumatoid Arthritis, the national authorities of eight European Union countries approved the drug in their respective jurisdictions between March and June 2009. In July 2009 the authorities of Austria and the Netherlands and Finland also granted marketing approval to Lodotra™.

Nitec Pharma AG

Notes to the Consolidated Financial Statements, continued

For the Years Ended 30 June 2009 and 2008

(in thousands, Swiss Francs, except share and per share amounts)

In September 2009 Nitec Pharma Group announced positive top line data from a second Phase III trial of Lodotra™, which was required by the U.S. regulatory authorities (the Food and Drug Administration or “FDA”) in order to obtain marketing authorization in the United States.

New round of financing

In August 2009, following the execution of a joinder agreement signed by all new and existing shareholders, the Company re-opened for the second time the Series B round of financing and raised approximately CHF 2.6 million from three new investors: CD-Venture GmbH, ANMA Venture GmbH and CBI GmbH. On 10 August 2009, upon payment of the nominal value the Extraordinary General Meeting of the shareholders approved the related capital increase and issued 64,691 new series B preferred shares. The Company received the share premium from the above-mentioned capital increase in August 2009.

Venture loan agreement

On 1 July 2009 the Company drew down the EUR 3.5 million second tranche of the EUR 7.5 million loans, which had originally been granted by venture debt provider Kreos Capital III (UK) in September 2008. The first EUR 4.0 million tranche had been drawn in September 2008. The loan bears an annual nominal interest of 11.9% and each of the two tranches is repayable in 36 months.

Other

In August 2009 Karl Nägler resigned from the Board of Directors of Nitec Pharma AG. An Extraordinary General Meeting held on 10 August 2009 by-elected Regina Hodits as new member of the Board of Directors.

These consolidated financial statements for the financial years ending 30 June 2009 were authorised for issuance in accordance with a resolution of the Board of Directors of Nitec Pharma AG on 23 September 2009 and will be submitted to the Annual General Meeting of Nitec Pharma AG for approval on or about 29 October 2009.

Nitec Pharma AG

Interim Unaudited Consolidated Balance Sheets

As of 31 December 2009 and 30 June 2009

(in thousands, Swiss Francs)

[kCHF]	Note	31 December 2009	30 June 2009
		(unaudited)	(audited)
Assets
Current assets
Cash and cash equivalents	(1)	12,614	14,846
Trade receivables	(2)	370	5,484
Other non-financial assets	(3)	2,452	1,652
Inventories	(4)	229	247

Total current assets		15,665	22,229

Non-current assets
Other non-current financial assets		40	40
Property, plant, equipment		837	866
Intangible assets	(5)	897	1,019

Total non-current assets		1,774	1,925

Total assets		17,439	24,154

Liabilities
Current liabilities
Trade and other payables		2,397	2,940
Other current financial liabilities	(9)	4,168	3,041
Other current non-financial liabilities	(8)	1,040	1,315
Current tax liabilities		25	28
Deferred revenue (current portion)		502	502

Total current liabilities		8,132	7,826

Non-current liabilities
Net pension liabilities		2	6
Non-current financial liabilities	(9)	4,019	1,909
Deferred revenue (non-current portion)		6,650	6,901

Total non-current liabilities		10,671	8,816

Equity
Share capital	(11)	298	291
Capital reserves		48,049	45,455
Other reserves		3,096	2,291
Accumulated other comprehensive income		-27	3
Retained earnings/(accumulated loss)		-52,780	-40,528

Total equity		-1,364	7,512

Total equity and liabilities		17,439	24,154

Note:	On July 1, 2009, the Company’s functional currency changed from Swiss Franc (“CHF”) to the Euro. For comparative purposes, the December 31, 2009 period is presented in CHF.

Nitec Pharma AG

Interim Unaudited Consolidated Statement of Comprehensive Income

For the Six Month Period Ended 31 December 2009 and 2008

(in thousands, Swiss Francs)

[kCHF]	Note	YTD 1 Jul 2009 – 31 Dec 2009	YTD 1 Jul 2008 – 31 Dec 2008
		(unaudited)	(unaudited)
Net sales of goods		91	—
Contract revenue		1,710	—

Revenue	(9)	1,801	—

Raw material and consumables used		-15	—
Toll manufacturing and other supply chain cost		-409	-73
Write-down of inventories	(4)	-353	-1,193
Royalties for goods sold		-41	—
Royalties related to contract revenue		-105	—

Cost of sales		-923	-1,266

Gross profit/(loss)		878	-1,266

Other income		—	20
Employee benefit expense	(10)	-3,446	-2,640
Other operating expense
Development expense	(11)	-6,599	-6,417
Administrative expense		-1,318	-1,349
Marketing expense		-867	-565

Operating result before depreciation and amortisation		-11,352	-12,217

Depreciation and amortisation	(5)	-192	-62

Operating result		-11,544	-12,279

Financial income		780	854
Financial expenses		-1,455	-1,849

Result before taxes		-12,219	-13,274

Income tax expense		-33	-23

Net loss for the period		-12,252	-13,297

Basic and diluted loss per ordinary share [CHF]		-4.11	-4.57

Net loss		-12,252	-13,297
Foreign exchange difference (net of tax)		-30	-61
Total comprehensive loss for the period		-12,282	-13,358

Note:	On July 1, 2009, the Company’s functional currency changed from Swiss Franc (“CHF”) to the Euro. For comparative purposes, the December 31, 2009 period is presented in CHF.

Nitec Pharma AG

Interim Unaudited Consolidated Statement of Cash Flows

For the Six Month Period Ended 31 December 2009 and 2008

(in thousands, Swiss Francs)

[kCHF]	Note	1 July 2009 – 31 December 2009	1 July 2008 – 31 December 2008
		(unaudited)	(unaudited)
Result before taxes		-12,219	-13,274

Non-cash adjustments (+/-):
Depreciation and amortisation	(5)	192	62
Write-down of inventories	(4)	353	1,193
Expense for bonus share warrants (BSW)		7	7
Expense for stock options (SOA)		0	0
Expense for stock options (SOB)		798	660
Change in financial instruments (net)	(9)	-245	234
Unrealised foreign exchange difference		9	528
Increase/decrease of net pension liability		-5	-8
Working capital adjustments (+/-):
Decrease/increase of inventories	(4)	-334	63
Decrease of other net working capital		3,250	31
Interest expense		711	250
Interest income		-19	-104
Interest paid		-547	-360
Interest received		19	104
Income taxes paid		-36	-23

Cash flow from operating activities		-8,066	-10,637

Purchase of property, plant, equipment		-14	-148
Purchase of intangible assets		-33	-34

Cash flow from investing activities		-47	-182

Contributions to share capital		7	39
Contributions to capital reserves		2,636	15,963
Costs of capital increase		-42	-230
Proceeds from loans		5,407	5,399
Proceeds from grant of warrants (WTP)		—	1,024
Repayment of loans		-1,737	-582

Cash flow from financing activities		6,271	21,613

Net increase/(decrease) in cash and cash equivalents	(1)	-1,842	10,794

Cash and cash equivalents at beginning of reporting period		14,846	12,114

Net increase/(decrease) in cash and cash equivalents		-1,842	10,794
Foreign exchange difference (net of tax)		-390	-1,040

Cash and cash equivalents at end of reporting period	(1)	12,614	21,868

Note:	On July 1, 2009, the Company’s functional currency changed from Swiss Franc (“CHF”) to the Euro. For comparative purposes, the December 31, 2009 period is presented in CHF.

Nitec Pharma AG

Interim Unaudited Consolidated Statement of Changes in Shareholders’ Equity

(in thousands, Swiss Francs)

[kCHF]	Share capital	Capital reserves	Reserves for BSW (2)	Reserves for SOA (3)	Reserves for SOB (4)	Foreign exchange difference	Retained earnings/ (accum. loss)	Total
			Other reserves
Balance as of 1 July 2008 (audited)	252	29,722	46	1	697	9	-18,443	12,284

Net loss for the period	—	—	—	—	—	—	-13,297	-13,297
Other comprehensive income for the period (net of tax)	—	—	—	—	—	-61	—	-61

Total comprehensive income for the period	—	—	—	—	—	-61	-13,297	-13,358

Expense for BSW (2), SOA (3) and SOB (4)	—	2	7	0	660	—	—	669
Capital increase (1)	39	15,961	—	—	—	—	—	16,000
Costs of capital increase	—	-230	—	—	—	—	—	-230

Balance as of 31 December 2008 (unaudited)	291	45,455	53	1	1357	-52	-31,740	15,365

Balance as of 1 July 2009 (audited)	291	45,455	60	1	2,230	3	-40,528	7,512

Net loss for the period	—	—	—	—	—	—	-12,252	-12,252
Other comprehensive income for the period (net of tax)	—	—	—	—	—	-30	—	-30

Total comprehensive income for the period	—	—	—	—	—	-30	-12,252	-12,282

Expense for BSW (2), SOA (3) and SOB (4)	—	—	7	0	798	—	—	805
Capital increase (1)	7	2,636	—	—	—	—	—	2,643
Costs of capital increase	—	-42	—	—	—	—	—	-42
Balance as of 31 December 2009 (unaudited)	298	48,049	67	1	3,028	-27	-52,780	-1,364

(1)	Re-opening of capital increase on series B shares
(2)	Bonus share warrants
(3)	Stock options (plan A)
(4)	Stock options (plan B)

Note:	On July 1, 2009, the Company’s functional currency changed from Swiss Franc (“CHF”) to the Euro. For comparative purposes, the December 31, 2009 period is presented in CHF.

Nitec Pharma AG

Notes to the unaudited condensed interim consolidated financial statements

(in thousands, Swiss Francs)

Corporate information

These condensed consolidated financial statements for the interim period ending 31 December 2009 were authorised for issuance in accordance with a resolution of the Board of Directors of Nitec Pharma AG on 19 March 2010. After the acquisition of Horizon Pharma Inc., the company has updated its financial statements due to the changes that have occurred after the balance sheet date. Such changes, which are reflected in these consolidated financial statements, were approved by the new board of directors on 12 July 2010.

Nitec Pharma AG (registered in Reinach BL) (“Nitec Pharma” or “the Company”) is a limited company incorporated and domiciled in Switzerland.

Together with its fully-owned subsidiary – Nitec Pharma GmbH – the Company forms a specialty Pharma group (together referred to as “Nitec Pharma Group” or “the Group”).

Summary of significant accounting principles

Basis of presentation

These financial statements are the unaudited interim condensed consolidated financial statements of the Group for the six months ending 31 December 2009. They have been prepared in accordance with International Accounting Standard (IAS) 34 “Interim Financial Reporting”.

The interim condensed consolidated financial statements do not include all the information and disclosures required in annual financial statements, and should be read in conjunction with the Group’s annual financial statements as of 30 June 2009.

The financial statements are presented in thousand Swiss Francs [kCHF] unless otherwise stated. On July 1, 2009, the company’s functional currency changed from the Swiss Franc to the Euro due to the majority of the company’s activities and underlying transactions being denominated in Euro. The effect of this change on the financial statements is accounted for prospectively from the date of change. All figures in this report are rounded to the nearest reported unit. When current year’s figures are compared to previous period the corresponding figures are presented in brackets.

Adoption of new standards

Regarding the financial statements for the six month ending 31 December 2009 the Group has adopted the following new standards and interpretations to existing standards relevant to the Group.

The adoption of these new standards and/or interpretations did not have an impact on the Group’s accounts.

Annual Improvements – Omnibus Changes to many standards (except IFRS 5)

Effective for annual periods beginning on or after mostly 1 January 2009IFRS 7 (Amendment) – Improving Disclosures about Financial Instruments

Effective for annual periods beginning on or after 1 January 2009

IFRS 8 – Operating Segments

Effective for annual periods beginning on or after 1 January 2009

IAS 1 (Revised) – Presentation of Financial Statements

Effective for annual periods beginning on or after 1 January 2009

Nitec Pharma AG

Notes to the unaudited condensed interim consolidated financial statements, continued

(in thousands, Swiss Francs)

IAS 23 (Revised) – Borrowing Costs

Effective for annual periods beginning on or after 1 January 2009

IAS 27 (Amendment) – Consolidated and Separate Financial Statements

Effective for annual periods beginning on or after 1 July 2009

IAS 32 and IAS 1 (Amendments) – Puttable Financial Instruments and Obligations Arising on Liquidation

Effective for annual periods beginning on or after 1 January 2009

Improvements to IFRSs (2009)

Generally effective for annual periods beginning on or after 1 January 2010

IFRS 1 (Amendment) – First-time Adoption of International Financial Reporting Standards

Effective for annual periods beginning on or after 1 July 2010

IFRS 2 (Amendment) – Group Cash-settled Share-based Payment Transactions

Effective for annual periods beginning on or after 1 January 2010

IFRS 9 – Financial Instruments

Effective for annual periods beginning on or after 1 January 2013

IAS 24 (Amendment) – Related Party Disclosures

Effective for annual periods beginning on or after 1 February 2011

IAS 32 (Amendment) – Classification of Rights Issues

Effective for annual periods beginning on or after 1 February 2010

IFRIC 17 – Distribution of Non-Cash Assets to Owners

Effective for annual periods beginning on or after 1 July 2009

IFRIC 18 – Transfer of Assets from Customers

Transfers of assets from customers received on or after 1 July 2009

IFRIC 19 – Extinguishing Financial Liabilities with Equity Instruments

Effective for annual periods beginning on or after 1 February 2010

The Group has not early adopted any other standards, interpretations or amendments that was issued but is not yet effective.

Nitec Pharma AG

Notes to the unaudited condensed interim consolidated financial statements, continued

(in thousands, Swiss Francs)

Change of estimates and significant accounting judgments

As of July 1, 2009, the Group start accruing mandatory rebates on its sales in Germany. In addition, the Group also elected to amortize its intangible assets over its estimated useful life of both its existing license and patent.

Change in accounting policies

The accounting policies adopted in the preparation of the interim condensed consolidated financial statements are consistent with those followed in the preparation of the Group’s Annual Financial Statements 2008/2009 for the year ended 30 June 2009, except from the adoption of new standards and interpretations as noted above.

Effects of changes in the composition of an entity

There are no changes in the composition of the Group such as business combinations, acquisitions and/or disposals of subsidiaries and long-term investments, restructuring and/or discontinued operations.

Seasonality of operations

The operating result is not subject to significant seasonal variations.

Use of estimates and significant accounting judgments

The preparation of consolidated financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires Management to exercise its judgment in the process of applying its accounting policies. Nitec Pharma Group makes estimates and assumptions concerning the future. Areas where assumptions and estimates are significant to the consolidated financial statements are primarily:

Share based payments (bonus share warrants and stock options)

Assumptions are mainly made concerning the vesting probability in relation with service conditions within the existing plans.

In the process of applying the Group’s accounting policies, management has made the following judgments, apart from those involving estimates, which has the most significant effect on the amounts recognised in the financial statements.

Write-down of pre-launch inventory stock

Nitec Group decided to start capitalising the cost of inventories in stock (and in particular the full manufacturing cost of the Lodotra™ tablets) for the first time on 30 June 2008, in consideration of the high likelihood that Lodotra™ might be recommended for approval in the EU in the course of 2008. During the first half of financial year 2008/2009 the EU regulatory authorities did recommend Lodotra™ for approval, however, the same authorities ruled that the authorised “shelf life” of the Lodotra™ tablets should be of only two years, while the Group had anticipated a “shelf life” of three years. As a result, the Group decided to write-off completely the value of the Lodotra™ tablets in stock as of 31 December 2009, which represent the vast majority of the value of the inventories.

Principles of consolidation

The consolidated financial statements include the interim financial statements of Nitec Pharma AG and all subsidiaries where Nitec Pharma AG holds more than 50% of the voting power or which it otherwise controls. These entities are fully consolidated in preparing the consolidated financial statements. In fully consolidating the entities, assets, liabilities and items of income and expense are recognised in full. Assets, liabilities and items of income and expense and profits and losses between consolidated entities are eliminated.

Nitec Pharma AG

Notes to the unaudited condensed interim consolidated financial statements, continued

(in thousands, Swiss Francs)

Inventories

Inventories generally comprise of:

Raw material

Production supplies

Unfinished goods

Finished goods

Inventories are generally capitalised at direct purchase cost for material and/or service processed in the current productions stage (finished and unfinished goods). For production stages including internal cost, direct internal costs are capitalised allocated on the product.

The value of the inventory is measured applying the “first-in first-out” (FIFO) method. If current market prices and/or limited usability of products indicate any impairment, the value of the inventory is written-down to the lower net realisable value.

All raw material and production supply are purchased from third parties. Toll manufacturing and other supply chain services are rendered by third parties within corresponding agreements. These costs are capitalised similarly to the purchase of material.

Revenue recognition

As a result of successful clinical development and European marketing approval of its product candidates, the Group generated in the financial year 2008/2009 for the first time revenues from the launch of its LODOTRA product in the market (in the form of product sales) and from the out-licensing to third parties of its marketing rights (in the form of up-front fees, milestone payments and/or royalties).

Revenue is measured at the fair value of consideration received or receivable and represents amounts receivable, in the normal course of business, and is stated net of any trade discounts, rebates, VAT and other sales related taxes. All revenues from these sales of products are recognised at date of delivery, as defined in the underlying contractual agreements, lying beneath.

Nitec Pharma entered into out-licensing agreements with third parties for the distribution, marketing and sales (to end-customers) of its pharmaceutical products. As a result, the Group already received up-front payments and will receive further payments for licensing fees, milestone receipts on achievement of predetermined events and royalties on the sale of the product. The corresponding revenue is shown as “contract revenue”, as it is based on out-licensing right on making use of the Group’s core products. The revenue arising from these out-licensing agreements is recognised as follows:

Revenue from up-front licensing fees

These revenues consist of payments of non-refundable, up-front license fees. In situations where no further performance obligation exists, revenues are recognised on the earlier of when payments are received or collection is assured. Where continuing involvement is required in the form of technology transfer or technical support, revenues are recognised over the involvement period.

Revenues from milestone receipts

Milestone payments are recognised based on achievement of such milestones, as defined in the relevant agreements.

Nitec Pharma AG

Notes to the unaudited condensed interim consolidated financial statements, continued

(in thousands, Swiss Francs)

Revenues from royalties

Revenues related to royalties are recognised when earned on an accrual basis in accordance with the substance of the relevant agreements.

Cost of sales

Cost of sales includes all cost directly related to the sales of products and out-licensing of distribution, marketing and sales right.

The cost in connection with product sales consists of cost for the material used and cost for processing (toll manufacturing and other supply chain cost). The use of material is charged applying the “first-in first-out” (FIFO) method on capitalised inventory stock.

In addition to the revenues from the sale of goods, the Group generates significant contract revenues from the out-licensing of distribution, marketing and sales rights. As the Group is licensee and/or user of certain patents for producing the product, it has to pay royalties to the ultimate patent owner.

The amount of royalties is measured based on the goods sold and the license income (“contract revenues”).

Development expenses

Development costs primarily include professional fees for clinical and technical development such as intellectual property activities, quality controls and pharmacovigilance. These costs are only capitalised if all of the following criteria are fulfilled:

Technical feasibility

Intention to complete the work for subsequent sale or use

Suitability for sale or use

Proof of future economic benefit

Availability of technical and financial resources for completion of the work

Costs that can be allocated to the work can be reliably measured.

Since the above criteria were not met in either of the financial years, development expenses are charged to profit and loss.

Selected explanatory notes

(1) Cash and cash equivalents

For the purpose of the interim consolidated cash flow statement, cash and cash equivalents are comprised of the following:

[kCHF]	31 December 2009	30 June 2009
	(unaudited)
Cash on hand	2	2
Bank deposits	12,241	12,323
Fixed-term deposits	371	2’318
Cash in transit	—	203

Total cash and cash equivalents	12,614	14,846

Nitec Pharma AG

Notes to the unaudited condensed interim consolidated financial statements, continued

(in thousands, Swiss Francs)

(2) Trade receivables

By the year end contracting was finalised and the client’s stock of product were built-up. These two effects lead to a significant decrease of trade receivables as at interim balance sheet date.

[kCHF]	31 December 2009	30 June 2009
	(unaudited)
Trade receivables from third parties
- From sales of goods	370	3,398
- From contract revenue	—	2,086

Total trade receivables	370	5,484

(3) Other non-financial assets

Other non-financial assets consist mainly of receivable from tax authorities in connection with indirect taxation, mainly VAT.

[kCHF]	31 December 2009	30 June 2009
	(unaudited)
VAT	1,886	1,517
Withholding tax	73	67
Prepaid expenses	493	68

Total other non-financial assets	2,452	1,652

(4) Inventories

[kCHF]	31 December 2009	30 June 2009
	(unaudited)
Raw material	196	229
Production supplies	36	18
Unfinished goods	8	1,193
Finished goods	342	—
Write-down of inventories	-353	-1,193

Total inventories	229	247

Nitec Pharma AG

Notes to the unaudited condensed interim consolidated financial statements, continued

(in thousands, Swiss Francs)

(4) Inventories (continued)

Due to problems which have occurred in the production process a certain batch of bulk tablets did not fulfil the quality criteria and was therefore destroyed. This led to a significant write-down of inventory.

[kCHF]	Six month ending 31 December 2009	Six month ending 31 December 2008
	(unaudited)	(unaudited)
Write-down of inventory of finished goods	-342	—
Write-down of inventory of raw material	-3	—
Write-down of inventory of work in process	-8	-1,193

Total write-down of inventories	-353	-1,193

(5) Intangible assets

In July 2007 Nitec Pharma in-licensed from the German company PAZ GmbH the exclusive worldwide rights in respect of a second molecule, tarenflurbil, for possible use in chronic inflammation and pain indicators, shown as license. In March 2009 Nitec Pharma bought a patent from Sosei R&D Ltd. on a delayed release technology, comparable to the technology used in Lodotra™, protected by law in U.S. and Japan.

The license from PAZ has an estimated useful life of 10 years. For the year ending June 30, 2009 the license was not used and thus, no amortization was recorded. After review of the license, the company is amortizing the license for the period ending December 31, 2009 as it is available for our expected use.

Some of the IT assets were reclassified from IT-hardware to software.

[kCHF]	Patent license and know-how agreement	Patent	Software	Total
Balance as of 30 June 2009	750	146	123	1,019

Cost as of 1 July 2009	833	146	266	1,245
Additions	—		24	24
Disposals	—		—	—
Reclassifications	—		13	13
Currency translation adjustments	—		—	—

Balance as of 31 December 2009	833	146	303	1,282
Accumulated depreciation as of 1 July 2009	-83	—	-143	-226
Additions	-125	-12	-21	-158
Disposals	—		—	—
Reclassifications	—		-1	-1
Currency translation adjustments	—		—	—

Accumulated depreciation as of 31 December 2009	-208	-12	-165	-385

Balance as of 31 December 2009	625	134	138	897

Nitec Pharma AG

Notes to the unaudited condensed interim consolidated financial statements, continued

(in thousands, Swiss Francs)

(6) Other current non-financial liabilities

Other current non-financial liabilities are mainly represented by payables in favour of employees and the German tax authorities.

[kCHF]	31 December 2009	30 June 2009
	(unaudited)
VAT	286	671
Social security payables	46	167
Other non-financial liabilities	9	10
Bonus payments and vacation	699	454
Other accruals	—	13

Total other current non-financial liabilities	1,040	1,315

(7) Other financial liabilities

Interest bearing loan

During the six month ending 31 December 2009 the second tranche of the loan from Kreos Capital III (UK) Ltd. was drawn down.

	Interest-bearing loans and borrowings		Total
[kCHF]	Current portion	Non-current portion
Balance as of 30 June 2009	1,845	1,909	3,754
Additions	1,306	3,924	5,230
Amortisation	-1,498	—	-1,498
Reclassification	1,709	-1,709	—
Currency translation adjustments	-145	-105	-250

Balance as of 31 December 2009	3,217	4,019	7,236
Effective interest rate p.a.	22.06%	22.06%

Other current financial liability

This position consists mainly of the current portion of the Kreos Capital III (UK) Ltd. loan and the carrying value of the embedded “warrant to purchase” (“WTP”).

[kCHF]	31 December 2009	30 June 2009
	(unaudited)
Current portion of interest-bearing loans and borrowings	3,217	1,845
Financial liabilities at fair value through profit or loss (1)	951	1,196

Total other current financial liabilities	4,168	3,041

(1)	As being exercisable at any time

Nitec Pharma AG

Notes to the unaudited condensed interim consolidated financial statements, continued

(in thousands, Swiss Francs)

(8) Shareholders’ equity

Change in capital

The share capital was ordinary increased CHF 6,569.10 through the issuance of 64,691 new series B preferred shares. The ordinary capital increase was approved by the Extraordinary General Meeting of Shareholders on 10 August 2009.

The Company received the share premium (kCHF 2,636) from the above-mentioned capital between 18 and 24 October 2009.

The share capital was further increased by CHF 100.00 during the month of September 2009, owing to the exercise of 1,000 stock bonus share warrants (BSW), without leading to an increase of the capital reserves.

Number of shares

	Ordinary Shares	Series A preferred shares	Series B preferred shares	Total undiluted (issued)	Potential shares from the exercise of				Total fully diluted (5)
					BSW(1)	SOA(2)	SOB(3)	WTP(4)
					Ordinary shares			Ser. B pref. shares
Balance as of 30 June 2008	552,517	1,183,900	783,400	2,519,817	238,090	25,013	157,250	—	2,940,170
Issued/granted	—	—	391,697	391,697	—	—	—	37,224	428,921
Forfeited	—	—	—	—	—	—	—	—	—
Exercised	233	—	—	233	—	-233	—	—	—

Balance as of 31 December 2008 (unaudited)	552,750	1,183,900	1,175,097	2,911,747	238,090	24,780	157,250	37,224	3,369,091
Balance as of 30 June 2009	552,750	1,183,900	1,175,097	2,911,747	238,090	24,780	196,924	37,224	3,408,765
Issued/granted	—	—	64,691	64,691	—	—	10,000	—	64,691
Forfeited	—	—	—	—	—	—	-26,418	—	-26,418
Exercised	1,000	—	—	1,000	-1,000	—	—	—	—

Balance as of 31 December 2009 (unaudited)	553,750	1,183,900	1,239,788	2,977,438	237,090	24,780	180,506	37,224	3,447,038

(1)	Bonus share warrants to be converted into ordinary shares
(2)	Stock options (plan A) to be converted into ordinary shares
(3)	Stock options (plan B) to be converted into ordinary shares
(4)	Warrant to purchase series B preferred shares (or higher category, if existing) in connection with the loan granted by Kreos Capital III (UK), see also note (9)
(5)	As preference shares do participate on the residual capital they are added to the ordinary shares for the purpose of this calculation

All shares have a nominal value of CHF 0.10 each.

Nitec Pharma AG

Notes to the unaudited condensed interim consolidated financial statements, continued

(in thousands, Swiss Francs)

(9) Revenues

Revenues recognized during the first six month of financial year 2009/2010 consisted mostly of upfront fees and milestones received from Mundipharma International Corporation Ltd. following the closing of a Manufacturing and Supply Agreement and of an Exclusive Distribution Agreement in respect of the supply and distribution of Lodotra™ for the European market (excluding Germany and Austria). In addition, Nitec Pharma also recognized during the first six months of financial year 2009/2010 sales of its product, Lodotra™.

(10) Employee benefit expense

The increase in employee benefit expense reflects the higher number of full time equivalents (FTE) employed by the Group relative to the prior period and as a result, the increase in total salaries, bonuses and expenses for stock options.

[kCHF]	Six month ending 31 December 2009 (unaudited)	Six month ending 31 December 2008 (unaudited)
Salaries and bonuses	-2,329	1,773
Bonus share warrants	-7	-7
Stock options	-798	-660
Statutory expense	-317	-208
Change in net pension liabilities	5	8

Total employee benefit expenses	-3,446	-2,640

(11) Development expenses

The vast majority of the development expenses incurred during the first six month of financial year 2009/2010 were related to the second phase III clinical trial of Lodotra™ in RA, which was initiated in order to apply for marketing authorisation in the U.S. (the CAPRA-2 trial).

In addition to RA, Lodotra™ is anticipated for development for the treatment of severe asthma and polymyalgia rheumatica (“PMR”), which appear to follow similar nocturnal circadian cytokine rhythms. Lodotra™ is in a phase IIa open label trial for the treatment of severe asthma, and Nitec Pharma Group is conducting a small trial for the treatment of PMR.

[kCHF]	Six month ending 31 December 2009 (unaudited)	Six month ending 31 December 2008 (unaudited)
Test phase development costs	-5,384	-5,995
Registration and filing costs	-695	-400
Various	-520	-22

Total development expenses	-6,599	-6,417

(12) Related party transactions

The Company received advice and consulting services from various significant shareholders, vice chairman of the Board of Directors and optionee.

Nitec Pharma AG

Notes to the unaudited condensed interim consolidated financial statements, continued

(in thousands, Swiss Francs)

(12) Related party transactions (continued)

For the six month ending 31 December 2009 and 2008, the company received advisory and consulting services from Deutsche Bank, TVM capital group, Atlas venture group and NGN capital group, who are significant shareholders. The Group also used the law firm Vischer LLC, in which Dr. Ludwig (the vice chairman of the Board of Directors) provided the firm legal and tax matters advice and Optima group LLC, in which James Audibert (optionee and key consultant) is a owner, provided advice to the Group on business development.

[kCHF]	Six month ending 31 December 2009 (unaudited)	Six month ending 31 December 2008 (unaudited)
Deutsche Bank	—	521
Vischer LLC	91	201
Optima group	136	109
TVM capital group	4	24
Atlas venture group	5	3
NGN capital group	5	9

Total related party transaction	241	867

(13) Contingent liabilities

On 18 August 2008, the Group appointed Deutsche Bank AG, London to act as its exclusive financial adviser in connection with the exploration of strategic alternatives. The Group terminated the engagement on 18 December 2008. The engagement letter specified, inter alia, that Deutsche Bank AG, London would be entitled to a success fee, in the event that at any time prior to the expiration of 12 months after a possible termination of the engagement by the Group, a strategic transaction is agreed or completed. The contingent liability amounts to a potential cash success fee of kEUR 2,500 (equivalent to kCHF 3,750) in minimum. This contingent liability expired on 17 December 2009.

(14) Segment reporting

Nitec Pharma Group currently operates a single segment related to its only marketable product: Lodotra™. On its further path of commercialisation of its current product in new markets (such as the US) and for new treatments (such as severe asthma) and the commercialisation of new product candidates (such as TruNoc™) the Group will start operations in new markets.

(15) Events after the balance sheet date

These condensed consolidated financial statements for the first six months ending 31 December 2009 reflect events after the balance sheet date until the date of authorisation for issuance.

On 1 April 2010, pursuant to a share exchange agreement, Horizon Pharma, Inc. completed the acquisition of Nitec Pharma AG. Under the terms of the share exchange agreement and recapitalization (together, “the Transactions”), all existing shares of common and preferred stock of Nitec and Horizon Therapeutics, Inc. were exchanged for shares of common stock and convertible Series A preferred stock of the parent holding company, Horizon Pharma, Inc. Following the completion of the Transactions, the former shareholders of Nitec and Horizon Therapeutics owned 49% and 51%, respectively, of Horizon Pharma, Inc. on a fully diluted basis. In connection with the Transactions, Nitec Pharma AG changed its name to Horizon Pharma AG.

Nitec Pharma AG

Notes to the unaudited condensed interim consolidated financial statements, continued

(in thousands, Swiss Francs)

(15) Events after the balance sheet date (continued)

In connection with the Transactions, on 1 April 2010, the Company amended its EUR 7.5M loan facility with Kreos Capital III (UK) Limited. The Company pays accrued interest only on the outstanding principal balance of the loan amounting to EUR 50,000 per calendar month, beginning 1 May 2010 through 31 December 2010. Thereafter, 35 equal monthly payments of EUR 184,000, consisting of principal and interest.

Also in connection with the Transactions, Horizon Pharma Inc., Horizon Pharma USA, and Horizon Pharma AG entered into a Loan and Security Agreement with two financial institutions allowing borrowings of up to $12 million at 12.9% interest rate, an initial loan commitment fee of $120,000, end of loan fee of 1% of the principal borrowed and loan prepayments of $466,622. The first loan of $7,000,000 was advanced on April 1, 2010 with thirty-four remaining equal monthly payments of $233,311 for principal and interest.

             Shares

Common Stock

Prospectus

Jefferies & Company	Piper Jaffray

JMP Securities	Lazard Capital Markets

                    , 2010

Part II

Information not Required in Prospectus

Item 13. Other expenses of issuance and distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, paid or payable by us in connection with the sale of the common stock being registered. All amounts shown are estimates except for the Securities and Exchange Commission, or SEC, registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the listing fee for The NASDAQ Global Market.

Amount Paid or to be Paid
SEC registration fee		$6,150
FINRA filing fee		9,125
The NASDAQ Global Market listing fee		125,000
Blue sky qualification fees and expenses		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees and expenses		*
Miscellaneous expenses		*

Total	$	*

*	to be provided by amendment

Item 14. Indemnification of directors and officers.

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. Our amended and restated certificate of incorporation and amended and restated bylaws, each of which will become effective upon the completion of this offering, provide for the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	transaction from which the director derives an improper personal benefit;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares; or

•	breach of a director’s duty of loyalty to the corporation or its stockholders.

Our amended and restated certificate of incorporation and amended and restated bylaws include such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by us upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by us.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the Delaware General Corporation Law, we have entered into indemnity agreements with each of our directors and executive officers, that require us to indemnify such persons against any and all expenses (including attorneys’ fees), witness fees, damages, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any action, suit or proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director, an officer or an employee of Horizon or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, or otherwise.

We have entered into an underwriting agreement which provides that the underwriters are obligated, under some circumstances, to indemnify our directors, officers and controlling persons against specified liabilities, including liabilities under the Securities Act.

Reference is made to the following documents filed as exhibits to this registration statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit Document	Number
Form of Underwriting Agreement.	1.1
Form of Amended and Restated Certificate of Incorporation to be effective upon completion of this offering.	3.3
Form of Amended and Restated Bylaws to be effective upon completion of this offering.	3.5
Form of Indemnity Agreement.	10.1

Item 15. Recent sales of unregistered securities.

The following list sets forth information regarding all securities sold by us in the three years preceding the filing of this Registration Statement:

(1)	In December 2007, Horizon Pharma USA, Inc. entered into a loan and security agreement with Comerica Bank, or Comerica, and Hercules Technology Growth Capital, Inc., or Hercules, pursuant to which it issued warrants to purchase 38,959 shares of its Series C preferred stock, with an initial exercise price of $14.22 per share. In April 2010, in connection with our recapitalization, these warrants became exercisable for 51,813 shares of our Series A preferred stock at an exercise price of $10.692 per share. Upon completion of this offering, these warrants will become exercisable for 51,813 shares of common stock at an exercise price of $10.692 per share.

(2)	In July 2007, Horizon Pharma USA entered into a Series C Preferred Stock Purchase Agreement pursuant to which it issued and sold to accredited investors an aggregate of 2,109,706 shares of Series C preferred stock at a purchase price of $14.22 per share, for net proceeds of approximately $29.9 million. Of these 2,109,706 shares of Series C preferred stock issued, 17,580 shares were converted into Special preferred stock of Horizon Pharma USA in connection with the Series D financing described below. The remaining 2,092,126 shares of Series C preferred stock were converted into 2,782,448 shares of our Series A preferred stock, 555,080 shares of which are currently held in escrow, in connection with our recapitalization. Upon completion of this offering, those shares of Series A preferred stock will convert into an equal number of shares of our common stock. All of the 17,580 shares of Special preferred stock were converted into an equal number of shares of our common stock in connection with the recapitalization.

(3)	Between October 2008 and November 2009, Horizon Pharma USA sold $17.0 million in aggregate principal amount of convertible promissory notes, or the bridge notes, and issued warrants, or the bridge warrants, exercisable for shares of Horizon Pharma USA’s capital stock to accredited investors in four tranches. The bridge notes accrued interest at 8% per year and were convertible into shares of Horizon Pharma USA’s preferred stock in the event Horizon Pharma USA completed a preferred stock financing of at least $25.0 million, or convertible in the event of the sale of Horizon Pharma USA or in certain other circumstances. The bridge warrants were exercisable for a number of shares of capital stock of Horizon Pharma USA determined based on the number and type of shares into which the bridge notes were to be converted, with an initial exercise price of $5.201 per share. In connection with the Series D financing described below, the bridge notes converted into an aggregate of 3,440,463 shares of Series D preferred stock of Horizon Pharma USA and the bridge warrants became exercisable for an aggregate of 490,290 shares of Series D preferred stock of Horizon Pharma USA. These shares were converted into 3,440,463 shares of our Series A preferred stock, 686,349 shares of which are currently held in escrow, in connection with the recapitalization. In April 2010, in connection with our recapitalization, the bridge warrants became exercisable for 490,290 shares of our Series A preferred stock at an exercise price of $5.201 per share. Upon completion of this offering, these warrants will become exercisable for 490,290 shares of common stock at an exercise price of $10.692 per share.

(4)	In November 2008, as consideration for increasing the loan amount under the loan and security agreement with Comerica and Hercules, Horizon Pharma USA issued warrants to purchase shares of its Series C preferred stock, with an initial exercise price of $14.22 per share. In April 2010, in connection with our recapitalization, these warrants became exercisable for an aggregate of 10,363 shares of our Series A preferred stock at an exercise price of $10.692 per share. Upon completion of this offering, these warrants will become exercisable for 10,363 shares of common stock at an exercise price of $10.692 per share.

(5)	In December 2009, Horizon Pharma USA entered into a Series D Preferred Stock Purchase Agreement pursuant to which it issued and sold to accredited investors, in a series of closings between December 2009 and January 2010, an aggregate of 4,978,674 shares of Series D preferred stock at a purchase price of $5.201 per share, for net proceeds of approximately $25.8 million. Of these 4,978,674 shares of Series D preferred stock issued, 3,440,463 shares were issued pursuant to the conversion of the bridge notes. All of the 4,978,674 shares of Series D preferred stock were converted into an equal number of shares of our Series A preferred stock, 993,211 shares of which are currently held in escrow, in connection with our recapitalization. Upon completion of this offering, these shares will convert into 4,978,674 shares of common stock.

(6)

In April 2010, we completed our recapitalization and acquired Nitec Pharma AG, or Nitec (now Horizon Pharma AG), pursuant to a Share Exchange Agreement with Nitec, Horizon Pharma USA, Horizon MergerSub, Inc., the shareholders of Nitec and their representative and certain stockholders of Horizon Pharma USA and their representative. In connection with the Nitec acquisition, we issued an aggregate of 2,035,494 shares of our common stock and an aggregate of 11,211,413 shares of our Series A preferred stock to Nitec shareholders in exchange for all of the capital stock of Nitec. In connection with our recapitalization, we issued an aggregate of 1,503,089 shares of our common stock and an aggregate of 11,239,887 shares of our Series A preferred stock to Horizon Pharma USA stockholders upon conversion of all outstanding shares of capital stock of Horizon Pharma USA. Upon completion of this offering, these shares will represent 25,989,883 shares of common stock.

(7)	In April 2010, and concurrently with the recapitalization and Nitec acquisition, we entered into a Series B Preferred Stock and Subordinated Convertible Note Purchase Agreement pursuant to which we issued and sold to accredited investors, in a first closing, an aggregate of 2,510,040 shares of our Series B preferred stock at a purchase price of $7.968 per share, for aggregate consideration of approximately $20.0 million. Upon completion of this offering, these shares will convert into 2,510,040 shares of common stock.

(8)	In April 2010, we issued a warrant to Kreos Capital III (UK) Limited, or Kreos, to purchase 118,496 shares of our Series A preferred stock at an initial exercise price of $0.01 per share, pursuant to a loan facility Nitec originally entered into with Kreos and which was subsequently amended in connection with the recapitalization and Nitec acquisition. Upon completion of this offering, the warrant will become exercisable for an aggregate of 118,496 shares of our common stock at an exercise price equal to $0.01 per share.

(9)	In April 2010, in connection with a loan and security agreement we entered into with Silicon Valley Bank, Kreos, Horizon Pharma USA and Horizon Pharma AG, we issued a warrant to each of Silicon Valley Bank and Kreos to purchase 75,301 shares of our Series B preferred stock at an initial exercise price of $0.01 per share. Upon completion of this offering, the warrants will become exercisable for an aggregate of 150,602 shares of our common stock at an exercise price equal to $0.01 per share.

(10)	In July 2010, pursuant to the Series B Preferred Stock and Subordinated Convertible Note Purchase Agreement we issued $10.0 million in aggregate principal amount of convertible promissory notes, or the 2010 notes, to accredited investors. The 2010 notes accrue interest at 10% per year. In the event the 2010 notes are not converted into shares of our Series B preferred stock or new equity securities prior to the completion of this offering, then the 2010 notes may be converted into 1,271,520 shares of common stock upon completion of this offering at the lesser of (i) the price per share to the public of our common stock sold in this offering or (ii) $7.968.

(11)	From January 1, 2007 to June 30, 2010, we, along with Horizon Pharma USA, granted stock options under our 2005 Stock Plan to purchase 3,145,866 shares of common stock (net of expirations and cancellations) to our employees, directors and consultants, having exercise prices ranging from $2.19 to $12.14 per share. Of these, no options to purchase shares of common stock have been exercised through June 30, 2010.

The offers, sales and issuances of the securities described in paragraphs (1), (2), (3), (4), (5), (7), (8), (9) and (10) were deemed to be exempt from registration under the Securities Act in reliance on Rule 506 of Regulation D in that the issuance of securities to the accredited investors did not involve a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited investor under Rule 501 of Regulation D.

The offers, sales and issuances of the securities described in paragraph (6) were deemed to be exempt from registration under the Securities Act in reliance on Rule 506 of Regulation D in that the issuance of securities to the accredited investors did not involve a public offering and Regulation S in that the issuance of securities to non-U.S. persons were made pursuant to an offshore transaction, and no directed selling efforts were made in the United States. Each of the recipients of securities in these transactions was an accredited investor under Rule 501 of Regulation D who acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof, or a non-U.S. person under Rule 902 of Regulation S. Appropriate legends were affixed to the securities issued in the transaction.

The offers, sales and issuances of the securities described in paragraph (11) were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 in that the transactions were under compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of such securities were our employees, directors or bona fide consultants and received the securities under our 2005 Stock Plan. Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about us.

Item 16. Exhibits and financial statement schedules.

(a) Exhibits.

Exhibit Number	Description of Document
1.1†	Form of Underwriting Agreement.

2.1(1)	Share Exchange Agreement, dated April 1, 2010, among the Registrant, Nitec Pharma AG, Horizon Therapeutics, Inc., Horizon MergerSub, Inc., the shareholders of Nitec Pharma AG and their representative and certain stockholders of Horizon Therapeutics, Inc. and their representative.

3.1(1)	Amended and Restated Certificate of Incorporation, as currently in effect.

3.2(1)	Certificate of Amendment to Amended and Restated Certificate of Incorporation, as currently in effect.

3.3†	Form of Amended and Restated Certificate of Incorporation to be effective upon completion of this offering.

3.4(1)	Bylaws, as currently in effect.

3.5†	Form of Amended and Restated Bylaws to be effective upon completion of this offering.

4.1†	Form of Common Stock Certificate.

4.2(1)	Form of Warrant issued by Registrant to bridge financing investors.

4.3(1)	Warrant issued by Registrant on December 18, 2007 to Comerica Bank.

4.4(1)	Warrant issued by Registrant on December 18, 2007 to Hercules Technology Growth Capital, Inc.

4.5(1)	Warrant issued by Registrant on November 21, 2008 to Comerica Bank.

4.6(1)	Warrant issued by Registrant on November 21, 2008 to Hercules Technology Growth Capital, Inc.

4.7(1)	Warrant issued by Registrant on April 1, 2010 to Kreos Capital III Limited.

4.8(1)	Warrant issued by Registrant on April 1, 2010 to Kreos Capital III Limited.

4.9(1)	Warrant issued by Registrant on April 1, 2010 to Silicon Valley Bank.

5.1†	Opinion of Cooley LLP.

10.1(1)	Form of Indemnity Agreement.

10.2+(1)	2005 Stock Plan and Form of Stock Option Agreement thereunder.

10.3+†	2010 Equity Incentive Plan and Form of Stock Option Agreement thereunder.

10.4+†	2010 Employee Stock Purchase Plan and Form of Offering Document thereunder.

10.5(1)	Loan and Security Agreement, dated April 1, 2010, among the Registrant, Horizon Pharma AG, Kreos Capital III (UK) Limited and Silicon Valley Bank.

10.6(1)	Agreement for the Provision of a Loan Facility of up to Euro 7,500,000, dated August 15, 2008, by and between Horizon Pharma AG and Kreos Capital III (UK) Limited.

10.7*(1)	First Amendment to Agreement for the Provision of a Loan Facility of up to Euro 7,500,000, dated April 1, 2010, by and between Horizon Pharma AG and Kreos Capital III (UK) Limited.

10.8*(1)	Development and License Agreement, dated August 20, 2004, by and among Horizon Pharma AG, Jagotec AG and SkyePharma AG.

10.9*(1)	Amendment to Development and License Agreement, dated August 3, 2007, by and among Horizon Pharma AG, Jagotec AG and SkyePharma AG.

10.10*(1)	Manufacturing and Supply Agreement, dated August 3, 2007, by and between Horizon Pharma AG and Jagotec AG.

Exhibit Number	Description of Document
10.11*(1)	Technology Transfer Agreement, dated August 2, 2004, by and among Horizon Pharma AG, Horizon Pharma GmbH and Merck KgaA.

10.12*(1)	Transfer, License and Supply Agreement, dated December 19, 2006, by and among Horizon Pharma AG, Horizon Pharma GmbH and Merck Serono GmbH.

10.13*(1)	Amendment to Transfer, License and Supply Agreement, dated December 17, 2008, by and among Horizon Pharma AG, Horizon Pharma GmbH and Merck Serono GmbH.

10.14*(1)	Transfer, License and Supply Agreement, dated March 26, 2009, by and among Horizon Pharma AG, Horizon Pharma GmbH and Merck GesmbH.

10.15+(1)	Form of Employee Proprietary Information and Inventions Agreement.

10.16*(1)	Manufacturing and Supply Agreement, dated March 24, 2009, by and between Horizon Pharma AG and Mundipharma Medical Company.

10.17*(1)	Exclusive Distribution Agreement, dated March 24, 2009, by and between Horizon Pharma AG and Mundipharma International Corporation Limited.

10.18(1)	Amendment to Exclusive Distribution Agreement, dated July 7, 2009 by and between Horizon Pharma AG and Mundipharma International Corporation Limited.

10.19*(1)	Technical Transfer Agreement, dated November 9, 2009, by and between Horizon Pharma USA, Inc. and sanofi-aventis U.S. LLC.

10.20*(1)	Sublease, dated April 21, 2009, by and between Horizon Pharma USA, Inc. and Advanced Personnel, Inc., as amended.

10.21*(1)	Lease Agreement, dated December 22, 2004, by and between Horizon Pharma GmbH and Alters- und Hinterbliebenen-Versorgungsstelle der Technischen Überwachungsvereine der VvaG, Essen FRG regarding Josef-Meyer-Str. 13-15, Mannheim FRG, and amendments thereto.

10.22+(1)	Amended and Restated Executive Employment Agreement, dated July 27, 2010, by and between Horizon Pharma, Inc., Horizon Pharma USA, Inc. and Timothy P. Walbert.

10.23+(1)	Amended and Restated Executive Employment Agreement, dated July 27, 2010, by and between Horizon Pharma, Inc., Horizon Pharma USA, Inc. and Robert J. De Vaere.

10.24+(1)	Amended and Restated Executive Employment Agreement, dated July 27, 2010, by and between Horizon Pharma, Inc., Horizon Pharma USA, Inc. and Jeffrey W. Sherman, M.D. FACP.

10.25*(1)	Packaging and Supply Agreement, dated September 29, 2008, by and between Horizon Pharma AG and Catalent Schorndorf GmbH.

10.26*(1)	Master Services Agreement, dated September 11, 2008, by and between Horizon Pharma USA, Inc. and Pharmaceutics International, Inc.

10.27+(1)	Severance Benefit Plan.

10.28+†	Non-Employee Director Compensation Policy.

21.1(1)	Subsidiaries of the Registrant.

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2	Consent of Ernst & Young Ltd, independent registered public accounting firm.

23.3	Consent of Cooley LLP. Reference is made to Exhibit 5.1.

24.1(1)	Power of Attorney.

24.2	Power of Attorney. Reference is made to the signature page hereto.

†	To be filed by amendment.
+	Indicates management contract or compensatory plan.
*	Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.
(1)	Previously filed.

(b) Financial statement schedule.

No financial statement schedules are provided because the information called for is not required or is shown either in the consolidated financial statements or notes.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, or the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 16th day of September, 2010.

HORIZON PHARMA, INC.

By:	/s/ TIMOTHY P. WALBERT
Timothy P. Walbert
Chief Executive Officer

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below (other than by power of attorney) constitutes and appoints Timothy P. Walbert and Robert J. De Vaere, and each of them, as his true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him and in his name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ TIMOTHY P. WALBERT Timothy P. Walbert	Chairman, President and Chief Executive Officer (Principal Executive Officer)	September 16, 2010

/s/ ROBERT J. DE VAERE Robert J. De Vaere	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	September 16, 2010

/s/ JEFFREY BIRD, M.D., PH.D.* Jeffrey Bird, M.D., Ph.D.	Director	September 16, 2010

/s/ HUBERT BIRNER, PH.D.* Hubert Birner, Ph.D.	Director	September 16, 2010

/s/ LOUIS C. BOCK* Louis C. Bock	Director	September 16, 2010

/s/ JEAN-FRANÇOIS FORMELA, M.D. Jean-François Formela, M.D.	Director	September 16, 2010

/s/ JEFF HIMAWAN, PH.D.* Jeff Himawan, Ph.D.	Director	September 16, 2010

/s/ PETER JOHANN* Peter Johann, Ph.D.	Director	September 16, 2010

* Pursuant to Power of Attorney

BY:	/s/ TIMOTHY P. WALBERT
Timothy P. Walbert
Attorney-in-Fact

Exhibit Index

Exhibit Number	Description of Document
1.1†	Form of Underwriting Agreement.

2.1(1)	Share Exchange Agreement, dated April 1, 2010, among the Registrant, Nitec Pharma AG, Horizon Therapeutics, Inc., Horizon MergerSub, Inc., the shareholders of Nitec Pharma AG and their representative and certain stockholders of Horizon Therapeutics, Inc. and their representative.

3.1(1)	Amended and Restated Certificate of Incorporation, as currently in effect.

3.2(1)	Certificate of Amendment to Amended and Restated Certificate of Incorporation, as currently in effect.

3.3†	Form of Amended and Restated Certificate of Incorporation to be effective upon completion of this offering.

3.4(1)	Bylaws, as currently in effect.

3.5†	Form of Amended and Restated Bylaws to be effective upon completion of this offering.

4.1†	Form of Common Stock Certificate.

4.2(1)	Form of Warrant issued by Registrant to bridge financing investors.

4.3(1)	Warrant issued by Registrant on December 18, 2007 to Comerica Bank.

4.4(1)	Warrant issued by Registrant on December 18, 2007 to Hercules Technology Growth Capital, Inc.

4.5(1)	Warrant issued by Registrant on November 21, 2008 to Comerica Bank.

4.6(1)	Warrant issued by Registrant on November 21, 2008 to Hercules Technology Growth Capital, Inc.

4.7(1)	Warrant issued by Registrant on April 1, 2010 to Kreos Capital III Limited.

4.8(1)	Warrant issued by Registrant on April 1, 2010 to Kreos Capital III Limited.

4.9(1)	Warrant issued by Registrant on April 1, 2010 to Silicon Valley Bank.

5.1†	Opinion of Cooley LLP.

10.1(1)	Form of Indemnity Agreement.

10.2+(1)	2005 Stock Plan and Form of Stock Option Agreement thereunder.

10.3+†	2010 Equity Incentive Plan and Form of Stock Option Agreement thereunder.

10.4+†	2010 Employee Stock Purchase Plan and Form of Offering Document thereunder.

10.5(1)	Loan and Security Agreement, dated April 1, 2010, among the Registrant, Horizon Pharma AG, Kreos Capital III (UK) Limited and Silicon Valley Bank.

10.6(1)	Agreement for the Provision of a Loan Facility of up to Euro 7,500,000, dated August 15, 2008, by and between Horizon Pharma AG and Kreos Capital III (UK) Limited.

10.7*(1)	First Amendment to Agreement for the Provision of a Loan Facility of up to Euro 7,500,000, dated April 1, 2010, by and between Horizon Pharma AG and Kreos Capital III (UK) Limited.

10.8*(1)	Development and License Agreement, dated August 20, 2004, by and among Horizon Pharma AG, Jagotec AG and SkyePharma AG.

10.9*(1)	Amendment to Development and License Agreement, dated August 3, 2007, by and among Horizon Pharma AG, Jagotec AG and SkyePharma AG.

10.10*(1)	Manufacturing and Supply Agreement, dated August 3, 2007, by and between Horizon Pharma AG and Jagotec AG.

Exhibit Number	Description of Document
10.11*(1)	Technology Transfer Agreement, dated August 2, 2004, by and among Horizon Pharma AG, Horizon Pharma GmbH and Merck KgaA.

10.12*(1)	Transfer, License and Supply Agreement, dated December 19, 2006, by and among Horizon Pharma AG, Horizon Pharma GmbH and Merck Serono GmbH.

10.13*(1)	Amendment to Transfer, License and Supply Agreement, dated December 17, 2008, by and among Horizon Pharma AG, Horizon Pharma GmbH and Merck Serono GmbH.

10.14*(1)	Transfer, License and Supply Agreement, dated March 26, 2009, by and among Horizon Pharma AG, Horizon Pharma GmbH and Merck GesmbH.

10.15+(1)	Form of Employee Proprietary Information and Inventions Agreement.

10.16*(1)	Manufacturing and Supply Agreement, dated March 24, 2009, by and between Horizon Pharma AG and Mundipharma Medical Company.

10.17*(1)	Exclusive Distribution Agreement, dated March 24, 2009, by and between Horizon Pharma AG and Mundipharma International Corporation Limited.

10.18(1)	Amendment to Exclusive Distribution Agreement, dated July 7, 2009 by and between Horizon Pharma AG and Mundipharma International Corporation Limited.

10.19*(1)	Technical Transfer Agreement, dated November 9, 2009, by and between Horizon Pharma USA, Inc. and sanofi-aventis U.S. LLC.

10.20*(1)	Sublease, dated April 21, 2009, by and between Horizon Pharma USA, Inc. and Advanced Personnel, Inc., as amended.

10.21*(1)	Lease Agreement, dated December 22, 2004, by and between Horizon Pharma GmbH and Alters- und Hinterbliebenen-Versorgungsstelle der Technischen Überwachungsvereine der VvaG, Essen FRG regarding Josef-Meyer-Str. 13-15, Mannheim FRG, and amendments thereto.

10.22+(1)	Amended and Restated Executive Employment Agreement, dated July 27, 2010, by and between Horizon Pharma, Inc., Horizon Pharma USA, Inc. and Timothy P. Walbert.

10.23+(1)	Amended and Restated Executive Employment Agreement, dated July 27, 2010, by and between Horizon Pharma, Inc., Horizon Pharma USA, Inc. and Robert J. De Vaere.

10.24+(1)	Amended and Restated Executive Employment Agreement, dated July 27, 2010, by and between Horizon Pharma, Inc., Horizon Pharma USA, Inc. and Jeffrey W. Sherman, M.D. FACP.

10.25*(1)	Packaging and Supply Agreement, dated September 29, 2008, by and between Horizon Pharma AG and Catalent Schorndorf GmbH.

10.26*(1)	Master Services Agreement, dated September 11, 2008, by and between Horizon Pharma USA, Inc. and Pharmaceutics International, Inc.

10.27+(1)	Severance Benefit Plan.

10.28+†	Non-Employee Director Compensation Policy.

21.1(1)	Subsidiaries of the Registrant.

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2	Consent of Ernst & Young Ltd, independent registered public accounting firm.

23.3	Consent of Cooley LLP. Reference is made to Exhibit 5.1.

24.1(1)	Power of Attorney.

24.7	Power of Attorney. Reference is made to the signature page hereto.

†	To be filed by amendment.
+	Indicates management contract or compensatory plan.
*	Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.
(1)	Previously filed.